As filed with the Securities and Exchange Commission on October 15, 2013

Registration No. 333-191459

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.2 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Qunar Cayman Islands Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	4700	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17th Floor, Viva Plaza, Building 18, Yard 29,

Suzhou Street, Haidian District

Beijing 100080

The People’s Republic of China

+86 10 5760 3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, Suite 4D

New York, NY10017

+1 212 750 6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Li He, Esq. Davis Polk & Wardwell LLP 2201 China World Office 2 1 Jian Guo Men Wai Avenue Chao Yang District Beijing 100004, China +86 10-8567-5000	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong +852 2514-7600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1) (2)	Amount Of Registration Fee(4)
Class B Ordinary shares, par value US$0.001 per share(3)	US$125,000,000	US$17,050

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes Class B ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States. Also includes Class B ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option.
(3)	American depositary shares issuable upon deposit of the Class B ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 to be filed with the Commission (Registration No. 333- ). Each American depositary share represents Class B ordinary shares.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued                     , 2013

                     American Depositary Shares

Qunar Cayman Islands Limited

Representing                      Class B Ordinary Shares

This is the initial public offering of American depositary shares, or ADSs, of Qunar Cayman Islands Limited. We are offering              ADSs. Each ADS represents              Class B ordinary shares, par value US$0.001 per share, of us.

Prior to this offering, there has been no public market for the ADSs or our Class B ordinary shares. We anticipate that the initial public offering price of the ADSs will be between US$             and US$             per ADS.

Upon the completion of this offering, 303,344,804 Class A ordinary shares and              Class B ordinary shares of our company will be issued and outstanding, assuming that the underwriters do not exercise their over-allotment option to purchase additional ADSs. Each Class A ordinary share will be entitled to three votes and each Class B ordinary share will be entitled to one vote on all matters subject to shareholder vote. Upon completion of this offering, Baidu Holdings Limited, our controlling shareholder, will hold 185,202,519 Class A ordinary shares, which will represent         % of our aggregate voting power, assuming that the underwriters do not exercise their over-allotment option to purchase additional ADSs.

We have applied to have the ADSs listed on the New York Stock Exchange, or NYSE, under the symbol “QUNR.”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and Section 3(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 14 of this prospectus.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company

Per ADS	US$	US$	US$
Total	US$	US$	US$

We have granted the underwriters the right to purchase up to              additional ADSs at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment in U.S. dollars on                     , 2013.

Goldman Sachs (Asia) L.L.C.	Deutsche Bank Securities

Stifel

Pacific Crest Securities	China Renaissance Securities (Hong Kong) Limited

Prospectus dated                     , 2013

Travel

Highest rated hostel in Lijiang?

Cheapest ticket from Shanghai to Hawaii tomorrow?

Change my upcoming **Xi'an itinerary** on mobile?

Best route for a 15-day California road trip?

Day tour to the Great Wall that's worth my money?

Photos from others for **travel ideas**?

200+ million people use the Qunar platform[1]

No.1 in China[2]

Traveling smart

去哪儿?

Qunar.Com

聪 明 你 的 旅 行

CKG
XMN
LAS
HGH
LGA DCA
LAD
EWR
LHR
STN
LGW
LTN
CTU
LIS
OPO
CAN
RTM
ZRN
TXL
AMS
DMK
PEK
CTU
ICN
GMP NRT
HND

[1] In the 12-month period ended June 30,2013.

Search
Book
Plan
Experience
Dream
Share

100+ million downloads of Qunar mobile apps[1]

No.1 in China[2]

Traveling smart

去哪儿?
Qunar.Com
聪 明 你 的 旅 行

[1] As of June 30,2013, according to iResearch.
[2] According to an online travel user survey conducted by CNNIC in September 2012, Qunar's mobile travel application was quoted as the most frequently used one by respondents.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ADS.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who came into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Except where the context otherwise indicates and for the purpose of this prospectus only:

•	“ADSs” refers to our American depositary shares, each of which represents Class B ordinary shares, and “ADRs” refers to the American depositary receipts that evidence our ADSs;

•	“active mobile users” refers to mobile users who accessed our mobile platform on three or more different days in the preceding 12-month period as of any given date;

•	“active web users” refers to web users who accessed our website on three or more different days in the preceding 12-month period as of any given date;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus, Hong Kong, Macau and Taiwan;

•	“mobile users” refers to users who accessed our mobile platform in the preceding 12-month period as of any given date, each being identified by a unique serial number of the user’s mobile device;

•

“monthly unique visitors” refers to visitors who accessed a website in any given month, each visitor being identified by an IP address which is verifiable by third-party market research firms from publicly available information;

•	“ordinary shares” refers to our ordinary shares, par value US$0.001 per share;

•

“qualified click” refers to a user click which occurs when the user is directed to a customer’s website or our SaaS system by clicking on a search result on our website, regardless of whether the user proceeds to make a purchase from the customer, excluding repeating clicks resulting from suspected frauds or mistakes;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“US$,” “U.S. dollars,” or “dollars” refers to the legal currency of the United States;

•

“we,” “us,” “our company,” “our,” or “Qunar” refers to Qunar Cayman Islands Limited, a Cayman Islands company, and unless the context requires otherwise, includes its predecessor entities and consolidated subsidiaries and variable interest entities; and

•	“web users” refers to users who accessed our website in the preceding 12-month period as of any given date, each being identified by a unique cookie installed on the user’s computer.

Unless otherwise indicated, information in this prospectus relating to the number of ordinary shares that will be outstanding immediately after this offering:

•	assumes the issuance and sale of Class B ordinary shares (in the form of ADSs) by us;

•	assumes no exercise of the underwriters’ option to purchase additional ADSs to cover over-allotments;

•	excludes Class B ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus, at a weighted average exercise price of US$ per share;

•	excludes Class B ordinary shares reserved for future issuances under our 2007 Share Plan; and

•

excludes              Class B ordinary shares issuable upon the exercise of warrants held by Baidu, assuming US$             as the reference price, being the same as the midpoint of the estimated public offering price range set forth on the cover of this prospectus and divided by the number of Class B ordinary shares an ADS represents, is used to determine the number of Class B ordinary shares issuable under the Zhixin Cooperation Agreement. See “History and Corporate Structure—Cooperation with Baidu on New Travel Platform—Share Warrants.”

This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The Company uses the RMB as its reporting currency. Unless otherwise indicated, conversions of RMB into U.S. dollars in this prospectus are based on the exchange rate set forth in the H.10 statistical release of the Federal Reserve Bank of New York on June 28, 2013, which was RMB6.1374 to US$1.00. Translation differences are recorded in accumulated other comprehensive loss, a component of shareholders’ deficit. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. On October 4, 2013, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.1200 to US$1.00.

ii

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including the “Risk Factors” section and the financial statements and the related notes, before deciding whether to invest in our ADSs.

Our Business

We are the leading search-based commerce platform for the travel industry in China. We enable people to find best-value deals by aggregating and processing highly fragmented travel product information from tens of thousands of travel service providers, or TSPs, into an organized and user-friendly display through our proprietary technology. According to iResearch, we ranked No. 1 among all non-state-owned online travel companies in China in terms of monthly unique visitors since November 2010. We were the most visited travel website in China among online travel users, according to a report released by Nielsen in June 2012.

We optimize users’ travel experience by enabling them to easily identify and compare their desired travel products anytime and anywhere through our website and mobile applications. We retrieve and display real-time information about air tickets, hotels, vacation packages and other travel products based on user search queries. Our comprehensive and accurate search results are sourced from third-party travel websites as well as our proprietary software-as-a-service, or SaaS, system, on which we host the web outlets for a large and growing number of TSPs. Our platform is designed to facilitate and enhance convenience, data accuracy, and transaction security for our users. As a result of our focus on user experience, we have attracted a large and rapidly expanding user base. The number of our web users grew from 71.7 million in 2010 to 187.3 million in 2012. The number of our web users was 203.2 million in the 12-month period ended June 30, 2013. In addition, the number of our mobile users grew from 0.2 million in 2010 to 21.9 million in 2012. The number of our mobile users was 39.6 million in the 12-month period ended June 30, 2013.

Our customers include TSPs and display advertisers. Leveraging our large user base and our advanced technologies, we provide an attractive value proposition to our customers.

•

Our SaaS system enables TSPs with limited or no online presence, usually independent hotels and TSPs who have traditionally conducted business offline, to have advanced online outlets to sell products and services via the Internet. We provide our SaaS system free of charge to TSPs who use our pay-for-performance, or P4P, services.

•

Our P4P services provide an efficient channel for TSPs to reach a large and fast-growing number of travelers through qualified clicks, for which we charge on a cost-per-click, or CPC, or cost-per-sale, or CPS, basis.

•

Additionally, our display advertising service provides targeted advertising solutions based on the demographics, search parameters and transaction history of our large user base, and our promotional programs expose TSPs to new online marketing methods while providing them with additional channels to distribute travel products to our users.

We are a technology-driven company. Our industry experts, product managers and software engineers collaborate closely to drive our product development efforts to better serve our users. Our superior search capabilities are at the core of our technological competence. We processed approximately 1.8 billion web and mobile search queries in 2012 and approximately 1.4 billion web and mobile search queries in the first six months in 2013 for air tickets and hotels. We are able to instantly extract targeted data from a massive number of online sources with different formats. Unlike general search engines, our search results must be current and accurate for users to proceed with their transactions. We maintain a dynamic data cache which is constantly verified and refreshed to ensure up-to-date, accurate and fast search results. Our platform also powers natural language fuzzy search, which significantly broadens permissible search parameters and optimizes search results by analyzing and organizing unstructured information from the Internet. The key word database for our search service utilizes an intelligent “machine learning” technology, allowing it to automatically improve itself with the injection of new data. As a result, our search results become more relevant and accurate over time.

We have achieved substantial growth since the commencement of our operations in 2005. Our revenues increased from RMB123.9 million in 2010 to RMB262.4 million in 2011 and to RMB501.7 million (US$81.7 million) in 2012, and from RMB204.6 million in the six months ended June 30, 2012 to RMB358.8 million (US$58.5 million) in the six months ended June 30, 2013. We recorded net losses of RMB4.4 million, RMB46.0 million, RMB91.1 million (US$14.8 million), RMB64.1 million and RMB16.9 million (US$2.8 million) in 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, respectively. Our adjusted EBITDA was RMB4.0 million and RMB2.8 million in 2010 and 2011, respectively, and we recorded negative adjusted EBITDA of RMB24.0 million (US$3.9 million) in 2012. Our adjusted EBITDA was RMB13.7 million (US$2.2 million) in the six months ended June 30, 2013, compared to negative adjusted EBITDA of RMB27.2 million in the six months ended June 30, 2012. For information regarding adjusted EBITDA, see “Summary Consolidated Financial Data—Non-GAAP Financial Measures.”

The PRC government extensively regulates, through licensing and permit requirements, foreign ownership of companies that provide Internet-based services. We derive most of our revenues from Beijing Qunar Software Technology Company Limited, a wholly foreign owned enterprise, or WFOE, and its subsidiaries in the PRC. To comply with certain licensing and permit requirements imposed by applicable PRC laws and regulations, we also conduct part of our business through Qunar.com Beijing Information Technology Company Limited, a variable interest entity, or VIE. We face risks and uncertainties associated with our corporate structure, as our control over our VIE and its subsidiaries is based on contractual arrangements rather than equity ownership. See “Risk Factors—Risks Related to Our Corporate Structure” and “History and Corporate Structure—Our Corporate Structure—Contractual Arrangements with our VIE and its shareholders.”

Our Industry

The travel industry in China has undergone rapid growth driven by several trends such as the rising disposable income, an expanding middle class, growing consumer demand for travel, rising car ownership, new emerging travel transportation means such as high speed rail, and supportive government policies. Total revenue of China’s travel industry grew from RMB1.16 trillion in 2008 to RMB2.57 trillion in 2012, representing a compound annual growth rate, or CAGR, of 22.0%, according to iResearch. The online travel market in China grew from RMB48.6 billion in 2008 to RMB170.9 billion in 2012, representing a CAGR of 36.9%, and shows significant growth potential driven by a growing number of Internet users and increasing use of the Internet for travelers to search and purchase travel products, according to iResearch.

Although advancements with the Internet have greatly improved the travel industry’s ability to distribute information and process transactions, the travel distribution system in China remains fragmented, complex and technologically underdeveloped. As a result, Chinese travelers, especially leisure travelers, are significantly underserved and TSPs’ ability to improve yield management is considerably hindered.

We believe we are uniquely positioned in China’s travel industry and we are transforming the way Chinese people shop for travel online. We have developed a search-based travel commerce platform to solve the challenges faced by different participants in China’s travel industry by aggregating highly fragmented travel information for travelers and connecting TSPs directly to consumers, thereby creating a more transparent, efficient distribution system for travel products.

Our Strengths

We believe the following strengths have contributed to our success and allowed us to achieve our market leading position:

•	our industry position as the leading travel website addressing the unique needs of the travel market in China;

•	our advanced and scalable proprietary technology;

•	our superior user experience and strong brand recognition;

•	our large and diversified customer base; and

•	our visionary and entrepreneurial management team and supportive shareholders.

Our Strategies

Our goal is to empower Chinese travelers to define their travel experience. We intend to achieve this goal by pursuing the following strategies:

•	continue to improve our user experience;

•	further enhance our value proposition to TSPs;

•	continue to develop our mobile platform; and

•	pursue selective strategic alliances and acquisitions.

Our Challenges

Our ability to achieve our goal and execute our strategies is subject to risks and uncertainties, including the following:

•	our historical operations at a loss and our ability to be profitable in the future;

•	our ability to manage growth effectively;

•	our ability to continue to innovate and provide attractive products and services to our users;

•	our ability to effectively monitor the service quality of TSPs;

•	our ability to successfully respond to competition;

•	our ability to manage risks associated with intellectual property rights and other legal claims; and

•	our ability to attract, train and retain qualified personnel.

You should refer to “Risk Factors”, beginning on page 14, for a more detailed discussion of the risks involved in investing in our ADSs.

History and Corporate Structure

Mr. Frederick Demopoulos, Mr. Chenchao (CC) Zhuang and Mr. Douglas Khoo launched www.qunar.com, which was then registered under Mr. Zhuang’s personal name, in May 2005 to provide online travel search services. In March 2006, the VIE was established in the PRC and commenced operations of online travel search business. In July 2006, Qunar Cayman Islands Limited, or Qunar Cayman, was incorporated in the Cayman Islands.

We are a holding company and we conduct our operations primarily through our subsidiaries and affiliated entities in China. PRC laws, regulations and rules currently restrict foreign-invested entities from engaging in the operation of Internet-related businesses in China. To comply with PRC laws, regulations and rules, we operate our www.qunar.com website through the VIE. In October 2006, through the WFOE, we entered into certain contractual arrangements (as amended and restated in October 2012) with the VIE and its shareholders, through which we obtained effective control over the operations of the VIE.

The contractual arrangements in connection with our VIE include (i) a Restated Exclusive Technical Consulting and Services Agreement which will continue to be in effect until terminated by the WFOE, (ii) a Restated Loan Agreement which will continue indefinitely until such time as (a) the Baidu nominee and Mr. Chenchao (CC) Zhuang receive a repayment notice from the WFOE and the Baidu nominee and Mr. Chenchao (CC) Zhuang fully repay the loans, or (b) an event of default (as defined therein) occurs unless the WFOE sends a notice indicating otherwise within 15 calendar days after it becomes aware of such event, (iii) a Restated Equity Option Agreement which will remain effective with respect to each of the VIE’s shareholders until all of his or her equity interest has been transferred or we terminate the agreement unilaterally with a 30-day prior written notice, (iv) an Equity Interest Pledge Agreement which became effective upon registration and will expire when all obligations under the aforementioned loan agreement, equity option agreement and exclusive technical consulting and services agreement have been satisfied, or the pledgor completes a transfer of equity interest pursuant to the aforementioned equity option agreement so that it no longer holds any equity interest in the VIE, and (v) Powers of Attorney which will remain in force until the Baidu nominee or Mr. Chenchao (CC) Zhuang, as the case may be, no longer holds any equity interest in the VIE. Please refer to “History and Corporate Structure—Our Corporate Structure” for more details about such contractual arrangements.

If the VIE or its shareholders fail to perform their obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control, and if we are unable to maintain effective control over the VIE, we may not be able to continue to consolidate the VIE’s financial results with our financial results. The VIE contributed 16.6%, 22.7%, 13.4% and 9.4% of our total consolidated revenues for the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013, respectively. For a detailed description of the risks associated with our corporate structure and the contractual arrangements that support our corporate structure, including risks and uncertainties regarding the validity of these contractual arrangements, the control that these contractual arrangements grant us, our relationships with the shareholders of the VIE, the consequences of the VIE’s bankruptcy and adverse tax consequences of these contractual arrangements, see “Risk Factors—Risks Related to Our Corporate Structure.”

As a holding company, our ability to pay dividends depends on dividends paid to us by our WFOE. Pursuant to PRC laws and regulations, (i) our WFOE in China can pay dividends to us only out of its accumulated profits, (ii) our WFOE is required to set aside at least 10% of its after tax profits each year to fund certain statutory reserve funds until the aggregate amount of such reserve funds reaches 50% of its registered capital, and such reserve funds are not distributable as cash dividends, and (iii) any instruments governing our WFOE’s debts may restrict its ability to pay dividends or make other payments to us. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain routine procedural requirements. Therefore, our WFOE is able to pay dividends in foreign currencies to us without prior SAFE approval.

We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China through our WFOE and VIE in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action in the United States against us or against these individuals in the event that you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Since 2006, we have completed various rounds of equity financing. In July 2011, we entered into an agreement with Baidu Holdings Limited, a wholly-owned subsidiary and investment vehicle of Baidu, Inc., a Cayman Islands company listed on the NASDAQ Global Select Market. We refer to Baidu, Inc. and its subsidiaries as Baidu. Pursuant to the agreement, Baidu paid US$306 million to acquire 181,402,116 of our ordinary shares and became our majority shareholder. We continued to operate independently after this transaction with Baidu, or the Baidu Transaction. See “History and Corporate Structure—Baidu Transaction.”

The following diagram illustrates our corporate structure, the places of formation and the ownership interests of our significant subsidiaries, the VIE and its significant subsidiaries immediately following this offering, assuming no exercise of the over-allotment option granted to the underwriters:

For more information about the business operations of each of the subsidiaries and affiliated entities shown in the diagram above, please refer to “History and Corporate Structure—Our significant subsidiaries and affiliated entities.”

Corporate Information

Our principal executive offices are located at 17th Floor, Viva Plaza, Building 18, Yard 29, Suzhou Street, Haidian District, Beijing, People’s Republic of China. Our telephone number at this address is +86 10 5760 3000.

Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KYI-1104 Cayman Islands.

Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, Suite 4D, New York, NY 10017.

Our website can be found at www.qunar.com. The information contained on our website is not a part of this prospectus.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.

Total ADSs offered by us:	ADSs

Over-allotment option	We have granted the underwriters an option to purchase up to additional ADSs to cover over-allotments. The underwriters may exercise this option within 30 days from the date of this prospectus.

The ADSs	Each ADS represents of our Class B ordinary shares, par value US$0.001 per share. The ADSs may be evidenced by an ADR.

We have entered into a deposit agreement with Deutsche Bank Trust Company Americas, who will hold the Class B ordinary shares represented by the ADSs as depositary. The deposit agreement governs the relationship between the depositary and the holders of the ADSs. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class B ordinary shares, after deducting its fees and expenses. You may turn in your ADSs to the depositary in exchange for Class B ordinary shares. The depositary will charge you fees for any exchange.

To understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Private Placement	In conjunction with, and subject to, the completion of this offering, Jaguarundi Partners, LLC, or Jaguarundi, a company incorporated in the State of Delaware and associated with David Bonderman, has agreed to purchase from us Class B ordinary shares at a per share price equal to the initial public offering price of our ADSs divided by the number of ordinary shares represented by each ADS, for a total purchase price of US$5.0 million. This investment is being made pursuant to an exemption from registration with the U.S. Securities and Exchange Commission under section 4(a)(2) of the Securities Act. See “Underwriting” for more information.

ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise the over-allotment option in full)

Ordinary shares	Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. On all matters subject to shareholders’ vote, holders of Class A ordinary shares are entitled to three votes per share, while holders of Class B ordinary shares are entitled to one vote per share. We plan to issue Class B ordinary shares represented by our ADSs in this offering. In addition, all options granted prior to or to be granted after the completion of this offering entitle option holders to the equivalent number of Class B ordinary shares once the options are vested and exercised. Upon any sale, pledge, transfer, assignment or disposition of a Class A ordinary share by its holder to any person who is not already a holder of Class A ordinary shares and is not an affiliate of such holder as defined in our amended and restated memorandum and articles of association, such Class A ordinary share shall automatically convert into one Class B ordinary share without any actions on the part of the transferor or the transferee. If Class A Ordinary Shares are transferred by a shareholder to its affiliate, and within six months after such transfer there is a change of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Class A Ordinary Shares held by that affiliate, then such Class A Ordinary Shares will automatically and immediately convert into an equal number of Class B Ordinary Shares. Class A Ordinary Shares may be converted into an equal number of Class B Ordinary Shares at any time at the election of the holder of the Class A Ordinary Shares. In no event shall Class B ordinary shares be convertible into Class A ordinary shares. For more information on our ordinary shares, you should refer to the “Description of Share Capital” section of this prospectus.

Ordinary shares outstanding immediately after this offering and the private placement	ordinary shares (or ordinary shares if the underwriters exercise the over-allotment option in full), comprised of (i) 303,344,804 Class A ordinary shares, par value US$0.001 per share, and (ii) Class B ordinary shares, par value US$0.001 per share (or Class B ordinary shares if the underwriters exercise their over-allotment option in full), which includes Class B ordinary shares issued and offered by us to Jaguarundi in connection with its investment in our Class B ordinary shares, but excluding Class B ordinary shares issuable upon the exercise of warrants held by Baidu, assuming US$ as the reference price, being the same as the midpoint of the estimated public offering price range set forth on the cover of this prospectus and divided by the number of Class B ordinary shares an ADS represents, is used to determine the number of Class B ordinary shares issuable under the Zhixin Cooperation Agreement. See “History and Corporate Structure—Cooperation with Baidu on New Travel Platform—Share Warrants.”

Reserved ADSs	At our request, the underwriters have reserved up to 7% of the ADSs sold in this offering for our directors, officers, employees and business associates, to be sold at the initial public offering price.

Use of proceeds	Our net proceeds from this offering and the investment by Jaguarundi in our Class B ordinary shares will be about US$ million, assuming an initial public offering price per ADS of US$ , the midpoint of the estimated public offering price range, and assuming no exercise of the underwriters’ over-allotment option.

We intend to use the net proceeds from this offering and the investment by Jaguarundi in our Class B ordinary shares for investment in our technology, infrastructure and product development efforts, expansion of our sales and marketing efforts, and general corporate purposes, including working capital needs and potential acquisitions (although we are not currently negotiating any such acquisitions).

See “Use of Proceeds” for more information.

Dividend policy	We have no current plan to pay dividends on our ordinary shares. We plan to retain any earnings for use in the operation of our business and to fund future growth.

Lock-up	We and all of our directors, executive officers, existing shareholders and certain option holders have agreed with the underwriters, subject to certain limited exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares, and Jaguarundi has agreed with the underwriters not to sell, transfer or dispose of any Class B ordinary shares it acquired in the private placement, other than the ADSs offered and sold in this offering, for a period of 180 days following the date of this prospectus. See “Underwriting” for additional information.

Risk factors	See “Risk Factors” for a discussion of risks relating to us, our industry, and the ADSs that you should carefully consider before deciding whether to invest in the ADSs.

Listing	Prior to this offering, there has been no public market for the ADSs or our ordinary shares.

We have applied to have the ADSs listed on the NYSE under the symbol “QUNR.”

Payment and settlement	The underwriters expect to deliver the ADSs against payment on , 2013, through the facilities of The Depository Trust Company, or DTC.

Depositary	Deutsche Bank Trust Company Americas

SUMMARY CONSOLIDATED FINANCIAL DATA

We present below our summary consolidated financial data for the periods indicated. The following summary consolidated statement of operations data for the years ended December 31, 2010, 2011 and 2012 and the summary consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

The following summary consolidated financial statements of operations data for the six months ended June 30, 2012 and 2013 and the summary consolidated balance sheet data as of June 30, 2013 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

The summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results are not necessarily indicative of our results for any future periods.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2010	2011	2012		2012	2013
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Pay-for-performance services	104,572	216,932	422,234	68,797	170,054	316,157	51,513
Display advertising services	15,014	33,334	46,670	7,604	18,689	25,812	4,206
Other services	4,296	12,161	32,821	5,348	15,821	16,838	2,743

Total revenues	123,882	262,427	501,725	81,749	204,564	358,807	58,462
Cost of revenues	(23,086)	(43,682)	(95,787)	(15,607)	(40,174)	(72,890)	(11,876)

Gross profit	100,796	218,745	405,938	66,142	164,390	285,917	46,586
Operating expenses
Product developments(1)	(28,975)	(83,110)	(187,266)	(30,512)	(81,475)	(120,416)	(19,620)
Sales and marketing(1)	(62,481)	(134,246)	(243,800)	(39,724)	(111,189)	(140,984)	(22,972)
General and administrative(1)	(13,418)	(43,135)	(50,574)	(8,241)	(24,964)	(40,908)	(6,665)

Operating loss	(4,078)	(41,746)	(75,702)	(12,335)	(53,238)	(16,391)	(2,671)
Interest income, net	764	1,767	832	136	857	215	35
Foreign exchange gain (loss), net	430	(33)	(656)	(107)	(20)	(438)	(71)
Other income, net	2	6	363	59	187	522	85

Loss before income tax	(2,882)	(40,006)	(75,163)	(12,247)	(52,214)	(16,092)	(2,622)
Income tax expense	(1,492)	(5,945)	(15,950)	(2,599)	(11,883)	(833)	(136)

Net loss	(4,374)	(45,951)	(91,113)	(14,846)	(64,097)	(16,925)	(2,758)

Deemed dividend	—	(31,181)	—	—	—	—	—

Net loss attributable to ordinary shareholders	(4,374)	(77,132)	(91,113)	(14,846)	(64,097)	(16,925)	(2,758)

Net loss per ordinary share—basic	(0.12)	(0.51)	(0.32)	(0.05)	(0.23)	(0.06)	(0.01)
Net loss per ordinary share—diluted	(0.12)	(0.51)	(0.32)	(0.05)	(0.23)	(0.06)	(0.01)
Weighted average number of shares used in computation of basic net loss per ordinary share	36,246,976	151,820,420	281,682,508	281,682,508	281,682,508	295,804,889	295,804,889
Weighted average number of shares used in computation of diluted net loss per ordinary share	36,246,976	151,820,420	281,682,508	281,682,508	281,682,508	295,804,889	295,804,889
Foreign currency translation adjustment	(3,739)	(5,491)	(542)	(88)	507	(5,593)	(911)

Comprehensive loss attributable to ordinary shareholders	(8,113)	(51,442)	(91,655)	(14,934)	(63,590)	(22,518)	(3,669)

Selected Non-GAAP Financial Data:
Adjusted net income/(loss)(2)	460	(9,865)	(57,257)	(9,329)	(46,157)	382	62
Adjusted EBITDA(2)	4,025	2,771	(24,010)	(3,912)	(27,196)	13,667	2,227

(1)	Share-based compensation expenses were allocated in the operating expenses as follows:

	Years Ended December 31,				Six Months Ended June 30,
	2010	2011	2012		2012	2013
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Product developments	2,356	13,546	15,241	2,483	7,835	7,699	1,255
Sales and marketing	1,152	5,471	6,573	1,071	4,178	1,910	311
General and administrative	1,326	9,437	5,392	879	2,602	4,738	772

Total share-based compensation expenses	4,834	28,454	27,206	4,433	14,615	14,347	2,338

(2)	See “—Non-GAAP Financial Measures.”

	As of December 31,			As of June 30,
	2011	2012		2013
	RMB	RMB	US$	RMB	US$
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	123,445	148,511	24,198	285,579	46,531
Short-term investments	98,394	521	85	185,343	30,199
Accounts receivable	37,851	45,631	7,435	72,618	11,832
Funds receivable	3,347	30,838	5,025	117,045	19,071
Total current assets	290,546	359,478	58,572	926,794	151,008

Property and equipment, net	25,058	32,298	5,262	34,918	5,689
Total assets	320,973	392,352	63,928	970,261	158,090

Total current liabilities	193,020	315,016	51,327	540,826	88,120

Total liabilities	196,158	332,610	54,194	559,296	91,129

Total mezzanine equity	998,666	998,666	162,718	998,666	162,718
Ordinary shares (US$ 0.001 par value; 800,000,000 shares authorized; 181,402,116, 181,402,116 and 203,064,412 shares issued and outstanding as of December 31, 2011, December 31, 2012 and June 30, 2013, respectively)	1,172	1,172	191	1,306	213
Additional paid-in capital	(742,946)	(716,364)	(116,721)	(342,757)	(55,847)
Accumulated other comprehensive income	(11,061)	(11,603)	(1,891)	(17,196)	(2,802)
Accumulated deficit	(121,016)	(212,129)	(34,563)	(229,054)	(37,321)

Total shareholders’ deficit	(873,851)	(938,924)	(152,984)	(587,701)	(95,757)

Total liabilities, mezzanine equity and shareholders’ deficit	320,973	392,352	63,928	970,261	158,090

We did not declare or pay any cash dividends during the year ended December 31, 2010. We declared cash dividends in 2011 in connection with the Baidu Transaction and paid such cash dividends in 2011 and 2012. For more information about these cash dividend payments, please see Note 14 of the Notes to the Consolidated Financial Statements for the Years ended December 31, 2010, 2011 and 2012 included in this prospectus.

Non-GAAP Financial Measures

To supplement our consolidated financial statements which are presented in accordance with U.S. GAAP, we also use Adjusted net income/(loss) and Adjusted EBITDA as additional non-GAAP financial measures. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance, formulate business plans, and make strategic decisions on capital allocation. These non-GAAP financial measures enable our management to assess our operating results without considering the impact of non-cash charges, including share-based payments, depreciation and amortization, and expenses relating to free user traffic contributed by Baidu. Furthermore, these non-GAAP financial measures eliminates the impact of items that we do not consider indicative of the performance of our business. We also believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating performance and consolidated results of operations in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies.

Adjusted net income/(loss)

We define Adjusted net income/(loss) as net loss or income excluding share-based compensation expenses, non-cash expenses relating to free user traffic contributed by Baidu, Inc., which shall continue for an initial term of three years starting from July 2011, and expenses relating to the Baidu Transaction. Adjusted net income/(loss) eliminates the effect of share-based compensation expenses and non-cash expenses relating to free user traffic contributed by Baidu which have been and will continue to be significant recurring factors in our business, as well as the expenses relating to the one-time event of the Baidu Transaction. The use of Adjusted net income/(loss) has material limitations as an analytical tool, as Adjusted net income/(loss) does not include all items that impact our net loss or income for the period. For more information about the free user traffic contributed by Baidu, Inc., please see “Selected Consolidated Financial Data—Non-GAAP Financial Measures.”

Adjusted EBITDA

Adjusted EBITDA, as we present it, represents net income or loss before income taxes, interest expenses, depreciation and amortization, further adjusted to exclude share-based compensation expense, non-cash expenses relating to free user traffic contributed by Baidu, Inc. and expenses relating to the Baidu Transaction.

The use of Adjusted EBITDA has certain limitations because it does not reflect all items of income and expense that affect our operations. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our operating and financial performance. Depreciation expense, amortization, income taxes and interest expenses, as well as share-based compensation expenses and non-cash expenses relating to free user traffic contributed by Baidu, Inc. have been and may continue to be incurred in our business and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider changes in working capital, capital expenditures and other investing activities and should not be considered as a measure of our liquidity. The term Adjusted EBITDA is not defined under U.S. GAAP, and Adjusted EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP.

We compensate for these limitations by reconciling the non-GAAP financial measures to the nearest U.S. GAAP performance measure, all of which should be considered when evaluating our performance. The following table reconciles our Adjusted net income/(loss) and Adjusted EBITDA in the years presented to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net loss:

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2010	2011	2012		2012	2013
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(4,374)	(45,951)	(91,113)	(14,846)	(64,097)	(16,925)	(2,758)

Add:
Share-based compensation expenses	4,834	28,454	27,206	4,433	14,615	14,347	2,338
Non-cash expenses relating to free user traffic contributed by Baidu, Inc.	—	1,200	6,650	1,084	3,325	2,960	482
Expenses relating to Baidu Transaction	—	6,432	—	—	—	—	—

Adjusted net income/(loss) (non-GAAP)	460	(9,865)	(57,257)	(9,329)	(46,157)	382	62
Add:
Income tax expense	1,492	5,945	15,950	2,599	11,883	833	136
Depreciation	2,073	6,691	16,876	2,750	7,078	10,719	1,747
Interest expense	—	—	421	69	—	1,733	282

Adjusted EBITDA (non-GAAP)	4,025	2,771	(24,010)	(3,912)	(27,196)	13,667	2,227

In light of the foregoing limitations for each of the non-GAAP financial measures, when assessing our operating and financial performance, you should not consider Adjusted net income/(loss) or Adjusted EBITDA in isolation or as a substitute for our net loss, operating loss or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, because these non-GAAP measures may not be calculated in the same manner by all companies, they may not be comparable to other similar titled measures used by other companies.

RISK FACTORS

Investing in our ADSs involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before deciding to invest in our ADSs. The risks and uncertainties described below are not the only ones that we may face.

If any of the following risks actually occur, they may harm our business, financial condition and operating results. In this event, the market price of our ADSs could decline and you could lose some or all of your investment.

Risks Related to Our Business

We have operated at a loss and we may not be profitable in the near future.

We have not achieved profitability. We may not be able to achieve profitability or avoid net losses in the future. Although our revenues have grown significantly in recent periods, such growth rates may not be sustainable and may decrease in the future. In addition, our ability to become profitable depends on various factors, including our ability to control our costs and expenses, which we expect will increase as we expand our business and invest more in product developments and sales and marketing. We may incur significant losses in the future for a number of reasons, including the significant non-cash expenses we may incur in connection with the exclusive right that Baidu granted to us to operate its new travel platform and the changes in fair value of the warrants we will issue to Baidu pursuant to the business cooperation framework agreement we entered into with Baidu in October 2013 and other risks described in this prospectus. See “History and Corporate Structure—Cooperation with Baidu on New Travel Platform” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Zhixin Cooperation Agreement and Its Potential Impact on Our Results of Operations and Financial Condition.” We may further encounter unforeseen expenses, difficulties, complications, delays and other unknown events. If our revenues fail to increase at the rate we anticipate, or if our costs and expenses increase at a more rapid rate than our revenues, we may not be able to achieve profitability and may incur greater losses.

Our growth may slow down and we may not be able to manage our future growth effectively.

We have experienced rapid revenue growth since the commencement of our operations. Our total annual revenues grew by 111.8% from RMB123.9 million in 2010 to RMB262.4 million in 2011 and by 91.2% to RMB501.7 million (US$81.7 million) in 2012. Our web users increased from 71.7 million to 110.2 million and 187.3 million over the same periods. Our revenue grew by 75.4% from RMB204.6 million in the six months ended June 30, 2012 to RMB358.8 million (US$58.5 million) in the six months ended June 30, 2013. The number of our web users was 203.2 million in the 12-month period ended June 30, 2013. While we expect our business to grow, we may not be able to maintain our historical growth rates in future periods. Revenue growth may slow or revenues may decline for any number of reasons, including our inability to attract and retain users, decreased customer spending, increased competition, slowing growth of the overall online travel market, the emergence of alternative business models, changes in government policies or general economic conditions. As the size of our user base continues to increase, we anticipate that the growth rate of our user base will decline over time. We may also lose users for other reasons, such as failure to deliver satisfactory search results or transaction experience or high quality services. In addition, even if our user base continues to grow, there can be no assurance that our revenues will grow at the same rate, or at all. If our growth rates decline, investors’ perception of our business and business prospects may be adversely affected.

We intend to increase our service offerings to achieve future growth. In doing so, we will need to work with a large number of new travel service providers, or TSPs, and efficiently establish and maintain mutually beneficial relationships with our existing and new TSPs. To support our growth, we will also need to implement a variety of new and upgraded managerial, operating, financial and human resource systems, procedures and controls. These efforts will place significant strain on our management and resources, and failures to effectively manage our growth will materially and adversely affect our financial condition and business prospect.

If we do not continue to innovate and provide attractive products and services to our users, we may not be able to retain a large and active user base and our financial condition and operating results could suffer.

Our success depends on our ability to retain and attract users, which require our continuous innovation to provide features and functions that make our website and mobile applications attractive to users. Participants in the online travel industry are constantly developing new technologies and products and services. If we fail to innovate and improve our technology at a competitive pace, we may lose users to our competitors. Constantly changing user preferences have affected and will continue to affect the online travel industry. We must stay abreast of emerging user preferences and be able to anticipate trends that will appeal to existing and potential users. We have developed products and services, such as itinerary management tools and location-based services, that are relatively new to users and they may not be able to achieve popularity. If we fail to constantly tailor our products and services to accommodate our users’ changing needs and preferences, we may lose users. Decreases in our user traffic would significantly affect our business, resulting in fewer qualified clicks and less demand for our advertising services, which would materially and adversely affect our financial condition and operating results.

We may not be able to adequately monitor or ensure the TSPs’ service quality, and increases in user dissatisfaction with the TSPs could materially and adversely affect our results of operations.

We do not provide the travel products users find through our website or mobile platform. We redirect our users to the TSPs to purchase travel products shown in our search results and other promotional programs on our website and mobile platform. Certain TSPs may lack adequate quality control for their travel products and customer service. Although we do not have a legal obligation to ensure the quality of TSPs’ travel products and services, our reputation, brand and user experience are negatively affected if the TSPs fail to provide high quality travel products to our users.

Substantial demand has been, and will continue to be, placed on our operational, technological and other resources to ensure that our TSPs provide high quality travel products and services to our users on a consistent basis. For example, we have established a user service center with a dedicated team to handle user complaints against TSPs and monitor TSPs’ performance on a regular basis. We also screen our TSPs by reviewing copies of their requisite licenses and permits prior to including them in our search results. However, we cannot ensure that our TSPs will not fail to provide quality products and services to our users. Similarly, we cannot ensure that every TSP has obtained, and duly maintained, all of the licenses and permits required for them to provide travel products to consumers.

Our ability to control TSPs’ service quality is limited, and the actions we take to monitor and ensure quality products and services from the TSPs may be inadequate in timely discovering and remedying quality issues, many of which are beyond our control. There have been user complaints against us due to the TSPs’ failure to provide satisfactory travel products or services. If our users are dissatisfied with the travel products and services provided by our TSPs, they may reduce their use of, or completely forgo, our website or mobile platform, and in certain rare cases, demand refunds from us for their payments to the TSPs. Increases in user dissatisfaction with TSPs could reduce our user traffic and materially and adversely affect our results of operations.

Competition could adversely affect us.

We operate in the highly competitive and rapidly evolving travel industry in China. Our unique business model as a search-based travel commerce platform caused us to maintain a cooperative-competitive relationship with some of our competitors as they are also our TSPs or even customers. In the online travel sector, we compete primarily with other service providers who also provide online flight and hotel booking services, such as Ctrip.com, or Ctrip, and e-commerce websites, such as the travel channel of Taobao.com. We also compete with other travel search providers and traditional travel agencies. Certain current and potential competitors, including online travel agency(ies), or OTA(s), non-OTA TSPs, travel channels of general portals, general search engines and e-commerce websites, have a longer history, larger user base, greater brand recognition and significantly greater financial, marketing, personnel, technical and other resources than us. Intense competition may lead to various unfair competition practices or legal or administrative proceedings brought against us by our competitors.

For example, we and Ctrip have been in dispute over various matters, including Ctrip’s alleged prevention of its TSPs from establishing customer relationships with us.

In connection with the Baidu Transaction in July 2011, Baidu agreed not to engage in certain businesses that may cause it to compete with us until Baidu ceases to hold 50% or more of the voting power attaching to our shares or July 2014, whichever is later. In addition, under another business cooperation framework agreement Baidu entered into with us in October 2013, Baidu agreed not to engage in certain businesses that may cause it to compete with us until the later of (i) the termination of the agreement, (ii) the termination of the business cooperation agreement set forth in “History and Corporate Structure—Baidu Transaction—Business Cooperation with Baidu”, and (iii) the date on which Baidu holds less than 50% of the voting power attaching to our outstanding shares. Once these non-compete agreements expire and if Baidu decides to enter into the same business as ours, our competitive landscape may change, and we may face increased competition.

Meanwhile, due to the cooperative-competitive relationship between the TSPs and us, our website displays and provides links to information from some of our competitors. Certain TSPs may block our access to their information or make claims against us alleging that we inappropriately used their information. The comprehensiveness of our search results could be impaired if we are denied access to travel product information from these certain TSPs. In addition, certain TSPs may leverage their established reputation or relationships to prevent other TSPs from becoming our customers, which would limit our ability to generate more revenues.

Our industry is characterized by relatively low fixed costs. New competitors face low entry barriers. In addition, new and enhanced technologies may help new entrants to compete with us. Smaller companies or new competitors may be acquired by, receive investment from or enter into strategic alliances with well-established and well-financed companies or investors which would help enhance their competitive positions. Some of our competitors may devote greater resources to marketing and promotional campaigns and technological development than us.

We face competition for display advertising services from both online advertising service providers, such as travel-related websites and the travel channels of general portals, and traditional advertising media, such as television, radio, newspapers, magazines, billboards and other forms of outdoor media. Many large companies in China allocate, and will likely continue to allocate, larger budgets to traditional advertising media and a small portion to online marketing. If we cannot attract more online marketing spending from large companies in China, or if our existing display advertisers reduce their online marketing spending with us, our ability to generate revenues from display advertising could be restrained and our operating results could be adversely affected.

We may also face competition from foreign travel service or travel information providers if they enter the China market by partnering with or acquiring our existing competitors. These foreign competitors may leverage their global brand recognition, broad geographical presence and sophisticated technologies to quickly attract Chinese users who seek travel-related information online. These competitors may also be able to devote greater resources than we can to establish and customize their online travel information platform to satisfy changing user demands and market needs.

Increased competition could result in reduced user traffic and loss of market share for us. If we do not compete successfully against existing and future competitors, we may lose our leadership position, and our business, results of operations and financial condition may be materially and adversely affected.

We have limited experience and operating history in developing and providing new service offerings, which may negatively affect our business, financial condition and results of operations.

As part of our growth strategy, we intend to develop and offer new services to satisfy the evolving needs of our users and customers. In 2011 and 2012, we launched travel group buying services and new hotel promotion services, such as “last-minute sale” promotion and “opaque booking” reservations. We have limited experience and operating history in developing and operating these new services. These and other new services we may offer in the future present operating and marketing challenges that are different from those we currently encounter. In addition, the market for some of these new services, such as the group buying services, is highly competitive due to a number of factors, such as the relatively low barriers to entry, the continued growth of e-commerce in China and the growing acceptance of online shopping by Chinese Internet users. If we fail to successfully develop and operate these new services in an increasingly competitive market, we may not be able to capture the growth opportunities associated with these new services or recover the developing and marketing costs, and our future results of operations and growth strategies could be materially and adversely affected.

If our customers or other advertisers choose to reduce or eliminate the fees they pay us, or choose not to advertise with us, our results of operations could be materially and adversely affected.

We derive revenues primarily from fees paid by our customers, most of whom are our TSPs, for qualified clicks generated by users of our search service, as well as from display advertisements. Since we do not have long-term contracts with most of our customers or advertisers, these customers or advertisers may choose to modify or discontinue their relationship with us, block our access to their travel product information or reduce the fees paid to us for clicks generated from our platform.

In addition, our customers and advertisers may not continue to do business with us if their investment does not generate expected clicks and ultimately consumers, or if we do not deliver their travel product information in our search results in an appropriate and effective manner. Third parties may develop and use certain technologies to block the display of advertisements on our website or mobile applications, which may in turn cause us to lose advertisers. Failure to retain our existing customers and advertisers or attract new customers and advertisers could seriously harm our business, operating results and growth prospects.

The proper functioning of our website and operating platform is essential to our business. Any failure to maintain the satisfactory performance and security of our website and operating platform will materially and adversely affect our business operations, reputation, financial condition and results of operations.

The satisfactory performance, reliability and availability of our website, SaaS system and mobile applications are critical to our ability to attract and retain users and provide quality service to our users. Our revenues depend primarily on the number of clicks generated by our users and the quantity of advertising we sell. Any system interruptions caused by our servers, telecommunications failures, computer viruses, hacking or other attempts to harm our systems that result in the unavailability or slowdown of our website or SaaS system would reduce the number of users visiting our website. Some of the telecommunications carriers have system constraints which can affect our user experience. For example, if a large number of users use the same telecommunications carrier at the same time for services requiring a large amount of data transmission, the users could experience reduced speed or other technical issues due to the carrier’s capacity restraints. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins, or other potential disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and process user queries. We may also experience interruptions caused by reasons beyond our control such as power outages. Unexpected interruptions could damage our reputation and result in a material decrease in our revenues.

In addition, our Internet systems, including our website, SaaS system and our mobile applications, could contain undetected errors or “bugs” that could adversely affect their performance. We regularly update and enhance our website and our other Internet systems and introduce new versions of software products and applications. The occurrence of errors in any of these may cause us to lose market share, damage our reputation and brand name, and materially and adversely affect our business.

If we fail to adopt new technologies or adapt our website and systems to changing user requirements, increasing traffic or emerging industry standards, our business may be materially and adversely affected.

The online travel industry is subject to rapid technological changes. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our website and mobile platform. The online travel industry is also characterized by rapid technological evolution, changes in user requirements and preferences, and the introductions of new travel products and services embodying new technologies that could render our existing technologies and systems obsolete. Our success will depend, in part, on our ability to identify, develop, acquire or license leading technologies useful in our business, and respond to technological advances and emerging industry standards and practices in a cost-effective and timely way. The development of websites and other proprietary technology entails significant technical and business risks. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our travel products, services or infrastructure. We may not be able to use new technologies effectively or adapt our website, proprietary technologies, transaction-processing systems and management systems to user requirements or emerging industry standards. If we are unable to adapt in a cost-effective and timely manner to changing market conditions or user requirements, whether for technical, legal, financial or other reasons, our business, financial condition and results of operations may be materially and adversely affected.

We have a proprietary software system that supports nearly all aspects of our service. Our business may be harmed if we are unable to upgrade our system and infrastructure fast enough to accommodate increasing traffic levels, or to avoid obsolescence, or successfully integrate any newly developed or purchased technology with our existing system. Capacity constraints could cause unanticipated system disruptions, slower response times, poor user experience, impaired quality and speed of reservations and confirmations, and delays in reporting accurate financial and operating information. These factors could cause us to lose users and TSPs. Additionally, we will continue to upgrade and improve our technology infrastructure to support our business growth. However, we cannot assure you that we will be successful in executing these system upgrades and improvement strategies. In particular, our system may experience interruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, or at all. If our existing or future technology infrastructure does not function properly, it could cause system disruptions and slow response times that affect data transmission, which in turn could materially and adversely affect our business, financial condition and results of operations.

If we are unable to develop services compatible with new mobile devices and technologies, we may fail to successfully capture and retain a significant portion of the growing number of users that access online travel products and services through mobile devices.

Capturing a greater share of the growing number of users that access the Internet through smartphones and other mobile devices by developing new mobile applications is one of our business strategies. The lower functionality, speed and memory generally associated with mobile devices make the use of our services through such devices more difficult, and the versions of the mobile applications we develop for these devices may fail to prove compelling to users, manufacturers or distributors of mobile devices. Manufacturers or distributors of mobile devices may establish unique technical standards for their devices, and our mobile applications and services may not work or be viewable on these devices as a result. As new mobile devices and technologies are continually being released, it is difficult to predict the problems we may encounter in developing or adapting new versions of our mobile applications to these devices and technologies and we may need to devote significant resources to the creation, support, and maintenance of such mobile applications. If we are slower than our competitors in developing attractive mobile applications that are adapted for such devices, we may fail to capture and retain a significant portion of the growing number of users who access services through mobile devices, and we may also lose our existing users, either of which could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to establish, maintain and deepen relationships with TSPs.

Our ability to attract users to our website and use our mobile applications depends in large part on providing a comprehensive set of query results. To do so, we maintain relationships with TSPs to include their travel product data in our query results. The loss of existing relationships with TSPs, or an inability to continue to add new ones, may result in search results with incomplete pricing, availability and other information important to our users. This deficiency could reduce users’ confidence in the query results we provide, making us less popular among our users.

With respect to our flight and fare information, we currently have supplier relationships with most major domestic airlines in China and certain international airlines operating flights from and to China. However, these airlines may enter into similar arrangements or other relationship with our competitors, which may offer better terms than we do. If we lose any of our airline suppliers, we would be unable to continue to display travel data from such airlines, which would reduce the breadth of our query results. The number of users using our services could decline, making us unattractive to our users and resulting in a loss of revenues and a decline in our operating results.

In order to provide high quality search service and comprehensive information about air tickets, we retrieve ticket availability information from China’s sole global distribution systems, or GDS, pursuant to certain contractual arrangements. The GDS may decide to limit the information that they provide to us or even stop working with us due to commercial or other reasons. In addition, our cost to obtain data from the GDS may significantly increase. The loss or deterioration of the relationship with such GDS may affect the comprehensiveness and accuracy of flight information available on our platform or increase our operating costs, which would negatively impact users’ experience or adversely affect our financial condition and results of operations.

Brand name hotels from major hotel chains compose a significant portion of the hotel choices offered on our website. A loss of any one of these hotel chains as a TSP, or a loss of any one of these chains as a provider of travel information to OTAs, could have a negative impact on our business, financial condition or results of operations. Although we have been actively trying to establish customer relationships with independent hotels to expand the reach of our hotel search, we may not be able to locate and attract those independent hotels due to technical, business or commercial reasons. If we fail to attract those independent hotels to become our customers, our growth prospects may be adversely affected.

In addition, in order to maintain and grow our business, we will need to maintain and strengthen relationships with our OTAs that are our existing customers and establish new customer relationships with other OTAs and TSPs to ensure that we have access to a steady supply of travel product information on favorable commercial terms. However, we may not be able to successfully maintain or strengthen the relationships with our existing OTA customers. For example, in September 2013, we early terminated the Inventory Distribution Agreement with eLong, because we believed that eLong had failed to perform its obligations under the agreement and hence had caused the purpose of the agreement not able to be achieved. The original term of the Inventory Distribution Agreement is from May 13, 2013 to June 30, 2016. The Inventory Distribution Agreement allowed us to experiment a new hotel distribution model under which eLong agreed to make its domestic and international hotel inventories available on our platform by certain specified time and pay us a commission on a CPS basis, and we agreed to provide it with a minimum of 450,000 room night bookings from such inventories each quarter from July to December 2013, subject to an annual increase starting 2014. Under the Inventory Distribution Agreement, we agreed to compensate eLong on a RMB27 for each room night booking that we have failed to provide pursuant to the Inventory Distribution Agreement. Because we believed that eLong had failed to make its international hotel inventories available on our platform within the agreed time period despite our request to rectify such failure, we terminated the Inventory Distribution Agreement in early September 2013. We do not expect that the termination of the agreement will have a material impact on our future business operations because eLong is one of 1,240 OTA customers we had as of June 30, 2013 and the Inventory Distribution Agreement is one of several ways we have adopted to improve our hotel information comprehensiveness since early 2013. We are expanding our business relationships with hotels directly and have made significant progress in this respect to have approximately 53,360 hotel customers as of June 30, 2013. In October 2013, we received a summons for a civil suit against us by eLong in Beijing in connection with the Inventory Distribution Agreement, whereby eLong alleged breach of contract by us and sought (i) damages in the amount of approximately RMB4.5 million to compensate for their alleged losses through September 2013 and (ii) specific performance of the Inventory Distribution Agreement from October 1, 2013 onwards. We will answer this lawsuit and defend our rights under the Inventory Distribution Agreement. We cannot predict the outcome of this lawsuit, and a judgment against us, whether in whole or in part, may result in a significant loss for us and may materially and adversely affect our results of operations. Despite the lawsuit, eLong, like other TSPs, has been using and continues to use our standard P4P services charged on a CPC basis under a separate contract, which is immaterial to our overall business and financial performance, and has no dispute with us under that contract.

We also cannot assure you that we will be able to identify appropriate OTAs and other TSPs or enter into arrangements with them on favorable terms, if at all. Moreover, as part of our growth strategy, we plan to further expand our service offerings. If we fail to establish new customer relationships on favorable terms or our new service offerings fail to attract new customers due to any reason, the growth of our business may also be materially and adversely affected.

We may also lose TSPs for many other reasons, which may adversely affect our customer base, results of operations as well as users’ perception of the completeness of travel product offerings available on our platform. For example, if one of our TSPs merges or consolidates with, or is acquired by, another company with which we do not have a relationship, we may lose that TSP in our query results or as an advertiser. Similarly, we may lose a TSP if it goes out of business. Our pricing and other terms may affect our on-going business relationships with OTAs and other TSPs. For example, we temporarily suspended our business relationships with several hotel OTAs in China in April 2013 following disagreements on our new pricing terms. We may also be unable to obtain access, pricing or other terms from existing or new TSPs that are consistent with or more favorable than our current terms. A failure to retain current terms or obtain more favorable terms with TSPs could harm our business and operating results. As our agreements with TSPs typically are short-term and non-exclusive, if any of our TSPs establishes similar or more favorable relationships with our competitors, such TSPs may prevent or restrict us from accessing or using their data and hence our search results may be incomplete and unattractive to users. Moreover, if any of our TSPs does not have or loses the authority to sell certain travel products or services, it may cease selling such travel products or services at any time, which may adversely affect the accuracy of our search results, reputation and results of operations.

If the fragmented travel market in China becomes consolidated, our business model may lose value.

China’s size and population, imbalanced economic development and differences in consumer behavior across the country have created a highly complex, fragmented and diverse travel market. According to the China National Tourism Administration, there were 22,784, 23,690 and 24,944 travel agencies in China in 2010, 2011 and 2012, respectively. A majority of travel agencies tend to be unaffiliated and small local office operations. Users must work with a large number of small, independent TSPs either directly or through a network of OTAs, both of which can be difficult to manage. Such a fragmented travel market has caused difficulties for travelers to obtain comprehensive travel information while creating opportunities and value for our business model as a consolidator of travel information from those TSPs. If, however, TSPs start to form alliances, or merge or consolidate among themselves, there will be fewer but larger TSPs, which would make comprehensive travel information more readily available to users. If that happens, our business model may lose its value, and our business prospects, financial condition and results of operations may be adversely affected.

We are dependent on the leisure travel industry for a significant portion of our net revenues.

Historically, revenues from the leisure travel industry accounted for a significant portion of our total revenues. We expect that it will continue to represent a significant portion of our total revenues in the near future. Leisure travel, including leisure airline tickets and hotel room reservations, is dependent on personal discretionary spending levels. Demand for leisure travel services tends to decline, along with the advertising money spent by TSPs, during general economic downturns and recessions. Although the Chinese leisure travel industry has experienced rapid growth in the past decade, the recent slowdown of the PRC economy has led to a general decrease in leisure travel and travel spending in China. Reduction in our revenue from the leisure travel industry could materially and adversely affect our financial condition, operating results and business prospects.

We may be unable to maintain or increase our brand awareness and preference.

We have developed our user base primarily through word-of-mouth recommendations and have in the past incurred limited brand promotion expenses. We believe that the recognition and reputation of our “Qunar

( )” brand among our target users and TSPs have contributed significantly to the growth and success of our business. User awareness, perceived quality and attributes of the “Qunar” brand are important aspects of our efforts to attract users to our website and mobile applications. Maintaining and enhancing our brand are critical to our business and competitiveness. Many factors, some of which are beyond our control, are important to maintaining and enhancing our brand. These factors include our ability to:

•	provide a compelling user experience of online travel searches;

•	maintain the popularity, attractiveness, diversity and quality of the services we offer;

•	increase brand awareness through various means of marketing and brand promotion activities; and

•	preserve our reputation and goodwill in the event of any negative media publicity toward our services, Internet security, or other issues affecting us or other online travel businesses in China.

Since some of our competitors may have more resources than we do, and can spend more advertising their brands and services, we may be forced to spend considerable money and other resources to preserve and increase our brand awareness. Should the competition for top-of-mind awareness and brand preference increase among online travel search companies, we may not be able to successfully maintain or enhance the strength of our brand. Even if we are successful in our branding efforts, such efforts may not be cost effective. If we are unable to maintain or enhance user and TSP awareness of our brand in a cost effective manner, our business, results of operations and financial condition would be adversely affected.

We are subject to payment-related risks.

We enable our users to make and our customers to accept payments through our SaaS system by working with various third-party online payment service providers such as Tenpay, 99Bill and Alipay. Because we rely on third parties to provide payment processing services, including processing payments made with credit cards and debit cards, it could disrupt our business if these companies become unwilling or unable to provide these services to us. We may be subject to human error, fraud and other illegal activities in connection with third-party online payment services.

In addition, we allow users to keep small amounts of account balance with us and transfer money to third parties on our SaaS system. We will be subject to risks related to user account abuse, human error, fraud and other illegal activities in connection with the user accounts. If our data security systems are breached or compromised, we may lose our ability to keep user account balances, accept credit and debit card payments from our users, process funds transfers, and we may be subject to claims for damages from our users and third parties, all of which could adversely and materially affect our reputation as well as our operating results.

Failure to protect confidential information of our users and network against security breaches could damage our reputation and substantially harm our business and results of operations.

We acquire personal or confidential information from users. The secure transmission of confidential information (such as users’ itineraries, hotel and other reservation information, credit card numbers and expiration dates, personal information and billing addresses) is essential to maintaining user confidence. Security breaches to our system, particularly the SaaS system, whether coming from internal or external sources, could significantly harm our reputation and business, and expose us to monetary loss or litigation.

Although we continuously strengthen our security measures, we cannot assure you that external attacks will not occur in the future, or that our existing security measures will prevent security breaches or attacks. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Any incident of security breach may affect the accessibility of our website, which could cause us to lose substantial user traffic and transaction volume. The risk of such security breaches is likely to increase as we grow and as the tools and techniques used in these types of attacks become more advanced. Meanwhile, we have limited control or influence over the security policies or measures adopted by third-party providers of online payment services through which our users make payment for transactions completed on our SaaS system. Although we do not believe that we will be held responsible for any illegal activities of third parties, any negative publicity on our website’s safety or privacy protection mechanism and policy could have a material and adverse effect on our public image and reputation. If we grant third parties greater access to our technology infrastructure in the future to provide more technology assistance to or other technical cooperation with TSPs and others, it may be more challenging for us to ensure the security of our SaaS system. Any security breach on our system or compromise of the information security measures of our TSPs and other third-party service providers could result in negative publicity, damage our reputation, expose us to risk of monetary loss or litigation, and may even subject us to regulatory penalties and sanctions, any of which could have a material and adverse effect on our reputation, business, financial condition and results of operations.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We principally rely on trade secrets to protect our technology and know-how. We have devoted substantial resources to the development of our technology and know-how. In order to protect our technology and know-how, we rely significantly on confidentiality agreements or provisions with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we would not be able to assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may not be able to adequately protect our intellectual property, which could harm the value of our brands and adversely affect our business.

We regard our intellectual property as critical to our success, and we rely on trademark, trade name, copyright, patent, trade secret and anti-unfair competition law, as well as confidentiality and/or license agreements to protect our proprietary rights. The protection of intellectual property rights in China may not be as effective as those in the United States or other countries. The steps we have taken may be inadequate to prevent the misappropriation of our technology. Reverse engineering, unauthorized copying or other misappropriation of our technologies could enable third parties to benefit from our technologies without paying us. Moreover, unauthorized use of our technology could enable our competitors to offer services that are comparable to or better than ours, which could harm our business and competitive position. From time to time, we may have to enforce our intellectual property rights through litigation. Such litigation may result in substantial costs, diversion of resources and management attention. If we are not successful in protecting our intellectual property, it could have a material adverse effect on our business, results of operations and financial condition.

We have registered domain names for websites that we use in our business, such as qunar.com. If we lose the ability to use the domain name of qunar.com, we would be forced to incur significant expenses to market our services under a new domain name, which could substantially harm our business. In addition, our competitors could attempt to capitalize on our brand recognition by using domain names similar to ours. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of, our brand or our trademarks. Protecting and enforcing our rights in our domain names and determining the rights of others may require litigation, which could result in substantial costs and diversion of management attention.

In 2009, Guangzhou Qu Na Information Technology Co., Ltd., or Guangzhou Qu Na, an unaffiliated third party, launched and operated “quna.com”, a “copycat” of our website “qunar.com”. From September to October 2009, Guangzhou Qu Na filed oppositions against all our trademark applications for our online travel-related service brands that had been preliminarily approved by the PRC Trademark Office. In April 2011, we filed a lawsuit against Guangzhou Qu Na over its unfair competition with the Guangzhou Intermediate People’s Court. The PRC Trademark Office ruled in our favor in each of the eight trademark oppositions that Guangzhou Qu Na filed against us in the period from October 2011 to February 2012. In June 2013, Guangzhou Intermediate People’s Court issued a judgment largely in our favor, ordering Guangzhou Qu Na to cease using “ ,” “ ,” “ ,” and “quna.com” as its service marks, and cease using and transfer to us the domain names of “quna.com,” “123quna.com,” and “mquna.com.” Guangzhou Qu Na and we have each filed an appeal against each other with the Guangdong Higher People’s Court on June 20, 2013 on its judgment. Currently, the case is pending appellate decision. While we intend to vigorously pursue our legal rights in PRC courts, we may not be able to obtain or enforce favorable rulings in China in a satisfactory manner. “Copycat” websites may misappropriate, dilute, or damage our brand and the functionality of our website and misdirect user traffic from our website, which could adversely affect the growth of our user base. In addition, any measures that we may take to protect our right may require us to expend significant financial or other resources and may detract management attention. Any of these factors may have material adverse effect on our business and growth prospects.

Claims by third parties that we infringe on their intellectual property rights or that our website or TSPs’ web outlets hosted by us contain errors or false or misleading information could lead to government administrative actions and result in significant costs and have a material adverse effect on our business, results of operations and financial condition.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon patents, copyrights, know-how or other intellectual property rights held by third parties. We have been in the past, and may be from time to time in the future, subject to legal proceedings, claims or government administrative actions relating to the intellectual property rights of others. For example, our group buying channel may contain pictures that infringe upon the copyrights of third parties, and our website may contain other parties’ proprietary information such as hotel reviews. If we are found to have infringed on the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question. Moreover, regardless of whether we successfully defend against such claims, we could suffer negative publicity and our reputation could be severely damaged. Any of these events could have a material and adverse effect on our business, results of operations or financial condition.

Meanwhile, our website and TSPs’ web outlets hosted by us contain information about hotels, flights, popular vacation destinations and other travel-related topics. It is possible that if any contents accessible on our website infringe upon the intellectual property rights of any third parties or contain errors or false or misleading information, third parties or our users could take actions against us for such contents or their use of such contents. Any claims, with or without merit, could be time-consuming to defend, result in litigation and divert management’s attention and resources.

In addition, user generated content on our website may contain or provide links to information that infringes on the copyrights or other intellectual property rights of third parties or violates applicable rules or regulations in relation to censorship, or we may use the user generated content in a way that infringes upon the rights of the users or third parties. Our copyright policies and user agreements prohibit users from illegally uploading copyright-protected content to our website. However, the above measures may not be sufficient to eliminate the risk of infringing or illegal material being posted or linked to on our website. Claims by third parties or actions taken by the government over infringing or illegal materials hosted or linked to on our website could result in significant costs and have a material adverse effect on our business, results of operations or financial condition.

We may be the subject of unfair competition, harassing, or other detrimental conduct by third parties including complaints to regulatory agencies, negative blog postings, and the public dissemination of malicious assessments of our business that could harm our reputation and cause us to lose market share, users and revenues.

We have been, and in the future may be, the target of unfair competition, harassing, or other detrimental conduct by third parties. Such conduct includes complaints, anonymous or otherwise, to regulatory agencies regarding our alleged unfair competition activities in the online travel service sector. For example, in early 2013, we were subject to negative publicity claiming that certain brand-name hotel chains discountinued business relationships with us due to unauthorized discounts offered by our TSPs, and such negative publicity could for a certain period of time adversely affect our users’ perception of the availability of certain brand-name hotel chains in our search results. Additionally, allegations, directly or indirectly against us, may be posted in Internet chat-rooms or on blogs or any websites by anyone, whether or not related to us, on an anonymous basis. We have been, and in the future may continue to be, subject to government or regulatory investigation as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our reputation may be negatively affected as a result of the public dissemination of anonymous allegations or malicious statements about our business, which in turn may cause us to lose market share, users, advertisers and revenues.

We may become the target of antitrust legal claims.

As the leading search-based commerce platform for the travel industry in China, we may receive close scrutiny from government agencies under PRC antitrust laws, which also provide private rights of action for competitors or users to bring antitrust claims against us. If we do not prevail in any antitrust lawsuits or administrative proceedings initiated against us by private parties or government agencies, we may face confiscation of unlawful gains, heavy fines and various constraints on our business. These constraints may include forced termination of any agreements or arrangements that are determined as in violation of antitrust laws, compulsory disposal of relevant business and limitation on certain operation practices, which may limit our ability to continue to innovate, diminish the appeal of our services, and increase our business operation costs. Such constraints may enable our competitors to develop websites, products and services that mimic the functionality of ours, which could result in decreased popularity of our website among users. Consequently, our business, financial condition and results of operations may be materially and adversely affected.

Baidu will be able to control the outcome of a large number of shareholder actions in our company.

Baidu currently holds 61.05% of our ordinary shares. Upon completion of this offering and the investment by Jaguarundi in our Class B ordinary shares, assuming the underwriters do not exercise their over-allotment option, Baidu will hold     % of our total outstanding ordinary shares, representing approximately     % of our voting power due to our dual-class ordinary share structure. In addition, we agreed to issue to Baidu warrants to acquire              Class B ordinary shares, assuming US$             as the reference price, being the same as the midpoint of the estimated public offering price range set forth on the cover of this prospectus and divided by the number of Class B ordinary shares an ADS represents, is used to determine the number of Class B ordinary shares issuable under the Zhixin Cooperation Agreement. See “History and Corporate Structure—Cooperation with Baidu on New Travel Platform—Share Warrants.” As long as Baidu holds a majority of our voting power, it has the ability to control shareholder actions through ordinary resolutions under Cayman Islands law, our amended and restated memorandum and articles of association and NYSE requirements. Baidu will have sufficient voting power to determine the outcome of all matters requiring shareholder approval even if it should, at some point in the future, hold considerably less than a majority of the combined total of our outstanding ordinary shares.

Baidu’s voting control may cause transactions to occur that might not be beneficial to you as a holder of ADSs, and may prevent transactions that would be beneficial to you. For example, Baidu’s voting control may prevent a transaction involving a change of control of us, including transactions in which you as a holder of our ADSs might otherwise receive a premium for your securities over the then-current market price. In addition,

Baidu is not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your ADSs. If Baidu is acquired or otherwise undergoes a change of control, its acquiror or successor will be entitled to exercise the voting control and contractual rights of Baidu, and may do so in a manner that could vary significantly from that of Baidu.

We may have conflicts of interest with Baidu and, because of Baidu’s controlling ownership interest in our company, may not be able to resolve such conflicts on favorable terms for us.

Conflicts of interest may arise between Baidu and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest that we have identified include the following:

Business cooperation arrangements. In 2012 and the first six months of 2013, approximately 51% and 51%, respectively, of our user traffic came from various channels through Baidu, including Baidu’s web page search service, directory navigation site and map service. During the same periods, 36% and 14%, respectively, of our user traffic from Baidu was purchased by us, and 64% and 86%, respectively, was redirected to us free of charge, including both user traffic from organic search results and user traffic redirected to us pursuant to our business cooperation agreement and other related agreements with Baidu prior to this offering. In addition, we entered into another business cooperation framework agreement with Baidu in October 2013, pursuant to which we are granted an exclusive right to operate Baidu’s new travel platform and are guaranteed certain minimum number of page views generated from the users of such new travel platform for an initial term starting from the earlier of January 1, 2014 or the 15th day after the consummation of this offering until the end of 2016, subject to an automatic renewal for seven years unless agreed otherwise by both parties. So long as Baidu continues to control us, we may not be able to bring a legal claim against Baidu in the event of contractual breach, notwithstanding our contractual rights under the agreements described above and other inter-company agreements entered into from time to time.

Sale of shares in our company. Baidu may decide to sell all or a portion of our shares that it holds to a third party, including to one of our competitors, thereby giving that third party substantial influence over our business and our affairs. Such a sale could be contrary to the interests of certain of our shareholders, including our employees or our public shareholders.

Allocation of business opportunities. Business opportunities may arise that both we and Baidu find attractive, and which would complement or expand our respective businesses. Baidu may decide to take the opportunities itself, which would prevent us from taking advantage of the opportunity ourselves.

Developing business relationships with Baidu’s competitors. So long as Baidu remains as our controlling shareholder, we may be limited in our ability to do business with its competitors, such as other Internet search service providers or portals in China. This may limit the effectiveness of our online advertisement and not be in the best interests of our company and our other shareholders.

Strategic decisions made by Baidu. Although our company is a separate, stand-alone entity, we expect to operate, for as long as Baidu is our controlling shareholder, as a part of the Baidu group. Baidu may from time to time make strategic decisions that it believes are in the best interests of its business as a whole, including our company. These decisions may be different from the decisions that we would have made on our own. Baidu’s decisions with respect to us or our business may be resolved in ways that favor Baidu and therefore Baidu’s own shareholders, which may not coincide with the interests of our other shareholders.

Further, Baidu nominated one of its employees to hold 60% of the equity interest in Qunar.com Beijing Information Technology Company Limited, i.e., our VIE. When any conflict of interests between Baidu and us arises, we cannot assure you Baidu’s nominee will act completely in our interests or that conflicts of interest will be resolved in our favor. We may not be able to resolve any potential conflicts, and even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated shareholder. Even if both parties seek to transact business on terms intended to approximate those that could have been achieved among unaffiliated parties, this may not succeed in practice.

Our business could be negatively affected by changes in general search engine algorithms and dynamics or termination of traffic-generating arrangements.

Since the third quarter of 2009, we started to make significant use of Internet search engines, principally through participation in search engine optimization and the purchase of travel-related keywords, to generate traffic to our website. Approximately 47% of our user traffic in 2012 resulted from searches initially entered on general search engine websites, primarily the search service of Baidu. Search engines, such as Baidu and Google, frequently update and change the logic which determines the placement and ordering of results of a user’s search, which may reduce the effectiveness of the keywords we have purchased. If a major search engine, such as Baidu and Google, changes its algorithms in a manner that negatively affects the search engine ranking of our website, or changes its pricing, operating or competitive dynamics to our disadvantage, our business, results of operations and financial condition could be adversely affected.

We also enter into commercial traffic-generating arrangements with various service providers such as Baidu, Google and Tencent. Approximately 44% of our user traffic in 2012 were from paid traffic-generating services. Any loss or impairment of one or more of our traffic-generating services or arrangements, especially the ones we have with Baidu, could significantly reduce our user traffic and have a material and adverse impact on our operating results.

Our business may be severely disrupted if we lose our senior management team’s services.

Our success heavily depends upon the continued services of our senior management team. In particular, we rely on the expertise and experience of Mr. Chenchao (CC) Zhuang, our co-founder and chief executive officer. If one or more of our senior executive officers were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all and our business, financial condition and results of operations may be materially and adversely affected. If any of our senior executive officer joins a competitor or forms a competing business, we may lose users, TSPs, know-how and key professionals and staff members. Each of our senior executive officers has entered into an employment agreement with us. However, if any dispute arises between our senior executive officers and us, we may incur substantial costs and expenses enforcing such agreements in China or we may be unable to enforce them at all.

If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain qualified personnel, particularly management, technical engineers and product development personnel, with expertise in the online travel or search industry. Since our industry is characterized by high demand and intense competition for talent, we may not be able to attract or retain qualified staff or other skilled employees that we will need to achieve our strategic objectives. As we are still a relatively young company, our ability to train and integrate new employees into our operations may not meet the growing demands of our business. If we are unable to attract, train and retain qualified personnel, our business, financial condition and results of operations may be materially and adversely affected.

Our business is sensitive to general economic conditions. A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.

The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and it is facing new challenges, including the escalation of the European sovereign debt crisis since 2011. It is unclear whether the European sovereign debt crisis will be contained and what effects it may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including China’s. There have also been concerns over unrest in the Middle East and Africa, which have resulted in higher oil prices and significant market volatility, and over the possibility of a war involving Iran. In addition, there have been concerns about the economic effect of the earthquake, tsunami and nuclear crisis in Japan. Economic conditions in China are sensitive to global economic conditions. Since we derive, and expect to continue to derive, our revenues almost entirely from China, and both the leisure travel market and the advertising industry tend to be cyclical and are particularly sensitive to overall economic conditions, our business and prospects may be affected by economic conditions in China. We cannot assure you that reductions in leisure travel spending will not occur, or that advertising spending in general or with respect to our offerings in particular will not decrease from current levels. A decline in the economic prospects of travelers or advertisers or the economy in general could reduce leisure travels and the needs for our services, and may also alter current or prospective advertisers’ spending priorities. Therefore, any prolonged slowdown in the global or China’s economy may lead to a reduction in both leisure travel and advertising activities, which could materially and adversely affect our financial condition and results of operations. In addition, the weak economy could erode investors’ confidence, which constitutes the basis of the credit markets. Renewed financial turmoil affecting the financial markets, banking systems or currency exchange rates may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all, which could also materially and adversely affect our business, results of operations and prospects.

Acquisitions, investments and strategic alliances could result in operating difficulties, dilution and other harmful consequences.

We may in the future evaluate and enter into discussions regarding a wide array of potential merger or acquisition transactions. Any transactions that we enter into could be material to our financial condition and results of operations. The process of integrating an acquired company, business, asset or technology may create unforeseen operating difficulties and expenditures. The areas where we face risks include:

•	significant costs of identifying and consummating acquisitions;

•	diversion of management time and focus from operating our business to acquisition integration challenges;

•	difficulties in integrating the management, technologies and employees of the acquired businesses;

•	implementation or remediation of controls, procedures and policies at the acquired company;

•	coordination of travel products and services, engineering and sales and marketing functions;

•	retention of employees from the businesses we acquire;

•	liability for activities of the acquired company before the acquisition;

•	potential significant impairment losses related to goodwill and other intangible assets acquired;

•	litigation or other claims in connection with the acquired company;

•	significant expenses in obtaining approvals for the transaction from shareholders and relevant government authorities in China;

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries; and

•	failure to achieve the intended objectives, benefits or revenue-enhancing opportunities.

Our failure to address these risks or other problems encountered in connection with our future acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities and harm our business generally. If we use our equity securities to pay for acquisitions, we may dilute the value of your ADSs and the underlying Class B ordinary shares. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends. Such acquisitions may also generate significant amortization expenses related to intangible assets.

We may in the future enter into strategic alliances with various third parties to further our business purposes from time to time. Strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the counter-party, reputation risk and an increase in expenses incurred in establishing new strategic alliances, any of which may materially and adversely affect our business. To the extent the third parties suffer negative publicity or harm to their reputations from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with such third parties.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

Prior to this offering, we have been a private company and have had limited accounting personnel and other resources with which to address our internal control over financial reporting. Our failure to discover and address any material weaknesses or control deficiencies in our internal control over financial reporting may result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

We are not currently required to comply with Securities and Exchange Commission, or SEC, rules that implement Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose as a standalone company. However, we have been required to maintain an effective internal control over financial reporting under Section 404 as a subsidiary of Baidu, Inc. since 2012. For the year ended December 31, 2012, as part of Baidu, Inc.’s Section 404 assessment, we performed a limited review of our internal control over financial reporting according to the scope assigned to us from Baidu Inc., and no material weakness was reported to Baidu, Inc. Baidu, Inc did not note any material weaknesses as of December 31, 2012, in its internal control over financial reporting.

Upon the completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002, as amended, or Sarbanes-Oxley Act, subject to exemptions we qualify for under the JOBS Act. Pursuant to SEC rules adopted under Section 404, public companies shall include in their annual report a report of management on the effectiveness of their internal control over financial reporting. In addition, an independent registered public accounting firm must report on the effectiveness of the public company’s internal control over financial reporting in our annual report on Form 20-F for the fiscal year beginning after the date on which we cease to qualify as an emerging growth company. Our management may conclude that our internal control over financial reporting is not effective on a standalone basis. Moreover, even if our management concludes that our internal control over financial reporting is effective on a standalone basis, our independent registered public accounting firm may not reach the same conclusion or may issue a report that is qualified if it is not satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed. In addition, during the course of the evaluation, documentation and testing of our internal control over financial reporting, we may identify material weaknesses and deficiencies that we may not be able to remedy in time to meet the deadline imposed by the SEC for compliance with the requirements of Section 404. If our management or our independent registered public accounting firm concludes that our internal control over financial reporting is not effective, the market price of our ADSs may be adversely affected due to a loss of investor confidence in the reliability of our reporting process. We will need to incur significant costs and use significant management and other resources to comply with Section 404 of the Sarbanes-Oxley Act.

We are an “emerging growth company” and may not be subject to requirements that other public companies are subject to, which could harm investor confidence in us and our ADSs.

On April 5, 2012, President Barack Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain requirements for qualifying public companies. We are an “emerging growth company” as defined under the JOBS Act and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies, including an exemption from the requirement to comply with the auditor attestation requirements of Section 404 and an exemption from the requirement to adopt and comply with new or revised accounting standards at the same time as other public companies. We will remain an emerging growth company up to the last day of the fifth fiscal year following the date of the offering, except that (i) if the market value of our common stock that is held by non-affiliates exceeds US$700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31; (ii) if our annual gross revenues exceed US$1 billion during any fiscal year before that time, we would cease to be an emerging growth company as of the end of such fiscal year; and (iii) if during any three-year period before that time we issue an aggregate of over US$1 billion in non-convertible debt, we would cease to be an emerging growth company upon the date of such issuance.

The JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have elected to “opt out” of this provision and, as a result, we will comply with any new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We also expect that these new rules and regulations could make it more expensive for us to renew director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee.

We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our ADS price may be more volatile.

The requirements of being a public company may strain our resources and distract our management.

Following the completion of this offering, we will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us, either or both of which could have a negative effect on our business, results of operations and financial condition.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are currently evaluating and monitoring developments with respect to these rules. We expect these rules and regulations will increase our legal and financial compliance costs, but we cannot predict or estimate the additional costs or the timing of initially additional costs we may incur.

We have no insurance coverage which could expose us to significant costs and business disruption.

As the insurance industry in China is still in an early stage of development, insurance providers in China currently offer limited business-related insurance products. We do not maintain business interruption insurance, key-man life insurance, or any insurance policies for our properties. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources. Due to our lack of insurance coverage, if we encounter any accident or interruption to our business, or our key personnel or major properties for any reason, our business, financial condition and results of operations could be materially and adversely affected.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be materially and adversely affected by natural disasters, including hurricanes, tsunamis, earthquakes or volcanic eruptions, or the outbreak of avian influenza (including H1N1 and H7N9 subtypes), severe acute respiratory syndrome, or SARS, or another epidemics. Any of such occurrences could cause severe disruption to normal leisure travel patterns and levels and hence reduce users’ travel interest and their needs for our services. Our operations could also be severely disrupted if our TSPs or advertisers were affected by such natural disasters or health epidemics. The leisure travel industry is also sensitive to other events beyond our control, such as worker shortages, work stoppages or labor unrest at any of the major airlines, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel-related accidents and terrorist attacks, any of which could have an impact on our business, financial condition and results of operations.

Our use of “open source” software could adversely affect our ability to offer our services and subject us to possible litigation.

We use open source software in connection with our development of technology infrastructure. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming noncompliance with open source licensing terms. Some open source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code. While we monitor the use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop travel products and services that are similar to or better than ours.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

We believe that our current cash and cash equivalents, and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any marketing initiatives or investments we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to obtain a credit facility or sell additional equity or debt securities. The sale of additional equity securities could result in dilution of our existing shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

The successful operation of our business depends upon the performance and reliability of the Internet infrastructure and telecommunications networks in China.

Our business depends on the performance and reliability of the Internet infrastructure and telecommunications networks in China. Almost all access to the Internet is maintained through state-owned telecommunications operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of the PRC, or the MIIT. In addition, the national networks in China are connected to the Internet through international gateways controlled by the PRC government. These international gateways are the only channels through which a domestic user can connect to the Internet. We rely on this infrastructure, primarily China Telecom and China Unicom, to provide data communications capacity. Although the PRC government has pledged to improve the Internet infrastructure in China as part of its stimulus packaged introduced in the first quarter of 2009, a more sophisticated Internet infrastructure may not develop in China. We, or our users, may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our website. However, we have no control over the costs of the services provided by telecommunications service providers. If the prices we pay for telecommunications and Internet services rise significantly, our results of operations may be materially and adversely affected. If Internet access fees or other charges to Internet users increase, our user traffic may decline and our business may be harmed. Moreover, if we are not able to renew services agreements with the telecommunications carriers when they expire and are not able to enter into agreements with alternative carriers on commercially reasonable terms or at all, the quality and stability of our services may be adversely affected.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC governmental restrictions on foreign investment in Internet and other related businesses, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Current PRC laws and regulations place certain restrictions on foreign ownership of companies that engage in Internet businesses and other related businesses, including the provision of Internet content and online advertising services. Specifically, foreign ownership in an Internet content provider or other value-added telecommunications service provider may not exceed 50%. We are a Cayman Islands corporation and a foreign person under Chinese laws. Due to the foreign ownership restrictions on these businesses, we conduct part of our business through contractual arrangements with our VIE in which we do not own any equity interests. The VIE and its subsidiaries hold the licenses, approvals and key assets such as our website that are essential for our business operations.

In the opinion of our PRC counsel, our current ownership structures, the ownership structure of our wholly-owned subsidiary and our VIE, the contractual arrangements among us, Beijing Qunar Software Technology Company Limited, i.e., our WFOE, our VIE and its shareholders are in compliance with all existing Chinese laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future Chinese laws and regulations. Accordingly, we cannot assure you that Chinese government authorities will not ultimately take a view contrary to the opinion of our Chinese legal counsel.

In or around September 2011, various media sources reported that the China Securities Regulatory Commission, or the CSRC, had prepared a report proposing regulating the use of variable interest entity structures, such as ours, in industry sectors subject to foreign investment restrictions in China and overseas listings by China-based companies. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide.

If we and our VIE and its subsidiaries are found to be in violation of any existing or future Chinese laws or regulations, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation, levying fines, restricting our right to collect revenues, confiscating our income, or the income of our VIE and its subsidiaries, revoking our business licenses, or the business licenses of our VIE and its subsidiaries, requiring us and our affiliated Chinese entities to restructure our ownership structure or operations, and requiring us or our VIE and its subsidiaries to discontinue any portion or all of our Internet content provision, or advertising businesses. Any of these actions could cause significant disruption to our business operations and may materially and adversely affect our business, financial condition and results of operations.

We rely on contractual arrangements with the VIE and its shareholders for our China operations, which may not be as effective in providing operational control as direct ownership.

Since PRC law limits foreign equity ownership in Internet and other related business in China, we operate our Internet and other related businesses through the VIE and its subsidiaries. We have no equity ownership interest in the VIE or its subsidiaries and rely on contractual arrangements with the VIE to control and operate such businesses. Such contractual arrangements include (i) a Restated Exclusive Technical Consulting and Services Agreement which will continue to be in effect until terminated by the WFOE, (ii) a Restated Loan Agreement which shall continue indefinitely until such time as (a) the Baidu nominee and Mr. Chenchao (CC) Zhuang receive a repayment notice from the WFOE and the Baidu nominee and Mr. Chenchao (CC) Zhuang fully repay the loans, or (b) an event of default (as defined therein) occurs unless the WFOE sends a notice indicating otherwise within 15 calendar days after it is aware of such event, (iii) a Restated Equity Option Agreement which will remain effective with respect to each of the VIE’s shareholders until all of his or her equity interest has been transferred or we terminate the agreement unilaterally with a 30 days prior written notice, (iv) an Equity Interest Pledge Agreement which became effective upon registration and will expire when all obligations under the aforementioned loan agreement, equity option agreement and exclusive technical consulting and services agreement have been satisfied, or the pledgee completes a transfer of equity interest pursuant to the aforementioned equity option agreement so that it no longer holds any equity interest in the VIE, and (v) Powers of Attorney which will remain in full force and effect until the Baidu nominee or Mr. Chenchao (CC) Zhuang, as the case may be, no longer holds any equity interest in the VIE. Most of the contractual arrangements are effective until we or the WFOE, in our sole discretion, terminate such contractual arrangement or exercises the rights granted thereunder. Please refer to “History and Corporate Structure—Our Corporate Structure” for more details about such contractual arrangements.

These contractual arrangements may not be as effective in providing control over the VIE and its subsidiaries as direct ownership. For example, the VIE may fail to take actions required for our operations or fail to maintain our website despite its contractual obligation to do so. In addition, we cannot assure you that either of the VIE’s shareholders would always act in our best interests.

Any failure by the VIE or its respective shareholders to perform their obligations under our contractual arrangements with them may have a material adverse effect on our business and financial condition.

If the VIE or its shareholders fail to perform their respective obligations under the contractual arrangements of which they are a party, we may incur substantial costs and expend substantial resources to enforce our rights under the contracts. We may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief and claiming damages, which may not be effective. For example, if the shareholders of the VIE were to refuse to transfer their equity interest in the VIE to us or our designee when we exercise the equity option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we might have to take legal action to compel them to perform their respective contractual obligations.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. However, the legal system in the PRC, particular as it relates to arbitration proceedings, is not as developed as in other jurisdictions, such as the United States. See “Risks Related to Doing Business in the PRC—Uncertainties with respect to the PRC legal system could adversely affect us.” Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. These uncertainties under the PRC legal system could limit our ability to enforce these contractual arrangements. Additionally, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which could cause additional expenses and delays. In the event we are unable to enforce these contractual arrangements or we experience significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our affiliated entities, our ability to conduct our business may be negatively affected and our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and damage our reputation.

Shareholders of our VIE may have potential conflicts of interest with us, which may affect the performance and renewal of our contractual arrangements with our VIE and materially and adversely affect our business and financial condition.

Mr. Chenchao (CC) Zhuang and an individual appointed by Baidu, or the Baidu nominee, are the shareholders of our VIE. Mr. Zhuang is our chief executive officer and holds 40% of the VIE’s voting power. Conflicts of interests between his duties to our company and the VIE may arise. As Mr. Zhuang is a director and executive officer of our company, he has a duty of loyalty and care to us under Cayman Islands law. We cannot assure you, however, that when conflicts of interest arise between us and the VIE, Mr. Zhuang will act completely in our interests or that the conflicts of interest will be resolved in our favor. Mr. Zhuang could violate his employment agreement with us or his legal duties by diverting business opportunities from us to others. If we cannot resolve the conflicts of interest between us and Mr. Zhuang, we would have to resort to legal proceedings, which could result in disruption of our business. The Baidu nominee is a Baidu employee and holds 60% of the VIE’s equity interest. The Baidu nominee does not have any employment contract with us, nor does he owe any legal duty to us other than the contractual obligations in connection with the VIE. Either Mr. Zhuang or the Baidu nominee may breach or cause the VIE to breach or refuse to renew the existing contractual arrangements that allow us to effectively control our affiliated PRC entities and receive economic benefits from them. There is currently no specific and clear guidance under PRC laws that address any conflict between PRC laws and Cayman Islands laws in respect of any conflict relating to corporate governance.

We may lose the ability to use and enjoy assets held by our VIE or its subsidiaries that are important to the operation of our business if our VIE or its subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

Our VIE and its subsidiaries hold certain assets that are important to our business operations. Our contractual arrangements with our VIE contain terms that specifically obligate the shareholders of the VIE to ensure the valid existence of the VIE and that the VIE may not be voluntarily liquidated. However, in the event the shareholders breach this obligation and voluntarily liquidate the VIE or cause the VIE to liquidate any of its subsidiaries, or the VIE or any of its subsidiaries declares bankruptcy, and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business operations, which could materially and adversely affect our business, financial condition and results of operations. Furthermore, if the VIE or any of its subsidiaries undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Contractual arrangements we have entered into with our affiliated PRC entity may be subject to scrutiny by the PRC tax authorities. A finding that we owe additional taxes could substantially reduce our consolidated net income and the value of your investment.

Pursuant to applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We would be subject to adverse tax consequences if the PRC tax authorities were to determine that the contractual arrangements between the WFOE and the VIE were not on an arm’s length basis and therefore constitute a favorable transfer pricing. As a result, the PRC tax authorities could require that the VIE adjust its taxable income upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by: (i) increasing the VIE’s tax expenses without reducing the WFOE’s tax expenses, which could subject the VIE to late payment fees and other penalties for under-payment of taxes; and/or (ii) resulting in the WFOE’s loss of its preferential tax treatment. In addition, the PRC tax authorities may impose late payment fees and other penalties on our affiliated PRC entities for underpaid taxes. Our results of operations may be adversely affected if our affiliated PRC entities’ tax liabilities increase or if they are found to be subject to late payment fees or other penalties.

Risks Related to Doing Business in the PRC

Adverse changes in economic and political policies of the PRC government could have a material and adverse effect on overall economic growth in China, which could materially and adversely affect our business.

Substantially all of our operations are conducted in China and substantially all of our revenues are sourced from China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors. The PRC government exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government has implemented a number of measures, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines, which have had the effect of slowing the growth of credit availability. In 2008 and 2009, however, in response to the global financial crisis, the PRC government has loosened such requirements. Although the Chinese economy has grown significantly in the past decade, that growth may not continue and any slow-down may have a negative effect on our business. Since 2012, the growth of the Chinese economy has slowed. The overall Chinese economy affects our profitability, since expenditures for travel may decrease in a slowing economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China, could have a material adverse effect on the overall economic growth of China and investment in the travel industry. Such developments could adversely affect our businesses, lead to reduction in demand for our services and adversely affect our competitive position.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet and other related businesses.

We conduct our business primarily through our PRC subsidiary and consolidated affiliated entities in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiary is a foreign-invested enterprise and is subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign-invested enterprises.

The PRC government extensively regulates the Internet and related industries, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet and other related industries. Internet-related laws and regulations in China are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be violations of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the Internet industry include, but are not limited to, the following:

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We do not own the websites, due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including Internet content provision services. As a result, we only have contractual control over our websites. This may significantly disrupt our business, subject us to sanctions, compromise the enforceability of related contractual arrangements, or have other harmful effects on us.

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There are uncertainties relating to the regulation of the Internet and other related industries in China, including evolving licensing practices. This means that permits, licenses or operations at some of our operating entities may be subject to challenge, or we may have failed to obtain permits or licenses that applicable regulators may deem necessary for our operations or we may not be able to obtain or renew certain permits or licenses to maintain their validity. For example, we are providing mobile applications to mobile device users free of charge and therefore we do not believe we need to obtain a separate operating license in addition to the valued-added telecommunications business operating licenses for Internet content provision service, or the ICP license, which we have already obtained. Although we believe this is in line with the current market practice, there can be no assurance that we will not be required to apply for an operating license for our mobile applications in the future.

•	New laws and regulations may be promulgated that will regulate Internet activities, including the online information and advertising of travel products. If these new laws and regulations are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

On July 13, 2006, the MIIT, the predecessor of which is the Ministry of Information Industry, issued the Notice of the Ministry of Information Industry on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services. This notice prohibits domestic telecommunication services providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this notice, either the holder of a value-added telecommunications services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The notice also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. Currently, our VIE and its significant operating subsidiary own the related domain names and trademarks and hold the ICP licenses necessary to conduct our operations and websites in China.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet and other related industries have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Internet and other related businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain any new licenses if required by any new laws or regulations. There are also risks that we may be found to violate the existing or future laws and regulations given the uncertainty and complexity of China’s regulation of the Internet and other related industries.

Under PRC law, insurance agency activities are categorized into “principal business” or “sideline business”, and the operation of both is subject to obtaining approval from the relevant authorities. Insurance agencies engaged in Internet insurance activities are required to fulfill certain criteria mainly relating to registered capital thresholds, the possession of a value-added telecommunications business related permit and a filing with the China Insurance Regulatory Commission, or the CIRC. See “Regulation—Regulations on Sideline Insurance Agency”. Although our VIE has obtained a Sideline Insurance Agency license, the applicability of the regulations relating to Internet insurance with regard to sideline insurance agencies is unclear and so far, no official interpretations have been issued with respect to this matter. We have yet to complete the filing with the CIRC in accordance with the CIRC rules. If any official interpretations as to their applicability to sideline insurance agencies are issued, we intend to complete such a filing with the CIRC as failure to do so could result in us being subject to penalties imposed by the CIRC, including the imposition of fines and the revocation of our VIE’s Sideline Insurance Agency license.

Furthermore, under PRC law, a company that sets up a branch to conduct business in a location outside its registered address must register with the local administration for industry and commerce, or local AIC, while a liaison office, which is typically for liaison purpose without direct business operation, is generally not required to register, although local AICs may have different practices. Our WFOE currently has nine offices outside its registered address, which are solely responsible for sales promotion and not sales or operations and none of which has been registered. If the relevant local AIC deems that any of our liaison offices is actually a branch and thus subject to such registration requirements, we may be subject to penalties for failing to register such entity. These penalties may include fines and disgorgement of gains or revocation of business license of our WFOE, although we believe that, as a matter of practice, the authorities typically impose an extreme penalty only after repeated warnings are ignored or where a violation is blatant and continuous. Because of the discretionary nature of regulatory enforcements in the PRC, we cannot assure you that we will not be subject to these penalties as a result of violations of the requirements, or that these penalties would not substantially inhibit our ability to operate our business.

Our P4P and other related services conducted by WFOE might be regarded as a form of online advertising or as part of services requiring an ICP license or other licenses.

PRC laws and regulations and administrative authorities currently do not classify P4P services and other related services as a form of online advertising or as part of services requiring an ICP license or other licenses. We conduct our P4P and other related business through our WFOE in the PRC which does not have the qualification to operate online advertising business or holds an ICP license. However, we cannot assure you that the PRC government will not classify P4P and other related services as a form of online advertising or as part of services requiring an ICP license or other licenses in the future. If new regulations characterize P4P and other related services as a form of online advertising or as part of ICP services requiring an ICP license or other licenses, we may have to conduct our P4P business through our VIE or its subsidiaries, which are qualified to operate online advertising business and hold ICP or other licenses. If the change in classification of P4P and other related services were to be retroactively applied, we might be subject to sanctions, including payment of delinquent taxes and fines. In addition, under PRC advertising laws and regulations, an online advertising service provider is obligated to monitor the advertising content posted on its websites to ensure that such content is fair and accurate and in compliance with applicable law. Therefore, the classification of P4P and other related services as a form of online advertising could subject us to an obligation to examine the content of listings of our P4P customers on our websites and the associated risks. Any change in the classification of P4P and other related service by the PRC government may significantly disrupt our operations and materially and adversely affect our business, results of operations and financial condition.

We principally rely on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have. Any limitation on the ability of our WFOE to make payments to us, or the tax implications of making payments to us, could have a material adverse effect on our ability to conduct our business or our financial condition.

We are a holding company, and we rely principally on dividends and other distributions on equity from our WFOE in China for our cash requirements, including the funds necessary to service any debt we may incur. Current PRC regulations permit our WFOE in China to pay dividends to us only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our WFOE is required to set aside at least 10% of its respective after tax profits each year, if any, to fund certain statutory reserve funds until the aggregate amount of such reserve funds reaches 50% of its registered capital. These reserves are not distributable as cash dividends. At its discretion but in accordance with its articles of association, our WFOE may allocate a discretionary portion of its after-tax profits to staff welfare and bonus funds. Furthermore, if our WFOE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. As a result, our ability to distribute dividends largely depends on earnings from our WFOE and its ability to pay dividends out of its earnings. We cannot assure you that our WFOE will generate sufficient earnings and cash flows in the near future to pay dividends or otherwise distribute sufficient funds to enable us to meet our obligations, pay interest and expenses or declare dividends.

In addition, under the PRC Enterprise Income Tax Law and its implementation rules, distributions of earnings generated by our WFOE after January 1, 2008 and paid to the WFOE’s immediate holding company incorporated in Hong Kong generally will be subject to a withholding tax (unless the PRC tax authorities determine that our Hong Kong subsidiary is a PRC resident enterprise). If certain conditions and requirements under the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income entered into between Hong Kong and the PRC and other related PRC laws and regulations are met, the withholding rate could be reduced from 10% to 5%. The immediate holding company of our PRC subsidiary is Queen’s Road Investment Management Limited, a company incorporated in Hong Kong. Pursuant to the abovementioned laws and regulations, dividends paid to by our WFOE to Queen’s Road Investment Management Limited may be subject to 5% withholding tax if certain conditions and requirements are satisfied, subject to approvals by competent PRC tax authorities.

In October 2009, the State Administration of Taxation, or the SAT, issued a Circular on How to Interpret and Recognize the “Beneficial Owner” in Tax Treaties, or Circular 601, and certain other related rules. According to Circular 601, non-resident enterprises or individuals that cannot provide valid supporting documents as “beneficial owners” may not be approved to enjoy tax treaty benefits. “Beneficial owners” refer to individuals, enterprises or other organizations that are normally engaged in substantive operations. These rules also set forth certain restrictions on a person’s qualification as a “beneficial owner.” Specifically, the Circular expressly excludes a “conduit company,” or any company established for the purposes of avoiding or reducing tax obligations or transferring or accumulating profits and not engaged in actual operations such as manufacturing, sales or management, from the definition of a “beneficial owner.” As a result, although our WFOE is currently wholly-owned by our Hong Kong subsidiary, we may not be able to enjoy the 5% withholding tax rate under the tax treaty with respect to dividends to be paid by our PRC subsidiary to our Hong Kong subsidiary, because our Hong Kong subsidiary may not qualify as a beneficial owner of the dividends paid by our PRC subsidiary.

We and/or our Hong Kong subsidiary may be classified as a ‘‘PRC resident enterprise’’ for PRC enterprise income tax purposes, which could result in our global income being subject to 25% PRC enterprise income tax.

The PRC Enterprise Income Tax Law, or EIT Law, provides that an enterprise established outside China whose “de facto management body” is located in China is considered a “PRC resident enterprise” and will generally be subject to the uniform 25% enterprise income tax rate, or EIT rate, on its global income. Under the implementation rules of the EIT Law, “de facto management body” is defined as the organization body that effectively exercises management and control over such aspects as the business operations, personnel, accounting and properties of the enterprise.

On April 22, 2009, the State Administration of Taxation, or SAT, released the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, that sets out the standards and procedures for determining whether the “de facto management body” of an enterprise registered outside of the PRC and controlled by PRC enterprises or PRC enterprise groups is located within the PRC. Under Circular 82, a foreign enterprise controlled by PRC enterprises or PRC enterprise groups is considered a PRC resident enterprise if all of the following apply: (i) the senior management and core management departments in charge of daily operations are located mainly within the PRC; (ii) financial and human resources decision are subject to determination or approval by persons or bodies in the PRC; (iii) major assets, accounting books, company seals and minutes and files of board and shareholders’ meeting are located or kept within the PRC; and (iv) at least half of the enterprise’s directors with voting rights or senior management reside within the PRC. Although Circular 82 explicitly provides that the above standards apply to enterprises which are registered outside the PRC and controlled by PRC enterprises or PRC enterprise groups, Circular 82 may reflect the SAT’s criteria for determining the tax residence of foreign enterprises in general. We currently do not believe that we are or our Hong Kong subsidiary is a PRC resident enterprise, because we do not believe that we or our Hong Kong subsidiary meet all of the conditions above. If the PRC tax authorities were to disagree with our position, we or our Hong Kong subsidiary may be subject to PRC enterprise income tax reporting obligations and to 25% PRC enterprise income tax on our global taxable income, except for our income from dividends received from our WFOE, which may be exempt from PRC tax. If we are treated as a PRC resident enterprise, the 25% PRC income tax on our global taxable income could affect our ability to satisfy any cash requirements we may have.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our ADSs or Class B ordinary shares.

Under the EIT Law and its implementation rules, subject to any applicable tax treaty or similar arrangement between the PRC and your jurisdiction of residence that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources payable to investors that are non-PRC resident enterprises, which do not have an establishment or place of business in the PRC, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of American depositary shares or shares by such non-PRC resident enterprise investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC unless a treaty or similar arrangement otherwise provides. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within the PRC paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of American depositary shares or shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws. Although substantially all of our business operations are in China, it is unclear whether dividends we pay with respect to our Class B ordinary shares or ADSs, or the gain realized from the transfer of our Class B ordinary shares or ADSs, would be treated as income derived from sources within the PRC and as a result be subject to PRC income tax if we were considered a PRC resident enterprise, as described above. If PRC income tax were imposed on gains realized through the transfer of our ADSs or Class B ordinary shares or on dividends paid to our non-resident investors, the value of your investment in our ADSs or Class B ordinary shares may be materially and adversely affected. Furthermore, our ADS holders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under such tax treaties or arrangements.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business and subject us to liability for information displayed on or linked to our website.

The PRC government has adopted regulations governing Internet access and the distribution of information over the Internet. Under these regulations, Internet content providers and Internet publishers are prohibited from posting or displaying over the Internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses and the closure of the concerned websites. In the past, failure to comply with such requirements has resulted in the closure of certain websites. The website operator may also be held liable for such censored information displayed on or linked to the website.

In addition, the MIIT has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local Internet service provider to block any Internet website at its sole discretion. From time to time, the Ministry of Public Security has stopped the dissemination over the Internet of information which it believes to be socially destabilizing. The State Administration for the Protection of State Secrets is also authorized to block any website it deems to be leaking State secrets or failing to meet the relevant regulations relating to the protection of State secrets in the dissemination of online information.

Although we attempt to monitor the content in our query results and the user generated reviews and comments on our website, we are not able to control or restrict the content of other Internet content providers linked to or accessible through our website, or content (including reviews, as well as pictures and travel experience sharing) generated or placed on our website by our users, experts and others. To the extent that PRC regulatory authorities find any content displayed on or linked to our website objectionable, they may require us to limit or eliminate the dissemination of such information on our website, which may reduce our user traffic and have an adverse effect on our business. In addition, we may be subject to penalties for violations of those regulations arising from information displayed on or linked to our website, including a suspension or shutdown of our online operations.

The heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on our business operations, our acquisition or restructuring strategy or the value of your investment in us.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT in December 2009, with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas non-public holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate of less than 12.5% or (ii) does not impose income tax on foreign income of its residents, the non-resident enterprise, being the transferor, must report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On March 28, 2011, the SAT released SAT Public Notice (2011) No. 24, or SAT Public Notice 24, to clarify several issues related to Circular 698. SAT Public Notice 24 became effective on April 1, 2011. According to SAT Public Notice 24, the term “effective tax” refers to the effective tax on the gain derived from disposition of the equity interests of an overseas holding company; and the term “does not impose income tax” refers to the cases where the gain derived from disposition of the equity interests of an overseas holding company is not subject to income tax in the country/region where the overseas holding company is a resident.

There is uncertainty as to the application of SAT Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or made any formal declaration as to the process and format for reporting an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise. In addition, there are no formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax. SAT Circular 698 may be determined by the tax authorities to be applicable to previous investments by non-resident investors in our company, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose. As a result, we and our existing non-resident investors may be at risk of being taxed under SAT Circular 698 and may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698, which may have a material adverse effect on our financial condition and results of operations or such non-resident investors’ investments in us. We have conducted and may conduct acquisitions involving corporate structures, and historically our shares were transferred by certain then shareholders to our current shareholders. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance for the investigation of PRC tax authorities with respect thereto. Any PRC tax imposed on a transfer of our shares or any adjustment of such gains would cause us to incur additional costs and may have a negative impact on the value of your investment in us.

Discontinuation of any of the preferential tax treatments or imposition of any additional taxes could adversely affect our financial condition and results of operations.

China passed the EIT Law and its implementation rules, both of which became effective on January 1, 2008. The EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous laws and regulations. The EIT Law, however, (i) reduces the statutory rate of the enterprise income tax from 33% to 25%, (ii) permits companies established before March 16, 2007 to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules promulgated by the State Council on December 26, 2007, and (iii) introduces new tax incentives, subject to various qualification criteria. The EIT Law and its implementation rules permit certain “high and new technology enterprises strongly supported by the state” which hold independent ownership of core intellectual property to enjoy a preferential enterprise income tax rate of 15% subject to certain new qualification criteria. Our WFOE and VIE were recognized by the relevant authorities as “high and new technology enterprises”, or HNTEs, on December 14, 2009 and were reaffirmed as such pursuant to a three-year review on October 30, 2012, and therefore remain eligible for the reduced 15% corporate income tax rate upon their filing with the relevant tax authorities. The qualification as a “high and new technology enterprise” is subject to annual evaluation and a three-year review by the relevant authorities in China. In order to maintain this qualification and the preferential tax rate, our WFOE and VIE must submit a review application to the Beijing Municipal Science and Technology Commission before October 29, 2015. If our WFOE or VIE fails to maintain their “high and new technology enterprise” qualifications or renew these qualifications when the relevant term expires, their applicable corporate income tax rate would increase to 25%, which could have a material adverse effect on our financial condition and results of operations. We cannot assure you that we will be able to maintain our current effective tax rate in the future.

The PRC government’s pilot plan to replace the business tax with a VAT may require us to pay more taxes.

Pursuant to the PRC Provisional Regulations on Business Tax, taxpayers providing taxable services falling under the category of service industry in China are required to pay a business tax at a normal tax rate of 5% of their revenues. In November 2011, the Ministry of Finance and the SAT promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. Pursuant to this plan and relevant notices issued by the Beijing Municipal Office of SAT, from September 1, 2012, a value-added tax, or VAT, is imposed to replace the business tax in the transport and shipping industry and some of the modern service industries in Beijing. Under the pilot plan, a VAT rate of 6% applies to certain modern service industries. Our WFOE and most of our affiliated PRC entities are located in Beijing, and since this pilot plan applies to our businesses, we are subject to a VAT rate of 6%, subject to certain offset by the VAT we pay in connection with the purchases from our suppliers. The 6% VAT rate is higher than the business tax rate that previously applied to us and may have a negative effect on our financial condition and results of operations.

With respect to display advertising services, we regularly provide such services at a discount to our standard rates, a standard industry practice in the PRC. These discounts are in the form of free advertising elements, of which the duration and other terms of services are specified as part of the advertisement contract. The VAT pilot plan created uncertainties as to whether these free elements should constitute deemed taxable services, and therefore should not be treated as discounts to the overall contract arrangements and should be subject to VAT based on the standard rates of services. We currently do not treat such free elements as giving rise to deemed taxable services for VAT purposes. The rules related to the VAT pilot plan are still evolving and the timing of the promulgation of the final tax rules or related interpretation is uncertain. The estimated amount for this contingency up to June 30, 2013 was RMB6.2 million (US$1.0 million).

PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our WFOE.

We may transfer funds to our WFOE or finance our WFOE by means of shareholder loans or capital contributions upon completion of this offering. Any loans to our WFOE, which is a foreign-invested enterprise, cannot exceed statutory limits based on the difference between the registered capital and the investment amount of such subsidiary, and shall be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital contributions we make to our WFOE shall be approved by the Ministry of Commerce, or MOFCOM, or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to our WFOE in a timely manner may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In addition, SAFE promulgated the Circular on the Relevant Operating Issues concerning Administration Improvement of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, on August 29, 2008. SAFE promulgated Circular 45 on November 16, 2011 in order to clarify the application of Circular 142. Under Circular 142 and Circular 45, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC. In addition, foreign-invested companies may not change how they use such capital without SAFE’s approval, and may not in any case use such capital to repay RMB loans if proceeds of such loans have not been utilized. Violations of Circular 142 or Circular 45 may result in severe penalties, including heavy fines as set forth in the section entitled “Regulations—Regulations on Foreign Exchange.” As a result, Circular 142 and Circular 45 may significantly limit our ability to transfer the net proceeds from our initial public offering and subsequent offerings or financings to our WFOE, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Furthermore, SAFE promulgated the Circular on Issues concerning Straightening the Administration of Foreign Exchange Businesses, or SAFE Circular 59 on November 9, 2010 which requires the local SAFE branch and banks to closely examine the authenticity of the settlement of net proceeds from offshore offerings and the net proceeds to be settled in the manner described in the offering documents. Circular 142, Circular 45 and Circular 59 may significantly limit our ability to transfer the net proceeds from this offering to our WFOE and convert the net proceeds into RMB, which may materially and adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Restrictions on the remittance of RMB into and out of the PRC and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and the remittance of currency out of China. We receive substantially all of our revenues in RMB and substantially all of our cash inflows and outflows are denominated in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our subsidiaries in China after they receive payments from the VIE under various service and other contractual arrangements. We may convert a portion of our revenues into other currencies to meet our foreign currency obligations, such as payments of dividends declared in respect of our ordinary shares, if any. Shortages in the availability of foreign currency may restrict the ability of our WFOE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain routine procedural requirements. Therefore, our WFOE is able to pay dividends in foreign currencies to us without prior SAFE approval, provided that we comply with certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs. Further, there is no assurance that new regulations will not be promulgated in the future that would have the effect of further restricting the remittance of RMB into or out of

PRC. Further, there is no assurance that new regulations will not be promulgated in the future that would have the effect of further restricting the remittance of RMB into or out of PRC.

We may be subject to penalties, including restriction on our ability to inject capital into our WFOE and our WFOE’s ability to distribute profits to us, if our PRC resident shareholders or beneficial owners fail to comply with relevant PRC foreign exchange rules.

SAFE issued a public notice in October 2005, or Circular 75, requiring PRC residents to register with the local SAFE branch for establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies owned by such PRC residents, referred to in the notice as an “offshore special purpose vehicle.” The term “control” under Circular 75 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore special purpose vehicles or PRC companies by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE has further issued a series of implementation guidelines. These regulations require PRC residents and PRC corporate entities to register their direct or indirect offshore investment in offshore special purpose vehicles with competent local branches of SAFE. These regulations may apply to our shareholders and beneficial owners who are PRC residents or which have PRC residents as their ultimate owners and may apply to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who establish or control, or have previously established or controlled prior to October 2005, offshore special purpose vehicles are required to register those investments. In addition, any PRC resident that is a shareholder or beneficial owner of an offshore special purpose vehicle is required to amend the SAFE registration with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital. Moreover, any subsidiary of such offshore special purpose company in China is required to urge the PRC resident shareholders and beneficial owners to update their registration with the local branch of SAFE. If any shareholder or beneficial owner who is considered as a PRC resident by SAFE fails to make the required registration or to update the previously filed registration, the subsidiary of such offshore special purpose company in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the offshore special purpose company, and the offshore special purpose company may also be prohibited from making additional capital contribution into its subsidiary in China.

We have requested all of our current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of Circular 75 and its guidance and will urge relevant shareholders and beneficial owners, upon learning they are PRC residents, to register with the local SAFE branch as required under Circular 75 and its guidance. However, we may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and as Circular 75 and its related foreign exchange regulations are relatively new and evolving and their interpretation and enforcement involve significant uncertainties, we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents have fully complied or will comply with our request to make, obtain or update any applicable registrations or have fully complied or will fully comply with other requirements required by Circular 75 or other related rules in a timely manner. For example, Mr. Zhuang, one of our founders and a PRC resident, is currently in the process of applying for amendments to his SAFE registration under Circular 75 with respect to recent changes in our share capital. We cannot assure you that Mr. Zhuang will successfully obtain such SAFE registration in accordance with applicable PRC law.

In case of any non-compliance by any of our shareholders or beneficial owners who are PRC residents, our WFOE and such shareholders and beneficial owners may be subject to fines and other legal sanctions, including restrictions on our ability to contribute additional capital into our WFOE and our WFOE’s ability to distribute dividends to our offshore holding companies, any of which would adversely affect our business.

Failure to comply with PRC regulations regarding the registration requirements for stock ownership plan or stock option plan may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Under SAFE regulations, PRC residents who participate in an employee stock ownership plan or stock option plan in an overseas publicly-listed company are required to register with the SAFE or its local branch and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of these participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise or sale of stock options. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes.

We and our PRC resident employees who participate in our share incentive plan, which we adopted in 2007, will be subject to these regulations when our company becomes publicly listed in the United States. If we or our PRC resident option grantees fail to comply with these regulations, we or our PRC resident option grantees may be subject to fines and other legal or administrative sanctions. See “Regulation—Regulations on Employee Stock Options Plans.”

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Although the exchange rate between the RMB and the U.S. dollar has been effectively pegged by the People’s Bank of China since 1994, there can be no assurance that the RMB will remain pegged to the U.S. dollar, especially in light of the significant international pressure on the Chinese government to permit the free floatation of the RMB, which could result in a continuous appreciation of the RMB against the U.S. dollar. Our revenues and costs are mostly denominated in RMB. We rely entirely on dividends and other fees paid to us by our subsidiaries and affiliated entity in China. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, an appreciation of the RMB against the U.S. dollar would make any new RMB-denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy resulted in an over 20% appreciation of the RMB against the U.S. dollar over the following three years. For almost two years after reaching a high against the U.S. dollar in July 2008, however, the RMB traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the RMB fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. In April 2012, the PRC government announced that it would allow more RMB exchange rate fluctuation. However, it remains unclear how this announcement might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the RMB against the U.S. dollar. Substantially all of our revenues and costs are denominated in RMB, and a significant portion of our financial assets are also denominated in RMB. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of the RMB may materially and adversely affect any dividends payable on, our ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we received from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law, and, if required, we cannot assure you that we will be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, SAT, the State Administration for Industry & Commerce, or SAIC, the China Securities Regulatory Commission, or CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009 by MOFCOM. These regulations, among other things, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from CSRC. If CSRC approval is required, it is uncertain how long it will take us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

Our PRC counsel, TransAsia Lawyers, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the NYSE because (i) CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, and (ii) our wholly-owned PRC subsidiary was established by foreign direct investment, rather than through a merger or acquisition of a domestic company as defined under the New M&A Rules. However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If prior approval is required, we plan to make best endeavors to apply for it, but we may not be able to obtain it and hence, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

PRC laws and regulations establish more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

PRC laws and regulations, such as the New M&A Rules, Anti-monopoly Law of the PRC and the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the MOFCOM in August 2011, or the MOFCOM Security Review Rules, established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review or security review.

The MOFCOM Security Review Rules are formulated to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or Circular No. 6. The MOFCOM Security Review Rules came into effect on September 1, 2011 and replaced the Interim Provisions of the Ministry of Commerce on Matters Relating to the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM in March 2011. According to these circulars and rules, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises have “national security” concerns. In addition, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review, the MOFCOM will look into the substance and actual impact of the transaction. The MOFCOM Security Review Rules further prohibit foreign investors from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions.

There is no requirement for foreign investors in those mergers and acquisitions transactions already completed prior to the promulgation of Circular No. 6 to submit such transactions to MOFCOM for security review. As we have already obtained the “de facto control” over our affiliated PRC entities prior to the effectiveness of these circulars and rules, we do not believe we are required to submit our existing contractual arrangement to the MOFCOM for security review.

However, as these circulars and rules are relatively new and there is a lack of clear statutory interpretation on the implementation of the same, there is no assurance that the MOFCOM will not apply these national security review-related circulars and rules to the acquisition of equity interest in our WFOE. If we are found to be in violation of the MOFCOM Security Review Rules and other PRC laws and regulations with respect to the merger and acquisition activities in China, or fail to obtain any of the required approvals, the relevant regulatory authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income, revoking our WFOE’ business or operating licenses, requiring us to restructure or unwind the relevant ownership structure or operations. Any of these actions could cause significant disruption to our business operations and may materially and adversely affect our business, financial condition and results of operations. Further, if the business of any target company that we plan to acquire falls into the ambit of security review, we may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We face certain risks relating to the real properties that we lease.

We lease real properties from third parties primarily for our office use in the PRC, and we have certain title defects relating to these properties. The premises currently used by our headquarters in Beijing, China, are leased from a third party. The registered uses for such building and its underlying land do not include use by an industrial or commercial company like us. Therefore, the lease of such a property to us shall be subject to approval by the competent government authorities and may be subject to payment of premium fees to the government by the lessor. We cannot ensure that the lessor has completed all or any of the necessary formalities with the relevant governmental authorities.

We also lease from third parties certain other real properties, and the title certificates or building ownership certificates for some of those properties have not been provided to us. We cannot assure you that title to these properties we currently lease will not be challenged. In addition, we have not registered any of our lease agreements with relevant PRC governmental authorities as required by PRC law, and although failure to do so does not in itself invalidate the leases, we may not be able to defend these leases against bona fide third parties.

As of the date of this prospectus, we are not aware of any actions, claims or investigations being contemplated by government authorities with respect to the defects in our leased real properties or any challenges by third parties to our use of these properties. However, if third parties who purport to be property owners or beneficiaries of the mortgaged properties challenge our right to lease these properties, we may not be able to protect our leasehold interest and may be ordered to vacate the affected premises, which could in turn materially and adversely affect our business and operating results.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

On June 29, 2007, the Standing Committee of the National People’s Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008. The PRC Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor union and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. According to the PRC Labor Contract Law, an employer is obliged to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. The employer must pay severance to an employee where a labor contract is terminated or expires, with certain exceptions. In addition, the government has continued to introduce various new labor-related regulations after the effectiveness of the PRC Labor Contract Law. For example, regulations require that annual leave ranging from five to 15 days be made available to employees and that employees be compensated for any untaken annual leave days at a rate of three times their daily salary, subject to certain exceptions. On October 28, 2010, the Standing Committee of the National People’s Congress promulgated the PRC Social Insurance Law, which became effective on July 1, 2011. According to the PRC Social Insurance Law, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and the employers must, together with their employees or separately, pay the social insurance premiums for such employees.

As a result of these new regulations designed to enhance labor protection, we expect our labor costs to increase. In addition, as the interpretation and implementation of these new regulations are still evolving, our employment practice may not be at all times be deemed in compliance with the new regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and as such, investors may be deprived of the benefits of such inspection.

Our independent registered public accounting firm that issued the audit reports included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and applicable professional standards. Because our auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, and such deficiencies may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures, and to the extent that such inspections might have facilitated improvements in our auditor’s audit procedures and quality control procedures, investors may be deprived of such benefits.

We may be adversely affected by the outcome of the administrative proceedings brought by the SEC against five accounting firms in China.

The SEC has brought administrative proceedings against five accounting firms in China, alleging that the accounting firms refused to produce audit papers and other documents related to certain China-based companies that were under investigation by the SEC for potential accounting fraud. The independent registered public accounting firm that will issue the audit reports included in this prospectus and our future annual reports to be filed with the SEC is one of the five accounting firms named in the SEC’s proceedings, and we may be adversely affected by the outcome of the proceedings.

The PCAOB announced on May 24, 2013 that it had entered into a Memorandum of Understanding on Enforcement Cooperation, or the MOU, with CSRC and the Ministry of Finance of China. The MOU establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the US and the PRC. The PCAOB continues to engage in discussions with the CSRC and Ministry of Finance of China to permit joint inspections in China of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

However, the SEC administrative proceedings are ongoing and it is unclear what impact, if any, the MOU will have on the SEC proceedings. If the SEC prevails in the proceedings, our independent registered public accounting firm and the other four accounting firms in China that were named in the proceedings may be barred from practicing before the SEC and hence unable to continue serving as auditors for China-based companies listed in the U.S. If none of the China-based auditors are able to continue serving as auditors for China-based companies listed in the U.S., we will not be able to meet the reporting requirements under the Exchange Act following the listing of our ADSs in the U.S., which may ultimately result in our deregistration by the SEC and delisting from the NYSE.

Risks Relating to Our ADSs and this Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and an active trading for our ADSs may not develop after this offering so you may not be able to resell your ADSs at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price for our ADSs will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our ADSs after this offering. If you purchase our ADSs, you may not be able to resell those ADSs at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market for our ADS or otherwise or how liquid that market might become. An active public market for our ADSs may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell our ADSs at a price that is attractive to you, or at all.

The market price for our ADSs may be volatile, which could result in substantial losses to you.

The market price for our ADSs may be volatile and subject to wide fluctuations in response to factors such as actual or anticipated fluctuations in our quarterly results of operations, changes in financial estimates by securities research analysts, negative publicity, studies or reports, changes in the economic performance or market valuations of other companies operate in our industry, announcements by us or our competitors of material acquisitions, strategic partnerships, joint ventures or capital commitments, fluctuations of exchange rates between RMB and the U.S. dollar, intellectual property litigation, actual or threatened litigation arising from other reasons including contract disputes with our business partners, release or expiry of lock-up or other transfer restrictions on our outstanding shares or ADSs, regulatory developments affecting us, our customers and our industry, sales or perceived potential sales of additional ADSs or ordinary shares, and economic or political conditions in China. In addition, the performance, and fluctuation in market prices, of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes of our ADSs. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings, including Internet companies, may affect the attitudes of investors towards Chinese companies listed in the United States, which consequently may impact the trading price of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices, business practice, fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Volatility in global capital markets, as was experienced during the recent global financial crisis and the ongoing European debt crisis, could also have an adverse effect on the market price of our ADSs. Furthermore, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

Our quarterly results may fluctuate, making quarterly comparisons and financial forecasting difficult, and could fall below investor expectations or estimates by securities research analysts, which may cause the trading price of our ADSs to decline.

Our revenues and operating results have varied significantly from quarter to quarter because our business experiences seasonal fluctuations, which reflect seasonal trends for demand for the travel products searched and advertised on our platform. Traditional leisure travel bookings in China are generally more frequent in the first and third quarter of the year primarily because during the first quarter, many people travel to reunite with their families for the Chinese New Year holiday, and during the third quarter, summer break for students, favorable weather throughout China and advance travel booking for the National Day holiday all contribute to an increased amount of travel activities in China. We have seen and expect to continue to see, that the most significant quarter-over-quarter growth of our revenues will be earned in the first and third quarters. However, the historical seasonality of our business has been relatively mild due to the rapid growth we have experienced. In addition, advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as individual travel patterns. As our business is rapidly changing and evolving, which has tended to mask the cyclicality and seasonality of our business, our historical operating results may not be useful to you in predicting our future operating results. As our growth rate slows, the seasonality and cyclicality in our business will become more pronounced and cause our operating results to fluctuate.

A number of factors, many of which are beyond our control, may cause our results of operations for future periods fall below the expectations of public market analysts and investors, causing the market price of our securities to decline. Factors that may affect our quarterly results include, but are not limited to:

•	seasonal variations in operating results;

•	the discretionary nature of our users’ demands and spending patterns;

•	the cyclical nature of advertising spending;

•	competition from our competitors;

•	vulnerability of our business to a general economic downturn in the global economy; and

•	changes in the laws that affect our operations.

As a result, investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance.

Substantial future sales or the perception of sales of our ADSs or ordinary shares in the public market could cause the price of our ADSs to decline.

Sales of substantial amounts of our ordinary shares or ADS, including those issued upon the exercise of outstanding options, in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our ADSs and could impair our ability to raise capital through the sale of additional shares. Such sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Immediately after the completion of this offering and the investment by Jaguarundi in our Class B ordinary shares, we will have an aggregate of              ordinary shares issued and outstanding, including              Class B ordinary shares represented by              ADSs offered in this offering and              Class B ordinary shares issued and offered by us to Jaguarundi in connection with its investment in our Class B ordinary shares but excluding              Class B ordinary shares issuable upon the exercise of warrants held by Baidu, assuming US$             as the reference price, being the same as the midpoint of the estimated public offering price range set forth on the cover of this prospectus and divided by the number of Class B ordinary shares an ADS represents, is used to determine the number of Class B ordinary shares issuable under the Zhixin Cooperation Agreement. See “History and Corporate Structure—Cooperation with Baidu on New Travel Platform—Share Warrants.” Our ADSs sold in this offering will be eligible for immediate resale in the public market without restrictions, except for any shares of our ADSs that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. Restricted securities held by our existing shareholders may also be sold in the public market in the future subject to the restrictions contained in Rule 144 under the Securities Act and applicable lock-up agreements. If any existing shareholders, or option holders or warrant holders after exercising their options or warrants, sell a substantial amount of ordinary shares after the expiration of the lock-up period, the prevailing market price for our ADSs could be adversely affected. See “Underwriting” and “Shares Eligible for Future Sale” for additional information regarding resale restrictions. Sales by our existing shareholders of a substantial number of shares in the public market, or the threat of a substantial sale, could cause the market price of our ADSs to decrease significantly.

In addition, certain holders of our Class A ordinary shares will have the right to cause us to register the sale of an aggregate of              ordinary shares under the Securities Act, subject to a 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of our ordinary shares issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our ordinary shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Since the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

The public offering price per ADS will be substantially higher than the net tangible book value per ordinary shares issued prior to this offering. Purchasers of our ADSs offered in the offering will therefore incur an immediate and substantial dilution in the net tangible book value per ADSs from the initial public offering price. See “Dilution” for a complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering. In addition, you may experience further dilution if share options, warrants or other rights to purchase our ordinary shares that are outstanding or that we may issue in the future are exercised or converted, or if we issue additional ordinary shares at prices lower than our net tangible book value at the time of issuance. For instance, we agreed to issue to Baidu warrants to acquire              Class B ordinary shares, assuming US$             as the reference price, being the same as the midpoint of the estimated public offering price range set forth on the cover of this prospectus and divided by the number of Class B ordinary shares an ADS represents, is used to determine the number of Class B ordinary shares issuable under the Zhixin Cooperation Agreement. See “History and Corporate Structure—Cooperation with Baidu on New Travel Platform—Share Warrants.”

You should not rely on the benchmark revenue information that we agreed with Baidu in a business cooperation framework agreement, which is subject to inherent uncertainties, when you make your investment decisions.

In a business cooperation framework agreement that we entered into with Baidu in October 2013, we agreed to use our best business efforts to achieve certain benchmark revenue during the initial term of the agreement, which will end on December 31, 2016. Such benchmark revenue information was the result of commercial negotiations between Baidu and us and the sole purpose of such benchmark revenue information is to determine each party’s economic entitlement of the excess part of revenue generated from the exclusive operation right Baidu granted to us. Such benchmark revenue information was not negotiated or provided with a view towards compliance with published guidelines of the SEC and the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information and should not be read or interpreted as such. Our actual performance following the grant of exclusive rights to operate Baidu’s new travel platforms is based upon a number of assumptions and estimates that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and upon assumptions with respect to future business decisions which are subject to change. No assurance can be given that we could achieve the benchmark revenue as agreed in the agreement with Baidu and you should not rely on such benchmark revenue information when making investment decisions.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We do not anticipate that we will pay any cash dividends on our ordinary shares, or indirectly on our ADSs, for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions relating to indebtedness we may incur, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase ADSs in this offering, realization of a gain on your investment will depend on the appreciation of the price of our ADSs, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our ADSs.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are organized under Cayman Islands law, conduct substantially all of our operations in China and all of our directors and officers reside outside the United States.

Our corporate affairs are governed by our amended and restated memorandum and articles of association and by the Companies Law (2012 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less developed body of securities laws as compared to the U.S., and provide significantly less protection to investors. Therefore, our public shareholders may have more difficulties in protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, our ability to protect our interests if we are harmed in a manner that would otherwise enable us to sue in a United States federal court may be limited.

We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China through our WFOE and VIE in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may not have the same voting rights as the holders of our Class B ordinary shares and must act through the depositary to exercise your rights.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares represented by our ADSs on an individual basis, unless he/she converts such ADSs into Class B ordinary shares registered directly in his/her own name. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Upon our written request, the depositary will mail to you a shareholder meeting notice which contains, among other things, a statement as to the manner in which your voting instructions may be given, including an express indication that such instructions may be given or deemed given to the depositary to give a discretionary proxy to a person designated by us if no instructions are received by the depositary from you on or before the response date established by the depositary. However, no voting instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that (i) we do not wish such proxy given, (ii) substantial opposition exists, or (iii) such matter materially and adversely affects the rights of shareholders. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the shares underlying your ADSs are not voted as you requested.

You may be subject to limitations on the sale, deposit, cancellation and transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it advisory to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

If we offer holders of our Class B ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. However, the depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. In addition, U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act, with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, you may be unable to participate in our rights offerings and may experience dilution of your holdings as a result.

You may lose some or all of the value of the distribution by the depositary if the depositary cannot convert RMB into U.S. dollars on a reasonable basis.

The depositary will convert any cash dividend or other cash distribution we pay on the Class B ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from any government is needed and cannot be obtained, the depositary is allowed to distribute RMB only to those ADS holders to whom it is possible to do so. It will hold RMB it cannot convert for the account of the ADS holders who have not been paid. However, it will not invest RMB and it will not be liable for interest. In addition, if the exchange rates fluctuate during a time when the depositary cannot convert RMB, the ADS holders who have not been paid may lose some or all of the value of the distribution.

You may not receive distributions on our Class B ordinary shares or any value for them if such distribution is illegal or impractical or if any required government approval cannot be obtained in order to make such distribution available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class B ordinary shares or other deposited securities after deducting its fees and expenses, although we do not expect to pay dividends in the near future. You will receive these distributions in proportion to the number of Class B ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation under the U.S. securities laws to register the ADSs, Class B ordinary shares, rights or other securities distributed through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, Class B ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive the distribution we make on our Class B ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

Our management will have considerable discretion as to the use of the net proceeds to be received by us from this offering and you may not agree with our management on these uses.

We have not allocated the majority of the net proceeds to be received by us of this offering to any particular purpose. Rather, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class B ordinary shares and the ADSs may view as beneficial.

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. On all matters subject to shareholders’ vote, holders of Class A ordinary shares are entitled to three votes per share, while holders of Class B ordinary shares are entitled to one vote per share. We plan to issue ADSs representing our Class B ordinary shares in this offering. In addition, all options granted prior to or to be granted after the completion of this offering entitle option holders to the equivalent number of Class B ordinary shares once the options are vested and exercised. Upon any sale, pledge, transfer, assignment or disposition of a Class A ordinary share by its holder to a person who is not already a holder of Class A ordinary shares and is not an affiliate of such holder as defined in our memorandum and articles of association, such Class A ordinary share shall automatically convert into one Class B ordinary share without any actions on the part of the transferor or the transferee. If Class A Ordinary Shares are transferred by a shareholder to its affiliate, and within six months after such transfer there is a change of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Class A Ordinary Shares held by that affiliate, then such Class A Ordinary Shares will automatically and immediately convert into an equal number of Class B Ordinary Shares. Class A Ordinary Shares may be converted into an equal number of Class B Ordinary Shares at any time at the election of the holder of the Class A Ordinary Shares. In no event shall Class B ordinary shares be convertible into Class A ordinary shares. For more information on our ordinary shares, you should refer to the “Description of Share Capital” section of this prospectus.

Due to the disparate voting powers attached to these two classes of ordinary shares, we anticipate that immediately after this offering and the investment by Jaguarundi in our Class B ordinary shares, our existing Class A ordinary shareholders will collectively own approximately             %, and our controlling shareholder Baidu alone will possess approximately             %, of the total voting power represented by our outstanding ordinary shares and will have considerable influence over matters requiring shareholder approval, including election of directors and significant corporate transactions such as a merger or sale of our company or our assets. Please also see “—Baidu will be able to control the outcome of a large number of shareholder actions in our company” in this section. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class B ordinary shares and ADSs may view as beneficial.

We have granted, and may continue to grant, employee share options, restricted shares and other types of awards under our share incentive plans, which may result in increased share-based compensation expenses.

We adopted a share incentive plan in 2007, as most recently amended and restated in 2013. We are required to account for share-based compensation in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, Compensation—Stock Compensation, which requires a company to recognize, as an expense, the fair value of share options and other equity incentives to employees based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. As of the date of this prospectus, options to purchase a total of 29,686,442 Class B ordinary shares were outstanding under our share incentive plan. See “Management—Equity Incentive Plan” for a detailed discussion. For the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013, we recorded RMB4.8 million, RMB28.5 million, RMB27.2 million (US$4.4 million) and RMB14.3 million (US$2.3 million), respectively, in share-based compensation expenses. We believe the granting of share-based compensation is of significant importance to our ability to attract, retain and motivate our management team and talented employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase significantly, which may have an adverse effect on our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and Note 2 of the Notes to the Consolidated Financial Statements for the Years ended December 31, 2010, 2011 and 2012 included in this prospectus for a more detailed presentation of accounting for our share-based compensation plan.

We will be a “controlled company” within the meaning of the Listed Company Manual of the NYSE, or the NYSE Listing Rules, and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies, and we will also rely on the foreign private issuer exemption from certain corporate governance requirements under the NYSE Listing Rules.

As a foreign private issuer whose ADSs are listed on the NYSE, we are permitted to follow certain home country corporate governance practices pursuant to exemptions under the NYSE Listing Rules. A foreign private issuer must disclose in its annual reports filed with the SEC each requirement under the NYSE Listing Rules with which it does not comply, followed by a description of its applicable home country practice. Our Cayman Islands home country practices may afford less protection to holders of our ADSs. We may rely on certain exemptions provided by the NYSE to a foreign private issuer, and we may follow our home country practices in the future, as a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE.

After the completion of this offering and the investment by Jaguarundi in our Class B ordinary shares, Baidu will have more than 50% of the total voting rights in our company and we will be a “controlled company” under the NYSE Listing Rules. As a controlled company, we are not obligated to comply with certain NYSE corporate governance requirements, including the requirement that we have a nominating and corporate governance committee and a compensation committee, each of which is composed entirely of independent directors.

We are not required to and will not voluntarily meet these requirements. As a result of our use of the “controlled company” exemptions, you will not have the same protection afforded to shareholders of companies that are subject to all of NYSE’s corporate governance requirements.

Furthermore, because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. As a result, you may not be provided with the same benefits as a holder of shares of a U.S. issuer.

There can be no assurance that we will not be a passive foreign investment company (a “PFIC”) for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or Class B ordinary shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Based upon the expected composition of our income and assets and estimates of the value of our assets, including goodwill, which are based on the expected price of our ADSs in this offering, we do not expect to be a PFIC for our current taxable year. However, it is not entirely clear how the contractual arrangements between us and our VIE will be treated for purposes of the PFIC rules. Moreover, the determination of whether we are a PFIC is an annual test that is based on the composition of our income and assets and the value of our assets from time to time. Because the treatment of our contractual arrangements with the VIE is not entirely clear, and because the determination of whether we are a PFIC will depend on the composition of our income and assets and the value of our assets from time to time, which may be based on the market price of our ADSs, which is likely to fluctuate after this offering (and may fluctuate considerably given that market prices of Internet companies historically have been especially volatile), we cannot assure you that we will not be a PFIC for our current taxable year or any other taxable year. If we were a PFIC for any taxable year during which a U.S. person held an ADS or a Class B ordinary share, certain adverse U.S. federal income tax consequences could apply to such U.S. person. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Industry” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of the online travel markets in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with users and travel service providers;

•	our plans to invest in our technology platform;

•	competition in our industry;

•	fluctuations in general economic and business conditions in China; and

•	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications, including iResearch and Nielsen. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Based upon an assumed initial offering price of US$             per ADS (the mid-point of the estimated public offering price range shown on the front cover of this prospectus), we estimate that we will receive net proceeds from this offering and the investment by Jaguarundi in our Class B ordinary shares of approximately US$             million if the over-allotment option is not exercised, and US$             million if the over-allotment option is exercised, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) the net proceeds to us from this offering and the investment by Jaguarundi in our Class B ordinary shares by US$             million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

As of the date of this prospectus, we have not allocated any specific portion of the net proceeds of this offering for any particular purpose. We anticipate using the net proceeds of this offering for the following purposes.

•	approximately %, or US$ to invest in technology, infrastructure and product development efforts;

•	approximately %, or US$ to expand our sales and marketing efforts; and

•	the remaining amount to general corporate purposes, including working capital needs and potential acquisitions (although we are not currently negotiating any such acquisitions).

For a discussion of our strategies and business plan, see “Business.” We do not currently have any agreements or understandings to make any material acquisitions of, or investments in, other businesses.

In utilizing the proceeds we expect to receive from this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our WFOE through capital contributions or loans, subject to approvals from or registrations with relevant PRC government authorities. If we were to increase the registered capital of our WFOE , we need to receive approval from MOFCOM or its local counterparts, which will decide whether or not to grant such approval within 90 days after receiving the application documents. If we were to provide funding to our WFOE through loans, the total amount of such loans may not exceed the difference between the WFOE’s total investment amount as approved by the foreign investment authorities and the WFOE’s registered capital. Such loans must also be registered with the SAFE, which registration usually takes no more than 20 working days to complete. The cost for obtaining such approvals and completing such registration is minimal. We currently expect that a substantial portion of the proceeds of this offering will be used by our WFOE in connection with its business expansion, such as data acquisition costs, bandwidth and server hosting costs, product development expenses, sales and marketing expenses, and other general and administrative expenses. We cannot assure you that we will be able to complete these government registrations or obtain the relevant approvals on a timely basis, if at all. See ‘‘Risk Factors—Risks Related to Doing Business in the PRC—PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our WFOE.”

The foregoing represents our current intentions with respect of the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of this offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

DIVIDEND POLICY

We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. We do not have any plan to declare or pay any dividends in the near future.

Our board of directors has complete discretion in deciding whether to distribute dividends. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

If we pay any dividends, our ADS holders will be entitled to such dividends to the same extent as holders of our Class B ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our Class B ordinary shares, if any, will be paid in U.S. dollars.

We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our PRC subsidiary or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. Our PRC subsidiaries may, at their own discretion, allocate a portion of their respective after-tax profits based on PRC accounting standards to staff welfare and bonus funds in accordance with their respective articles of association. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. For more details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Holding Company Structure.”

CAPITALIZATION

The following table sets forth our total capitalization as of June 30, 2013:

•	on an actual basis; and

•

on a pro forma as adjusted basis to reflect (i) the automatic conversion of our outstanding redeemable Class A ordinary shares into Class A ordinary shares without redemption rights upon the completion of our initial public offering, and (ii) the sale of              Class B ordinary shares in the form of ADSs by us in this offering and the issuance and sale of              Class B ordinary shares in connection with the investment by Jaguarundi in our Class B ordinary shares at an assumed initial public offering price of US$             per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements, the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2013
	Actual		Pro forma as adjusted(1)
	(RMB)	(US$)	(RMB)	(US$)
	(in thousands)
Mezzanine equity	998,666	162,718	—	—
Equity:

Ordinary shares (US$ 0.001 of par value per share; 800,000,000 shares authorized; 203,064,412 shares issued and outstanding as of June 30, 2013)	1,306	213	1,406	229
Additional paid-in capital	(342,757)	(55,847)	655,809	106,855
Accumulated other comprehensive loss	(17,196)	(2,802)	(17,196)	(2,802)
Accumulated deficit	(229,054)	(37,321)	(229,054)	(37,321)

Total shareholder’s (deficit) equity	(587,701)	(95,757)	410,965	66,961

Total capitalization(2)	410,965	66,961	410,965	66,961

(1)	Pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, accumulative deficit, accumulative other comprehensive loss and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.
(2)	Assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$ would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$ million.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the assumed initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value was approximately US$             million, or US$             per ordinary share and US$             per ADS as of June 30, 2013. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities, intangible assets and good will. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the proceeds we will receive from this offering and the sale of Class B ordinary shares to Jaguarundi, from the assumed initial public offering price per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after June 30, 2013, other than to give effect to our sale of the ADSs offered in this offering and our sale of Class B ordinary shares in connection with the investment by Jaguarundi at an assumed initial public offering price of US$             per ADS, the midpoint of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of              would have been US$             million, or US$             per outstanding ordinary share, and US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share and US$             per ADS, to the existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share and US$             per ADS, to investors purchasing ADSs in this offering.

The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value as of June 30, 2013
Pro forma net tangible book value
Increase in pro forma net tangible book value

Dilution in pro forma net tangible book value to new investors in this offering

A US$1.00 increase (decrease) in the assumed public offering price of US$             per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by US$             million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$             per ordinary share and US$              per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus and the number of ordinary shares issued and sold to Jaguarundi, and after deducting underwriting discounts and commissions and other offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering and the investment by Jaguarundi in our Class B ordinary shares is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The following table summarizes on the pro forma as adjusted basis described above as of June 30, 2013, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share/ADS paid before deducting estimated underwriting discounts and commissions and the estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased			Total Consideration			Average Price Per Ordinary Shares	Average Price Per ADS
	Number	Percent		Amount	Percent
Existing shareholder			%	US$		%	US$	US$
New investors			%	US$		%	US$	US$

Total		100.0%		US$	100.0%

(1)	Assumes an initial public offering price of US$ per ADS, the midpoint of the estimated range of the initial public offering price.

A US$1.00 increase (decrease) in the assumed public offering price of US$             per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders, average price per ordinary share and average price per ADS paid by all shareholders by US$            , US$            , US$             and US$            , respectively, assuming the sale of              ADSs at US$            , the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The preceding discussion and tables:

•

assume no exercise of options to purchase ordinary shares. As of June 30, 2013, there were              ordinary shares issuable upon exercise of options to purchase ordinary shares at a weighted average exercise price of US$             per share. To the extent outstanding options are exercised, new investors will experience further dilution;

•	are based on ordinary shares outstanding as of June 30, 2013; and

•

but excluding              Class B ordinary shares issuable upon the exercise of warrants held by Baidu, assuming US$             as the reference price, being the same as the midpoint of the estimated public offering price range set forth on the cover of this prospectus and divided by the number of Class B ordinary shares an ADS represents, is used to determine the number of Class B ordinary shares issuable under the Zhixin Cooperation Agreement. See “History and Corporate Structure—Cooperation with Baidu on New Travel Platform—Share Warrants.”

EXCHANGE RATE INFORMATION

Our reporting currency is Renminbi as our business is primarily conducted in China and substantially all of our revenues are denominated in Renminbi. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. For all dates and periods through December 31, 2008, conversions of Renminbi into U.S. dollars are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise indicated, conversions of RMB into U.S. dollars in this prospectus are based on the exchange rate of RMB6.1374 to US$1.00, the noon buying rate on June 28, 2013. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On October 4, 2013, the daily exchange rate reported by the Federal Reserve Board was RMB6.1200 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2008	6.8225	6.9193	6.7800	7.2946
2009	6.8259	6.8295	6.8176	6.8470
2010	6.6000	6.7603	6.6000	6.8330
2011	6.2939	6.4475	6.2939	6.6364
2012	6.2303	6.3085	6.2221	6.3789
2013
March	6.2108	6.2154	6.2105	6.2246
April	6.1647	6.1861	6.1947	6.2078
May	6.1340	6.1416	6.1264	6.1647
June	6.1374	6.1342	6.1248	6.1488
July	6.1284	6.1343	6.1284	6.1408
August	6.1193	6.1213	6.1123	6.1302
September	6.1200	6.1198	6.1178	6.1213
October (through October 4)	6.1200	6.1200	6.1200	6.1200

(1)	Annual averages are calculated by using the average of the exchange rates on the end of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. Certain disadvantages, however, accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue in the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc., as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our special Cayman Islands counsel, and TransAsia Lawyers, our special PRC counsel, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

Claims against us by our shareholders must, as a general rule, be based on the general law of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association. Furthermore, if any wrong is done to our company (for example, as a result of any wrongful act or breach of duty by one of our directors), the general rule is that the proper plaintiff in an action in respect of that wrong is, prima facie, our company itself, and an individual shareholder would not be able to bring an action in respect of that wrong. However, based on English authorities, which would be persuasive authority in the Cayman Islands, the Cayman Islands courts would be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a shareholder to commence a representative action against, or derivative action in the name of, our company to challenge (i) an act which is ultra vires or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

TransAsia Lawyers has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. TransAsia Lawyers has advised us that in the event a shareholder brings an action against a company in China for disputes related to contracts or other property interests, the PRC court may accept the case if (a) the subject matter of the case is located in the PRC, (b) the company (as the defendant) has seizable property in the PRC, (c) the company has a representative organization in the PRC, or (d) the parties choose to submit to the jurisdiction of PRC courts in the contract. The action may be initiated by such shareholder by filing a claim with the competent PRC court which will then determine whether to accept the claim in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action himself/herself/itself or appoint any another person or PRC legal counsel to participate on his/her/its behalf. Foreign citizens and companies have the same right as PRC citizens and companies in initiating an action in China unless the relevant foreign country to which such citizen or company belongs restricts the rights of PRC citizens and companies to take similar actions.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China based upon Cayman Islands, U.S. or PRC laws, because we are incorporated under the laws of the Cayman Islands and it is difficult for U.S. shareholders, by virtue only of holding our ADSs or Class B ordinary shares, to establish a connection to the PRC as required by the PRC Civil Procedures Law in order for a PRC court to have jurisdiction. U.S. shareholders may be able to originate actions against us in the Cayman Islands based upon Cayman Islands laws. However, we do not have any substantial assets other than certain corporate documents and records in the Cayman Islands and it may be difficult for a shareholder to enforce a judgment obtained in a Cayman Islands court in China, where all of our operations are conducted.

HISTORY AND CORPORATE STRUCTURE

Our History

Mr. Frederick Demopoulos, Mr. Chenchao (CC) Zhuang and Mr. Douglas Khoo launched Qunar.com, which was then registered under Mr. Zhuang’s personal name, in May 2005 to provide online travel search services. In March 2006, our VIE, Qunar.com Beijing Information Technology Company Limited, was established in the PRC commence operations of online travel search business. In July 2006, Qunar Cayman Islands Limited, or Qunar Cayman, was incorporated in the Cayman Islands.

In October 2006, Qunar Cayman established the WFOE, Beijing Qunar Software Technology Co., Ltd., as Qunar Cayman’s wholly foreign owned enterprise in the PRC. In August 2010, Qunar Cayman set up Queen’s Road Investment Management Limited, or Qunar HK, as its wholly-owned subsidiary in Hong Kong. Through a share transfer agreement between Qunar Cayman and Qunar HK in March 2011, the WFOE became a wholly-owned subsidiary of Qunar HK and an indirect wholly-owned subsidiary of Qunar Cayman.

PRC laws, regulations and rules currently restrict foreign-invested entities engaging in the operation of Internet-related businesses in China. To comply with PRC laws, regulations and rules we operate our Qunar.com website through the VIE. In October 2006, through the WFOE, we entered into certain contractual arrangements with the VIE and its shareholders through which we obtained effective control over the operations of the VIE.

Since 2006, we have completed various rounds of equity financing. In October 2009, we effected a 10-for-1 share split for all of the shares in our authorized share capital at the time. As a result, the par value of the shares was changed to US$0.001 per share. Unless otherwise noted, all share information and per share data included in this prospectus and accompanying financial statements have been adjusted to reflect this share split and change in par value.

From 2006 to 2007, we issued and sold a total of 26,513,257 Series A preferred shares to several investors for an aggregate consideration of US$2.5 million. From 2007 to 2009, we issued and sold a total of 24,828,360 Series B preferred shares to a number of investors for an aggregate consideration of US$8.4 million. From 2009 to 2010, we issued and sold a total of 11,750,990 Series C preferred shares for an aggregate consideration of US$14.0 million.

Baidu Transaction

In July 2011, we entered into an agreement with Baidu Holdings Limited, a wholly-owned subsidiary and the investment vehicle of Baidu, Inc., a Cayman Islands company listed on the Nasdaq Global Select Market. Pursuant to the agreement, Baidu paid US$306 million to acquire 181,402,116 of our ordinary shares and became our majority shareholder. We continued to operate independently after the transaction.

In connection with the Baidu Transaction, we and Baidu also entered into a series of agreements regarding the share conversion and restructuring of our VIE arrangement, our business cooperation with Baidu, as well as Baidu’s rights as our shareholder.

Share Conversion and Restructuring

Immediately prior to the Baidu Transaction, we converted all issued and outstanding Series A, Series B and Series C preferred shares, and reclassified and converted certain issued and outstanding ordinary shares, into ordinary shares at various conversion ratios.

Upon the completion of the Baidu Transaction, we restructured our contractual arrangement with the VIE. Each of the shareholders of the VIE at the time transferred a portion or all of his or her equity interest in the VIE to the Baidu nominee, such that after the transfer the Baidu nominee and Mr. Chenchao (CC) Zhuang held 60%

and 40% of the equity interest in the VIE, respectively. In connection with such equity interest transfer, we, the WFOE and the VIE amended certain of the contractual arrangements in July 2011. See “Our Corporate Structure” below.

Business Cooperation with Baidu

Pursuant to a business cooperation agreement, we and Baidu agreed to cooperate in the following aspects:

Products and Services Integration. We and Baidu agreed to integrate certain products and services and maintain such integration for a period of three years starting from July 2011. Subject to certain exceptions, Baidu agreed to, among other things, (i) display our contents and a hyperlink to our website as the most prominently displayed search result on Baidu’s box search in response to user searches for airline tickets or hotels, which obligations will be suspended from the earlier of January 1, 2014 or the 15th day after the consummation of this offering until the end of 2016, pursuant to the business cooperation framework agreement entered into between Baidu and us in October 2013, and (ii) use our content on a non-exclusive preferred supplier basis for specific hotel data for display of any hotel information page made available on Baidu Map geo-data platform on Baidu’s websites, and provide us with Baidu’s “Brand Zone” service, which will enable our banner advertisement to be displayed in response to user searches for Qunar or any derivative or variant thereof on Baidu’s websites. All of the abovementioned services are provided to us free of charge.

New Travel Products. Baidu agreed to give us a reasonable time period of advance notice if Baidu launches any new products or any new functions of existing products which utilize any travel-related online products or services, so that we can develop appropriate content for such new products or new features and become a non-exclusive preferred supplier of Baidu.

Non-Competition from Baidu

Subject to certain exceptions, Baidu agreed that, until the later of (i) three years from the date of the business cooperation agreement and (ii) the date on which Baidu holds less than 50% of the voting power attaching to our outstanding shares on a fully-diluted basis, it would not engage in certain businesses that may compete with our businesses, including (a) collection, editing, marketing, provision or sale of product or service databases for airline tickets (or related information), cruises, car rental, train tickets, hotels and tourist attraction tickets, including detailed specifications for such product or service (e.g., flight number, departure time and price information for airline tickets, room type, vacancy status and room rate information for hotels) and provision of search, price comparison and vendor transaction functionality or services based on such databases, and we and Baidu agree and acknowledge that such business is the same as our existing travel vertical search business; (b) collection, editing, marketing, provision or sale of commercial package tour products or services (which refer to the priced package tour products or services designed by professional travel companies or travel agencies, but exclude the then existing “Baidu Travel” products such as regular users’ UGC attractions information, travel routes or strategies) databases and any search, price comparison and transactions based on such databases, and (c) provision of group purchase/sales, agent sales, non-transparent pricing sales and other e-commerce travel products or services (including airline tickets (or related information), hotels, train tickets, and scenic attraction tickets).

Baidu’s Shareholder Rights

Registration Rights. Same as certain other shareholders of us, Baidu is entitled to registration rights, subject to customary restrictions. See “Description of Share Capital—Registration Rights.”

Baidu’s Pre-emption Rights. If upon the closing of this offering and after giving effect to any proposed sale by any shareholders of ordinary shares in or in connection with this offering, Baidu’s pro forma ownership percentage of the total number of ordinary shares then issued and outstanding would reasonably be expected to be less than 50.1%, then Baidu will have the right, but not the obligation, to purchase from us such number of ordinary shares which would cause its pro forma ownership percentage to be equal to 50.1%.

Cooperation with Baidu on New Travel Platform

On October 1, 2013, we and Baidu, Inc. entered into a business cooperation framework agreement, or the Zhixin Cooperation Agreement, for an initial term starting from the earlier of January 1, 2014 or the 15th day after the consummation of this offering, or the Effective Date, until the end of 2016, subject to an automatic renewal for seven years unless agreed otherwise by both parties. Under the Zhixin Cooperation Agreement, we and Baidu agreed to cooperate in the following aspects:

Exclusive Right to Operate: We and Baidu have agreed to further enhance our cooperation in the online travel business through deepening integration. Leveraging its technologies and expertise accumulated over the years, Baidu has been in the process of developing certain new search products, such as the “Zhixin” platform and the “Intermediate Page” platform, or, together, the Cooperation Platform. Subject to certain exceptions, Baidu agreed to grant us the exclusive right to operate the travel-related functions of the Cooperation Platform, such as airline tickets, hotels and certain commercial package tour products provided through the PC Internet. We believe that the Cooperation Platform will attract more users and generate more searches by providing more prompt and relevant travel information for our users in a user friendly fashion, which will further enhance our brand name and solidify our market position as the leading search-based commerce platform in China. Under this agreement, we will operate the Cooperation Platform provided by Baidu and use our best business efforts to achieve a benchmark revenue in the aggregate amount of RMB1,910 million during the initial term of the agreement, and Baidu will be entitled to 76% of the revenues in excess of such benchmark revenue.

Traffic Guarantee: Baidu agreed to guarantee the minimum page views generated from users of the Cooperation Platform, which will be no less than 2,190 million page views per year for the year 2014, 2015, respectively, and no less than 2,196 million page views for 2016.

Share Warrants: We agreed to issue to Baidu, on the Effective Date, certain share warrants. The total number of Class B ordinary shares for which Baidu may subscribe under the share warrants is calculated by dividing US$229 million with the public offering price of our Class B ordinary shares in this offering or the fair market price of our Class B ordinary shares on the Effective Date if we fail to complete the IPO before January 1, 2014, subject to adjustment based on the actual traffic provided by Baidu and the revenues generated on or derived from the Cooperation Platform. The share warrants are exercisable by Baidu as to 25% from January 15, 2015, 35% from January 15, 2016 and 40% from January 15, 2017 and will expire on December 31, 2019. As long as Baidu’s non-competition undertaking discussed below is not terminated, Baidu has the option to settle all or part of the share warrants by share at the exercise price of zero, or by cash for a total price calculated based on the number of underlying Class B ordinary shares issuable under the share warrants and the public offering price of our Class B ordinary shares in this offering or, if we fail to complete the IPO before January 1, 2014, the fair market price of our Class B ordinary shares on the Effective Date. Otherwise, Baidu can only choose to settle a portion of share warrants by share at the exercise price of zero to enable it to hold up to 49.9% of our voting power and the remaining share warrants must be settled by cash based on a price that equals the higher of our public offering price per Class B ordinary share set forth on the cover of this prospectus or the average closing sales price per Class B ordinary share on the NYSE for the ten days preceding the settlement. The Class B ordinary shares issuable upon the exercise of the warrants are freely transferable and we agreed to cause such shares or ADSs representing such shares to be registered with the U.S. Securities and Exchange Commission promptly upon Baidu’s request for such registration.

We also agreed to issue to Baidu additional warrants every three years at the then prevailing market price of our Class B ordinary shares if the Zhixin Cooperation Agreement is renewed after the initial term,

Non-competition from Baidu: Baidu agreed that its non-competition undertakings in the business cooperation agreement in July 2011 will remain in effect until the later of (i) the termination of the Zhixin Cooperation Agreement; (ii) the termination of our business cooperation agreement with Baidu dated July 2011; and (iii) the date on which Baidu and its controlled affiliates hold less than 50% of the voting power attaching to our outstanding shares.

Termination: Baidu may terminate the Zhixin Cooperation Agreement if, among other things, (i) we breach the agreement and fail to remedy the breach within one month of Baidu’s written notice, in which case Baidu is entitled to exercise any issued warrants that are exercisable or would become exercisable in the six months following the termination had the performance of the agreement continued as originally agreed; (ii) we breach the agreement and such breach materially and adversely affects the interests of Baidu, in which case Baidu is entitled to receive a cash amount equal to the larger of three times of (A) the value amount of the warrants already exercisable or exercised plus the revenue Baidu is entitled to receive under this agreement; and (B) the value amount of the remaining issued warrants held by Baidu. Both we and Baidu may terminate the agreement if the other party enters into bankruptcy, liquidation or similar events or if a PRC authority requires termination of the agreement.

2013 Investment

In March 2013, we issued and sold a total of 21,662,296 ordinary shares to several investors, including Baidu Holdings Limited, for US$57.0 million pursuant to a share purchase agreement. The shares are subject to the investors’ rights agreement (as amended), the voting agreement (as amended) and the transfer of shares agreement (as amended) that we entered into in connection with the Baidu Transaction.

Our Corporate Structure

The following diagram illustrates our corporate structure, the places of formation and the ownership interests of our significant subsidiaries, the VIE and its significant subsidiaries immediately following this offering, assuming no exercise of the over-allotment option granted to the underwriters:

Contractual Arrangements with our VIE and its shareholders

Since we are a Cayman Islands company and therefore are a foreign or foreign-invested enterprise under PRC law, neither we nor the WFOE is eligible to hold a license to operate a commercial website in China. Thus, in order to comply with PRC laws and regulations we operate our website in China through the VIE by exercising effective control over its operations and receiving economic benefits generated from the VIE through a series of contractual arrangements. For detailed discussion about the relevant PRC laws and regulations, please see “Regulation.”

We originally obtained control over the VIE in October 2006 through a series of contractual arrangements, including an exclusive services agreement and other related agreements. The current contractual arrangements were amended and restated in October 2012, and further supplemented in April 2013 except for the power of attorney.

Restated Exclusive Technical Consulting and Services Agreement. Pursuant to the restated exclusive technical consulting and services agreement between the VIE and the WFOE, the WFOE will provide technical, marketing and management consulting services to the VIE on an exclusive basis. In consideration for these services the VIE will pay the WFOE based on a set formula defined in this agreement and during the term of this agreement the WFOE has the right to adjust the service fee at its sole discretion without the consent of the VIE. Based on the formula provided in this agreement, the service fee payable by the VIE to the WFOE has been nil to date. The WFOE will exclusively own any intellectual property arising from the performance of this agreement. This Restated Exclusive Technical Consulting and Services Agreement will continue to be in effect until terminated by the WFOE.

Restated Loan Agreement. Pursuant to the restated loan agreement, the WFOE granted interest-free loans of RMB6.6 million to the Baidu nominee and RMB4.4 million to Mr. Chenchao (CC) Zhuang. The WFOE may request repayment of these loans at its sole discretion with a prior notice. The loans are only repayable by such shareholders through a transfer of his or her equity interest in the VIE to the WFOE or its designated party, in proportion to the amount of the loan to be repaid. Further, the shareholders agreed that the total consideration from the transfer or sale of any equity interest or assets of the VIE shall first be applied to the outstanding balance under the restated loan agreement and the restated exclusive technical consulting and services agreement. The term of the restated loan agreement will continue indefinitely until such time as (i) the Baidu nominee and Mr. Chenchao (CC) Zhuang receive a repayment notice from the WFOE and the Baidu nominee and Mr. Chenchao (CC) Zhuang fully repay the loans, or (ii) an event of default (as defined therein) occurs unless the WFOE sends a notice indicating otherwise within 15 calendar days after it is aware of such event.

Restated Equity Option Agreement. Pursuant to the restated equity option agreement, among us, the WFOE, the VIE and each shareholder of the VIE, the shareholders of the VIE granted the WFOE and us or our designated persons the exclusive and irrevocable rights to purchase part or all of their equity interests in the VIE. We may decide in our sole discretion, whether the rights granted under the agreement will be exercised by us or by the WFOE. The WFOE may decide the form of payment in consideration for the equity option. In the event of liquidation or dissolution of the VIE, all assets of the VIE shall be sold to the WFOE at the lowest selling price permitted by applicable PRC laws and any proceeds from the sale, together with any residual interest in the VIE, shall be remitted to the WFOE immediately. The VIE’s shareholders may not transfer any part of his or her equity interest to any party other than us or our designated party, and may not pledge or create or permit any security interest or similar encumbrance to be created on all or any part of his equity interest. We and the WFOE are obligated, to the extent permitted by law, to provide financing support to the VIE to ensure the cash flow requirements of its ordinary operations and to offset any loss from such operations. We and the WFOE will not request repayment if the shareholders of the VIE are unable to repay. The equity option agreement will remain effective with respect to each of the VIE’s shareholders until all of his or her equity interest has been transferred or we terminate the agreement unilaterally with a 30 days prior written notice.

Equity Interest Pledge Agreement. Pursuant to an equity interest pledge agreement among the WFOE and the VIE’s shareholders, each VIE’s shareholders agreed to pledge all of his equity interests in the VIE, along with all rights, titles and interests in connection with and arising from such equity interest, to the WFOE as collateral to ensure the performance of its obligations under the aforementioned loan agreement, equity option agreement, and exclusive technical consulting and services agreement. The WFOE may enforce this pledge upon the occurrence of a settlement event or as required by PRC laws as specified in this equity interest pledge agreement, such as the termination or expiration of the aforementioned exclusive technical consulting and services agreement or equity option agreement, the insolvency or potential insolvency of the VIE or its shareholders, or an event of default specified in the agreement. The pledge, along with this agreement, must be and has been registered with the SAIC and has become effective upon such registration. It will expire when all obligations under the aforementioned loan agreement, equity option agreement and exclusive technical consulting and services agreement have been satisfied, or the pledgor completes a transfer of equity interest pursuant to the aforementioned equity option agreement so that it no longer holds any equity interest in the VIE. In enforcing the pledge, the WFOE is entitled to dispose of the pledge and have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the pledge until the obligations are settled.

Power of Attorney. Each of the shareholders of the VIE has executed a power of attorney, irrevocably authorizing an appointee of the WFOE, who shall be approved by us, to exercise, in a manner approved by us, on the shareholder’s behalf his full rights as a shareholder of the VIE as granted by applicable laws and the VIE’s articles of association, including but not limited to full voting rights and the right to sell or transfer any or all of the shareholder’s equity interest in the VIE. Each Power of Attorney is effective until such time as the relevant shareholder of the VIE no longer holds any equity interest in the VIE.

As a result of these contractual arrangements, we are considered the primary beneficiary of the VIE as we have the power to direct activities of these entities and, can receive substantially all economic interests in these entities even though we do not necessarily receive all of the VIE’s revenues. Accordingly, we treat it as our variable interest entity under U.S. GAAP and have consolidated the results of operation of the VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. The VIE contributed 16.6%, 22.7%, 13.4% and 9.4% of our total consolidated revenues for the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013, respectively.

In the opinion of our PRC legal counsel, TransAsia Lawyers, the ownership structure and the contractual arrangements among the WFOE, and the VIE and/or its shareholders comply with and immediately after this offering, will comply with current PRC laws and regulations. There are, however, substantial uncertainties regarding the interpretation and application of PRC laws and regulations. Accordingly, PRC governmental authorities may ultimately take a view inconsistent with the opinion of TransAsia Lawyers. See “Risk Factors—Risks Related to Our Corporate Structure.”

Our significant subsidiaries and affiliated entities

We operate all of our businesses through our WFOE, our VIE and their subsidiaries in the PRC. Queen’s Road Investment Management Limited, our wholly owned subsidiary in Hong Kong, provides limited display advertising service.

Our WFOE, Beijing Qunar Software Technology Company Limited, primarily provides pay-for-performance service which is the main source of our total revenues. Shanghai Qianlima Network Technology Co. Ltd., a wholly owned subsidiary of the WFOE, primarily engages in the provision of display advertising services.

Our VIE, Qunar.com Beijing Information Technology Company Limited, holds the ICP license, operates our www.qunar.com website, and provides display advertising services to our customers. Beijing JinDuYuanYou Information Technology Company Ltd., a wholly owned subsidiary of our VIE, provides limited pay-for-performance services. Qingdao Yi Lu Tong Xing International Travel Co., Ltd. and Beijing JiaXin HaoYuan Information Technology Company Ltd., both wholly owned subsidiaries of our VIE, primarily engage in the provision of travel related group-buying services.

SELECTED CONSOLIDATED FINANCIAL DATA

We present below our selected consolidated financial data for the periods indicated. The following selected consolidated statement of operations data for the years ended December 31, 2010, 2011 and 2012 and the selected consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated financial statements of operations data for the six months ended June 30, 2012 and 2013 and the selected consolidated balance sheet data as of June 30, 2013 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

The selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of our results for any future periods.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2010	2011	2012		2012	2013
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Pay-for-performance services	104,572	216,932	422,234	68,797	170,054	316,157	51,513
Display advertising services	15,014	33,334	46,670	7,604	18,689	25,812	4,206
Other services	4,296	12,161	32,821	5,348	15,821	16,838	2,743

Total revenues	123,882	262,427	501,725	81,749	204,564	358,807	58,462
Cost of revenues	(23,086)	(43,682)	(95,787)	(15,607)	(40,174)	(72,890)	(11,876)

Gross profit	100,796	218,745	405,938	66,142	164,390	285,917	46,586
Operating expenses
Product developments(1)	(28,975)	(83,110)	(187,266)	(30,512)	(81,475)	(120,416)	(19,620)
Sales and marketing(1)	(62,481)	(134,246)	(243,800)	(39,724)	(111,189)	(140,984)	(22,972)
General and administrative(1)	(13,418)	(43,135)	(50,574)	(8,241)	(24,964)	(40,908)	(6,665)

Operating loss	(4,078)	(41,746)	(75,702)	(12,335)	(53,238)	(16,391)	(2,671)
Interest income, net	764	1,767	832	136	857	215	35
Foreign exchange gain (loss), net	430	(33)	(656)	(107)	(20)	(438)	(71)
Other income, net	2	6	363	59	187	522	85

Loss before income tax	(2,882)	(40,006)	(75,163)	(12,247)	(52,214)	(16,092)	(2,622)
Income tax expense	(1,492)	(5,945)	(15,950)	(2,599)	(11,883)	(833)	(136)

Net loss	(4,374)	(45,951)	(91,113)	(14,846)	(64,097)	(16,925)	(2,758)

Deemed dividend	—	(31,181)	—	—	—	—	—

Net loss attributable to ordinary shareholders	(4,374)	(77,132)	(91,113)	(14,846)	(64,097)	(16,925)	(2,758)

Net loss per ordinary share—basic	(0.12)	(0.51)	(0.32)	(0.05)	(0.23)	(0.06)	(0.01)
Net loss per ordinary share—diluted	(0.12)	(0.51)	(0.32)	(0.05)	(0.23)	(0.06)	(0.01)
Weighted average number of shares used in computation of basic net loss per ordinary share	36,246,976	151,820,420	281,682,508	281,682,508	281,682,508	295,804,889	295,804,889
Weighted average number of shares used in computation of diluted net loss per ordinary share	36,246,976	151,820,420	281,682,508	281,682,508	281,682,508	295,804,889	295,804,889
Foreign currency translation adjustment	(3,739)	(5,491)	(542)	(88)	507	(5,593)	(911)

Comprehensive loss attributable to ordinary shareholders	(8,113)	(51,442)	(91,655)	(14,934)	(63,590)	(22,518)	(3,669)

Selected Non-GAAP Financial Data:
Adjusted net income/(loss)(2)	460	(9,865)	(57,257)	(9,329)	(46,157)	382	62
Adjusted EBITDA(2)	4,025	2,771	(24,010)	(3,912)	(27,196)	13,667	2,227

(1)	Share-based compensation expenses were allocated in the operating expenses as follows:

	Years Ended December 31,				Six Months Ended June 30,
	2010	2011	2012		2012	2013
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Product developments	2,356	13,546	15,241	2,483	7,835	7,699	1,255
Sales and marketing	1,152	5,471	6,573	1,071	4,178	1,910	311
General and administrative	1,326	9,437	5,392	879	2,602	4,738	772

Total share-based compensation expenses	4,834	28,454	27,206	4,433	14,615	14,347	2,338

(2)	See “—Non-GAAP Financial Measures.”

	As of December 31,			As of June 30,
	2011	2012		2013
	RMB	RMB	US$	RMB	US$
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	123,445	148,511	24,198	285,579	46,531
Short-term investments	98,394	521	85	185,343	30,199
Accounts receivable	37,851	45,631	7,435	72,618	11,832
Funds receivable	3,347	30,838	5,025	117,045	19,071
Total current assets	290,546	359,478	58,572	926,794	151,008

Property and equipment, net	25,058	32,298	5,262	34,918	5,689
Total assets	320,973	392,352	63,928	970,261	158,090

Total current liabilities	193,020	315,016	51,327	540,826	88,120

Total liabilities	196,158	332,610	54,194	559,296	91,129

Total mezzanine equity	998,666	998,666	162,718	998,666	162,718
Ordinary shares (US$ 0.001 par value; 800,000,000 shares authorized; 181,402,116, 181,402,116 and 203,064,412 shares issued and outstanding as of December 31, 2011, December 31, 2012 and June 30, 2013, respectively)	1,172	1,172	191	1,306	213
Additional paid-in capital	(742,946)	(716,364)	(116,721)	(342,757)	(55,847)
Accumulated other comprehensive income	(11,061)	(11,603)	(1,891)	(17,196)	(2,802)
Accumulated deficit	(121,016)	(212,129)	(34,563)	(229,054)	(37,321)

Total shareholders’ deficit	(873,851)	(938,924)	(152,984)	(587,701)	(95,757)

Total liabilities, mezzanine equity and shareholders’ deficit	320,973	392,352	63,928	970,261	158,090

We did not declare or pay any cash dividends during the year ended December 31, 2010. We declared cash dividends in 2011 in connection with the Baidu Transaction and paid such cash dividends in 2011 and 2012. For more information about these cash dividend payments, please see Note 14 of the Notes to the Consolidated Financial Statements for the Years ended December 31, 2010, 2011 and 2012 included in this prospectus.

Non-GAAP Financial Measures

To supplement our consolidated financial statements which are presented in accordance with U.S. GAAP, we also use Adjusted net income/(loss) and Adjusted EBITDA as additional non-GAAP financial measures. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance, formulate business plans, and make strategic decisions on capital allocation. These non-GAAP financial measures enable our management to assess our operating results without considering the impact of non-cash charges, including share-based payments, depreciation and amortization, and expenses relating to free user traffic contributed by Baidu. Furthermore, these non-GAAP financial measures eliminate the impact of items that we do not consider indicative of the performance of our business. We also believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating performance consolidated results of operations in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies.

Adjusted net income/(loss)

We define Adjusted net income/(loss) as net loss or income excluding share-based compensation expenses, non-cash expenses relating to free user traffic contributed by Baidu, Inc., which will continue for an initial term of three years starting from July 2011, and expenses relating to the Baidu Transaction. Adjusted net income/(loss) eliminates the effect of non-cash share-based compensation expenses and non-cash expenses relating to free user traffic contributed by Baidu. which have been and will continue to be significant recurring factors in our business, as well as the expenses relating to the one-time event of the Baidu Transaction. The use of Adjusted net income/(loss) has material limitations as an analytical tool, as Adjusted net income/(loss) does not include all items that impact our net loss or income for the period.

The free user traffic contributed by Baidu relates to free online marketing services and directing of user traffic to our website provided by Baidu pursuant to the business cooperation agreement entered into in connection with the Baidu Transaction in July 2011. We estimated the fair value of these non-cash expenses for recordation based on our estimate of the expenses for the same services that would have been incurred if we had operated as an entity unaffiliated with Baidu. We believe that such adjustment is meaningful to investors in our non-GAAP presentation because these non-cash expenses are not indicative of the performance of our business and it provides investors with the ability to assess our operating results without considering the impact of non-cash charges.

Adjusted EBITDA

Adjusted EBITDA, as we present it, represents net income or loss before income taxes, interest expense, depreciation and amortization, further adjusted to exclude share-based compensation expense and expenses relating to the Baidu Transaction.

The use of Adjusted EBITDA has certain limitations because it does not reflect all items of income and expense that affect our operations. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our operating and financial performance. Depreciation expense, amortization, income taxes and interest expenses/income as well as share-based compensation expenses and non-cash expenses relating to free user traffic contributed by Baidu, Inc. have been and may continue to be incurred in our business and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider changes in working capital, capital expenditures and other investing activities and should not be considered as a measure of our liquidity. The term Adjusted EBITDA is not defined under U.S. GAAP, and Adjusted EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP.

We compensate for these limitations by reconciling the non-GAAP financial measures to the nearest U.S. GAAP performance measure, all of which should be considered when evaluating our performance. The following table reconciles our Adjusted net income/(loss) and Adjusted EBITDA in the periods/years presented to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net loss:

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2010	2011	2012		2012	2013
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(4,374)	(45,951)	(91,113)	(14,846)	(64,097)	(16,925)	(2,758)

Add:
Share-based compensation expenses	4,834	28,454	27,206	4,433	14,615	14,347	2,338
Non-cash expenses relating to free user traffic contributed by Baidu, Inc.	—	1,200	6,650	1,084	3,325	2,960	482
Expenses relating to Baidu Transaction	—	6,432	—	—	—	—	—

Adjusted net income/(loss) (non-GAAP)	460	(9,865)	(57,257)	(9,329)	(46,157)	382	62
Add:
Income tax expense	1,492	5,945	15,950	2,599	11,883	833	136
Depreciation	2,073	6,691	16,876	2,750	7,078	10,719	1,747
Interest expense	—	—	421	69	—	1,733	282

Adjusted EBITDA (non-GAAP)	4,025	2,771	(24,010)	(3,912)	(27,196)	13,667	2,227

In light of the foregoing limitations for each of the non-GAAP financial measures, when assessing our operating and financial performance, you should not consider Adjusted net income/(loss) or Adjusted EBITDA in isolation or as a substitute for our net loss, operating loss or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, because these non-GAAP measures may not be calculated in the same manner by all companies, they may not be comparable to other similar titled measures used by other companies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are the leading search-based commerce platform for the travel industry in China. We enable people to find best-value deals by aggregating and processing highly fragmented travel product information from tens of thousands of travel service providers, or TSPs, into an organized and user-friendly display through our proprietary technology. According to iResearch, we ranked No. 1 among all non-state-owned online travel companies in China in terms of the number of monthly unique visitors since November 2010.

As a technology-driven company, we have developed and are constantly improving our technology to retrieve and display large amount of real-time information about air tickets, hotels, vacation packages and other travel products based on user search queries. Our comprehensive and accurate search results are sourced from third-party travel websites as well as our SaaS system. Our platform is designed to facilitate and enhance convenience, data accuracy, and transaction security for our users. As a result of our focus on user experience, we have attracted a large and rapidly expanding user base. The number of our web users grew from 71.7 million in 2010 to 187.3 million in 2012. The number of our web users was 203.2 million in the 12-month period ended June 30, 2013. In addition, the number of our mobile users grew from 0.2 million in 2010 to 21.9 million in 2012. The number of our mobile users was 39.6 million in the 12-month period ended June 30, 2013.

Our customers include TSPs and display advertisers. Leveraging our large user base and our advanced technologies, we provide an attractive value proposition to our customers.

•

Our SaaS system enables TSPs with limited or no online presence, usually independent hotels and TSPs who have traditionally conducted business offline, to have advanced online outlets to sell products and services via the Internet. We provide our SaaS system free of charge to TSPs who use our pay-for-performance, or P4P, services.

•	Our P4P services provide an efficient channel for TSPs to reach a large and fast-growing number of travelers through qualified clicks, for which we charge on a CPC or CPS basis.

•

Additionally, our display advertising service provides targeted advertising solutions based on the demographics, search parameters and transaction history of our large user base, and our promotional programs expose TSPs to new online marketing methods while providing them with additional channels to distribute travel products to our users.

We have achieved substantial growth since the commencement of our operations in 2005. Our revenues increased from RMB123.9 million in 2010 to RMB262.4 million in 2011 and to RMB501.7 million (US$81.7 million) in 2012, and from RMB204.6 million in the six months ended June 30, 2012 to RMB358.8 million (US$58.5 million) in the six months ended June 30, 2013. We recorded net losses of RMB4.4 million, RMB46.0 million, RMB91.1 million (US$14.8 million), RMB64.1 million and RMB16.9 million (US$2.8 million) in 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, respectively. Our adjusted EBITDA was RMB4.0 million and RMB2.8 million in 2010 and 2011, respectively, and we recorded negative adjusted EBITDA of RMB24.0 million (US$3.9 million) in 2012. Our adjusted EBITDA was RMB13.7 million (US$2.2 million) in the six months ended June 30, 2013, compared to negative adjusted EBITDA of RMB27.2 million in the six months ended June 30, 2012. For information regarding adjusted EBITDA, see “Summary Consolidated Financial Data—Non-GAAP Financial Measures.”

Our business operations are subject to primarily PRC laws and regulations on a wide range of business activities, including but not limited to telecommunications services, Internet content services, travel services, insurance provision, and advertising services. In addition, we are subject to PRC laws and regulations on tax, foreign exchange, corporations, labor, information security, privacy and consumer rights protection. Changes in or failure to comply with these laws and regulations may significantly affect our business and financial performance. For a detailed description of the regulations that may directly or indirectly affect our business operations, please see the section entitled “Regulations.”

Description of Certain Statement of Operations Items

Revenues

We generated revenues from three sources: P4P services, display advertising services and other services. The following table sets forth the revenues generated from each source, both in absolute amount and as a percentage of total revenues for the periods indicated.

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2010		2011		2012			2012		2013
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Revenues:
Pay-for-performance services	104,572	84.4	216,932	82.7	422,234	68,797	84.2	170,054	83.1	316,157	51,513	88.1
Display advertising services	15,014	12.1	33,334	12.7	46,670	7,604	9.3	18,689	9.2	25,812	4,206	7.2
Other services	4,296	3.5	12,161	4.6	32,821	5,348	6.5	15,821	7.7	16,838	2,743	4.7

Total revenues	123,882	100.0	262,427	100.0	501,725	81,749	100.0	204,564	100.0	358,807	58,462	100.0

P4P services. Revenues from our P4P services constituted the significant majority of our total revenues in 2010, 2011, 2012 and the six months ended June 30, 2013, accounting for 84.4%, 82.7%, 84.2% and 88.1% for each period. Revenues from our P4P services are derived from qualified clicks generated from our search results, text links and other products on our website and starting from 2012, from search results on our mobile platform. We charge for our P4P services primarily on a CPC or CPS basis. Cash or credits provided to end users of our hotel coupon program launched in January 2013 are recognized as a deduction of revenue at each period end. We require the majority of our P4P customers to make advance payments and deposits to us from which we deduct charges for our services on an as-incurred basis. We bill certain airline customers on a monthly basis for our P4P services.

Our revenues from P4P services are primarily derived from web searches and are affected by the following key metrics:

•

Number of web search queries. Web search queries refer to user queries for travel information we process through our website. The number of our web search queries for air tickets and hotels increased from 899.7 million in 2010 to 1,139.4 million in 2011 and to 1,573.2 million in 2012, and from 742.3 million in the six months ended June 30, 2012 to 1,054.8 million in the six months ended June 30, 2013. The number of web search queries is directly affected by (i) the number of users who visit our website as well as (ii) the frequency on which they use our search services, as represented by the average number of search queries per user. We have focused on expanding our user base. The number of our web users increased from 71.7 million in 2010 to 110.2 million in 2011 and to 187.3 million in 2012, and further to 203.2 million in the 12-month period ended June 30, 2013. The increase in our user number during this period has resulted in a decrease in the number of web search queries per user as many new users tend to use our services less frequently than active users.

•

Revenue per thousand web search queries. We use revenue per thousand web search queries, which is calculated as total revenues divided by total thousand web search queries, to measure how effectively we convert user queries to revenues. Our revenue per thousand web search queries for air tickets and hotels increased from RMB116.0 in 2010 to RMB189.6 in 2011 and further to RMB252.1 in 2012, and from RMB223.5 in the six months ended June 30, 2012 to RMB251.5 (US$41.0) in the six months ended June 30, 2013.

The table below shows the breakdown of our web search queries and revenues generated from P4P services for air tickets and hotels from web users for the periods indicated:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2010	2011	2012	2012	2013
Web search queries for air tickets (in thousands)	830,188	1,031,889	1,394,377	664,767	964,566
Revenue from web search-air tickets (RMB in thousands)	77,826	170,577	300,013	128,057	214,981
Revenue per thousand web search queries for air tickets (RMB)	93.7	165.3	215.2	192.6	222.9
Web search queries for hotels (in thousands)	69,532	107,533	178,852	77,574	90,205
Revenue from web search-hotels (RMB in thousands)	26,524	45,530	96,536	37,887	50,307
Revenue per thousand web search queries for hotels (RMB)	381.5	423.4	539.8	488.4	557.7

We launched our mobile platform in July 2010 and started to monetize qualified clicks generated from our mobile platform in June 2012. The table below shows the breakdown of our mobile search queries and revenues generated from P4P services for air tickets and hotels through our mobile platform for the periods indicated:

	For the Three Months Ended
	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
Mobile search queries for air tickets (in thousands)	34,699	55,805	98,547	134,450
Revenue from mobile search-air tickets (RMB in thousands)	2,511	4,895	10,833	12,760
Revenue per thousand mobile search queries for air tickets (RMB)	72.4	87.7	109.9	94.9
Mobile search queries for hotels (in thousands)	19,713	22,040	32,024	48,638
Revenue from mobile search-hotels (RMB in thousands)	4,754	5,215	9,277	9,280
Revenue per thousand mobile search queries for hotels (RMB)	241.1	236.6	289.7	190.8

Our revenues from P4P services are also indirectly affected by certain other factors, including the number and variety of the TSPs’ travel products provided on our platform. We launched a hotel coupon program in January 2013 to offer credit rebates to end users who make reservations through us with some of our hotel customers. The credit rebate amount we offer to the end users is, in accordance with our accounting policies, simultaneously recognized as a reduction of our revenues from the hotel customers. Since we started the hotel coupon program in January 2013, the amount of credit rebate we offered to the end users significantly increased from RMB1.2 million in the three months ended March 31, 2013 to RMB9.3 million (US$1.5 million) in the three months ended June 30, 2013. We expect that revenues from our P4P services will continue to constitute a majority of our total revenues in the near future.

Display advertising services. Revenues from our display advertising services are primarily derived from graphical advertisements placed on our website. We charged for our display advertising services on a cost-per-impression basis prior to 2012. Since 2012, we have been charging for our display advertising services on a cost-per-time basis to be in line with the market practice for online advertising in China. We price our display advertising service based on various factors, including website channel, size and web page position of advertisement, and frequency and duration of display. We implement advanced data mining technology to analyze user demographics, search parameters and search history to improve the effectiveness of our display advertisements. The majority of our advertising customers purchase our display advertising services through third-party advertising agencies. As is customary in the advertising industry in China, we pay rebates to such third-party advertising agencies and recognize revenues net of these rebates.

The most significant factors that directly affect our revenues from display advertising services are the number of advertising customers that use our display advertising services and the average spending per advertising customer. The following chart sets forth the number of advertising customers and their advertising spending for the periods indicated:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2010	2011	2012	2012	2013
Number of advertising customers	105	155	164	101	105
Average spending per advertising customer (RMB in thousands)	143.0	215.1	284.6	185.0	245.8

Historically we have been able to increase both metrics to drive the significant increase in our revenues from display advertising services. We plan to focus on improving the effectiveness of our display advertisements and attracting more higher-spending display advertising customers in the future.

Our display advertising revenues are also significantly influenced by the overall advertising spending in China, the portion devoted to Internet advertising, and our share of the overall Internet travel advertising market, which depends primarily on the number of users attracted to our website and the amount of time these users spend on our website. In addition, advertising revenues are affected by seasonality and are generally higher in the second half of each year due to the fact that higher advertising budgets are typically spent in the last quarter of the year.

Other services. We also generated a small portion of revenues from other services, primarily the sales of group-buying deals for travel products since 2011, and our participation in Google’s AdSense program to display text links of Google’s advertising customers on our website, which we discontinued in December 2010. Our revenues from these services consist of the net commissions we retain from the sale of group-buying vouchers after paying the agreed-upon amount to vendors of group-buying services and fees paid to us by Google for clicks of these text links on our website. Revenues from other services also include commissions received from third party payment service providers since the second half of 2011.

Cost of revenues

Cost of revenues primarily consists of (i) data acquisition costs incurred when we retrieve air ticket information from TSPs; (ii) bandwidth and server hosting costs, (iii) depreciation expenses, (iv) other miscellaneous costs, and (v) sales tax and related surcharges imposed by the government. The following table sets forth the components of our cost of revenues by amount and as a percentage of total revenues for the periods presented:

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2010		2011		2012			2012		2013
	RMB	% of revenues	RMB	% of revenues	RMB	US$	% of revenues	RMB	% of revenues	RMB	US$	% of revenues
	(in thousands, except percentages)
Data acquisition costs	9,405	7.6	13,714	5.2	27,784	4,527	5.5	13,075	6.4	18,664	3,041	5.2
Bandwidth and server hosting costs	3,581	2.9	5,577	2.1	9,381	1,528	1.9	4,947	2.4	4,996	814	1.4
Depreciation	1,114	0.9	2,966	1.1	6,075	990	1.2	2,591	1.3	4,111	670	1.1
Others	1,905	1.5	5,384	2.1	12,289	2,002	2.5	4,389	2.1	11,196	1,824	3.1
Sales tax and related surcharges	7,081	5.7	16,041	6.1	40,258	6,559	8.0	15,172	7.4	33,923	5,527	9.5

Total cost of revenues	23,086	18.6	43,682	16.6	95,787	15,607	19.1	40,174	19.6	72,890	11,876	20.3

Data acquisition costs. We incur data acquisition costs when we retrieve information from TSPs to confirm the availability and authenticity of air tickets searched on our platform. Our data acquisition costs increased significantly from 2010 to 2012, and from the first six months of 2012 to the first six months of 2013, as a result of the increase in the search queries for air tickets. We expect that our data acquisition costs will increase in absolute amounts as our air ticket search volume continues to grow.

Bandwidth and server hosting costs. Bandwidth and server hosting costs are the fees we pay to service providers for telecommunications services and for hosting our servers at their Internet data centers. We expect our annual bandwidth and server hosting costs to increase in absolute amounts primarily due to an increased need for bandwidth and server hosting services to support the growth of our user traffic on our platform.

Depreciation. We include depreciation expense for computer equipment that is directly related to our business operations and technical support in our cost of revenues. Our depreciation expense increased significantly from 2010 to 2012, and from the first six months of 2012 to the first six months of 2013, as we acquired more computer equipment to accommodate increased user activities. We expect our depreciation and amortization expense to increase in absolute amounts as we continue to invest in additional servers and other equipment to accommodate the growth of our user base.

Others. Our other cost of revenue primarily comprises short message service fees, paid to third-party service providers for short messages we sent to our users to communicate information of user transactions facilitated through our platform, and to a lesser extent the personnel cost for the maintenance of the system for our operations.

Sales tax and related surcharges. We were subject to a 5.0% business tax prior to September 2012, and a 6.0% value-added tax thereafter, plus certain related surcharges on revenues from our P4P services, display advertising services and other services in China. With respect to revenues from display advertising services in China, we are subject to an additional 3% culture-related tax and other related surcharges. Sales tax and related surcharges are recognized when revenue is earned.

Operating expenses

Our operating expenses consist of (i) sales and marketing expenses; (ii) product development expenses, and (iii) general and administrative expenses. The following table sets forth the components of our operating expenses in absolute amount and as a percentage of total revenues for the periods indicated.

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2010		2011		2012			2012		2013
	RMB	% of revenues	RMB	% of revenues	RMB	US$	% of revenues	RMB	% of revenues	RMB	US$	% of revenues
	(in thousands, except percentages)
Operating expense:
Sales and marketing	62,481	50.5	134,246	51.2	243,800	39,724	48.6	111,189	54.4	140,984	22,972	39.3
Product developments	28,975	23.4	83,110	31.7	187,266	30,512	37.3	81,475	39.8	120,416	19,620	33.6
General and administrative	13,418	10.8	43,135	16.4	50,574	8,241	10.1	24,964	12.2	40,908	6,665	11.4

Total operating expenses	104,874	84.7	260,491	99.3	481,640	78,477	96.0	217,628	106.4	302,308	49,257	84.3

Sales and marketing expenses. Sales and marketing expenses are comprised of: (i) online marketing expenses incurred by us, primarily in connection with the purchase of travel-related keywords and paid links from general search engines and other online marketing channels; (ii) salaries, welfares and bonuses, share-based compensation and other headcount-related expenses for our sales and marketing team, and (iii) other advertising expenses to promote our business. We expense advertising expenses as incurred. We expect that our sales and marketing expenses will increase in absolute amounts as our business continuously grows but will decrease as a percentage of our total revenues.

Product development expenses. Product development expenses are primarily related to personnel cost, including: (i) salaries, welfares and bonuses, share-based compensation and other costs associated with the development and improvement of our technologies; and (ii) office rental and related expenses for our product development team. We expect our product development expenses to increase in absolute amounts as we continue to expand our product development team to develop and improve our products and user experience.

General and administrative expenses. General and administrative expenses consist of: (i) salaries, welfares and bonuses, share-based compensation and other headcount-related expenses associated with the administration of our business, (ii) costs of third-party professional services and (iii) office expenses. We expect that our general and administrative expenses will increase in absolute amounts in the near term as we hire additional personnel and incur additional costs in connection with the expansion of our business and with being a public company.

Our operating expenses include share-based compensation expenses. The following table sets forth the allocation of our share-based compensation expenses among different operating expense components.

	Years Ended December 31,				Six Months Ended June 30,
	2010	2011	2012		2012	2013
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Product developments	2,356	13,546	15,241	2,483	7,835	7,699	1,255
Sales and marketing	1,152	5,471	6,573	1,071	4,178	1,910	311
General and administrative	1,326	9,437	5,392	879	2,602	4,738	772

Total share-based compensation expenses	4,834	28,454	27,206	4,433	14,615	14,347	2,338

Taxation

Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains. In addition, upon payment of dividends to our shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands. Under the current laws of the British Virgin Islands, we are not subject to tax on income or capital gain. Additionally, upon payments of dividends by our British Virgin Islands subsidiary to us, no British Virgin Islands withholding tax will be imposed.

Hong Kong. Our subsidiary incorporated in Hong Kong is subject to Hong Kong profit tax at a rate of 16.5%.

PRC. Under the EIT Law, domestic enterprises and foreign investment enterprises, or FIEs, such as our WFOE and affiliated PRC entities are subject to a unified 25% enterprise income tax rate, except for certain entities that enjoyed the tax holidays.

Both the WFOE and the VIE were recognized as qualified HNTEs in December 2009 and hence were eligible for a 15% preferential tax rate for 2010 and 2011. Both recognitions were renewed on October 2012, and hence the WFOE and the VIE are eligible for a 15% preferential tax rate effective from 2012 to 2014. If the WFOE and the VIE continue to meet the HNTE requirements as recognized by the government, the preferential tax status may be renewed.

The VIE’s subsidiaries were subject to EIT at a rate of 25% for the years ended December 31, 2010, 2011 and 2012.

Under the EIT Law, dividends paid by foreign invested enterprises out of profits earned after January 1, 2008 to non-PRC tax resident enterprises are subject to a PRC withholding tax of 10%. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income entered into between Hong Kong and the PRC and other related PRC laws and regulations, such rate is lowered to 5% if a Hong Kong resident enterprise owns over 25% of the equity interest of a PRC resident enterprise during the 12 consecutive months preceding the receipt of the dividends. Our PRC subsidiary is currently wholly owned by our Hong Kong subsidiary. However, there is no assurance the PRC tax authorities will treat our Hong Kong subsidiary as the beneficial owner of the dividends paid by our PRC subsidiary and grant approvals for the 5% withholding tax rate on dividends received by our Hong Kong subsidiary from our PRC subsidiary.

The EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose “de facto management body” is located within the PRC are considered PRC tax resident enterprises and subject to PRC income tax at the rate of 25% on worldwide income. The term “de facto management body” means an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties and other aspects of an enterprise. We do not believe we are currently a PRC tax resident. However, it remains unclear how PRC tax authorities will determine the tax residency status of companies like us. If we are deemed as a PRC tax resident, we would be subject to 25% PRC enterprise income tax on our global income under the EIT Law. See “Risk Factors—Risk Factors Relating to Doing Business in the PRC—We and/or our Hong Kong subsidiary may be classified as a ‘PRC resident enterprise’ for PRC enterprise income tax purposes, which could result in our global income becoming subject to 25% PRC enterprise income tax.”

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect, among other things: (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenue and expenses during each reporting period. We continually evaluate these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions, and expectations regarding the future based on available information and reasonable assumptions, which together form a basis for making judgments about matters not readily apparent from other sources. Since our financial reporting process inherently relies on the use of estimates and judgments, actual results could differ from what we expected. Some of our accounting policies require higher degrees of estimation and judgment than others in their application. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places significant demands on the judgment of our management.

Revenue recognition

Our revenues are primarily derived from pay-for-performance, display advertising services and other services. Revenue is recognized only when the persuasive evidence of an arrangement exists, the service has been performed, the price is fixed or determinable, and the collectability of the related fee is reasonably assured in accordance with ASC 605, Revenue Recognition, or ASC 605. Specifically, contracts are signed to establish significant terms such as the price and specific services to be provided. We assess the creditworthiness of our customers prior to signing the contracts to ensure collectability is reasonably assured. Non-refundable payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer advances and deposits.

When arrangements with a customer involve multiple elements as defined in ASC 605, the total arrangement consideration is allocated to the separate deliverables on the basis of their relative selling price. Relative selling price is based on vendor specific objective evidence, or VSOE, if available, third-party evidence (“TPE”) if VSOE is not available or management’s best estimate of selling price, or BESP, if neither VSOE nor TPE are available. In determining its BESP for each deliverable, we considered our overall pricing model and objectives, as well as market or competitive conditions that may impact the price at which we would transact if the deliverables were sold regularly on a standalone basis. We monitor the conditions that affect our determination of selling price for each deliverable and reassesses such estimates periodically. We have not entered into multiple contracts with the same counterparty that should be combined and accounted for as a single arrangement.

Pay-for-performance services

Our pay-for-performance platform enables customers, including OTAs, airlines and hotels, to place their links and related description on our search results list or next to the search results list provided to users of our website or mobile platform.

Cost-per-click. Revenue is recognized when the user clicks on the customer-sponsored links accessible on the Company’s website or through our mobile platform, and is directed to the customer’s online booking webpage and other revenue recognition criteria have been met.

We provide sales incentives that entitle customers to award credits. The award credits are calculated based on the monthly spending on cost-per-click services in accordance with the service contracts. These award credits can only be used for cost-per-click services and are non-refundable. We account for these award credits granted to the customers in conjunction with a current sale of services as a multiple-element arrangement in accordance with ASC 605 and thus revenue is recognized proportionately as services including those in connection to award credits are delivered to the customer.

Cost-per-sale. We receive fees from OTAs, airlines, and hotels for reservations and sales facilitated through our website or mobile platform. Fees from air travel facilitating services including aviation insurance policies are recognized as revenue, where applicable, net of estimated cancellations upon the issuance of the air ticket by OTAs or airlines. We have a sufficient homogenous volume of transactions from our customers, and the evaluation of this historical data enables us to reasonably estimate cancellations. Estimated cancellations are recorded as a reduction of revenue in the same period revenue is recognized. Estimated cancellations were insignificant for the years ended December 31, 2010, 2011 and 2012. Fees from hotel reservation facilitating services are recognized upon the reservation of the hotel rooms or after confirmation with the hotel that the end user has completed his or her stay depending on the terms and conditions of the underlying contract. When our contracts with the hotel state that we earn the fees regardless of whether the end user completes his or her stay at the hotel, fees are recognized upon the reservation of the hotel room. We consider such arrangements in accordance with ASC 605 and has concluded that we acts as an agent. Therefore, we present revenues from such transactions on a net basis in the consolidated statements of comprehensive loss.

Coupon program for hotel reservation. Revenue from hotel reservation facilitating services is recognized after confirmation with the hotel that the end users have completed their stay. In January 2013, we launched a coupon program, through which we offer coupons to end users who make reservations with certain of our hotel customers through our website or mobile platform. End users may convert their coupons for end user credits by submitting an online application within 30 days after the end user has completed his or her stay in the selected hotel. End users may redeem these credits (i) as cash that will be transferred by us to the end user’s bank account; or (ii) as credits in the end user’s account for future flight or hotel reservations with our customers on our website or mobile platform.

Since the funding of the credits by us is paid in cash or provided as credits in the end user’s account as part of a revenue arrangement with our customer, the hotel, such payments by us is within the scope of ASC 605-50, Revenue Recognition: Customer Payments and Incentives in accordance with ASC 605-50-15-2. As we do not receive an identifiable benefit in return for the consideration (i.e. funding of the credits) that is sufficiently separable from the hotels’ purchase of reservation facilitating services from us, the funding of the credits to the end users is recognized as a reduction of revenue simultaneously as the corresponding revenue is recognized in accordance with ASC 605-50-45-2. End user credits are reversed only if they are unredeemed upon expiration, which is after 30 days.

Display advertising services

The majority of our display advertising service arrangements involves multiple deliverables such as banner advertisements, logos and other media insertions that are delivered over the same period or different periods of time. We, following an industry practice in the PRC, regularly provide display advertising services at a discount to our standard rates. These discounts are in the form of free advertising elements, of which the duration and other terms of services are specified as part of the revenue contract. Such free elements are also considered in the multiple element arrangements.

Revenue is recognized ratably when the deliverables are published over the stated display period. The amount recognized is limited to the amount that is not contingent upon the delivery of additional deliverables or meeting other specified performance conditions.

Rebates provided to customers of display advertising services

We provide cash incentives in the form of rebates to certain advertising agencies based on the cumulative advertising volume during each fiscal year. Such rebates are recorded as a reduction of revenue in the period revenue is recognized in our consolidated financial statements in accordance with ASC 605. Rebates to advertising agencies amounted to RMB1.9 million, RMB5.4 million, RMB7.3 million (US$1.2 million), RMB2.9 million and RMB3.9 million (US$0.6 million) for the years ended December 31, 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, respectively.

Other services

The other services primarily represent the travel related group-buying services and service fees from third-party online payment platforms.

Group-buying services

We generate commission revenues from selling group-buying vouchers for the offerings of products and services by our merchants, at discounted prices to our users. We devote substantial resources in selecting qualifying merchants, thereby ensuring the quality of products and services sold by our merchants through our website. Once a merchant is selected, we contract with the selected merchant for the specified product or service group-buying vouchers to be offered on our website or mobile platform, along with the timing of the offer, the voucher price and the price at which we will pay the merchant, shipping terms and conditions, if applicable, and the minimum threshold of vouchers for the specified product or service to be sold in order to validate the group-buying voucher offer.

We act as an agent rather than as the principal in the delivery of the goods or services underlying the vouchers as we do not assume the risks and rewards of ownership of goods nor are we responsible for fulfillment, both of these are the responsibility of the merchant. We present revenue on a net basis (representing the amount billed to users less the amount paid/payable to merchants) in accordance with ASC 605.

Our users have the ability to hold the vouchers for full refund, and therefore, the underlying sale from which we earn the related commission revenue as an agent is not culminated until our users actually redeem their vouchers. Revenue recognition is deferred until the redemption of the group-buying vouchers by the users for the delivery of products or consumption of the services, at which time the underlying sale from which we earn our commission has been culminated and we have completed our service obligations to our merchants. We have no remaining obligations to our merchants after voucher redemption by our users.

Commissions from third-party online payment platforms

We receive commissions from third-party online payment platforms for payments originating from user online bookings through our website or mobile platform. The commission is based on a contracted percentage of the total payments processed. Revenue is recognized, on a net basis, when the four revenue recognition criteria in accordance with ASC 605 as shown above have been met.

Product developments

Product development expenses primarily consist of salaries and related compensations for product development personnel who are responsible for developing, improving as well as maintaining our website and mobile platform. Product development expenses are recognized as incurred. We recognize website and software development costs in accordance with ASC 350, Intangibles-Goodwill and Other. We expense all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites or the development of software for internal use and website contents. We capitalize software development costs that fulfill the capitalization criteria. Website and software development costs subject to capitalization have been insignificant.

Income taxes

We follow the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

In accordance with the provisions of ASC 740, Income taxes, we recognize in our financial statements the benefit of a tax position if the tax position is more likely than not to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. We estimate our liability for unrecognized tax benefits which may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from our estimates. As each tax audit is concluded, adjustments, if any, are recorded in our financial statements. Additionally, in future periods, changes in facts, circumstances and new information may require us to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. We record unrecognized tax benefits, if any, in the accrued expenses and other current liabilities or non-current liabilities in the consolidated balance sheets. We have elected to classify interest and penalties related to unrecognized tax benefits in the consolidated statements of comprehensive loss as income tax expense.

Share-based compensation

Options granted to employees

We apply ASC 718, Compensation – Stock Compensation, or ASC 718, to account for our employee share-based payments.

In accordance with ASC 718, we determine whether an award should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees classified as equity awards are recognized in the financial statements based on their grant date fair values. Specifically, the grant date fair value of share options are calculated using an option pricing model. We have elected to recognize compensation expense using the straight-line method for all employee equity awards granted with graded vesting based on service conditions provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested at that date. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards are reversed. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates.

Forfeiture rates are estimated based on historical and future expectations of employee turnover rates and are adjusted to reflect future changes in circumstances and facts, if any. Share-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those share-based awards that are expected to vest. To the extent we revise these estimates in the future, the share-based payments could be materially impacted in the period of revision, as well as in following periods. We, with the assistance of an independent third party valuation firm, determined the fair value of the stock options granted to employees. The Black-Scholes-Merton option pricing model was applied in determining the estimated fair value of the options granted to employees.

A cash settlement of a share-based payment award classified as an equity instrument is accounted for as the repurchase of an equity instrument at its fair value. Any excess of the amount paid by to settle such an award over the settlement-date fair value of the award is recognized as additional compensation cost. Further, if the settled award was not fully vested, the settlement would effectively accelerate vesting and require the recognition of any unrecognized compensation cost associated with the award.

The fair value of liabilities incurred in share-based payment transactions with employees are remeasured at the end of each reporting period through settlement. Changes in the fair value of a liability incurred under a share-based payment arrangement that occur during the requisite service period are recognized as compensation costs over that period.

Options granted to non-employees

We have accounted for equity instruments issued to non-employees in accordance with the provisions of ASC 718 and ASC 505, Equity. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed as there is no associated performance commitment.

Modification on stock options

A change in any of the terms or conditions of the stock options is accounted for as a modification of the plan. Incremental compensation cost is measured as the excess, if any, of the fair value of the modified option over the fair value of the original option immediately before its terms are modified, measured based on the fair value of the ordinary shares and other pertinent factors at the modification date. For vested stock options, we recognize incremental compensation cost in the period the modification occurs. For unvested stock options, we recognize over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date. If the fair value of the modified option is lower than the fair value of the original option immediately before modification, the minimum compensation cost we recognize is the cost of the original award.

The following table sets forth the options granted under the 2007 Share Plan from 2010 to the prospectus date:

Option Grant Date	Options Granted	Exercise Price	Fair Value of Options	Fair Value of Underlying Ordinary Shares
		(US$)	(US$)	(US$)
January 5, 2010	500,000	1.00	0.6720	0.9646
January 26, 2010	200,000	1.00	0.6909	0.9915
February 1, 2010	606,000	1.00	0.6985	0.9992
February 11, 2010	244,550	0.95-1.00	0.7108-0.7193	1.0120
May 1, 2010	1,034,800	1.05	0.8222	1.1412
October 1, 2010	460,600	1.10	0.8870	1.2488
December 31, 2010	120,000	1.10	0.9676	1.3173
March 1, 2011	302,440	1.10-1.3171	2.5773-2.8271	3.3793
April 1, 2011	223,212	2.50	3.3611	4.4102
July 1, 2011(1)	2,335,155	0.01	1.5731	1.5796
October 1, 2011(1)	500,720	0.01	1.6596	1.6678
January 1, 2012(1)	1,081,218	0.01	1.7774	1.7856
March 6, 2012(1)	500,000	0.01	1.9787	1.9884
April 1, 2012(1)	1,118,138	0.01	1.9787	1.9884
August 9, 2012(1)	1,230,489	0.01	2.0702	2.0786
October 1, 2012(1)	835,223	0.01	2.1587	2.1656
January 4, 2013(1)	896,262	0.01	2.3494	2.3576
January 25, 2013(1)	450,000	0.01	2.3494	2.3576
April 1, 2013(1)	784,196	0.01	2.4067	2.4149
July 1, 2013(1)	1,120,771	0.01	2.7022	2.7122
October 1, 2013(2)	7,736,876	0.01-6.5932

Note: (1) The fair value of underlying ordinary shares reflected the effect of the increase in the number of outstanding ordinary shares as a result of the Baidu Transaction. The share base was enlarged at a ratio of 2.9601 in July 2011.

(2) The fair value of our ordinary shares on October 1, 2013 will be determined based on the offering price per ordinary share of this offering. Assuming an offering price of US$            , being the mid-point of our estimated price range of this offering, we estimate that the share-based compensation expense incurred in connection with the options effective on October 1, 2013 would be approximately US$             for the three months ended December 31, 2013.

Management is responsible for determining the fair value of options granted to employees and non-employees and considered a number of factors including valuations. The fair value of these option grants on each respective grant date was made on a contemporaneous basis by an independent third party valuation firm.

In determining the fair value of our equity instruments, we referred to valuation reports prepared by an independent third-party appraisal firm, based on data we provided. The valuation reports provided us with guidelines in determining the fair value of the equity instruments, but we are ultimately responsible for the determination of all amounts related to share-based compensation recorded in the financial statements.

In determining the fair value of our stock options, the Black-Scholes-Merton option pricing model was applied. The key assumptions used to determine the fair value of the options at the relevant grant dates in 2010, 2011, 2012 and 2013 as of the prospectus date were as follows. Changes in these assumptions could significantly affect the fair value of stock options and hence the amount of compensation expense we recognize in our consolidated financial statements.

The following table presents the assumptions used to estimate the fair values of the share options granted in the periods presented:

	2010	2011	2012	Period to the prospectus date
Risk-free interest rates(1)	2.54%~3.86%	2.01%~3.57%	1.70%~2.28%	1.91%~2.71%
Expected volatility range(2)	57.32%~58.99%	52.51%~54.37%	48.03%~49.84%	46.68%~47.66%
Expected term (years)(3)	10	10	10	10
Expected dividend yield(4)	0%	0%	0%	0%

(1)	The risk-free interest rate for periods within the contractual life of the share option is based on the U.S. Treasury yield curve in effect at the time of grant for a term consistent with the expected term of the awards.
(2)	Expected volatility is estimated based on the historical volatility ordinary shares of several comparable companies in the same industry.
(3)	The expected term of stock options granted is developed giving consideration to vesting period, contractual term and historical exercise pattern of options granted.
(4)	The dividend yield was estimated based on our expected dividend policy over the expected term of the options.

If factors change and we employ different assumptions for estimating share-based compensation expenses in future periods or if we decide to use a different valuation model, our share-based compensation expenses in future periods may differ significantly from what we have recorded in prior periods and could materially affect our operating income, net income and net income per share.

As a private company with no quoted market in our ordinary shares, we need to estimate the fair value of our ordinary shares at the relevant grant dates for employee options and at each reporting date for non-employee options. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of each grant.

In determining the fair values of our ordinary shares as of each award grant date, other than October 1, 2013, three generally accepted approaches to value were considered: cost, market and income approaches. While useful for certain purposes, the cost approach is generally not considered applicable to the valuation of a company as a going concern, as it does not capture the future earning potential of the business. The comparability of our peer companies’ financial metrics and the relevance of the market approach were also considered low since our target market and stage of development are different from those of the publicly listed companies in the same industry. In view of the above, we determined that the income approach is the most appropriate method to derive the fair values of our ordinary shares. In addition, we took into consideration of the guidance prescribed by the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. The fair value of our ordinary shares on October 1, 2013 will be determined based on the offering price per ordinary share of this offering.

The income approach involves applying appropriate discount rates to estimated cash flows that are subject to a number of assumptions. These assumptions include: no material changes in the existing political, legal, fiscal and economic conditions in China; our ability to recruit and retain competent management, key personnel and technical staff to support our ongoing operations; and no material deviation in industry trends and market conditions from economic forecasts. These assumptions are inherently uncertain and subjective. The risks associated with achieving the estimated cash flow were assessed in selecting the appropriate discount rates, which had been determined to be 17.76%, 18.06%, 17.38%, 17.53% and 17.42% as of December 31, 2010, July 1, 2011, October 1, 2012, April 1, 2013 and July 1, 2013, respectively. The discount rates were based on the estimated market required rate of return for investing in our company, or weighted average cost of capital, or WACC, which was derived by using the Capital Asset Pricing Model, a method that market participants commonly use to price securities. The change in WACC was the combined result of the changes in the risk-free rate, industry-average correlated relative volatility coefficient beta, equity risk premium, size of our company, scale of our business and our ability in achieving forecast projections.

A discount for lack of marketability, or DLOM, was also applied to reflect the fact that there is no ready public market for our shares as we are a closely held private company. Under the Black-Scholes-Merton option-pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the discount for lack of marketability. Based on the analysis, DLOM of 19.40%, 25.00%, 20.00%, 20.00% and 10.00% were used for the valuation of our ordinary shares as of December 31, 2010, July 1, 2011, October 1, 2012, April 1, 2013 and July 1, 2013, respectively.

The option-pricing method was used to allocate equity value of our company to preferred and ordinary shares, taking into account the guidance prescribed by the Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management.

Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. The volatility of our shares was estimated based on the historical volatility of comparable listed companies’ shares. Had we used different estimates of volatility, the allocations between preferred and ordinary shares would have been different.

We believe that the increase in the fair value of ordinary shares for the period from US$0.9646 per ordinary share as of January 5, 2010 to US$1.3173 per ordinary shares as of December 31, 2010 was primarily attributable to the following factors:

•

the improvement of our financial and operating performance in 2010. Our total revenue grew to RMB123.9 million in 2010 and our web users increased to 71.7 million. The rapid increase in the number of users indicated our revenue growth potential; and

•

the launch of our SaaS system to support our air ticket search business in 2010, one of the key components of our technological platform. SaaS system is highly scalable and can accommodate the expansion of our business without incurring proportional cost increases.

We believe that the increase in the fair value of ordinary shares for the period from US$1.3173 per ordinary share as of December 31, 2010 to US$3.3793 per ordinary shares as of March 1, 2011 and further to US$4.4102 per ordinary shares as of April 1, 2011 was primarily attributable to the following factors:

•	the success of our highly scalable SaaS system and the rapid growth of our air ticket search queries facilitated by the SaaS system since its launch in 2010;

•	our planned expansion of SaaS system to cover hotel search business from mid 2011;

•	the commencement of the preliminary discussion with Baidu about Baidu’s potential investment for our majority shareholdings, as well as the related business cooperation between Baidu and us; and

•	management’s adjustment of our financial forecast to reflect the anticipated higher revenue growth rate and profitability in the future due to the abovementioned developments.

The decrease in the fair value of ordinary shares for the periods from US$4.4102 per ordinary shares as of April 1, 2011 to US$1.5796 per ordinary share as of July 1, 2011 was attributable to the increase in the number of ordinary shares as a result of the Baidu Transaction. Taking into consideration the share base enlargement at a ratio of 2.9601, the adjusted fair value per ordinary share as of April 1, 2011 would be US$1.4899, which slightly increased to US$1.5796 as of July 1, 2011 and was in line with the overall business and financial improvements during the same period.

We believe that the increase in the fair value of ordinary shares for the period from US$1.5796 per ordinary share as of July 1, 2011 to US$1.7856 per ordinary share as of January 1, 2012 and further to US$2.1656 per ordinary share as of October 1, 2012 was primarily attributable to the following factors:

•

continued improvement and optimization of our SaaS system for flight products and hotel products, as well as business cooperation between Baidu and us, resulted in sustained, rapid revenue growth in 2012;

•

the success of our mobile application software and the tremendous growth of our mobile search queries brought by mobile application software since its launch in 2010, as well as the rapid growth in revenue from mobile users since we began to monetize qualified clicks generated from our mobile platform in June 2012; and

•	management’s adjustment of our financial forecast to reflect the anticipated sustainable revenue growth due to the above mentioned developments.

We believe that the increase in the fair value of ordinary shares for the period from US$2.1656 per ordinary share as of October 1, 2012 to US$2.3576 per ordinary share as of January 4, 2013 and further to US$2.4149 per ordinary share as of April 1, 2013 was primarily attributable to the following factors:

•	continuing expansion and optimization of our SaaS system for flight products and hotel products resulted in sustained, rapid revenue growth in the fourth quarter of 2012 and the first quarter of 2013;

•	tremendous growth of our mobile search queries brought by mobile platform, resulted in the rapid growth in revenue from mobile users in the fourth quarter of 2012 and the first quarter of 2013; and

•	management’s adjustment of our financial forecast to reflect the anticipated sustainable revenue growth due to the above mentioned developments.

We believe that the increase in the fair value of ordinary shares for the period from US$2.4149 per ordinary share as of April 1, 2013 to US$2.7122 per ordinary shares as of July 1, 2013 was primarily attributable to the following factor:

•

increase in fair value due to a decrease in DLOM. We confidentially submitted to the SEC its registration statement relating to this offering in the second quarter of 2013, and we estimated our IPO date to be in the fourth quarter of 2013, resulting in a decrease of expected time leading to a liquidity event. The proximity in time of this offering to the date of the valuation increased the liquidity of our shares and hence lowered DLOM from 20% as of April 1, 2013 to 10% as of July 1, 2013.

Accounting treatment of the warrants to be issued to Baidu pursuant to the Zhixin Cooperation Agreement

The consideration to be given for the exclusive right to use the Cooperation Platform provided by Baidu under the Zhixin Cooperation Agreement is the “Baidu Warrants”. In addition, Baidu will be entitled to 76% of the revenue generated in excess of the benchmark revenue of RMB1,910 million. There are no other anticipated upfront or deferred costs associated in addition to the consideration given.

The arrangements with Baidu with respect to the Zhixin Cooperation Agreement constitute a share-based payment award within the scope of ASC 505-50, Equity, Equity-Based Payments to Non-Employees. Given that the Baidu Warrants can be settled for cash at the option of Baidu and we may be required to pay contingent additional cash consideration if the revenue generated exceeds the contracted threshold, the Baidu Warrants will be accounted for as a liability award. Similarly, the contingent additional cash payment will also be recognized as a liability following the guidance in ASC 450 Liabilities- Contingencies. As Baidu is our controlling shareholder, the transaction is between two entities under common control and the measurement model of the compensation cost for a reporting period is to use the fair value of the service as the services are being provided, which is consistent with the requirements of ASC 505-50-30. This measurement model also best reflects the economic substance of the transaction if the services were provided by an independent third party. In addition, this accounting treatment is in line with SAB Topic 1.B, which requires a registrant to reflect all costs of doing business in its financial statements. The Company accounts for the liability associated with the Cooperation Agreement as described below. Any difference between the fair value of the service and the change in the liability amount for each reporting period is recorded as a deemed dividend by the Company or a deemed contribution by Baidu as the case may be.

The fair value of the Baidu Warrants and estimated amount of the contingent cash components is remeasured at the end of each reporting period. The percentage of the liabilities that is accrued at each reporting date equals the percentage of the requisite service that has been rendered at that date.

The Baidu Warrants will no longer be subject to share-based payment accounting when the services are completed. They will then be subject to ASC 480, Distinguishing Liabilities from Equity. As Baidu Warrants can be settled in cash at the option of Baidu, the Baidu Warrants will still be considered a liability. The Baidu Warrants will be measured subsequently at fair value with changes in fair value recognized in earnings until the exercise date. Upon the exercise of the Baidu Warrants in exchange for our ordinary shares, the Baidu Warrants will be remeasured with changes in fair value recognized in earnings immediately before the liability is reclassified into equity. Upon the exercise of the Baidu Warrants in exchange for cash, the liability will be extinguished when the payment is made. Similarly, the contingent cash consideration payable to Baidu when the revenue generated exceeds the contracted threshold is extinguished when the payment is made.

Results of Operations

The following table sets forth a summary of our consolidated results of operations. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2010	2011	2012		2012	2013
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Pay-for-performance services	104,572	216,932	422,234	68,797	170,054	316,157	51,513
Display advertising services	15,014	33,334	46,670	7,604	18,689	25,812	4,206
Other services	4,296	12,161	32,821	5,348	15,821	16,838	2,743

Total revenues	123,882	262,427	501,725	81,749	204,564	358,807	58,462
Cost of revenues	(23,086)	(43,682)	(95,787)	(15,607)	(40,174)	(72,890)	(11,876)

Gross profit	100,796	218,745	405,938	66,142	164,390	285,917	46,586
Operating expenses
Product developments	(28,975)	(83,110)	(187,266)	(30,512)	(81,475)	(120,416)	(19,620)
Sales and marketing	(62,481)	(134,246)	(243,800)	(39,724)	(111,189)	(140,984)	(22,972)
General and administrative	(13,418)	(43,135)	(50,574)	(8,241)	(24,964)	(40,908)	(6,665)

Operating loss	(4,078)	(41,746)	(75,702)	(12,335)	(53,238)	(16,391)	(2,671)
Interest income, net	764	1,767	832	136	857	215	35
Foreign exchange gain (loss), net	430	(33)	(656)	(107)	(20)	(438)	(71)
Other income, net	2	6	363	59	187	522	85

Loss before income tax	(2,882)	(40,006)	(75,163)	(12,247)	(52,214)	(16,092)	(2,622)
Income tax expense	(1,492)	(5,945)	(15,950)	(2,599)	(11,883)	(833)	(136)

Net loss	(4,374)	(45,951)	(91,113)	(14,846)	(64,097)	(16,925)	(2,758)

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Total Revenues. Our total revenues increased by 75.4% from RMB204.6 million in the first six months of 2012 to RMB358.8 million (US$58.5 million) in the first six months of 2013. This increase was primarily due to significant increases in P4P revenues and, to a lesser extent, increases in display advertising revenues.

•

P4P revenues. Our P4P revenues increased by 85.9% from RMB170.1 million in the first six months of 2012 to RMB316.2 million (US$51.5 million) in the first six months of 2013, as a result of an increase in the number of search queries and an increase in our revenue per thousand search queries driven by an upward adjustment in our price for P4P services through the website and the growth of our mobile platform in the first six months of 2013.

•

The number of web search queries for air tickets and revenue per thousand web search queries for air tickets increased from 664.8 million and RMB192.6, respectively, in the six months ended June 30, 2012 to 964.6 million and RMB222.9 (US$36.3), respectively, in the six months ended June 30, 2013.

•

The number of web search queries for hotels and revenue per thousand web search queries for hotels increased from 77.6 million and RMB488.4, respectively, in the six months ended June 30, 2012 to 90.2 million and RMB557.7 (US$90.9), respectively, in the six months ended June 30, 2013.

•	The number of mobile search queries and revenue per thousand search queries for air tickets and hotels on our mobile platform increased from 61.6 million and RMB31.3 in the six months ended

June 30, 2012, respectively, to 313.7 million and RMB134.4 (US$21.9) in the six months ended June 30, 2013.

•

We launched a hotel coupon program in January 2013 to offer credit rebates to end users who make reservations through us with some of our hotel customers. The credit rebate amount we offer to the end users is, in accordance with our accounting policies, simultaneously recognized as a reduction of our revenues from the hotel customers. Since we started the hotel coupon program in January 2013, the amount of credit rebate we offer to the end users significantly increased from RMB1.2 million in the three months ended March 31, 2013 to RMB9.3 million (US$1.5 million) in the three months ended June 30, 2013.

•

Display advertising revenues. Our display advertising revenues increased by 38.1% from RMB18.7 million in the first six months of 2012 to RMB25.8 million (US$4.2 million) in the first six months of 2013, primarily due to (i) an increase in the average spending per customer from RMB185,040 in the first six months of 2012 to RMB245,833 (US$40,055) in the first six months of 2013 and (ii) to a lesser extent, the growth in the number of advertisers.

•

Other revenues. Our other revenues increased by 6.4% from RMB15.8 million in the first six month of 2012 to RMB16.8 million (US$2.7 million) in the first six month of 2013, primarily due to an increase in commissions we receive from third-party payment agents who offer their services through our platforms, and partially offset by a slight decrease in revenues from group-buying services.

Cost of revenues. Our cost of revenues increased by 81.4% from RMB40.2 million in the first six months of 2012 to RMB72.9 million (US$11.9 million) in the first six months of 2013, primarily due to the increases in sales tax and related surcharges, data acquisition costs and others.

•

Sales tax and related surcharges. Our sales tax and related surcharges increased by 123.6% from RMB15.2 million in the first six months of 2012 to RMB33.9 million (US$5.5 million) in the first six months of 2013, which was primarily due to the increase in our total revenues and, to a lesser extent, the increase in taxes on our deemed revenue arising from our travel related services.

•

Data acquisition. Our data acquisition costs increased by 42.7% from RMB13.1 million in the first six months of 2012 to RMB18.7 million (US$3.0 million) in the first six months of 2013 as a result of (i) an increase in our total number of flight search queries and (ii) to a lesser extent, the expansion of our search coverage of international air tickets which had a higher per search cost than that for domestic air tickets, partially offset by our repeat use of data without additional charge for search queries that occur shortly after an earlier search query that required the same data.

•

Bandwidth and server hosting. Our bandwidth and server hosting costs increased by 1.0% from RMB4.9 million in the first six months of 2012 to RMB5.0 million (US$0.8 million) in the first six months of 2013 primarily because we have been utilizing our bandwidth and server hosting capacity in a more efficient manner while our business expanded.

•

Depreciation. Our depreciation costs increased by 58.7% from RMB2.6 million in the first six months of 2012 to RMB4.1 million (US$0.7 million) in the first six months of 2013, primarily due to the depreciation of additional servers we have acquired to support our business expansion.

•

Others. Other cost of revenues increased by 155.1% from RMB4.4 million in the first six months of 2012 to RMB11.2 million (US$1.8 million) in the first six months of 2013, primarily due to an increase in short-message-service fees as we sent more short messages to our users for each transaction on our SaaS system to improve user satisfaction.

Operating Expenses. Our total operating expenses increased by 38.9% from RMB217.6 million in the first six months of 2012 to RMB302.3 million (US$49.3 million) in the first six months of 2013, due to increases in our product development expenses, sales and marketing expenses and general and administration expenses. Our operating expenses in the six months ended June 30, 2013 included those for the development and marketing of mobile and other innovative products and services in the amount of RMB72.9 million (US$11.9 million).

•

Product developments. Our product development expenses increased by 47.8% from RMB81.5 million in the first six months of 2012 to RMB120.4 million (US$19.6 million) in the first six months of 2013, primarily due to increases in (i) salary and welfare resulted from an increased headcount of our product development personnel and (ii) to a lesser extent the average salary and welfare cost and other headcount-related cost.

•

Sales and marketing. Our sales and marketing expenses increased by 26.8% from RMB111.2 million in the first six months of 2012 to RMB141.0 million (US$23.0 million) in the first six months of 2013, primarily due to increases in (i) online marketing expenses from RMB54.3 million in the first six months of 2012 to RMB71.3 million (US$11.6 million) in the first six months of 2013 and (ii) salary and welfare resulted from an increased headcount of our sales and marketing personnel.

•

General and administrative. Our general and administrative expenses increased by 63.9% from RMB25.0 million in the first six months of 2012 to RMB41.0 million (US$6.7 million) in the first six months of 2013, primarily as a result of the increases in salary and welfare resulted from an increased headcount of our general and administrative personnel.

Income Tax Expense. Our income tax expense was RMB0.8 million (US$0.1 million) in the first six months of 2013, as compared with an income tax expense of RMB11.9 million in the first six months of 2012. We estimated a negative effective tax rate for the year ending December 31, 2013 due to unrecognized tax benefits related to deemed revenue. In accordance with applicable accounting guidance, we applied the estimated negative effective tax rate to the interim loss before tax and recorded an income tax expense in the amount of RMB0.8 million in the first six months of 2013.

Net Loss. As a result of the foregoing, we recorded a net loss of RMB16.9 million (US$2.8 million) in the first six months of 2013, representing a decrease by 73.6% from a net loss of RMB64.1 million in the first six months of 2012.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Total Revenues. Our total revenues increased by 91.2% from RMB262.4 million in 2011 to RMB501.7 million (US$81.7 million) in 2012. This increase was primarily due to significant increases in P4P revenues and, to a lesser extent, increases in display advertising revenues and other revenues.

•

P4P revenues. Our P4P revenues increased by 94.6% from RMB216.9 million in 2011 to RMB422.2 million (US$68.8 million) in 2012, primarily as a result of increases in the revenue per thousand search queries from web users and an increase in web search queries. The number of web search queries for air tickets and revenue per thousand web search queries for air tickets increased from 1,031.9 million and RMB165.3 in 2011 to 1,394.4 million and RMB215.2 (US$35.1) in 2012. The number of web search queries for hotels and revenue per thousand web search queries for hotels increased from 107.5 million and RMB423.4 in 2011 to 178.9 million and RMB539.8 (US$88.0) in 2012. P4P services on our mobile platform started to generate revenues in June 2012, and generated a total revenue of RMB19.3 million (US$3.1 million) in 2012. The increase in our P4P revenues was also partly driven by our expansion of the SaaS system to cover hotel search business starting from mid 2011.

•

Display advertising revenues. Our display advertising revenues increased by 40.0% from RMB33.3 million in 2011 to RMB46.7 million (US$7.6 million) in 2012, primarily due to increases in the average spending per customer from RMB215,058 in 2011 to RMB284,573 (US$46,367) in 2012.

•	Other revenues. Our other revenues increased by 169.9% from RMB12.2 million in 2011 to RMB32.8 million (US$5.3 million) in 2012, primarily due to increases in revenues from group buying services.

Cost of revenues. Our cost of revenues increased by 119.3% from RMB43.7 million in 2011 to RMB95.8 million (US$15.6 million) in 2012, primarily due to the increases in sales tax and related surcharges as well as data acquisition costs.

•

Sales tax and related surcharges. Our sales tax and related surcharges increased by 151.0% from RMB16.0 million in 2011 to RMB40.3 million (US$6.6 million) in 2012, which was due to the increase in our revenue growth and the increase in taxes on our deemed revenue arising from our travel related services.

•

Data acquisition. Our data acquisition costs increased by 102.6% from RMB13.7 million in 2011 to RMB27.8 million (US$4.5 million) in 2012 as a result of (i) the increase in the number of our air ticket search queries; (ii) the expansion of our search coverage of international air tickets in 2012 which had a higher per search cost than domestic air tickets;

•

Bandwidth and server hosting. Our bandwidth and server hosting costs increased by 68.2% from RMB5.6 million in 2011 to RMB9.4 million (US$1.5 million) in 2012 as a result of the increased traffic from an increased number of users and transactions.

•

Depreciation. Our depreciation costs increased by 104.8% from RMB3.0 million in 2011 to RMB6.1 million (US$1.0 million) in 2012, primarily due to the increase in the acquisition of additional servers to support our business expansion.

•

Others. Other cost of revenues increased by 128.3% from RMB5.4 million in 2011 to RMB12.3 million (US$2.0 million) in 2012, primarily due to the increase in short message service fees as we sent more short messages to our users for each transaction on our SaaS system to ensure high user satisfaction.

Operating Expenses. Our total operating expenses increased by 84.9% from RMB260.5 million in 2011 to RMB481.6 million (US$78.5 million) in 2012, primarily due to increases in our sales and marketing expenses and product development expenses.

•

Sales and marketing. Our sales and marketing expenses increased by 81.6% from RMB134.2 million in 2011 to RMB243.8 million (US$39.7 million) in 2012, primarily due to (i) an increase in our online marketing expenses from RMB56.3 million in 2011 to RMB130.1 million (US$21.2 million) in 2012 due to the increased spending to acquire more online traffic from third party websites; and (ii) increases in salary and welfare from RMB43.0 million in 2011 to RMB76.0 million (US$12.4 million) in 2012 as a result of the increased headcount in our sales and marketing force in 2012; partially offset by a decrease in advertising and promotions from RMB15.8 million in 2011 to RMB8.8 million (US$1.4 million) in 2012.

•

Product developments. Our product development expenses increased by 125.3% from RMB83.1 million in 2011 to RMB187.3 million (US$30.5 million) in 2012, primarily due to (i) substantial increases in salary and welfare from RMB59.3 million in 2011 to RMB148.9 million (US$24.3 million) in 2012 as well as (ii) an increase in rental expenses primarily due to the significantly increased headcount of our product development personnel in 2012. Our mobile application-related product development expenses in 2012 amounted to RMB30.8 million, as compared to RMB8.5 million in 2011, primarily due to the significant increase in the headcount in the product development team for the mobile platform.

•

General and administrative. Our general and administrative expenses increased by 17.2% from RMB43.1 million in 2011 to RMB50.6 million (US$8.2 million) in 2012, primarily as a result of increases in salary and welfare from RMB12.7 million in 2011 to RMB22.0 million (US$3.6 million) in 2012 as a result of the increased headcount and average salary.

Income Tax Expense. Our income tax expense was RMB16.0 million (US$2.6 million) in 2012, as compared with RMB5.9 million in 2011. The increase in income tax expense was primarily due to the increase in taxes on our deemed profit arising from our travel-related services.

Net Loss. As a result of the foregoing, our net loss increased to RMB91.1 million (US$14.8 million) in 2012 from RMB46.0 million in 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Total Revenues. Our total revenues increased by 111.8% from RMB123.9 million in 2010 to RMB262.4 million in 2011. This increase was primarily due to significant increases in P4P revenues and, to a lesser extent, increases in display advertising revenues.

•

P4P revenues. Our P4P revenues increased by 107.4% from RMB104.6 million in 2010 to RMB216.9 million in 2011, primarily as a result of increases in the revenue per thousand web search queries and an increase in web search queries. The number of web search queries for air tickets and revenue per thousand web search queries for air tickets increased from 830.2 million and RMB93.7 in 2010 to 1,031.9 million and RMB165.3 in 2011, primarily due to the launch of our SaaS system for the air ticket search business in 2010. The number of web search queries for hotels and revenue per thousand web search queries for hotels increased from 69.5 million and RMB381.5 in 2010 to 107.5 million and RMB423.4 in 2011.

•

Display advertising revenues. Our display advertising revenues increased by 122.0% from RMB15.0 million in 2010 to RMB33.3 million in 2011, due to an increased number of display advertising customers from 105 to 155 and, to a lesser extent, the increase in the average spending per advertising customer.

•

Other revenues. Our other revenues increased by 183.1% from RMB4.3 million in 2010 to RMB12.2 million in 2011, primarily due to the revenues from our group-buying programs which we started in January 2011, partially offset by the decrease in revenue from participating in Google’s AdSense, which we discontinued in December 2010 to promote our own text link services.

Cost of revenues. Our cost of revenues increased by 89.2% from RMB23.1 million in 2010 to RMB43.7 million in 2011, primarily due to increases in sales tax and related surcharges as well as data acquisition costs as a result of our business expansion.

•	Sales tax and related surcharges. Our sales tax and related surcharges increased by 126.5% from RMB7.1 million in 2010 to RMB16.0 million in 2011, which was largely in line with our revenue growth.

•	Data acquisition. Our data acquisition costs increased by 45.8% from RMB9.4 million in 2010 to RMB13.7 million in 2011 as a result of the increase in the number of our air ticket search queries.

•

Bandwidth and server hosting. Our bandwidth and server hosting costs increased by 55.7% from RMB3.6 million in 2010 to RMB5.6 million in 2011 as a result of the addition of server hostings and bandwidth to support the growth of our user traffic and our services.

•

Depreciation. Our depreciation costs increased by 166.2% from RMB1.1 million in 2010 to RMB3.0 million in 2011, primarily due to (i) a change in our depreciation policy in connection with the Baidu Transaction in 2011, which resulted in the shortened depreciation periods for certain assets on a straight-line basis from five years to three years and the one-time charge of RMB1.6 million in 2011; and (ii) the acquisition of additional servers to support our business expansion.

•

Others. Other cost of revenues increased by 182.6% from RMB1.9 million in 2010 to RMB5.4 million in 2011, primarily due to an increase in the short message service fees and an increase in the headcount and related personnel cost for the maintenance of the systems for our operations.

Operating Expenses. Our total operating expenses increased by 148.4% from RMB104.9 million in 2010 to RMB260.5 million in 2011, primarily due to increases in our sales and marketing costs and product development costs.

•

Sales and marketing. Our sales and marketing expenses increased by 114.9% from RMB62.5 million in 2010 to RMB134.2 million in 2011, primarily due to (i) an increase in our online marketing expenses from RMB39.6 million in 2010 to RMB56.3 million in 2011 due to the increased spending to acquire more online traffic from third party websites; (ii) increases in salary, benefits and share-based compensation expenses from RMB15.1 million in 2010 to RMB48.5 million in 2011 as a result of the significantly increased headcount in our sales and marketing force in 2011; and (iii) an increase in advertising and promotions from RMB4.2 million in 2010 to RMB15.8 million in 2011, primarily due to several offline brand campaigns in 2011.

•

Product developments. Our product development expenses increased by 186.8% from RMB29.0 million in 2010 to RMB83.1 million in 2011, primarily due to (i) substantial increases in salary, benefits and share-based compensation expenses from RMB24.4 million in 2010 to RMB72.9 million in 2011 as a result of the significantly increased headcount of our product development personnel in 2011; and (ii) increases in per square meter cost and total office square footage as we moved to a new location in May 2011 to accommodate the increase of our product development personnel. Our mobile application-related product development expenses in 2011 amounted to RMB8.5 million, as compared to RMB3.5 million in 2010, primarily due to the significant increase in the headcount in the product development team for the mobile platform.

•

General and administrative. Our general and administrative expenses increased by 221.5% from RMB13.4 million in 2010 to RMB43.1 million in 2011, primarily as a result of (i) the one-time professional services fees and expenses of RMB6.4 million in connection with the Baidu Transaction; (ii) a substantial increase in share-based compensation expense of RMB8.1 million for the options granted to our senior management and other general and administrative staff; and (iii) an increase in salary and welfare as a result of increased headcount.

Income Tax Expense. Our income tax expense was RMB5.9 million in 2011, as compared with RMB1.5 million in 2010. The increase in income tax expense was primarily due to an increase in the taxable income arising from the nondeductible expenses in accordance with PRC tax regulation.

Net Loss. As a result of the foregoing, our net loss increased to RMB46.0 million in 2011 from RMB4.4 million in 2010.

Selected Quarterly Results of Operations

The following table sets forth our unaudited condensed consolidated quarterly results of operations for each of the ten quarters in the period from January 1, 2011 to June 30, 2013. You should read the following table in conjunction with our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated quarterly financial information on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. The operating results for any quarter are not necessarily indicative of the operating results for any future period or for a full year. For factors that may cause our revenue and operating results to vary or fluctuate, please see “Risk factors—Risks Related to Our Business.”

	For the Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
	(in thousands of RMB)
Revenues
—Pay-for-performance services	37,935	46,938	65,154	66,905	78,605	91,449	131,034	121,146	162,827	153,330
—Display advertising services	7,190	6,648	7,965	11,531	8,968	9,721	13,074	14,907	11,629	14,183
—Other services	734	2,529	4,579	4,319	7,601	8,220	8,954	8,046	8,222	8,616

Total revenues	45,859	56,115	77,698	82,755	95,174	109,390	153,062	144,099	182,678	176,129
Cost of revenues	(7,717)	(9,091)	(12,900)	(13,974)	(19,112)	(21,062)	(25,841)	(29,772)	(34,435)	(38,455)

Gross profit	38,142	47,024	64,798	68,781	76,062	88,328	127,221	114,327	148,243	137,674
Operating expenses
Product developments(1)	(10,981)	(16,229)	(27,785)	(28,115)	(36,332)	(45,143)	(51,741)	(54,050)	(55,938)	(64,478)
Sales and marketing(1)	(25,772)	(34,067)	(34,506)	(39,901)	(47,393)	(63,796)	(70,337)	(62,274)	(59,039)	(81,945)
General and administrative(1)	(6,235)	(17,225)	(9,808)	(9,867)	(13,733)	(11,231)	(13,278)	(12,332)	(19,928)	(20,980)

Operating (loss)/income	(4,846)	(20,497)	(7,301)	(9,102)	(21,396)	(31,842)	(8,135)	(14,329)	13,338	(29,729)

Interest income/(expense), net	297	163	672	635	389	468	198	(223)	(90)	305
Foreign exchange (loss)/gain, net	(14)	(18)	(41)	40	(19)	(1)	27	(663)	(94)	(344)
Other income, net	—	4	2	—	12	175	39	137	227	295

(Loss)/income before income taxes	(4,563)	(20,348)	(6,668)	(8,427)	(21,014)	(31,200)	(7,871)	(15,078)	13,381	(29,473)

Income tax (expense)/benefit	(2,649)	(4,528)	5,229	(3,997)	(4,536)	(7,347)	(537)	(3,530)	10,901	(11,734)

Net (loss)/income	(7,212)	(24,876)	(1,439)	(12,424)	(25,550)	(38,547)	(8,408)	(18,608)	24,282	(41,207)

Deemed dividend	—	—	(31,181)	—	—	—	—	—	—	—

Net (loss)/income attributable to ordinary shareholders	(7,212)	(24,876)	(32,620)	(12,424)	(25,550)	(38,547)	(8,408)	(18,608)	24,282	(41,207)

Net (loss)/income per ordinary share—basic	(0.20)	(0.57)	(0.01)	(0.04)	(0.09)	(0.14)	(0.03)	(0.07)	0.08	(0.14)
Net (loss)/income per ordinary share—diluted	(0.20)	(0.57)	(0.01)	(0.04)	(0.09)	(0.14)	(0.03)	(0.07)	0.08	(0.14)
Adjusted EBITDA (non-GAAP)(2)	(1,940)	(6,461)	10,886	286	(9,943)	(17,253)	4,887	(1,701)	28,452	(14,785)

(1)	Share-based compensation expenses were allocated in the operating expenses as follows:

	For the Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
	(in thousands of RMB)
Product developments	1,148	902	8,560	2,936	3,382	4,453	3,633	3,773	3,973	3,726
Sales and marketing	145	517	2,942	1,867	1,539	2,639	1,048	1,347	788	1,122
General and administrative	621	5,961	2,044	811	1,374	1,228	1,630	1,160	2,825	1,913

Total share-based compensation expenses	1,914	7,380	13,546	5,614	6,295	8,320	6,311	6,280	7,586	6,761

(2)	Adjusted EBITDA, as we present it, represents net income or loss before income taxes, interest expenses, depreciation and amortization, further adjusted to exclude share-based compensation expense, non-cash expenses relating to free user traffic contributed by Baidu, Inc. and expenses relating to the Baidu Transaction. Please see “—Non-GAAP Financial Measures.”

The following table reconciles our Adjusted net income/(loss) and Adjusted EBITDA in the periods presented to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net income/(loss):

	For the Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
	(in thousands of RMB)
Net (loss)/income	(7,212)	(24,876)	(1,439)	(12,424)	(25,550)	(38,547)	(8,408)	(18,608)	24,282	(41,207)
Add:
Share-based compensation expenses	1,914	7,380	13,546	5,614	6,295	8,320	6,311	6,280	7,586	6,761
Non-cash expenses relating to free user traffic contributed by Baidu, Inc.	—	—	600	600	1,663	1,662	1,663	1,662	1,480	1,480
Expenses relating to Baidu Transaction	—	5,446	986	—	—	—	—	—	—	—

Adjusted net (loss)/income (non-GAAP)	(5,298)	(12,050)	13,693	(6,210)	(17,592)	(28,565)	(434)	(10,666)	33,348	(32,966)
Add:
Income tax expense	2,649	4,528	(5,229)	3,997	4,536	7,347	537	3,530	(10,901)	11,734
Depreciation	709	1,061	2,422	2,499	3,113	3,965	4,784	5,014	5,331	5,388
Interest expense	—	—	—	—	—	—	—	421	674	1,059

Adjusted EBITDA (non-GAAP)	(1,940)	(6,461)	10,886	286	(9,943)	(17,253)	4,887	(1,701)	28,452	(14,785)

Our quarterly total revenues grew substantially during the ten-quarter period presented above as a result of (i) a substantial increase in the revenues of our P4P services as both the number of web and mobile search queries and the revenue per thousand web and mobile search queries continued to grow at a significant rate and (ii) to a lesser extent the growth of our display advertising services.

Revenues of our P4P services and display advertising services are both partially affected by the seasonal fluctuations. Revenues of our P4P services usually experience significant increases in the first and third quarters due to increased leisure travel bookings for travels in the national holidays, especially the periods before the Chinese New Year holiday in the first quarter and before the Chinese National Day holidays in the third quarter, respectively. To a lesser extent, revenues of our P4P services also increase in the third quarter due to increased leisure traveling in the summer. The rapid growth in our business may have partially masked the seasonal trends of our quarterly results of operations in the past and the seasonal impacts may be more pronounced in the future.

Our cost of revenues and operating expenses also increased during the ten quarters presented, primarily as a result of our business expansion, including the rapid increase in our headcount. We expect our cost of revenues and operating expenses to grow in absolute terms, as our business continues to grow. We recorded a net income in the first quarter of 2013.

Liquidity and Capital Resources

Our principal sources of liquidity have been our sale of shares through private placements and cash generated from operating activities. Our cash and cash equivalents consist of cash on hand and demand bank deposits and our short-term investment consist of low-risk investments with maturities between three months to one year when acquired. As of June 30, 2013, we had RMB470.9 million (US$76.7 million) in cash, cash equivalents and short-term investment. We did not have any short-term or long-term bank borrowings outstanding as of December 31, 2010, 2011 and 2012 and June 30, 2013. We have been able to meet our working capital needs, and we believe that we will be able to meet our working capital needs in the foreseeable future, with our cash balance and operating cash flow.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2010	2011	2012		2012	2013
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash provided by/(used for) operating activities	5,393	(19,184)	3,838	625	(13,016)	(8,277)	(1,349)
Net cash (used for)/provided by investing activities	(27,793)	(95,547)	43,233	7,044	24,070	(200,505)	(32,669)
Net cash provided by/(used for) financing activities	2,867	146,987	(21,718)	(3,539)	(73,729)	349,393	56,929
Effect of exchange rate changes on cash and cash equivalents	(3,739)	(7,666)	(287)	(46)	765	(3,543)	(578)

Net (decrease)/increase in cash and cash equivalents	(23,272)	24,590	25,066	4,084	(61,910)	137,068	22,333
Cash and cash equivalents at the beginning of the year/period	122,127	98,855	123,445	20,114	123,445	148,511	24,198

Cash and cash equivalents at the end of the year/period	98,855	123,445	148,511	24,198	61,535	285,579	46,531

Operating Activities

Net cash used for operating activities in the six months ended June 30, 2013 was approximately RMB8.3 million (US$1.4 million). This is primarily based on our net loss of RMB16.9 million (US$2.8 million) in the six months ended June 30, 2013, further adjusted by an increase in funds receivable of RMB86.2 million (US$14.0 million), an increase in restricted cash of RMB45.6 million (US$7.4 million), an increase in accounts receivable of RMB28.6 million (US$4.7 million) and an increase in prepayments and other current assets of RMB15.8 million, positively offset by an increase in accrued expenses and other current liabilities of RMB148.0 million (US$24.1 million) and an increase in customer advances and deposits of RMB33.6 million (US$5.5 million). The increase in accrued expenses and other current liabilities was primarily due to the increase of funds collected on behalf of travel service providers and accrued operating expenses in line with our business expansion.

Net cash provided by operating activities in 2012 was approximately RMB3.8 million (US$0.6 million). This is primarily based on our net loss of RMB91.1 million (US$14.8 million) in 2012, further adjusted by an increase in restricted cash of RMB48.9 million (US$8.0 million), an increase in funds receivable of RMB27.5 million (US$4.5 million) and an increase in prepayments and other current assets of RMB19.8 million (US$3.2 million), positively offset by an increase in accrued expenses and other current liabilities of RMB90.7 million (US$14.8 million), an increase in customer advances and deposits of RMB34.9 million (US$5.7 million) and an increase in salaries and benefits of RMB19.8 million (US$3.2 million). The increase in restricted cash was primarily due to the receipt of cash from our users for the purchase of air tickets and hotels on our platform.

Net cash used for operating activities in 2011 was approximately RMB19.2 million. This is primarily based on our net loss of RMB46.0 million in 2011, further adjusted by a payment of employee consenting equity right holder fees in the amount of RMB45.4 million, an increase in accounts receivable of RMB15.4 million and an increase in prepayments and other current assets of RMB9.6 million, positively offset by an increase in accrued expenses and other current liabilities of RMB45.8 million, share-based compensation of RMB20.8 million and an increase in customer advances and deposits of RMB16.3 million. The increase in accrued expenses and other current liabilities was primarily due to the increase of funds collected on behalf of travel service providers and accrued operating expenses in line with our business expansion. The increase in prepayments and other current assets was primarily due to (i) an increase in the lease deposit payment, and (ii) an increase in the prepaid online marketing expenses.

Net cash provided by operating activities in 2010 was approximately RMB5.4 million. This is based on our net loss of RMB4.4 million in 2010, further adjusted by an increase in accounts receivables of RMB14.3 million and an increase in prepayments and other current assets of RMB9.4 million, positively offset by an increase in customer advances and deposits of RMB13.3 million, an increase in accrued expenses and other current liabilities of RMB7.0 million and share-based compensation of RMB4.8 million. The increase in accrued expenses and other current liabilities were primarily due to the provision of year-end bonus to be paid to our employees. The increase in prepayments and other current assets was primarily due to the prepaid online marketing expenses.

Investing Activities

Net cash used for investing activities was RMB200.5 million (US$32.7 million) in the six months ended June 30, 2013, primarily due to the payments to purchase of short-term investments.

Net cash provided by investing activities was RMB43.2 million (US$7.0 million) in 2012, primarily due to the net proceeds we received from the maturity of short-term investments.

Net cash used in investing activities was RMB95.5 million in 2011, primarily due to the net amounts used for the purchase of short-term investments.

Net cash used in investing activities was RMB27.8 million in 2010, of which RMB23.2 million were net amounts used for the purchase of short-term investments and RMB4.6 million was used for the purchase of fixed assets.

Financing Activities

Net cash provided by financing activities was RMB349.4 million (US$56.9 million) in the six months ended June 30, 2013, primarily due to net proceeds from the 2013 Investment.

Net cash used for financing activities totaled approximately RMB21.7 million (US$3.5 million) in 2012 primarily due to a distribution to shareholders in connection with the Baidu Transaction, partially offset by the net proceeds from loans with related parties.

Net cash provided by financing activities totaled approximately RMB147.0 million in 2011 reflecting the proceeds of the equivalent of approximately RMB1,680.0 million we received from the Baidu Transaction, which was primarily offset by a distribution to shareholders of approximately RMB1,529.7 million.

Net cash provided by financing activities totaled approximately RMB2.9 million in 2010, resulting from the proceeds of RMB2.0 million received from the issuance of ordinary shares and proceeds of RMB0.9 million received from the exercise of options by certain of our employees.

Capital Expenditures

Our capital expenditures were incurred primarily in connection with leasehold improvements, investments in servers, computers and other office equipment. We had capital expenditures of RMB4.6 million, RMB23.0 million, RMB23.5 million (US$3.8 million) and RMB14.1 million (US$2.3 million) for 2010, 2011, 2012 and the first six months of 2013, respectively. We expect to incur approximately RMB33.5 million (US$5.5 million) in capital expenditures for 2013 primarily on servers, computers and other office equipment, and leasehold improvements in the ordinary course of our business. We intend to fund such capital expenditures with our cash on hand. Actual future capital expenditures may differ from the amounts indicated above. We will continue to make capital expenditures to meet the expected growth of our operations and expect cash generated from our operating activities and financing activities will meet our capital expenditure needs in the foreseeable future.

Contractual Obligations, Commitments and Contingencies

The following table sets forth our contractual obligations as of June 30, 2013.

	Payments Due by Period
Contractual Obligations	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB	US$	RMB	RMB	RMB	RMB
	(in millions)
Operating lease commitments	67.5	11.0	19.8	47.7	—	—

Total expenses for all operating leases were approximately RMB6.3 million, RMB20.3 million and RMB34.4 million (US$5.6 million) for 2010, 2011 and 2012, respectively. We did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2012.

Contingencies

With respect to display advertising services, we regularly provide such services at a discount to our standard rates, a standard industry practice in the PRC. These discounts are in the form of free advertising elements, of which the duration and other terms of services are specified as part of the advertisement contract. The VAT pilot plan created uncertainties as to whether these free elements should constitute deemed taxable services, and therefore should not be treated as discounts to the overall contract arrangements and should be subject to VAT based on the standard rates of services. We currently do not treat such free elements as giving rise to deemed taxable services for VAT purposes. The rules related to the VAT pilot plan are still evolving and the timing of the promulgation of the final tax rules or related interpretation is uncertain. The estimated amount for this contingency up to June 30, 2013 was RMB6.2 million (US$1.0 million).

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Seasonality

Our business is affected by seasonality. We generally generate more revenue from our P4P services in the first and third quarters of each year when leisure travel bookings in China are generally higher for the travel arrangements during the national holiday in October and the Chinese new year holidays in January or early February. In addition, we generally generate less revenue from display advertising services during national holidays in China, in particular the Chinese new year holidays in the first quarter of each year. Our rapid growth has lessened the impact of the seasonal fluctuations and cyclicality. However, we expect seasonal fluctuations to continue to cause our quarterly and annual operating results to fluctuate.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the consumer price index in China increased by 5.4% and 2.6% in 2011 and 2012, respectively. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid to us by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in the PRC is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. At the discretion or our PRC subsidiary in accordance with their respective articles of association, they may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Our total restricted net assets were RMB108.3 million (US$17.6 million) as of December 31, 2012.

Quantitative and Qualitative Disclosure about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse change in financial market prices and rates. In the course of our normal operations, we are exposed to market risks, including fluctuations in foreign currency exchange rates and interest rates.

Foreign Exchange Risk

Our financial statements are expressed in Renminbi, and the majority of our revenues and most of our expenses are denominated in Renminbi. Currently, our exposure to foreign exchange risk primarily relates to our cash and cash equivalents denominated in currencies other than Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposure to foreign currencies or any other derivative financial instruments. However, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and Renminbi, because the primary value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars. See “Risk Factors—Risks Related to Doing Business in the PRC—Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.”

To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations or other uses within the PRC, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. On the other hand, a decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our ADSs. Assuming we were to convert the net proceeds received in this offering into RMB, a 1.0% increase in the value of the RMB against the U.S. dollar would decrease the amount of RMB we receive by RMB             million.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest bearing demand deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. We have not used any derivative financial instruments to manage our interest risk exposure.

Recent Accounting Pronouncements

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“AOCI”) (“ASU 2013-02”) to improve the reporting of reclassifications out of AOCI. This ASU sets requirements for presentation for significant items reclassified to net income in their entirety during the period and for items not reclassified to net income in their entirety during the period. It requires companies to present information about reclassifications out of AOCI in one place and to present reclassifications by component when reporting changes in AOCI balances. The modifications to ASC Topic 220 resulting from the issuance of ASU 2013-02 are effective for fiscal years beginning after December 15, 2012 and interim periods within those years. Early adoption is permitted. The adoption of ASU 2013-02 on January 1, 2013 is not expected to have a material impact on the Group’s consolidated financial statements.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740) (“ASU 2013-11”) to provide guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. This ASU requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with certain exceptions. The modifications to ASC Topic 740 resulting from the issuance of ASU 2013-11 are effective for fiscal years beginning after December 15, 2013 and interim periods within those years. Early adoption is permitted. The Company will adopt ASU 2013-11 on January 1, 2014. Starting January 1, 2014, the Company will present unrecognized tax benefit or a portion of an unrecognized tax benefit as deduction of deferred tax assets if applicable.

Zhixin Cooperation Agreement and Its Potential Impact on Our Results of Operations and Financial Condition

Under the Zhixin Cooperation Agreement with Baidu, Baidu agreed to grant us an exclusive right to operate its travel-related new platform to be launched by Baidu and we will issue warrants, or Baidu warrants, to Baidu. Subject to certain adjustments, Baidu may exercise the Baidu warrants according to the following schedule: 25% after January 15, 2015 until the end of 2019, 35% after January 15, 2016 until the end of 2019, and 40% after January 15, 2017 until the end of 2019. The Baidu warrants may, at the election of Baidu, be settled by cash or our Class B ordinary shares. Subject to certain adjustments, the number of Class B ordinary shares underlying the warrants shall be calculated by dividing US$229 million by the initial public offering price per Class B ordinary share set forth on the cover of this prospectus, or, if this offering is consummated after the effective date of said agreement the fair market price of our Class B ordinary share on such date.

Our net income/loss may change significantly due to (i) the non-cash expenses we are going to incur in connection with the exclusive operating rights granted under the Zhixin Cooperation Agreement with Baidu and (ii) changes in the fair value of the Baidu warrants. We account for the Baidu warrants as a liability until such time as the warrants are exercised, expired, or no longer potentially cash-settled. The fair value of the Baidu warrants will be affected by, among other things, the price of our ADSs. Changes in the fair value of the Baidu warrants will generally be recognized as either income or expenses in our statement of comprehensive income/loss during each reporting period or upon the date of the exercise of such warrants. After this offering, an increase in the market price of our ADSs will increase the fair value of the Baidu warrants, which may cause a decrease in our net income or increase in our net loss, as the case may be. Any such reduction of our net income or increase of our net loss may materially and adversely affect the market price of our ADSs and may result in substantial losses to you.

Change in Accountants

On November 16, 2009, we appointed PricewaterhouseCoopers Zhong Tian CPAs Limited Company, or PwC, as our independent registered public accountants in connection with the audits of our consolidated financial statements for each of three years in the period ended December 31, 2010.

In July 2011, as a result of the acquisition of our controlling stake by Baidu, Inc., or Baidu, through one of its subsidiaries, we became a subsidiary of Baidu. We dismissed PwC as our independent registered public accountants on August 23, 2011 with the approval of our board of directors. In December 2011, our board of directors approved the appointment of Ernst & Young Hua Ming LLP, or E&Y, who are also the independent registered public accountants of Baidu, as our independent registered public accountants in connection with the audits of our consolidated financial statements for each of three years in the period ended December 31, 2011.

PwC did not issue any audit reports on our consolidated financial statements as of any date or for any of the three years ended December 31, 2010.

In connection with the audits of the our consolidated financial statements for each of the two years in the period ended December 31, 2010, and in the subsequent interim period through August 23, 2011, the date of PwC’s dismissal, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in any reports on the financial statements for such period, nor have there been any reportable events (as defined in Form 20-F Item 16F(a)(1)(v)) that would require disclosure.

We provided a copy of this disclosure to PwC and requested that PwC furnish a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from PwC addressed to the SEC, dated September 30, 2013, is filed as an exhibit to the registration statement of which this prospectus forms a part.

For each of the two years in the period ended December 31, 2010 and the subsequent period prior to the appointment of E&Y as our independent registered public accountants, neither we nor any person on our behalf consulted with E&Y regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements and no written or oral advice was provided by E&Y was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement (as defined in Form 20-F Item 16F(a)(1)(iv) and the related instructions to such Item) or a reportable event (as described in Form 20-F Item 16F(a)(1)(v)).

INDUSTRY

Travel Industry in China

Growth of the Chinese Travel Industry. The travel industry in China has undergone rapid growth driven by several trends such as the rising disposable income, an expanding middle class, growing consumer demand for travel, rising car ownership, new emerging travel transportation means such as high speed rail, and supportive government policies. Total revenues of the travel industry in China grew from RMB1.16 trillion in 2008 to RMB2.57 trillion in 2012, representing a CAGR of 22.0%, according to iResearch. Total revenues of the travel industry in China is expected to reach RMB3.76 trillion in 2016, representing a CAGR of 10.0% from 2012, according to iResearch.

However, both the number of domestic trips per year per capita and travel expenditure per capita in China remain low compared to those of developed countries such as the United States. According to Euromonitor, the number of domestic trips per year per capita was 1.8 in China compared to 3.2 in the United States in 2012. Tourism travel expenditure per capita was US$296 in China, compared to US$2,698 in the United States in 2012, according to Euromonitor.

The following table contains data from iResearch regarding the total revenue of China’s travel industry.

Billion RMB	2008	2009	2010	2011	2012	2013E	2014E	2015E	2016E
Total Travel Industry	1,160	1,290	1,870	2,250	2,570	2,850	3,140	3,450	3,760

Source: iResearch

Price Competitive Airline Industry. The airline industry in China grew from RMB190 billion in 2009 to RMB240 billion in 2011 in terms of airline tickets transaction value, representing a CAGR of 12.4%, according to iResearch. The airline industry in China is relatively concentrated with 36 passenger airlines, with the top three airlines groups in aggregate accounting for a 75.5% share as measured by the total number of passengers carried in 2012, according to the Civil Aviation Administration of China. Since April 2004, the PRC government no longer directly sets domestic airfares but instead sets benchmarks and allows the actual airfare to fluctuate within these benchmarks. Chinese airlines have adopted a multi-tiered pricing structure to distribute airline tickets through various channels to optimize yield management. Local airline offices often have power to grant different commission structures to different air-ticketing agencies. As a result, airfare can vary significantly depending on factors such as air route, fare class, region purchased, timing and competitive pressure. As Chinese regional airlines tend to have strongholds in their own geographic areas, some airlines, especially smaller ones, have historically cut prices in an attempt to win market share in their competitors’ home markets.

Fragmented Lodging Industry. The lodging industry in China consists of upscale luxury hotels such as four and five-star hotels and other accommodations such as one-, two- and three- star hotels, economy hotels, as well as guest houses and private accommodations. According to Euromonitor, there were 313,926 travel accommodations, including 27,359 chain hotel properties, 74,910 independent hotels and 211,657 other travel accommodations in China in 2012. As of December 2012, the top five hotel groups accounted for a 12.3% market share in terms of retail value in China, as compared to 54.3% in the United States, according to Euromonitor. Although economy hotel chains are growing rapidly, their development still remains in an early stage. In addition, increased leisure travel has translated into strong demand for affordable guest houses and boutique hotels, especially in areas near popular tourist attractions. However, most independent hotels and guesthouses in China are small and lack of IT infrastructure and online marketing capabilities. In contrast, hotels in the United States tend to be technology savvy and have sophisticated information technology infrastructure and online marketing capabilities.

Fragmented Travel Agency Industry. Travel products are mainly distributed through a highly fragmented and multi-tiered travel agency system in China. According to the China National Tourism Administration, there were 22,784, 23,690 and 24,944 travel agencies in 2010, 2011 and 2012, respectively, in China. A majority of travel agencies tend to be unaffiliated and small local office operations. Even the large travel agencies that operate on a nationwide basis are often structured such that each local office operates independently from others. In 2011, traditional offline travel agency channel in China accounted for 61.6% of the total airline ticket sales in China, according to iResearch, as compared to 49% in the United States, according to PhoCusWright.

The requirement for each air-ticketing agency to obtain a separate license from the Civil Aviation Administration of China to conduct business in any city has further hindered the ability of local air-ticketing agencies to operate in multiple locations. In addition, travel agencies must obtain a separate license from the China National Tourism Administration to conduct other travel-related business such as hotel reservations. The fragmented and complex travel agency system results in low transparency for a large amount of travel information and persistent price differences for travel products and services.

Online Travel Market in China

Growth of the Online Travel Market in China. The Internet has emerged as an efficient medium to conduct travel business in China. The online travel market has significant growth potential as there were 564 million Internet users in 2012 in China, the largest Internet population in the world, according to the China Internet Network Information Center, or CNNIC. The online travel market in China grew from RMB48.6 billion in 2008 to RMB170.9 billion in 2012, representing a CAGR of 36.9%, according to iResearch. The online travel as a percentage of the total travel industry in China expanded from 4.2% in 2008 to 6.6% in 2012, according to iResearch. Leisure travel has become a growing trend in China and leisure travelers are increasingly making their own travel arrangements and bookings online. However, the online travel market as a percentage of total travel market value in China is still low compared to developed countries such as the United States. According to PhoCusWright, the online travel market as a percentage of the total travel market in the United States was 40% by the end of 2011.

Airline tickets are the largest category of travel product searched and purchased online, representing 61.0% of Chinese online travel market in 2012 according to iResearch. Online airline ticket sales grew from RMB45.4 billion in 2009 to RMB104.2 billion in 2012, representing a CAGR of 32.3% according to iResearch. 21.2% of the airline tickets were sold online in 2011 in China, an increase from 12.4% in 2009, according to iResearch. In comparison, 51% of total airline ticket sales was conducted online in the United States in 2011, according to PhoCusWright.

Hotel bookings are the second largest category of travel product searched and purchased online, representing 23.3% of the total online travel market in 2012 according to iResearch. According to iResearch, online hotel bookings grew from RMB12.8 billion in 2009 to RMB39.7 billion in 2012, representing a CAGR of 45.8%. However, online hotel bookings only account for 12.4% of the total hotel bookings in China as of 2011, representing an increase from 6.3% in 2009, according to iResearch. In comparison, 31% of total hotel and lodging was booked online in the United States in 2011, according to PhoCusWright.

The following table contains actual and estimate data from iResearch regarding the revenue of China’s online travel market from 2008 to 2015.

Billion RMB	2008	2009	2010	2011	2012	2013E	2014E	2015E	2016E
Total Travel Industry	1,160	1,290	1,870	2,250	2,570	2,850	3,140	3,450	3,760
Online Travel Industry	48.6	61.8	94.9	131.4	170.9	223.0	280.0	340.0	400.0
Penetration Rate	4.2%	4.8%	5.1%	5.8%	6.6%	7.8%	8.9%	9.9%	10.6%

Source: iResearch

Growth Potential of Mobile Internet Travel Market in China. China’s smart phone connections have reached 270.7 million in 2012 and are expected to grow to 567.2 million in 2016, representing a four year CAGR of 20.3%, according to Informa Telecoms & Media. The smart phone connections as of total mobile connections in China are forecasted to grow from 23.2% in 2012 to 37.2% in 2016, according to Informa Telecoms & Media. Trends such as the rapid 3G infrastructure buildup and 4G LTE rollout in China, the high growth rate in per capita income and the rising popularity of smart phones and other devices such as mobile tablets are expected to further fuel the growth of mobile Internet usage in China. Although the mobile Internet travel market is nascent, it is expected that an increasing number of Chinese travelers will use mobile devices and mobile applications for travel search, planning, booking, payment, itinerary management and photo sharing. According to an online travel user survey conducted by CNNIC in September 2012, 42.3% of respondents named Qunar’s mobile travel application as the most frequently used by users, followed by 31.7%, 12.5%, and 2.9% for those of Ctrip, Taobao, and Tuniu respectively.

	2009	2010	2011	2012	2013E	2014E	2015E	2016E
Smartphone Connections (million)	33.9	80.0	180.0	270.7	351.6	428.2	501.2	567.2
Smartphone connections as of mobile connections (%)	4.6	9.5	18.3	23.2	28.3	31.8	34.8	37.2

Source: Informa Telecoms & Media, as of April 2013

Increasingly Fragmented OTAs in China. In addition to the thousands of offline travel agencies in the traditional distribution channel, there are a growing number of online travel agents (OTAs) and travel-related websites. The OTA market in China has become increasingly fragmented as a result of increasing competition among OTAs as well as low barriers to entry into the OTA space due to availability of low cost basic web design technologies.

The following table shows the market share of OTAs in China.

	2010	2011	2012
Ctrip	49.8%	47.4%	47.3%
eLong	8.3%	8.0%	8.6%
Bestone	5.8%	4.6%	4.0%
17u	2.4%	3.8%	5.3%

Total	66.3%	63.8%	65.2%

*	Include both Internet and call center

Source: iResearch

The OTA market in China is relatively more fragmented than that of the US. In comparison, Expedia, Orbitz, and Priceline accounted for 43%, 22%, and 11%, respectively, of the OTA market in 2011 in the United States, according to PhoCusWright.

Challenges of the Travel Market in China

Challenges for Travelers. Chinese individual travelers remain under-served by a complex and under-developed travel distribution system with a lack of transparency on pricing and availability of travel products and services. Although the Internet has greatly increased the amount of information readily available to travelers, searching, purchasing and managing travel online can be a frustrating process for travelers as information is often fragmented and confusing across hundreds of traditional travel sites of OTAs, direct service suppliers, and other travel-related companies. Furthermore, these traditional travel websites can be slow, and often lack real-time, comprehensive and accurate information on price and availability. The quality of information provided by traditional travel websites is often unreliable due to frequent changes in prices and availability. Travelers often have to search through multiple traditional travel websites to compare the prices and options to meet their needs.

Challenges for Travel Service Providers (TSPs). TSPs want to effectively distribute their travel services and products to as many travelers as possible in order to maximize yield on available demand on a real-time basis. In many developed countries such as the United States, advanced technology systems such as global distribution system (“GDS”), property management system (“PMS”), central reservation system (“CRS”) and search engines facilitating the distribution of real time travel information and transaction processing have emerged to provide easier access to organized and comprehensive travel information so as to more efficiently connect travelers and TSPs. In comparison, the existing travel distribution system in China is fragmented, and technologically under-developed. At the same time, most small TSPs lack the IT capability and economies of scale to build their own IT infrastructure. As a result, many small TSPs have to distribute their products through third party OTAs.

Although Chinese OTAs and travel-related websites have improved TSPs’ ability to achieve better yields compared to traditional offline travel distribution channels, many of them still rely on call centers to process sales offline and lack advanced IT capability to target travelers with desired products in a cost effective manner. Some TSPs, such as airlines and hotel chains, are directly serving consumers through their own websites. However, suppliers’ direct sales to consumers remain low in China. Direct online airline ticket sales in China in 2011 accounted for 35.2% of the total online airline ticket sales and 7.5% of the total airline ticket sales, according iResearch, compared to 72% of total online and 37% of total airline ticket sales in the United States in 2011, according to PhoCusWright.

The Qunar Solution

We believe we are transforming the way people shop for travel online in China. We have developed a search-based travel commerce platform to solve the aforementioned challenges by aggregating highly fragmented travel information in an easily accessible, useful and comprehensive manner and connecting TSPs directly to consumers to create a more efficient travel distribution market.

Value to consumers: We enable consumers to search for comprehensive and accurate travel information from tens of thousands of TSPs through a simple and intuitive online interface. Unlike OTAs, we are independent and focused on delivering high quality search clicks rather than earning commissions from any particular TSP. As a result, we can often provide the lowest price and/or best value to consumers.

Value to TSPs: As more consumers use our online travel search, our value to both offline and online TSPs increases because we are able to offer them greater audience aggregation, more tailored advertising solutions, direct access to consumers and ability to implement dynamic pricing. In addition, we have introduced a proprietary travel inventory management SaaS system to improve data management and standardize transaction processing, thereby enabling both offline and online TSPs to reach a larger group of consumers and maximize yield on a real-time basis.

We have gained market share in user traffic from other online travel sites as a result of our unique value propositions to both consumers and TSPs.

The table below shows the monthly unique visitors, or UVs, of the top five non-state-owned travel websites in China.

We believe that we are uniquely positioned to continue to transform the travel industry in China.

BUSINESS

Overview

We are the leading search-based commerce platform for the travel industry in China. We enable people to find best-value deals by aggregating and processing highly fragmented travel product information from tens of thousands of travel service providers, or TSPs, into an organized and user-friendly display through our proprietary technology. According to iResearch, we ranked No. 1 among all non-state-owned online travel companies in China in terms of monthly unique visitors since November 2010. We were the most visited travel website in China among online travel users, according to a report released by Nielsen in June 2012.

We optimize users’ travel experience by enabling them to easily identify and compare their desired travel products anytime and anywhere through our website and mobile applications. We retrieve and display real-time information about air tickets, hotels, vacation packages and other travel products based on user search queries. Our comprehensive and accurate search results are sourced from third-party travel websites as well as our proprietary software-as-a-service, or SaaS, system, on which we host the web outlets for a large and growing number of TSPs. Our platform is designed to facilitate and enhance convenience, data accuracy, and transaction security for our users. As a result of our focus on user experience, we have attracted a large and rapidly expanding user base. The number of our web users grew from 71.7 million in 2010 to 187.3 million in 2012. The number of our web users was 203.2 million in the 12-month period ended June 30, 2013. In addition, the number of our mobile users grew from 0.2 million in 2010 to 21.9 million in 2012. The number of our mobile users was 39.6 million in the 12-month period ended June 30, 2013.

Our customers include TSPs and display advertisers. Leveraging our large user base and our advanced technologies, we provide an attractive value proposition to our customers.

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Our SaaS system enables TSPs with limited or no online presence, usually independent hotels and TSPs who have traditionally conducted business offline, to have advanced online outlets to sell products and services via the Internet. We provide our SaaS system free of charge to TSPs who use our pay-for-performance, or P4P, services.

•	Our P4P services provide an efficient channel for TSPs to reach a large and fast-growing number of travelers through qualified clicks, for which we charge on a CPC or CPS basis.

•

Additionally, our display advertising service provides targeted advertising solutions based on the demographics, search parameters and transaction history of our large user base, and our promotional programs expose TSPs to new online marketing methods while providing them with additional channels to distribute travel products to our users.

We are a technology-driven company. Our industry experts, product managers and software engineers collaborate closely to drive our product development efforts to better serve our users. Our superior search capabilities are at the core of our technological competence. We processed approximately 1.8 billion web and mobile search queries in 2012 and approximately 1.4 billion web and mobile search queries in the first six months in 2013 for air tickets and hotels. We are able to instantly extract targeted data from a massive number of online sources with different formats. Unlike general search engines, our search results must be current and accurate for users to proceed with their transactions. We maintain a dynamic data cache which is constantly verified and refreshed to ensure up-to-date, accurate and fast search results. Our platform also powers natural language fuzzy search, which significantly broadens permissible search parameters and optimizes search results by analyzing and organizing unstructured information from the Internet. The key word database for our search service utilizes an intelligent “machine learning” technology, allowing it to automatically improve itself with the injection of new data. As a result, our search results become more relevant and accurate over time.

We have achieved substantial growth since the commencement of our operations in 2005. Our revenues increased from RMB123.9 million in 2010 to RMB262.4 million in 2011 and to RMB501.7 million (US$81.7 million) in 2012, and from RMB204.6 million in the six months ended June 30, 2012 to RMB358.8 million (US$58.5 million) in the six months ended June 30, 2013. We recorded net losses of RMB4.4 million, RMB46.0 million, RMB91.1 million (US$14.8 million), RMB64.1 million and RMB16.9 million (US$2.8 million) in 2010, 2011, 2012 and the six months ended June 30, 2012 and 2013, respectively. Our adjusted EBITDA was RMB4.0 million and RMB2.8 million in 2010 and 2011, respectively, and we recorded negative adjusted EBITDA of RMB24.0 million (US$3.9 million) in 2012. Our adjusted EBITDA was RMB13.7 million (US$2.2 million) in the six months ended June 30, 2013, compared to negative adjusted EBITDA of RMB27.2 million in the six months ended June 30, 2012. For information regarding adjusted EBITDA, see “Summary Consolidated Financial Data—Non-GAAP Financial Measures.”

Our Strengths

We believe that the following key strengths have contributed to our success and allowed us to achieve our market leading position:

Leading Travel Website Addressing the Unique Needs of the Travel Market in China

We are the leading travel website providing a search-based commerce platform for the travel industry in China. According to iResearch, we ranked No. 1 among non-state-owned online travel companies in China in terms of the number of monthly unique visitors since November 2010.

Unlike many developed countries, travel product information in China is highly fragmented, non-transparent and heavily dependent upon regional and multi-tiered offline distribution channels. Chinese travelers often encounter difficulties in obtaining or comparing travel product information from various online and offline sources. On the other hand, Chinese TSPs lack an effective means to market directly to travelers. We believe that our unique platform effectively addresses the needs of both travelers and TSPs in China. We increase information transparency and create a more efficient travel market in China by aggregating fragmented travel product information and connecting millions of our users with tens of thousands of TSPs.

We also believe that we have created a virtuous cycle which reinforces our leadership position. Our ability to provide the most comprehensive, relevant and accurate travel product information from a large number of TSPs helps attract more users and visits to our platform. The steady increase in our user traffic strengthens our industry position as travelers’ central hub for travel product information, which in turn attracts more TSPs to offer products and services on our platform.

Advanced and Scalable Proprietary Technology

The collaboration among our industry experts, product managers and software engineers ensures that our technological developments are always aimed at addressing user and customer needs. Our advanced search technologies and SaaS system are the two primary components of our technology platform. Both are highly scalable and can accommodate the expansion of our business, including our mobile business, without incurring proportional incremental cost.

We have built a powerful search engine tailored for capturing comprehensive and accurate travel product information. Our dynamic data caching and indexing technologies enable us to handle a vast number of search queries with superior efficiency and speed. For example, we processed approximately 1.8 billion and 1.4 billion web and mobile search queries for air tickets and hotels in 2012 and the first six months in 2013, respectively. We utilize natural language fuzzy search to perform sophisticated analysis of unstructured information on the Internet, thereby significantly broaden permissible search parameters and improve the relevancy and accuracy of search results. Our proprietary ranking algorithm displays only the most relevant and accurate search results for users, and our diverse sorting options enable users to easily manipulate the search results to suit their personal needs. Through processing such massive numbers of queries, we collect valuable data for analysis for numerous purposes such as targeted advertising and “machine learning” improvement for our search engine.

We have also developed a highly scalable SaaS system and provide it free of charge to our TSPs who have agreed to become customers of our P4P services. Qualified clicks from our SaaS system accounted for 4.8%, 42.5% and 61.7% of our total qualified clicks in 2010, 2011 and 2012, respectively. In the second quarter of 2013, qualified clicks from our SaaS system accounted for 84.5% of our flight qualified clicks and led to bookings for 106,760 air tickets per day, and accounted for 52.3% of our hotel qualified clicks and led to bookings for 20,313 room nights per day. Our SaaS system enables TSPs with limited or no online presence to bring their business online and connect with millions of Internet users, which greatly increases the available travel product information for our users. Our SaaS system also ensures a more consistent and high quality transaction experience to our users by providing a uniform user interface and monitoring the service quality of TSPs on our SaaS system. Additionally, our SaaS system facilitates better yield management for the TSPs, lower their costs and enhance their product management capability.

Superior User Experience and Strong Brand Recognition

As a user-centric company, we strive to accommodate our users’ travel needs by connecting them with best-value deals through our products and services. Our products and services for users range from a powerful search service to innovative promotional programs and itinerary management tools.

We deliver comprehensive, relevant and accurate travel product information on a real-time basis to ensure a superior user experience. As of June 30, 2013, our search results covered over 125,000 flight routes operated by all domestic airlines in China and by over 410 international airlines, and approximately 259,700 hotels consisting of over 64,000 domestic hotels and over 195,700 overseas hotels. We provide users with multiple information sources for each travel product to help them locate best-value deals. Our result-ranking policy for the default results page is based on a number of factors with an emphasis on TSPs’ service quality and price competitiveness. Our users receive only the most relevant search results. We also endeavor to ensure that our search results are up-to-date and accurate, so that our users can complete the selected purchase at the displayed price.

With our centralized display, users can easily review and compare travel product information on a single page instead of performing multiple searches on several travel websites, thereby saving significant time and energy. We offer a wide variety of sorting criteria so that users can manipulate the search results for their own unique needs, and we add new sorting elements from time to time to enhance users’ ability to refine the search results.

Our superior user experience is also supported by our dedicated user service center, which monitors TSPs’ service quality to ensure user satisfaction. We employ multi-media channels to communicate with users, including online instant messaging, micro-blogging and phone calls. We implement precautionary measures, such as requiring a quality assurance deposit or an escrow account, or both, from TSPs on our SaaS system to reinforce TSPs’ service quality and to guard against fraud. We take immediate action to address user complaints against TSPs, including inquiry into the events in a complaint, deduction from TSPs’ quality assurance deposits to compensate users, and, in severe cases, exclusion of TSPs from our search results.

Our focus on user experience has helped us attract a large and rapidly expanding user base. The number of our active web users grew from 12.6 million in 2010 to 29.7 million in 2012. The number of our active web users was 31.4 million for the 12-month period ended June 30, 2013. The number of our active mobile users grew from 0.08 million in 2010 to 10.4 million in 2012. The number of our active mobile users was 17.6 million for the 12-month period ended June 30, 2013. Our “Qunar” brand has become one of China’s most-recognized online travel brands. According to a report released by Nielsen in June 2012, we were the most visited travel website in China among online travel users. As of June 30, 2013, our industry leading mobile applications had more than 100 million downloads, approximately twice as much as our closest competitor, according to iResearch.

Large and Diversified Customer Base

We have attracted a large and diversified customer base of TSPs and display advertisers as a result of the unique value propositions of our platform. We offer our customers innovative and highly effective marketing channels to directly access a large and rapidly growing number of users with attractive demographics such as relatively young age, higher income and more spending on leisure travel. Our P4P services generate large user traffic for customers’ websites through cost-effective qualified clicks. Leveraging our proprietary data on user demographics, search queries and transaction history, we are able to offer highly targeted advertising solutions to a growing roster of display advertisers ranging from TSPs to financial institutions and luxury brands. Our other services, primarily promotional programs for hotels and numerous other travel products, offer additional and creative channels for customers to distribute their products and services.

Our large and diversified TSP customer base included 17 domestic airlines, 11 international airlines and flight operators, approximately 1,240 OTAs and 53,360 hotels as of June 30, 2013. The number of TSP customers who contributed at least RMB1 million to our annual revenues from P4P services increased from 25 in 2010 to 43 in 2011 and 86 in 2012. Our ten largest customers accounted for 23.8% and 21.7% of our revenue in 2012 and the first six months of 2013, respectively, and none of our customers accounted for more than 6.0% or 4.0%, respectively, of our revenue in the same periods.

Visionary and Entrepreneurial Management Team and Supportive Shareholders

We benefit from the clear vision and extensive industry experience of our management team. Our founders and core management have in-depth knowledge and extensive hands-on experience in China’s technology and travel industries. Our founders are veteran entrepreneurs who have successfully started and built other businesses. Members of our core management have worked at Microsoft China, Alibaba, Yahoo China and eLong. In addition to having established a track record of creating, operating and constantly improving a highly popular online travel platform, our management team has focused on fostering a genuinely open, energetic and collaborative corporate culture. Our “speak up!” motto encourages all of our employees to freely share new ideas, identify issues and make proposals for improvements, thereby creating a strong sense of ownership in our growth by each employee. All of our employees, from junior engineers to senior officers, have equal-sized work stations in an open office space and address each other by first name instead of business title. We believe our nonhierarchical culture nourishes candid communication and constant innovation, both of which are essential to our success as a technology-driven company.

We also benefit greatly from our relationship with our strategic shareholders, including Baidu and a small, coherent group of renowned investment firms. They have provided us with partnership opportunities and corporate governance support that have been valuable to our growth.

Our Strategies

Our goal is to empower Chinese travelers to define their travel experience. We intend to achieve this goal by pursuing the following strategies:

Continue to Improve Our User Experience

Search service. We intend to further increase the comprehensiveness of our search results by aggressively expanding search coverage of air tickets and hotels, adding more independent hotels and traditional travel agencies to our SaaS system, and creating new categories of searchable travel products. We also plan to tailor our services to Chinese travelers’ growing international travel by prioritizing their popular routes and destinations, such as Hong Kong and Southeast Asia.

Non-search products and services. We intend to continue expanding and improving our managed collection of user-generated content, or UGC, and expert-generated content, or EGC, of hotel reviews, which we believe adds a great deal of value to our users. We may expand our UGC and EGC to cover other travel products to make our website more informative and helpful to users. We believe that quality UGC and EGC will further enhance our user experience, foster an active user community and improve our user loyalty.

In addition, we will continue to promote our itinerary management tools which help users manage and share travel-related information such as travel itineraries, local information and photos. When we identify substantial user needs that are not adequately addressed by TSPs, we may add new products to our existing promotional programs or create new promotional programs. We intend to actively guide TSPs to create and manage similar promotional programs on their own.

Technology. We aim to rely primarily on technology to improve user experience and service quality. We intend to continue investing in developing advanced proprietary technology that is truly dedicated to addressing needs in China’s travel industry. We believe our focus on technology will enable us to stay innovative and capture opportunities in new segments of the travel distribution value chain. In particular, we intend to focus on continuously increasing the accuracy of search results, especially for hotels, with technological solutions, and improving the intuitiveness and friendliness of our user interface. We plan to further analyze user information with advanced data-mining to increase user transactions with TSPs through our targeted advertising and promotional programs. In addition, we strive to continuously optimize our SaaS system by improving the speed of order fulfillment by our TSPs and simplifying the purchase process for our users. We also plan to develop technological solutions to better monitor and improve TSPs’ service quality.

Further Enhance Our Value Proposition to TSPs

In addition to increasing user traffic, we intend to further enhance our value proposition to TSPs by offering a greater variety of SaaS solutions to different types of TSPs and increasing TSPs’ adoption of as well as integration into our SaaS system. We believe that our SaaS system helps TSPs improve their yield management, lower their costs and enhance their product management capability. We plan to offer our TSP customers more data management and analytic tools, including dynamic pricing and product packaging, to help them self-design more travel products such as “last-minute sale” promotions. Through our SaaS system and other technical solutions, we aim to build an eco-system where TSPs can offer more customized travel products on our platform.

Continue to Develop Our Mobile Platform

We launched our mobile application platform in July 2010. As of June 30, 2013, we had 39.6 million mobile users, and approximately 23% of our search queries in the six months ended June 30, 2013 came from our mobile platform. We plan to further develop our mobile platform through:

•	enhancing our mobile applications for various mobile operating systems, including iOS, Android and Windows Phone, as well as developing HTML 5 compatible mobile functions;

•	increasing the number of our active mobile users and maintaining their use of our mobile applications over a sustained period of time;

•	further improving location-based services to enhance our mobile user experience; and

•	developing new features and functions on and adding new applications to our mobile platform.

Our goal is to achieve seamless integration between our mobile platform and our SaaS system to provide comprehensive services to travelers anywhere and anytime. Because our mobile platform is connected with our SaaS system, we are able to monetize our mobile-generated clicks in ways similar to our web-generated clicks. We believe that our mobile platform will enable other attractive monetization opportunities, and we intend to pursue those opportunities when they arise.

Pursue Selective Strategic Alliances and Acquisitions

We may consider acquiring additional technology capabilities through alliances and partnerships. Given the relative early stage and fragmentation of China’s travel industry, we may consider pursuing selective strategic acquisitions that complement our existing service portfolio and technological capabilities. We believe our industry and operational experience and our open and collaborative culture will help us integrate acquired businesses.

Our Users

We focus on delivering the best possible user experience. Our commitment to user experience has enabled us to gain market share over time. According to iResearch, we have consistently attracted more monthly unique visitors, or monthly UVs, than any other non-state-owned travel website in China since November 2010. We believe that our service offerings place us in a unique position to capture the growth of China’s travel market, particularly the leisure travel segment.

The following tables show the growth of our web users, active web users, mobile users, active mobile users and air ticket and hotel search queries for the periods indicated. We believe that we are able to attract more active users as a result of our service quality. Many of our web users also use our mobile applications.

	For the 12-Month Period Ended
	December 31, 2010	December 31, 2011	December 31, 2012	June 30, 2013
	(in millions)
Web users	71.7	110.2	187.3	203.2
Active web users	12.6	19.9	29.7	31.4
Mobile users	0.2	4.3	21.9	39.6
Active mobile users	0.08	2.1	10.4	17.6

	For the 12-Month Period Ended
	December 31, 2010	December 31, 2011	December 31, 2012	June 30, 2013
	(in millions)
Search queries for air tickets from web users	830.2	1,031.9	1,394.4	1,694.2
Search queries for hotels from web users	69.5	107.5	178.9	191.5
Search queries for air tickets from mobile users	0.6	21.6	130.7	323.5
Search queries for hotels from mobile users	0.2	8.2	63.2	122.4

Approximately 56%, 59%, 56% and 66% of our web user traffic in each of 2010, 2011, 2012 and the first six months of 2013 was generated without us incurring any payment for them, meaning that our users reached our website through natural search results, directly entering our domain name, or redirection from Baidu pursuant to our business cooperation agreement and other related agreements with Baidu. The rest of our web user traffic was sourced through commercial arrangements from third party websites, primarily major Internet search engines including Baidu. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Certain Statement of Operation Items—Operating Expenses—Sales and marketing expenses.”

Products and Services for Our Users

We provide products and services for our users to search for travel products and promotions, plan itineraries and complete their travel purchases. Our products and services for users include a search service for major travel products, itinerary management tools, promotional programs for hotels and other travel-related services and products. Our search and itinerary management tools are offered to our users free of charge. We operate a mobile platform to extend our products and services to our users through their mobile devices. Additionally, we provide various measures to protect our users’ rights when they transact with TSPs through our platform.

Search

Air tickets. We empower users shopping for air tickets to instantly review and compare real-time schedule, pricing and availability information from many TSPs on one centralized, highly interactive user interface on our website or our mobile application.

Once a user enters an itinerary, our proprietary search technology displays price and availability information of matching flights based on information retrieved from GDS providers and the websites of various airlines and OTAs maintained by themselves or on our SaaS system. Users can then click a particular result provided by an airline or OTA to be redirected to that TSP’s web page to review more information and complete the transaction.

We are committed to providing an intuitive tool for our users to make informed ticket purchase decisions. Features of our air tickets search service include:

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Comprehensiveness. Our technology retrieves matching air ticket information from any websites accessible by the public as well as TSPs whose only online presence is on our SaaS system. As of June 30, 2013, our search reached the websites of 17 domestic airlines, 11 international airlines and flight operators, and the web and mobile outlets of 490 airlines OTAs, almost all of which were on our SaaS system. Our search results include approximately 3,530 domestic routes representing all domestic flight routes in China and approximately 121,470 international flight routes operated by both domestic and international airlines. Our search results also present users with a comprehensive list of air ticket TSPs for the same route to ensure that they can locate the best-value deals.

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Accuracy. We extract, filter and deliver real-time information to users within seconds to ensure that such information is up-to-date. We also monitor our air ticket TSPs’ ticket issuance rate to assess the accuracy of their posted ticket information. We exclude from our search results air ticket TSPs whose information accuracy we deem inadequate, and award TSPs who consistently provide accurate travel product information with a “guaranteed” icon next to their names to guarantee that users can proceed with purchasing the air ticket at the displayed price. Through these efforts, we strive to ensure that users receive accurate air ticket information for their purchase decisions.

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Convenience. We provide users with an expedient search process through an intuitive interface. A portion of the search results instantly fill the user’s screen upon the search entry, while our streaming technology continues to retrieve and deliver the remaining search results in the next few seconds before the user scrolls down. Our search and results pages are simple, clean and efficient. Our default setting presents users with only options for essential itinerary information on the search page and only the key sorting criteria on the results page, while users have the option to expand search or sorting criteria as they wish.

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Anti-fraud. Anti-fraud measures are particularly important to users who shop for air tickets as nearly all online purchases of air tickets require pre-payment in full. We constantly assess our air ticket TSPs’ performance and credibility. We require all of our air ticket TSPs to use our SaaS system to transact with our users, except for a handful of major airlines and a few reputable OTAs whom we encourage to use our SaaS system. We typically require TSPs on our SaaS system to make a “quality assurance” deposit for losses incurred by our users as a result of deficiencies in TSPs’ services and open an escrow account controlled by us for payment settlement with our users.

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Decision assistance. Our users can sort their search results by a variety of factors including price, departure time, airline, airport, airplane size and number of stops. We also display a condensed comparison chart showing the lowest prices in the three days before and after the desired departure date, and a projected price trend for the upcoming month based on our analysis of historical air ticket prices.

Hotels. Our powerful hotel search service allows users to review and compare on a single web page price, availability and other information of hotels from the websites of tens of thousands of hotels and OTAs maintained by themselves or on our SaaS system. Similar to air tickets, once a user selects a TSP for a hotel reservation, we redirect the user to the selected TSP’s web page to complete the reservation.

In addition to the same standards of accuracy and convenience as our air ticket search service, we believe comprehensiveness, superior search capability and informative user reviews are particularly valuable to users shopping for hotel reservations.

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Comprehensiveness. Our hotel search reaches branded hotel chains and hotel OTAs that post hotel room information online, as well as independent hotels, guest houses and offline hotel agencies on our SaaS system. As of June 30, 2013, our search results covered approximately 259,700 hotels in over 2,630 cities in China and over 68,890 cities overseas. We strive to provide users with the best-value deals for their hotel reservations by offering multiple data sources for any single hotel property.

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Superior search capabilities. In addition to standard hotel search criteria such as price range, business district, hotel rating and brand, our advanced proprietary search technology supports key word combination fuzzy search in natural language. For example, users may search for hotels located near the halfway point of two locations, within a certain distance of a location, or near the intersecting junction of an avenue and a subway line. Users may further refine the search results by multiple factors to suit their individual needs. Users may also review and refine the search results by clicking on a resizable map displayed on the side of the results page.

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Large and informative UGC and EGC on hotels. We believe that UGC can supplement standard hotel introductions and provide relevant information to interested users. We encourage users to share hotel reviews, pictures, questions and answers and stories on our website. We consistently monitor such UGC reviews to ensure their relevancy and properness, and provide guidance to help our users write informative reviews. Our UGC reviews cover nearly all of the hotels reachable by our search service. As of June 30, 2013, our users have generated over 515,500 hotel reviews on our website.

In addition, to provide better hotel intelligence for our users, we have consciously fostered a rich repository of EGC reviews written by contracted hotel reviewers. We set requirements on the format of EGC reviews and constantly monitor their quality to ensure relevance, informativeness and independence. EGC reviews typically include the reviewer’s experience with hotel services, room furnishings, facility conditions, dining accommodations and transportation, usually posted with pictures and in many cases videos. As of June 30, 2013, our website featured more than 5,000 hotel expert reviews covering about 4,100 popular hotels. We display EGC reviews separately from UGC reviews.

Vacation packages. We started a search service in February 2010 for vacation packages offered by local tour agencies and OTAs. Users can search for vacation packages by destination or vacation theme. Once a destination or vacation theme is selected, users can easily refine their vacation package search results by various factors such as date, price range, vacation length, tour guide option, and special features.

As part of our efforts to enhance user experience, we provide informative destination guide and travel tips along with the vacation package search results. As of June 30, 2013, our website included vacation packages for over 6,800 domestic destinations and over 1,760 international destinations.

Train tickets. We began offering train ticket search service in December 2011. Our users can compare and locate websites for purchasing train tickets in a manner similar to searching for air tickets. We provide added value to users searching for train tickets by presenting information that may be helpful to them, including air tickets with the same departure and destination locations that are within the same price range as the train ticket, budget hotels near the train stations, as well as certain group-buying travel products available at both locations.

Itinerary Management Tools

Our proprietary itinerary management tools enable users to better plan for their trips and share stories and photos with their friends and family.

Our map-based travel itinerary planning tool includes many intuitive and convenient features. Users can choose to display on a map small picture icons of tourist attractions, hotels, restaurants, recreational facilities and shopping centers of a desired area as small as a few blocks and as large as a province. Users can then click, drag and drop their desired icons into the proper pockets of the day-schedule planner displayed on the same web page. Upon completion of the planning, our system automatically fills in introductions to the attractions and generates an itinerary package for users to review online, download, or text to their mobile devices.

We encourage our users to share photos and travel-related information on our platform. We created designated channels on our website for the sharing of itineraries and destination information. In May 2012, we released a new mobile application Lvtu, which enables users to easily edit and share photos in real time. We have built a sizable and fast-growing collection of interesting stories and travel routes which we believe are attractive and useful to both frequent and new travelers.

Other Products

We also offer our users a limited number of other travel products, primarily online promotional programs for hotels, vacation packages and other travel products. We source those travel products through joint efforts of our and TSPs’ sales forces. We maintain these promotional programs to increase the diversity of travel products for our users. In the meantime, these programs serve to introduce new online marketing ideas to our TSPs. Through our SaaS system, we provide tools to TSPs to help them set up and manage similar promotional programs for various travel products, which we believe will create a more effective market for travel products, enrich our search results and overall better address travelers’ needs.

Hotel promotional programs. In addition to our hotel search service, we offer our users two unique hotel reservation promotional programs.

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“Last-minute sale” program. Through our “last-minute sale” program, users can locate hotel rooms with significantly discounted prices from 6 p.m. every day and complete a same-night stay booking on our platform. As of June 30, 2013, approximately 2,500 hotels participated in our last-minute sale program. To offer the greatest flexibility to travelers needing last-minute hotel accommodation, we allow users to book hotel rooms through us first and to make payment at the participating hotel within the next two hours.

•

“Opaque booking” program. We also offer an “opaque booking” hotel reservation program. Our users may see the prices, discount rates, approximate locations, amenities, non-identifying pictures and user reviews of hotels that meet the search criteria, but a user will not see a hotel’s name until he completes a booking for the hotel. As of June 30, 2013, approximately 580 hotels in China have participated in our opaque booking program. We believe our opaque booking program helps hotels generate sales from inventory that could have remained unsold while preventing the heavily discounted prices from affecting their brand image or their retail price sales.

Group-buying of travel products. We offer carefully selected group-buying deals on hotels, vacation packages, gear for outdoor activities through collaboration with TSPs. Depending on the travel products, users may search for group-buying deals by location, product type, destination, price range, outdoor activity, and other themes. Users are required to make full payment to us in advance if they decide to participate in a group-buying opportunity. TSPs provide users a voucher for redemption for products and services, and we typically release the payment to the TSPs following redemption by our users and after deducting individually negotiated commissions.

Tourist attraction tickets. We launched a designated channel on our website in March 2013 to enable our users to make a variety of purchases for tourist attractions, including entrance tickets, tickets for recreational programs, local transportation and vouchers for local restaurants. Through this channel, we strive to provide a convenient, secure and inexpensive means for our users to access travel products at a large number of tourist attractions national-wide.

Our Mobile Platform

In addition to our website www.qunar.com, we have developed mobile applications to provide services to our users through their mobile devices. As of June 30, 2013, our industry leading mobile applications had more than 100 million downloads, approximately twice as much as our closest competitor, according to iResearch. We attracted 39.6 million mobile users in the 12-month period ended June 30, 2013 and started to monetize qualified clicks from our mobile platform in June 2012. Our mobile search queries have grown rapidly from 0.7 million in 2010 to 30 million in 2011, 194 million in 2012 and amounted to 314 million in the six months ended June 30, 2013.

Our Qunar Travel, a powerful proprietary mobile application for tablets and smart-phones with iOS, Android and Windows Phone operating systems, powers search services for air tickets, hotels, train tickets, group-buying products and tourist attraction tickets, as well as our last-minute hotel promotion programs and taxi booking services. In August 2013, Qunar Travel launched a taxi services channel to provide taxi booking services in 24 major Chinese cities. We continue to improve the location-based hotel and tourist attraction ticket searches on Qunar Travel, and have optimized many other features to make our mobile search function better within the bandwidth constraints and hardware limitations of mobile devices. For example, we believe that price is the preferred sorting criterion for most of our users, and by setting price as the default ranking criterion for search results on Qunar Travel, we save data usage for most of our users. We also reduce picture sizes, compress other data and cache data for more effective transmission to mobile devices.

Qunar Travel has gained great popularity since its first launch on Android mobile devices in July 2010 and on iOS mobile devices in December 2010. In Apple Inc.’s annual review for 2011, Qunar Travel ranked second most popular among all Chinese-language mobile applications for travel, and most popular among such applications created by a China-based company. According to a survey of Chinese mobile users conducted by China Internet Network Information Center in September 2012, during the preceding six-month period, 54.8% of the respondents installed Qunar Travel and 42.3% cited Qunar Travel as their most frequently used travel mobile application, ranking Qunar Travel first among all surveyed travel applications for both metrics.

We have released other mobile applications, such as Lvtu, which allows photo editing and real-time sharing through mobile devices. We intend to continue developing new mobile applications and adding more functions to our existing mobile applications to address different aspects of our users’ travel needs, especially for accessing local services at their travel destinations.

User Right Protection

User service center. We have established a user service center with a team of more than 100 employees as of June 30, 2013 dedicated to addressing user complaints and questions on a 24/7 basis. Our user service center employs multi-media channels, including online instant messaging, micro-blogging services and phone calls, to answer user inquiries, provide technical support for using our services, and address user complaints against TSPs. Our distributed phone system, in particular, not only allows us to achieve real-time monitoring of our TSPs’ responses and services, including their pick-up rate of user calls and the status of their resolution of user complaints, but also automatically re-routes users’ calls to our own customer representatives if the TSP fails to answer within a reasonable amount of time, therefore improving our user experience. Our user service center does not make reservations or complete transactions for our users.

TSP service quality assurance. We believe the TSPs’ service quality affects our user experience and our brand. Therefore, we endeavor to monitor and help improve the TSPs’ service quality even though we have no legal obligation to do so. With the exception of certain well-established TSPs such as major airlines and reputable OTAs, we subject all of our TSPs to an initial screening prior to including them in our search results. We also conduct ongoing monitoring and review of all TSPs through our user service center. We closely track our users’ feedback on the TSPs and take necessary actions, including warning or removal from our search results, to ensure each TSP adheres to our standards of service quality and reliability. We also require most of our air ticket TSP customers to make a “quality assurance” deposit, which based on our contract terms will be used to settle service quality claims from dissatisfied users.

For transactions that are settled through our SaaS system, we strive to enhance payment security and user satisfaction by taking the following measures:

•	Trusted payment channel. We partner with selected trustworthy online payment service providers, such as Tenpay, 99bill and Alipay, to provide online payment solutions to our users.

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Payment security. Utilizing our users’ information we have on file, we implement various measures to safeguard the security of our users’ payments. For example, we would suspend the payment or alert our users if we notice irregular usage of their credit cards such as purchases of an unusual amount or type of travel products.

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Escrow account arrangement. Most user payments to TSPs on our SaaS system or to TSPs whose products are sold through us will first be credited to an escrow account with a third-party payment service provider opened either by such TSPs or by us. We will only instruct the third-party payment service provider to release the payment to the TSP once we are assured that our user has received the purchased travel service with reasonable satisfaction.

Our Travel Service Providers

We retrieve information about travel products from airlines, hotels, OTAs, insurance providers and other participants in the travel industry. Therefore, any travel industry participant who displays product information about our targeted travel products on a website without access restrictions is a TSP to our website. Our TSPs also include independent hotels and traditional travel agencies which we expose to a broader range of potential customers by bringing their business online through our SaaS system. The total number of our TSPs increased from 180 as of December 31, 2010 to approximately 21,310 as of December 31, 2012, and to approximately 54,640 as of June 30, 2013.

Our airline TSP base consists of all of China’s domestic airlines, including Air China, China Southern Airlines, China Eastern Airlines and Hainan Airlines, and 410 international and Hong Kong airlines, including United Airlines, Lufthansa Airlines, Dragon Air and Cathay Pacific Airways. Our hotel TSP base covers hotels of all price ranges, including star-rated domestic and international hotel chains, such as Jinjiang Hotels, 7 Days Inn, Marriott and Intercontinental, as well as local hotels and bed-and-breakfast guest houses, most of which we sourced and brought online through our SaaS system. Our OTA TSP base consists of a diverse group of TSPs with different commercial focuses and various travel products including air tickets, hotels, vacation packages and train tickets. Our insurance TSPs include major insurance providers in China such as Taikang Life, Huatai Insurance and China Pacific Insurance. We are constantly expanding and diversifying our TSP base to offer the most comprehensive and relevant travel product information to our users.

Services for Our Customers

We have attracted a broad base of customers, including airlines, hotels, OTAs, traditional travel agencies, tourist attractions and advertisers across China, who have contracted with us for our P4P, display advertising or other services. As of June 30, 2013, our customer base includes 17 domestic airlines, 11 international airlines, approximately 1,240 OTAs, 53,360 hotels and 113 other customers.

With the exception of a small number of airlines and hotels, all of our domestic TSPs are our customers for P4P, display advertising or commission-based services. Many of the international airlines included in our search results are not yet our customers. We strive to expand our customer base by encouraging more TSPs to utilize our services. However, even if a TSP is not a customer, we invariably display the TSP’s travel product information and allow our user to be directed to the TSP’s website if our search algorithm identifies the TSP’s offer as the best-value deal for the user’s search. We believe such partially-paid-inclusive display policy, though not the most beneficial to our monetization, provides the most value to our users.

For the majority of our customers, we require advances and deposits from which we deduct charges for our services on an as-incurred basis. We bill the rest of our customers, mostly our display advertising customers and some of our airline customers, on a monthly basis.

SaaS system

Airlines, OTAs and major hotel brands usually have their own online presence, from which we directly retrieve information. Most of our other TSPs, such as independent hotels, local travel agencies and tourist attractions, tend to have limited or no online presence of their own. Our SaaS system enables these TSPs to set up a functional online reservation system and improve their websites based on our standards. By doing so, we strive to provide a centralized, standardized and popular online commerce platform for our TSPs to connect with our large number of users. We also provide a series of illustrative online training programs and centralized technical support to TSPs who use our SaaS system. We provide our SaaS system and related services only to TSPs who use our P4P services and we do not charge for our SaaS system and the related services. As of June 30, 2013, we had 54,550 TSPs on our SaaS system, among which approximately 53,360 were independent hotel TSPs.

Pay-for-performance services

Our P4P services offer an efficient platform for our customers to reach a large number of users inclined to purchase travel products. We charge most of our P4P customers on a CPC basis at individually negotiated rates for each qualified click. We charge a number of airline and hotel customers on a CPS basis, where a charge occurs only on a user click that results in a transaction, such as a hotel reservation, a hotel stay or an air ticket purchase, as specified in our contracts with these customers. Searches for train tickets generate significant user traffic for our website and mobile platform, yet we do not charge for our P4P services for train ticket search due to the exclusive online sale of train tickets by the Ministry of Transport in the PRC.

Our result-ranking policy for the default results page, i.e., the results page initially displayed without any user manipulation, is based on a number of factors that emphasize the TSPs’ price competitiveness and service quality analyzed based on historical performance. While such a ranking policy does not maximize the revenues generated by our P4P services, we believe that it represents the core value of our business which is to provide the most relevant and objective information to our users.

We also offer text link services which allow our customers to display a short phrase and the customer’s logo in the displayed link. We charge the customers on a CPC basis for each qualified click generated by the text links.

Display advertising services

Our display advertising services consist of providing banner and other display advertisements on our website. Our display advertising customers include TSPs as well as domestic and international non-travel-related brands hoping to reach the demographics reflected in our user base. We exercise discretion in accepting display advertisers so that the displayed contents are compatible with the themes and functions of our platform. We implement advanced data mining of user demographics, search parameters and search history, so as to enable intelligent and efficient deployment of display advertisements. For example, a display advertisement customer can stipulate that its advertisements for expensive jewelry will only be displayed on the results pages of searches for outbound international flights to certain tourist destinations.

Other services

We offer additional distribution channels to our customers through our online promotional programs for hotels, vacation packages and other travel products. We charge customers a commission for each product sold. We expect these programs to introduce new online marketing ideas to our TSPs, and through our SaaS system, we provide tools to TSPs to help them set up and manage similar promotional programs. As more TSPs create more promotional programs for travel products, we believe that our search results will be greatly enriched and that we will help create a more transparent and efficient travel market.

Our Technology and Infrastructure

We are a technology-driven company. We have developed advanced online search technologies that reflect our unique deep understanding of the travel industry in China. We are committed to continually improving our technology to deliver the best possible experience to our users.

Search technologies

Real-Time, Massive Data Search. Our search capabilities are the core of our competitive advantage. We strive to ensure the accuracy, relevance and comprehensiveness of our search results as well as the speedy delivery of information to users. Our technology fulfills the challenging task of searching, retrieving, filtering and prioritizing massive amounts of real-time information displayed on tens of thousands of websites and other databases, and instantly presenting it to our users in one simple, clean and intuitive interface. In 2012 and the first six months in 2013, we processed approximately 1.8 billion and 1.4 billion web and mobile search queries for air tickets and hotels, respectively. Our real-time, massive data search implements the following advanced technologies:

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Data caching and indexing. We extract targeted data from other websites through either data feeds or direct scraping of web contents. Our search capabilities include complex data caching and machine-learning technologies. We maintain a data pool of billions of price data points on air tickets, hotels and other travel products. Each datum in the data pool bears a time stamp. When a user sends a search query, our search engine compares the query with information in the data pool to locate the relevant pricing and availability data. Once matching data are located, our system checks the time stamp to see whether each datum is up-to-date. All of these confirmations happen simultaneously. We apply an intelligent and dynamic “shelf life” analytic algorithm for different data based on various factors such as data source, the flight or hotel specifics and the booking lead time. This intelligent and dynamic “shelf life” analytic algorithm is based on our constant optimization of data accuracy and search efficiency resulting from billions of search queries. If we decide a datum is not up-to-date, our data extracting software re-extracts the datum from the source immediately to refresh it.

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Dynamic data display. Our result-ranking engine, subject to our default ranking policy which prioritizes service quality and price competitiveness, presents the most up-to-date data to the user first, followed by the refreshed data. The user does not detect a notable wait before the search results are presented.

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Data accuracy check. When a user clicks on an interested search result, we direct the user’s click to the web page that supplies the travel product information shown in our search result. In the meantime, our accuracy monitoring software extracts fresh data from that web page again, and compares it against our data pool to check whether the earlier data are still accurate after the lapse of time between the result display and the user’s actual visit to the source website of the data. This double-verification function also enables our accuracy software to evaluate whether our data’s “shelf life” is set up appropriately. This type of automatic monitoring constantly optimizes our data accuracy.

Natural Language Fuzzy Search. We have developed sophisticated natural language fuzzy search to better understand users’ queries, analyze and filter unstructured information from the Internet, and organize the relevant information into optimized search results. We maintain and constantly update a large database of travel-related keywords in Chinese, where keywords are linked and matched with each other based on their meanings. We apply various machine learning technologies, including a statistical model, to keep the database “live” and for it to “evolve” automatically without much attention from our engineers. Over time, an increasing number of keyword links are created and stored in the database, and they contribute to the system’s ability to dissect natural language queries and produce better matching search results.

Our natural language fuzzy search technology is particularly useful for hotel searches, which usually involve more variables and criteria than other searches. Our software automatically discerns, reads and analyzes user generated hotel reviews and other unstructured hotel information from the Internet. Detailed natural language parameters of the relevant portion of such information will then be extracted and organized in our database. This technology enables our users to search with keyword combinations in natural language, well beyond the commonly available hotel search parameters such as business district, stars, hotel name, and price range. For example, our users may search for hotels located within a certain distance of a location, or near the intersection point of an avenue and a subway line.

Our natural language fuzzy search technology also enables us to continuously update any changes to hotel information. We only need to verify and update the information of hotels that recently opened, closed or relocated as discovered by our software based on its constant processing of numerous web pages.

Other technologies

Instant Contextual Promotion. Our instant contextual promotion technology can render the most relevant travel information to a user based on previous search queries and transaction history. For example, within seconds of the user searching a flight for a destination, our instant contextual promotion technology can analyze the contents of the web pages the user visited and display information about hotels and other travel products in the destination city at the most prominent places on the web page. Such technology can be easily applied to almost all of our web pages and is also highly scalable to support millions of user visits every day.

SaaS. Our proprietary and highly scalable SaaS system uses distributed software and high performance parallel computing technologies to support our operations and future expansion. For the thousands of TSPs on our SaaS system, we optimize their usage of bandwidth and computing capacities, thereby enabling them to deliver consistent quality services to users. We apply various data compression, storage and retrieval technologies in order to optimize the performance of our SaaS system. We use the most modern technology available to constantly monitor and improve the performance of our SaaS system.

Graphic-based Drag-and-drop Feature. Our itinerary planning tool uses a graphic-based design to help users plan their travel in a user-friendly way. For the most part, the user only needs to drag and drop icons to create an itinerary without textual input.

Product developments

We have an experienced team of 493 software engineers and 307 product managers in our product development department as of June 30, 2013, among which 159 engineers and product managers were dedicated to the development of our mobile platform. Our product development team is centralized in our corporate headquarters in Beijing. We recruit most of our software engineers across China from graduates with bachelor’s or master’s degrees in computer science and related fields.

Our product development efforts focus on developing and improving our user experience and customer service. We believe that the success of our products and services is driven by our ability to combine technological improvements with deep understanding of user and customer needs. We encourage and sometimes require joint participation of our engineers, product experts and travel industry experts for the creation and improvements of our services or products. We also closely monitor user feedback on our existing products and services and promptly refine our products and services accordingly.

Sales and Marketing

We believe that our user base has grown primarily through “word-of-mouth” recommendations by users who enjoyed our quality products and services. We intend to continuously improve our user experience as we believe that recommendations by satisfied users make the most effective and cost-efficient marketing. Since 2009, we have engaged in online marketing campaigns to increase our user traffic, including participation in auction-based P4P services offered by major search engines such as Baidu.

Our sales team had 525 members located in different offices nationwide as of June 30, 2013. Our sales team focuses on promoting our P4P and display advertising services as well as adding more TSPs to our SaaS system through various direct sales efforts, including site visits and telephone sales. As part of our sales and marketing efforts, we offer volume rebates to certain third-party advertising agencies, through which many of our display advertising customers purchase our service, and to some of our large customers; we also offer seasonal promotional rebates such as a hotel coupon program to acquire new users, through which we offer coupons to end users who make reservations with certain of our hotel customers through our website or mobile platform.

Competition

The online travel industry in China is new, rapidly evolving and highly competitive. We compete to attract users to our websites and mobile applications and to attract TSPs to participate in our P4P services and enter into other online marketing agreements with us. Due to our unique business model as a search-based commerce platform, we maintain a cooperative-competitive relationship with some of our competitors as they are also our TSPs or even customers.

Competition for Users

We compete for user traffic with hotels, airlines, OTAs, general search engines and other travel information websites. Our major competitors include major travel OTAs in China such as Ctrip and e-commerce websites such as the travel channel of Taobao. In addition, we also compete for user traffic with airlines, hotels, OTAs and other TSPs as they are increasingly focusing on attracting users directly to their own websites.

Competition for Online Marketing Customers

While OTAs form a significant portion of our P4P customers, we directly compete with them for online advertising customers who target travelers in China. We also compete with online advertising service providers, such as general search engines, portal websites and traditional offline advertising sources such as TV and print media for online marketing customers, and with search engines and offline media sources for advertising from OTAs. We believe that we have a competitive advantage for online marketing customers due to the high effectiveness of our services resulting from the unique features of our search results and our technology-enabled accurate deployment of advertisement.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret protection laws in the PRC and other jurisdictions, as well as confidentiality procedures and contractual provisions with our employees and other parties to protect our intellectual property and our brand. We have 30 registered trademarks in the PRC, including “Qunar,” “ ,” “Qunar.com and camel image,” and “Qunar.com and camel image.” We have also applied to register additional trademarks, including which means “Qunar Hotel Direct Line.” We have 30 software copyright registrations and two logo copyright registrations in the PRC and 54 domain names including qunar.com.

Employees

We had 230, 982, 1,285 and 1,699 full-time employees as of December 31, 2010, 2011, 2012 and June 30, 2013, respectively. The following table shows the number of our employees categorized by department.

	As of December 31,			As of June 30,
	2010	2011	2012	2013
Product Developments	126	406	685	800
Sales and Marketing	80	515	506	738
Management and Administration	18	48	79	146
Operation and Service	6	13	15	15

Total	230	982	1,285	1,699

Categorized by business unit, as of December 31, 2012 and June 30, 2013, we had 258 and 282 employees in web service related to air tickets, 392 and 593 employees in web service related to hotels, and 377 and 469 employees in mobile-related and other innovative products and services, respectively.

We directly recruit, train and manage all of our employees. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. Our employees have not entered into any collective bargaining agreements.

Facilities

Our headquarters is located in Beijing, China, where we leased approximately 12,200 square meters of office space as of June 30, 2013. We have leased a number of offices across China and in Hong Kong for our sales force with an aggregate office space of 2,030 square meters. The terms of our leases range between six months to four years. Each of the lessors for our leased premises either has a valid title to the property or has proper authorization from the title holder to sublease the property. Our servers are hosted at Internet data centers owned by, and located along the major transmission backbones of, leading domestic telecommunications carriers in China. Our hosting services agreements typically have a term of one year, with an automatic renewal clause and subject to early termination. We believe that we will be able to obtain adequate facilities and servers to accommodate our future expansion plans.

Legal and Administrative Proceedings

In the ordinary course of our business, we are subject to periodic legal or administrative proceedings and claims often involving petty contract disputes, labor disputes, alleged infringement of third-party intellectual property rights, unfair competition practice and other claims.

In October 2013, we received a summons for a civil suit against us by eLong in Beijing in connection with an Inventory Distribution Agreement we entered into with eLong in May 2013 and early terminated in September 2013. In this civil suit, eLong alleged breach of contract by us and sought (i) damages in the amount of approximately RMB4.5 million to compensate for their losses through September 2013 and (ii) specific performance of the Inventory Distribution Agreement from October 1, 2013 onwards. We will answer this lawsuit and defend our rights under the Inventory Distribution Agreement. We cannot predict the outcome of this lawsuit, and a judgment against us, whether in whole or in part, may result in a significant loss for us and may materially and adversely affect our results of operations. Please see “Risk Factors—Risks Relating to Our Business—We may be unable to establish, maintain and deepen relationships with TSPs” for more information about the Inventory Distribution Agreement, and see “Risk Factors—Risks Relating to Our Business—We may not be able to adequately protect our intellectual property, which could harm the value of our brands and adversely affect our business” for more information about the risks in connection with certain other lawsuits we are subject to.

Other than disclosed herein, we are not currently party to any legal proceeding or investigation which we believe will have a material and adverse effect on our business or results of operations, and, to our knowledge, there are no such material legal proceedings currently threatened against us.

REGULATION

Our business operations are primarily in the PRC and are primarily subject to PRC laws and regulations. This section summarizes the principal current PRC laws and regulations relevant to our business and operations.

Regulations on Value-Added Telecommunications Services

On September 25, 2000, the State Council promulgated the Telecommunications Regulations, or the Telecom Regulations. The Telecom Regulations draw a distinction between “basic telecommunication services” and “value-added telecommunication services.” Internet content provision services, or ICP services, is a subcategory of value-added telecommunications services. Under the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the MIIT or its provincial level counterparts.

On September 25, 2000, the State Council issued the Administrative Measures on Internet Information Services, or the Internet Measures, which, in particular, regulate ICP services. According to the Internet Measures, commercial ICP service operators must obtain an ICP license from the relevant government authorities before engaging in any commercial ICP operations within the PRC. In November 2000, the MIIT promulgated the Administrative Measures on Internet Electronic Messaging Services, or the BBS Measures, which requires the operator to obtain a special BBS Permit from the local bureau of MIIT prior to engaging in BBS services. BBS services include electronic bulletin boards, electronic forums, message boards and chat rooms. On July 4, 2010, this permit requirement for operating BBS services was terminated by a decision issued by the PRC State Council. However, in practice, the competent authorities in Beijing still require the relevant operating companies to obtain such approval for the operation of BBS services.

On December 26, 2001, the MIIT promulgated the Administrative Measures on Telecommunications Business Operating Licenses, or the Telecom License Measures. On March 5, 2009, the MIIT issued a revision of the Telecom License Measures, which took effect on April 10, 2009. The Telecom License Measures set forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. For example, an information services operator providing value-added services in multiple provinces is required to obtain an inter-regional license, whereas an information services operator providing the same services in one province is required to obtain a local license.

To comply with these PRC laws and regulations, our ICP operators, the VIE and its subsidiary Beijing Jiaxin Haoyuan Information Technology Company Ltd., or Jiaxin Haoyuan, hold ICP licenses issued by the Beijing Telecommunications Administration. Moreover, the VIE also possesses a BBS Permit issued by the Beijing Telecommunications Administration.

Restrictions on Foreign Ownership in Value-Added Telecommunications Services

According to the Provisions on Administration of Foreign Invested Telecommunications Enterprises promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, the ultimate foreign equity ownership in a value-added telecommunications service provider must not exceed 50%. Moreover, for a foreign investor to acquire any equity interest in a value-added telecommunications business in China, it must demonstrate a good track record and experience in operating value-added telecommunications services. Foreign investors that meet these requirements must obtain approvals from the MIIT and the Ministry of Commerce or their authorized local branches, and the relevant approval application process usually takes six to nine months. Due to the limitation of foreign investment in value-added telecommunications services companies that provide Internet information services, we would be prohibited from acquiring any equity interest in the VIE without diverting management attention and resources. In addition, we believe that our contractual arrangements with the VIE and its individual shareholders provide us with sufficient and effective control over the VIE. Accordingly, we currently do not plan to acquire any equity interest in the VIE.

On July 13, 2006, the MIIT issued the Notice of the MIIT on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services, or the MIIT Notice. The MIIT Notice prohibits domestic telecommunications services providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to the MIIT Notice, either the holder of a value-added telecommunications business operating license or its shareholders must legally own the domain names and trademarks used by such license holders in their provision of value-added telecommunications services. The MIIT Notice further requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and Internet security in accordance with the standards set forth in the relevant PRC regulations. If a license holder fails to comply with the requirements in the MIIT Notice and cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holders, including revoking their value-added telecommunications business operating licenses.

To comply with these PRC regulations, we operate our websites through the VIE and Jiaxin Haoyuan. The VIE is currently 60% owned by the Baidu nominee and 40% owned by Mr. Chenchao (CC) Zhuang, both of whom are PRC citizens. The VIE holds an ICP license and a BBS Permit. Jiaxin Haoyuan is currently wholly owned by the VIE, and holds an ICP license. The VIE owns the domain name and trademark related to its operations and the website (qunar.com). Jiaxin Haoyuan owns the domain name for its website jipiao007.com.

If, despite these precautions, the PRC government determines that we do not comply with applicable laws and regulations, it can revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our websites, require us to restructure our operations, including possibly the establishment or restructuring of a foreign-invested telecommunications enterprise, re-application for the necessary licenses, or relocation of our businesses, staff and assets, impose additional conditions or requirements with which we may not be able to comply, or take other regulatory or enforcement actions against us. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC governmental restrictions on foreign investment in Internet and other related businesses, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”

Regulations on Internet Content Services

National security considerations are an important factor in the regulation of Internet content in China. The National People’s Congress, the PRC’s national legislature, has enacted laws with respect to maintaining the security of Internet operations and Internet content. According to these laws, as well as the Internet Measures, violators may be subject to penalties, including criminal sanctions, for Internet content that:

•	opposes the fundamental principles stated in the PRC Constitution;

•	compromises national security, divulges state secrets, subverts state power or damages national unity;

•	harms the dignity or interests of the state;

•	incites ethnic hatred or racial discrimination or damages inter-ethnic unity;

•	undermines the PRC’s religious policy or propagates heretical teachings or feudal superstitions;

•	disseminates rumors, disturbs social order or disrupts social stability;

•	disseminates obscenity or pornography, encourages gambling, violence, murder or fear or incites the commission of a crime;

•	insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or

•	is otherwise prohibited by law or administrative regulations.

ICP service operators are required to monitor their websites. They may not post or disseminate any content that falls within these prohibited categories and must remove any such content from their websites. The PRC government may shut down the websites of ICP license holders that violate any of the above-mentioned content restrictions, order them to suspend their operations, or revoke their ICP licenses.

To comply with these PRC laws and regulations, we have adopted internal procedures to monitor content displayed on our websites, including a team of employees dedicated to screening and monitoring content uploaded on our websites and removing inappropriate or infringing content.

To the extent that PRC regulatory authorities find any content displayed on or through our websites objectionable, they may require us to limit or eliminate the dissemination or availability of such content on our websites or impose penalties, including the revocation of our operating licenses or the suspension or shutdown of our online operations. In addition, the costs of compliance with these regulations may increase as the volume of content and number of users on our website increase. See “Risk Factors—Risks Related to Doing Business in the PRC —Regulation and censorship of information disseminated over the Internet in China may adversely affect our business and subject us to liability for information displayed on or linked to our website.”

Regulations on Information Security

Internet content in China is also regulated and restricted from a State security point of view. On December 28, 2000, the Standing Committee of the National People’s Congress enacted a Decision Regarding the Safeguarding of Internet Security, as amended on August 27, 2009, that makes it unlawful to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights.

On December 16, 1997, the Ministry of Public Security promulgated the Administrative Measures for the Security Protection of International Connections to Computer Information Network prohibiting the use of the Internet in ways that, among other things, result in a leakage of state secrets or the distribution of socially destabilizing content. Socially destabilizing content includes any content that incites defiance or violations of PRC laws or regulations or subversion of the PRC government or its political system, spreads socially disruptive rumors or involves cult activities, superstition, obscenities, pornography, gambling or violence. State secrets are defined broadly to include information concerning PRC’s national defense affairs, state affairs and other matters as determined by the PRC authorities.

On December 13, 2005, the Ministry of Public Security promulgated Provisions on Technological Measures for Internet Security Protection, or the Internet Protection Measures. The Internet Protection Measures require all ICP operators to keep records of certain information about its users (including user registration information, log-in and log-out times, IP addresses, content and time of posts by users) for at least 60 days and submit the above information as required by laws and regulations. The ICP operators must regularly update information security systems for their websites with local public security authorities, and must also report any instances of public dissemination of prohibited content. If an ICP operator violates these measures, the PRC government may revoke its ICP license and shut down its websites.

In addition, the State Secrecy Bureau has issued provisions authorizing the blocking of access to any website it deems to be leaking state secrets or failing to comply with the relevant legislation regarding the protection of state secrets.

Because the VIE and Jiaxin Haoyuan are all ICP operators, we are subject to laws and regulations relating to information security. To comply with these laws and regulations, our VIE and Jiaxin Haoyuan have completed the mandatory security filing procedures with local public security authorities. We regularly updated our information security and content-filtering systems based on any newly issued content restrictions, and maintain records of user information as required by relevant laws and regulations. We have also taken measures to delete or remove links to content that, to our knowledge, contains information that violates PRC laws and regulations.

If, despite the precautions, we fail to identify and prevent illegal or inappropriate content from being displayed on or through our websites, we may be subject to liability. In addition, these laws and regulations are subject to interpretation by the relevant authorities, and it may not be possible to determine in all cases what content could result in liability. To the extent that PRC regulatory authorities find any content displayed on or through our websites objectionable, they may require us to limit or eliminate the dissemination or availability of such content or impose penalties, including the revocation of our operating licenses or the suspension or shutdown of our online operations. In addition, the costs of compliance with these regulations may increase as the volume of content and users on our website increase. See “Risk Factors—Risks Related to Doing Business in the PRC—Regulation and censorship of information disseminated over the Internet in China may adversely affect our business and subject us to liability for information displayed on or linked to our website.”

Regulations on Internet Privacy

The PRC Constitution states that PRC law protects the freedom and privacy of communications of citizens and prohibits infringement of such rights. In recent years, PRC government authorities have enacted legislation on Internet use to protect personal information from any unauthorized disclosure. The PRC law does not prohibit ICP operators from collecting and analyzing personal information from their users. However, the Internet Measures prohibit an ICP operator from insulting or slandering a third party or infringing the lawful rights and interests of a third party. Pursuant to the BBS Measures, ICP operators that provide electronic messaging services must keep users’ personal information confidential and must not disclose such personal information to any third party without the users’ consent unless required by law. The regulations further authorize the relevant telecommunications authorities to order ICP operators to rectify any unauthorized disclosure. ICP operators are subject to legal liability if the unauthorized disclosure results in damages or losses to users. The PRC government, however, has the power and authority to order ICP operators to turn over personal information if an Internet user posts any prohibited content or engages in illegal activities on the Internet. On December 29, 2011, the MIIT promulgated the Several Provisions on Regulating the Market Order of Internet Information Services, effective as of March 15, 2012. With regard to users’ personal data, it stipulates that ICP operators must not, without user consent, collect user information that can be used alone or in combination with other information to identify the user (defined as “User Personal Information”) and may not provide any such information to third parties without prior user consent. ICP operators may only collect User Personal Information necessary to provide their services and must expressly inform the users of the method, content and purpose of the collection and processing of such User Personal Information. In addition, an ICP operator may only use such User Personal Information for the stated purposes under the ICP operator’s scope of service. ICP operators are also required to ensure the proper security of User Personal Information, and take immediate remedial measures if User Personal Information is suspected to have been disclosed. If the consequences of any such disclosure are expected to be serious, ICP operators must immediately report the incident to the telecommunications regulatory authority and cooperate with the authorities in their investigations.

On December 28, 2012, the Standing Committee of the National People’s Congress of the PRC issued the Decision on Strengthening the Protection of Online Information, or the Decision. Most requirements under the Decision that are relevant to ICP operators are consistent with the requirements already established under the MIIT Provisions, as discussed above, though often more strict and broad. Under the Decision, if an ICP operator wishes to collect or use personal electronic information, it must do so in a legal and appropriate manner, and may do so only if it is necessary for the services it provides. It must disclose the purpose, method and scope of any such collection or use, and must seek consent from the relevant individuals. ICP operators are also required to publish their policies relating to information collection and use, must keep such information strictly confidential, and must take technological and other measures to ensure the safety of such information. ICP operators are further prohibited from divulging, distorting or destroying of any such personal electronic information, or selling or proving such information to other parties. The Decision also requires that ICP operators providing information publishing services must collect from users their personal identification information, for registration. In very broad terms, the Decision provides that violators may face warnings, fines, confiscation of illegal gains, license revocations, filing cancellations and website closures.

On July 16, 2013, MIIT issued the Order for the Protection of Telecommunication and Internet User Personal Information (the “Order”). Most requirements under the Order that are relevant to ICP operators are consistent with the requirements already established under the MIIT provisions as discussed above. Under the Order, these requirements are often more strict and have a wider scope. If an ICP operator wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Further, it must disclose to its users the purpose, method and scope of any such collection or use, and must obtain consent from its users whose information is being collected or used. ICP operators are also required to establish and publish their rules relating to personal information collection or use, keep any collected information strictly confidential, and take technological and other measures to maintain the security of such information. ICP operators are required to cease any collection or use of the user personal information, and de-register the relevant user account, when a given user stops using the relevant Internet service. ICP operators are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such information unlawfully to other parties. In addition, if an ICP operator appoints an agent to undertake any marketing and technical services that involve the collection or use of personal information, the ICP operator is still required to supervise and manage the protection of the information. As to penalties, in very broad terms, the Order states that violators may face warnings, fines, and disclosure to the public and, in most severe cases, criminal liability.

To comply with these laws and regulations, we require our users to accept terms of services under which they agree to provide certain personal information to us, to have established information security systems protect user privacy and to have such information filed with the MIIT or its local branch as required. If our ICP operators violate PRC laws in this regard, the MIIT or its local bureaus may impose penalties and the ICP operators may be liable for damages caused to their users. See “Risk Factors—Risks Related to Our Business—Failure to protect confidential information of our users and network against security breaches could damage our reputation and brand and substantially harm our business and results of operations.”

Regulations on Air-ticketing

The air-ticketing business is subject to the supervision of the China Aviation Transportation Association, or CATA, and its regional branches. Currently the principal regulation governing air-ticketing agencies in China is the Rules on Certification of Qualification for Civil Aviation Transport Sales Agencies (2006), issued by the CATA, which became effective on March 31, 2006. Under this rule, any company acting as an air-ticketing sale agency must obtain approval from the CATA. In addition, CATA issued the Supplementary Rules Regarding Sales via the Internet in 2008. These Supplementary Rules provide that, effective as of June 1, 2008, if an air-ticketing sales agency would like to engage in sales via the Internet, it must obtain an ICP license from the local counterpart of the MIIT and must complete a commercial website registration with the AIC. We rely on TSPs to provide travel products and services to our users, and we do not provide travel products ourselves. Although we request that TSPs provide their licenses or permits to us before entering into agreements with them, we cannot ensure that every TSP that is engaged in the air ticketing sales agency service obtained, and maintained, all necessary permits. See “Risk Factors—Risks Related to Our Business—We may not be able to adequately monitor or ensure the TSPs’ service quality and increases in user dissatisfaction with the TSPs could materially and adversely affect our results of operations.”

Regulations on Hotel Operation

In November 1987, the Ministry of Public Security issued the Measures for the Control of Security in the Hotel Industry, and in June 2004, the State Council promulgated the Decision of the State Council on Establishing Administrative License for the Administrative Examination and Approval Items Really Necessary To Be Retained. Under these two regulations, anyone who applies to operate a hotel is subject to examination and approval by the local public security authority and must obtain a special industry license. The Measures for the Control of Security in the Hotel Industry impose certain security control obligations on the operators. For example, the hotel must examine the identification card of any guest to whom accommodation is provided and make an accurate registration. The hotel must also report to the local public security authority if it discovers anyone violating the law or behaving suspiciously, or an offender wanted by the public security authority.

In April 1987, the State Council promulgated the Public Area Hygiene Administration Regulation, which requires hotels to obtain a public area hygiene license before opening for business. In March 2011, the Ministry of Health promulgated the Implementation Rules of the Public Area Hygiene Administration Regulation, which require, starting from May 1, 2011, hotel operators to establish hygiene administration system and keep records of hygiene administration. In February 2009, the Standing Committee of the National People’s Congress, or the SCNPC, enacted the PRC Law on Food Safety, which requires any hotel that provides food to obtain a food service license; any food hygiene license which had been obtained prior to June 1, 2009 will be replaced by the food service license once the food hygiene license expires.

The Fire Prevention Law, as amended by the SCNPC in October 2008, and the Provisions on Supervision and Inspection on Fire Prevention and Control, promulgated by the Ministry of Public Security and effective as of May 1, 2009, require that public gathering places such as hotels submit a fire prevention design plan in order to apply for completion acceptance of fire prevention facilities for their construction projects and to pass a fire prevention safety inspection by the local public security fire department, which is a prerequisite for opening business.

In January 2006, the State Council promulgated the Regulations for Administration of Entertainment Places. In March 2006, the Ministry of Culture issued the Circular on Carrying Out the Regulations for Administration of Entertainment Places. Under these regulations, hotels that provide entertainment facilities, such as discos or ballrooms, are required to obtain a license for entertainment business operations.

We request each hotel to provide its relevant permits and licenses before providing our service. However, we cannot ensure that all hotels available on our website have obtained, and maintained, all necessary permits and licenses. See “Risk Factors—Risks Related to Our Business—We may not be able to adequately monitor or ensure the TSPs’ service quality and increases in user dissatisfaction with the TSPs could materially and adversely affect our results of operations.”

Regulations on Sideline Insurance Agency

Under PRC law, insurance agency activities are categorized as either a “major business” or a “sideline business”, both of which are subject to the supervision of the China Insurance Regulatory Commission, or CIRC. According to the Provisional Measures on the Administration of Sideline Insurance Agencies, issued by the CIRC on August 4, 2008, an entity acting as a sideline insurance agency must apply for a Sideline Insurance Agency License with the CIRC. To comply with these measures, the VIE has obtained such a license.

On September 20, 2011, the CIRC promulgated the Provisional Measures for the Supervision and Management of Insurance Agency Business via the Internet, which requires, an insurance agency that conducts business via the Internet to meet certain criteria related mainly to registered capital thresholds and the possession of a value-added telecommunications business related permit, and complete the filing with the CIRC.

On May 16, 2012, the CIRC promulgated an Announcement on Risk Alert for the Internet Insurance Business, which states that no entities or individuals other than insurance providers, insurance agency companies and insurance brokerage companies are allowed to carry out Internet insurance businesses without approval, including comparing and recommending insurance products on Internet websites or providing other intermediary services for conclusion of insurance contracts. The CIRC has disclosed information relating to the operation of Internet insurance business by insurance agencies and insurance brokerage companies on its official website.

According to the announcement, insurance regulatory departments will investigate and punish entities or individuals who carry out Internet insurance businesses illegally in a severe and timely fashion.

Our VIE has obtained the Sideline Insurance Agency License. We act as an agent in selling aviation accident insurance policies over our SaaS system. We have not filed with the CIRC in accordance with the CIRC rules. If any official interpretation as to the applicability of the CIRC rules on a sideline insurance agency like us is issued, we will attend to such filing with the CIRC. Failure to do so could subject us to penalties imposed by the CIRC, including fines and revocation of our VIE’s Sideline Insurance Agency License. See “Risk Factors—Risks Related to Doing Business in the PRC – We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet and other related businesses.”

Regulations on Travel Agency

The travel agency industry is subject to the supervision of the China National Tourism Administration, or CNTA, and local tourism administrations. The principal regulations governing travel agencies in China include: (i) the Regulation on Travel Agencies, or the Travel Agency Regulations, issued by the State Council in February 2009, which became effective as of May 1, 2009, and which replaced the Administration of Travel Agencies Regulations (1996), and (ii) the Implementing Rules for the Regulation on Travel Agencies (the “Travel Agency Implementing Rules”), promulgated by the CNTA in April 2009, which became effective as of May 3, 2009. Under these regulations, a travel agency must obtain a license from the CNTA to conduct cross-border travel business and a license from the provincial-level tourism administration to conduct domestic travel agency business.

The Travel Agency Regulations permit foreign investors to establish wholly foreign-owned travel agencies, as well as joint ventures and cooperative travel agencies. Foreign-owned travel agencies are allowed to open branches nationwide, but are restricted from engaging in outbound tourism business in China, unless otherwise determined by the State Council, or provided under a bilateral free trade agreement between the country and China, or the closer economic partnership agreements between China, Hong Kong and Macau. The Travel Agency Implementing Rules define certain terms used in the Travel Agency Regulations (e.g., the definition of “domestic tourism business,” “inbound tourism business” and “outbound tourism business”), and set out detailed application requirements to establish a travel agency. The Travel Agency Implementing Rules also clarify certain aspects of legal liability for travel agencies as prescribed in the Travel Agency Regulations.

In 2010, CNTA released the Measures for Dealing with Tourism Complaints, which took effect as of July 1, 2010. Under these Measures, authorities which are responsible for dealing with tourist complaints shall render a decision on the complaints within 60 days after the date of receipt thereof.

We rely on TSPs to provide travel products and services to our users, and we do not provide travel products ourselves. Although we take measures, such as requesting TSPs to provide their relevant permits and/or licenses and establishing a user service center to deal with users’ complaints, we cannot make sure that all the TSPs that are reachable through our website obtained and maintained all necessary permits. See “Risk Factors—Risks Related to Our Business—We may not be able to adequately monitor or ensure the TSPs’ service quality and increases in user dissatisfaction with the TSPs could materially and adversely affect our results of operations.”

Regulations on Internet Mapping Services

According to the Administrative Rules of Surveying Qualification Certificate and the amended Standard for Internet Map Services issued by the National Administration of Surveying, Mapping and Geoinformation, or NASMG, in March 2009, and May 2010, respectively, the provision of Internet mapping services by any non-surveying and mapping enterprise is subject to the approval of the NASMG and requires a surveying and mapping qualification certificate. According to these rules, certain conditions and requirements, such as the number of technical personnel and map security verification personnel, security facilities, and approval from relevant provincial or national government on the service provider’s security system, qualification management and filings management, are necessary for an enterprise applying for a Surveying and Mapping Qualification Certificate. Pursuant to the Notice on Further Strengthening the Administration of Internet Map Services Qualification issued by the NASMG in December 2011, any entity that has not yet applied for a surveying qualification certificate for Internet mapping services is prohibited from providing any Internet mapping services. We have provided a map on our website to increase convenience for our users so that they can locate hotels near their desired location. The VIE holds a Surveying and Mapping Qualification Certificate for Internet mapping.

Regulations on Advertisements

The PRC government regulates advertising, including online advertising, principally through the SAIC, although there is no PRC law or regulation at the national level that specifically regulates online advertising. Prior to November 30, 2004, in order to conduct any advertising business, an enterprise was required to hold an operating license for advertising in addition to a relevant business license. On November 30, 2004, the SAIC issued the Administrative Rules for Advertising Operation Licenses, effective as of January 1, 2005, granting a general exemption to this requirement for most enterprises (other than radio stations, television stations, newspapers and magazines, non-corporate entities and entities specified in other regulations). We conduct our online advertising business through the VIE and Jiaxin Haoyuan, each of which holds a business license that covers online advertising in its scope of business.

Under the Rules for Administration of Foreign Invested Advertising Enterprises, which were jointly promulgated by the SAIC and the Ministry of Commerce on March 2, 2004 and amended on August 22, 2008, certain foreign investors are permitted to hold direct equity interests in PRC advertising companies. A foreign investor in a Chinese advertising company is required to have previously had direct advertising operations as its main business outside of China for two years if the Chinese advertising company is a joint venture, or three years if the Chinese advertising company is a wholly foreign-owned enterprise. In practice, the foreign investor is deemed compliant with the “main business” requirement if it derives more than 50% of its revenues from advertising business within the past two or three years, as applicable. Since we have not been involved in the advertising industry outside of China for the required number of years, we are not permitted to hold direct equity interests in PRC companies engaging in the advertising business. Therefore, we conduct our advertising business through consolidated affiliated entities in China, the VIE and Jiaxin Haoyuan.

Advertisers, advertising operators and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they produce or distribute are true and in full compliance with applicable laws and regulations. In addition, where a special government review is required for certain categories of advertisements before publishing, the advertisers, advertising operators and advertising distributors are obligated to confirm that such review has been duly performed and that the relevant approval has been obtained. Violations of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. For serious violations, the SAIC or its local branches may order the violator to terminate its advertising operations or even revoke its business license. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liabilities if they infringe on the legal rights and interests of third parties. To comply with these laws and regulations, we include clauses in all of our advertising contracts requiring that all advertising content provided by advertisers or advertising agencies must comply with the relevant laws and regulations.

Regulation on Group Buying

On March 12, 2012, the SAIC issued the Opinions on Strengthening the Administration of Online Group Buying Operations (the “Group Buying Operation Opinions”). The Group Buying Operation Opinions stipulate the qualification requirements for operators of group buying websites, and certain other obligations, such as an examination of the licenses/authorizations of the providers of the relevant products/services offered on the group buying website, the group buying website operator’s contracts with such suppliers and customers, data protection for consumers, and after sale services, among other items.

Qualification Requirements

Pursuant to the Group Buying Operation Opinions, operators of group buying websites must complete all relevant registrations, obtain a relevant business license and disclose or link to the business license information in a prominent place on the homepage of the website. Group buying websites without business licenses are prohibited. Group buying website with business licenses but engaged in business operations in violation of the relevant PRC laws and regulations will be punished or may have their business licenses revoked.

Requirements and Obligations

The Group Buying Operation Opinions require operators of group buying websites to offer for sale only services and products from entities and individuals with a relevant business license and the necessary regulatory authorizations and that such operators must examine such licenses/authorizations, maintain records of all of their suppliers and update such records in a timely fashion. In addition, the descriptions of any goods and services must be accurate and complete.

The Group Buying Operation Opinions also stipulate certain requirements for the contracts that the operators of group buying websites may enter into with suppliers and customers. Supplier contracts must be detailed and specify adequate quality assurances and consumer protection. Contracts with customers must comply with relevant laws and regulations and may not exempt the operator from any material obligations. The key provisions must also be highlighted for customers.

The Group Buying Operation Opinions require the group buying website operators to establish data protection systems and not to knowingly disclose any confidential information relating to their suppliers or customers.

Under the Group Buying Operation Opinions, operators of group buying websites must (i) establish a comprehensive after-sales service system, consumer dispute settlement system and professional customer service team, (ii) ensure that their complaint and customer support channels are smooth, and (iii) provide customers with troubleshooting assistance and feedback in a timely manner.

In addition, under the Group Buying Operation Opinions, operators of group buying websites must observe the refund requirements of the Consumer Protection Law. Specifically, group buying website operators may not impose no-refund restrictions or restrict refunds to website credit.

Group buying website operators must also preserve all relevant data for a period of two years following their cessation of operations. In undertaking promotions, operators of group buying websites must obey the Anti-unfair Competition Law and the Certain Regulations on Prohibiting Unfair Competition in Prize-attached Sales.

The Group buying Operation Opinions are relatively new and there have thus far been no relevant implementation rules or interpretations. Our current group buying is conducted by the VIE and the WFOE. Subject to any clarifications or interpretations that may be issued in future as to the Group buying Operation Opinions, we might need to adjust our operational or contracting practices.

Regulations on Consumer Rights Protection

According to the PRC Consumer Rights and Interests Protection Law, effective as of January 1, 1994, the rights and interests of consumers that purchase or use commodities or that receive services for consumption purposes in daily life shall be protected, which includes the right to personal safety and the safety of property, the right to be informed about goods and services offered for sale, the right to free choice when selecting goods or services and the right to enjoy fair dealings, respect for their personal dignity and ethnic customs, and compensation for damages suffered.

Correspondingly, a business operator providing a commodity or service to a consumer is subject to a number of requirements, which includes to ensure that commodities and services meet with certain safety requirements, to disclose serious defects of a commodity or a service and to adopt preventive measures against damage occurring, to provide consumers with accurate information and to refrain from conducting false advertising, and not to set unreasonable or unfair terms for consumers or alleviate or release itself from civil liability for harming the legal rights and interests of consumers by means of standard contracts, circulars, announcements, shop notices or other means. A business operator may be subject to civil liabilities for failing to fulfill the obligations discussed above. These liabilities include restoring the consumer’s reputation, eliminating the adverse effects suffered by the consumer, and offering an apology and compensation for any losses incurred. The following penalties may also be imposed upon business operators for any infraction: issuance of a warning, confiscation of any illegal income, imposition of a fine, an order to cease business operation, revocation of its business license or imposition of criminal liabilities under circumstances that are specified in laws and statutory regulations.

In December 2003, the Supreme People’s Court in China enacted the Interpretation of Some Issues Concerning the Application of Law for the Trial of Cases on Compensation for Personal Injury, which further increases the liabilities of business operators engaged in the operation of hotels, restaurants, or entertainment facilities and subjects such operators to compensatory liabilities for failing to fulfill their statutory obligations to a reasonable extent or to guarantee the personal safety of others.

In October 2010, the Supreme People’s Court of China issued the Provisions on Issues Concerning the Application of Law for the Trial of Cases on Tourism-related Disputes, which establish liabilities for tour operators and tourism support service providers in the event of contract disputes, personal injury and property damage involving tourists.

We rely on TSPs to provide travel products and services to our users. We do not provide travel products ourselves. Although we take certain measures to handle user complaints, such as establishing a user service center, we cannot ensure that all TSPs accessible via our website take sufficient measures to protect consumer rights, or provide compensation in a timely fashion in the event of any consumer dispute. See “Risk Factors—Risks Related to Our Business—We rely on TSPs to provide all travel products and services to our users and our quality control may not be sufficient. The need to provide refunds or to respond to claims for losses could affect our profits and brand.”

Regulations on Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including trademarks, patents and copyrights. China is a signatory to the major international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

Patent. The National People’s Congress adopted the Patent Law in 1984, and amended it in 1992, 2000 and 2008. The purpose of the Patent Law is to protect lawful interests of patent holders, encourage invention, foster applications of invention, enhance innovative capabilities and promote the development of science and technology. To be patentable, invention or utility models must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds, substances obtained by means of nuclear transformation or a design which has major marking effect on the patterns or colors of graphic print products or a combination of both patterns and colors. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a term of twenty years in the case of an invention and a term of ten years in the case of utility models and designs. A third-party user must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of patent rights.

We have applied for two patents with the State Intellectual Property Office.

Copyright. The National People’s Congress adopted the Copyright Law in 1990 and amended it in 2001 and 2010, respectively. The amended Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. The amended Copyright Law also requires registration of a copyright pledge.

According to the Copyright Law, an infringer will be subject to various civil liabilities, which include stopping the infringement, eliminating the damages, apologizing to the copyright owners and compensating the losses of copyright owners. The Copyright Law further provides that the infringer must compensate the actual loss suffered by the copyright owner. If the actual loss of the copyright owner is difficult to calculate, the illegal income received by the infringer as a result of the infringement will be deemed as the actual loss or if such illegal income is also difficult to calculate, the court can decide the amount of the actual loss up to RMB500,000.

To address the problem of copyright infringement related to the content posted or transmitted over the Internet, the National Copyright Administration and the MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005. This measure became effective on May 30, 2005.

On May 18, 2006, the State Council promulgated the Protection of the Right of Communication through Information Networks, which became effective on July 1, 2006. Under this regulation, with respect to any information storage space, search or link services provided by an Internet service provider, if the legitimate right owner believes that the works, performance or audio or video recordings pertaining to that service infringe his or her rights of communication, the right owner may give the Internet service provider a written notice containing the relevant information along with preliminary materials proving that an infringement has occurred, and requesting that the Internet service provider delete, or disconnect the links to, such works or recordings. The right owner will be responsible for the truthfulness of the content of the notice. Upon receipt of the notice, the Internet service provider must delete or disconnect the links to the infringing content immediately and forward the notice to the user that provided the infringing works or recordings. If the written notice cannot be sent to the user due to the unknown IP address, the contents of the notice shall be publicized via information networks. If the user believes that the subject works or recordings have not infringed others’ rights, the user may submit to the Internet service provider a written explanation with preliminary materials proving non-infringement, and a request for the restoration of the deleted works or recordings. The Internet service provider should then immediately restore the deleted or disconnected content and forward the user’s written statement to the right owner.

On December 26, 2009, the Standing Committee of the National People’s Congress adopted the Torts Liability Law, which became effective on July 1, 2010. Under this new law, both Internet users and Internet service providers may be liable for the wrongful acts of users who infringe the lawful rights of other parties. If an Internet user utilizes Internet services to commit a tortious act, the party whose rights are infringed may request the Internet service provider to take measures, such as removing or blocking the content, or disabling the links thereto, to prevent or stop the infringement. If the Internet service provider does not take necessary measures after receiving such notice, it shall be jointly liable for any further damages suffered by the rights holder. Furthermore, if an Internet service provider fails to take necessary measures when it knows that an Internet user utilizes its Internet services to infringe the lawful rights and interests of other parties, it shall be jointly liable with the Internet user for damages resulting from the infringement.

To address issues related to the hearing of civil disputes concerning the infringement of the right of communication through information networks, the PRC Supreme People’s Court issued the Provisions on Several Issues Concerning the Application of Law in Hearings of Civil Dispute Cases on the Infringement of Information Networking Transmission Rights, or the Supreme Court Provisions, which took effect as of January 1, 2013. The Supreme Court Provisions provide more detailed guidance as to the circumstances in which the provision by network users or network service providers of other’s works, performances, and audio or video products without permission from the rights owner constitutes infringement of information network transmission rights. The Supreme Court Provisions provide that Internet service providers will be jointly liable if they assist in infringing activities or fail to remove infringing content from their websites once they know of the infringement or receive notice from the rights holder. The Supreme Court Provisions also provide that where a network service provider obtains economic advantage directly from the works, performances, and sound or visual recordings provided by the network service provider, it must pay close attention to infringement of network information transmission rights by network users.

On October 27, 2000, the MIIT issued the Administrative Measures on Software Products, or the Software Measures, to strengthen the regulation of software products and to encourage the development of the PRC software industry. On March 1, 2009, the MIIT issued amended Software Measures, which became effective on April 10, 2009. The Software Measures provide a registration and filing system with respect to software products made in or imported into China. These software products may be registered with the competent local authorities in charge of software industry administration. Registered software products may enjoy preferential treatment status granted by relevant software industry regulations. Software products can be registered for five years, and the registration is renewable upon expiration.

In order to further implement the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001, the National Copyright Administration of the PRC issued Computer Software Copyright Registration Procedures on February 20, 2002, which apply to software copyright registration, license contract registration and transfer contract registration.

In compliance with, and in order to take advantage of, the above rules, we have registered 30 software copyrights.

Trademark. The PRC Trademark Law, adopted in 1982 and revised in 1993, 2001 and 2013, protects registered trademarks. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark that has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark must not prejudice the existing right of others obtained by priority, nor may any person register in advance a trademark that has already been used by another person and has already gained a “sufficient degree of reputation” through that person’s use. After receiving an application, the PRC Trademark Office, which is under the SAIC and handles trademark registration affairs in China, will make a public announcement if the relevant trademark passes the preliminary examination. Within three months after such public announcement, any person may file an objection against a trademark that has passed a preliminary examination. The PRC Trademark Office’s decisions on rejection, objection or cancellation of an application may be appealed to the PRC Trademark Review and Adjudication Board, whose decision may be further appealed through judicial proceedings. If no objection is filed within three months after the public announcement period or if the objection has been overruled, the PRC Trademark Office will approve the registration and issue a registration certificate, at which point the trademark is deemed to be registered and will be effective for a renewable ten-year period, unless otherwise declared invalid or revoked. The licensor shall file the trademark licensing with the Trademark Office for record. The licensing of a trademark that has not been filed for record may not be used against a bona fide third party. “Qunar,” “ ,” “qunar.com and camel logo,” and “qunar.com and camel logo” are registered trademarks in China.

Domain Names. In September 2002, the CNNIC issued the Implementing Rules for Domain Name Registration setting forth detailed rules for registration of domain names, or the Domain Name Registration

Rules, as amended in June 2009 and May 2012. According to the Domain Name Registration Rules, any natural person or organization that can bear independently its own civil responsibilities has the right to apply for the domain registration under the top level domain names, such as “.cn” and “. ”. On November 5, 2004, the MIIT promulgated the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the first tier domain name “.cn”. In 2002, the CNNIC issued the Measures on Domain Name Dispute Resolution, as amended in February 2006 and its implementing rules, pursuant to which the CNNIC can authorize a domain name dispute resolution institution to decide disputes. We have registered domain names including qunar.com.

Anti-unfair competition Under the PRC Anti-Unfair competition Law, effective as of December 1, 1993, a business operator is prohibited from any of the following unfair means:

•	counterfeiting a registered trademark of another person.

•

using, without authorization, the name, packaging or decoration unique to a famous product, or any similar name, packaging or decoration, in a way that could cause purchasers to mistake the offered product for the famous product.

•	using, without authorization, the name of another enterprise or person, thereby leading people to mistake their commodities for those of the said enterprise or person.

In addition, the Supreme People’s Court has promulgated an interpretation on select issues relating to the application of the law in civil trials for unfair competition cases (the Interpretation), effective as of February 1, 2007. This Interpretation provides guidance on how to conduct trials involving unfair competition, protect the legal rights and interests of business operators and maintain orderly market competition.

See “Risk factors—Risks Related to Our Business—We may not be able to adequately protect our intellectual property, which could harm the value of our brands and adversely affect our business” and “—Claims by third parties that we infringe their intellectual property rights or that our website contains errors or false or misleading information could result in significant costs and have a material adverse effect on our business, results of operations or financial condition.”

Regulations on Tax

PRC Enterprise Income Tax (“EIT”)

The PRC enterprise income tax, or EIT, is calculated based on the taxable income determined under the applicable EIT Law and its implementation rules, which became effective on January 1, 2008. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in China, including foreign-invested domestic enterprises.

The EIT Law and its implementation rules permit certain “HNTEs strongly supported by the state” that hold independent ownership of core intellectual property and simultaneously meet a list of other criteria, financial or non-financial, as stipulated in the implementation rules and other regulations, to enjoy a reduced 15% enterprise income tax rate subject to certain new qualification criteria. The SAT, the Ministry of Science and Technology and the Ministry of Finance jointly issued the Administrative Rules for the Certification of High and New Technology Enterprises on April 14, 2008, and the Guidelines for the Administration of Certification of High and New Technology Enterprises on July 8, 2008 delineating the specific criteria and procedures for the HNTEs certification. Both the WFOE and the VIE obtained the certificates of HNTEs issued by the Beijing Science and Technology Commission, the Beijing Finance Bureau, the Beijing State Tax Bureaus and the Beijing Local Tax Bureaus on December 14, 2009, and this status is valid for three years. These certificates were renewed on October 2012 for an additional three years. Both the WFOE and the VIE have registered with the relevant tax bureau for the preferential EIT rate treatment as HNTEs. However, we cannot assure you that the WFOE and the VIE can continue to be recognized as HNTEs or renew this qualification when the term expires, and thus continue to be entitled to the preferential enterprise income tax rate of 15% or any other preferential enterprise income tax treatment.

Uncertainties exist with respect to how the EIT Law applies to our tax residence status. Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Though the implementation rules of the EIT Law define “de facto management body” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise,” the only official guidance for this definition currently available is set forth in the SAT Circular 82 issued by the SAT, which provides guidance on the determination of the tax residence status of Chinese-controlled offshore incorporated enterprises, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although we do not have a PRC enterprise or enterprise group as our primary controlling shareholder and are therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of the SAT Circular 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in the SAT Circular 82 to evaluate the tax residence status of us and our subsidiaries organized outside the PRC.

According to the SAT Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions set forth in the SAT Circular 82 are met:

•	the primary location of the day-to-day operational management is in the PRC;

•	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

•	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and

•	50% or more of voting board members or senior executives habitually reside in the PRC.

We do not believe that either Qunar Cayman Islands Limited or its Hong Kong subsidiary, Queen’s Road Investment Management Limited, meet all of the conditions above. Each of Qunar Cayman Islands Limited and Queen’s Road Investment Management Limited is a company incorporated outside the PRC. As holding companies, these two entities’ key assets and records, including records of the resolutions of their respective board of directors and the resolutions of their respective shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed a PRC “resident enterprise” by the PRC tax authorities. Therefore, we believe that neither Qunar Cayman Islands Limited nor Queen’s Road Investment Management Limited should be treated as a “resident enterprise” for PRC tax purposes if the criteria for a “de facto management body” as set forth in the SAT Circular 82 were applicable to companies such as us. However, the tax residence status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to us and our offshore subsidiary.

In the event that we or our Hong Kong subsidiary is considered to be a PRC resident enterprise: (1) we or our Hong Kong subsidiary, as the case may be, may be subject to the PRC enterprise income tax at the rate of 25% on worldwide taxable income; (2) dividend income that we or our Hong Kong subsidiary, as the case may be, receive from our PRC subsidiary may be exempt from the PRC withholding tax; and (3) dividends we pay to our overseas shareholders or ADS holders who are non-PRC resident enterprises as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of up to 10%, and similarly, dividends we pay to our overseas shareholders or ADS holders who are non-PRC resident individuals, as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs, may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of 20%, subject to the provision of any applicable agreement for the avoidance of double taxation.

Under SAT Circular 698, if a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas non-public holding company, or Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5%, or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, must report to the PRC competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to a PRC withholding tax rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price which is not on an arm’s length basis and results in reducing the taxable income, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. SAT Circular 698 is retroactively effective on January 1, 2008. On March 28, 2011, the SAT released SAT Public Notice 24 to clarify several issues related to Circular 698. SAT Public Notice 24 became effective on April 1, 2011. According to SAT Public Notice 24, the term “effective tax” refers to the effective tax on the gain derived from disposition of the equity interests of an overseas holding company; and the term “does not impose income tax” refers to cases where the gain derived from disposition of the equity interests of an overseas holding company is not subject to income tax in the country or region where the overseas holding company is a resident. There is uncertainty as to the application of SAT Circular 698. If SAT Circular 698 was determined by the tax authorities to be applicable to us and our non-resident enterprise investors, we and our non-resident enterprise investors may be required to expend valuable resources to comply with this circular or to establish that we or our non-resident enterprise investors should not be taxed under SAT Circular 698, which may adversely affect us or our non-resident enterprise investors. See “Risk Factors—Risks Related to Doing Business in the PRC—The heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on our business operations, our acquisition or restructuring strategy or the value of your investment in us.”

Under PRC laws, payers of the PRC sourced income to non-PRC residents are generally obligated to withhold PRC income taxes from the payment. In the event of failure to withhold, the non-PRC residents are required to pay such taxes on their own. Failure to comply with the tax payment obligations by the non-PRC residents will result in penalties, including full payment of taxes owed, fines, and default interest on those taxes.

PRC Business Tax

Pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenues generated from providing such services. However, if the services provided are related to technology development and transfer, such business tax may be exempted subject to approval by the relevant tax authorities.

In November 2011, the Ministry of Finance and the SAT promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. Pursuant to this plan and relevant notices, from January 1, 2012, a VAT will be imposed to replace the business tax in the transport and shipping industry and some of the modern service industries in certain pilot regions. Under the pilot plan, a VAT rate of 6% applies to some modern service industries. Both Beijing and Shanghai have implemented pilot plans to replace business tax with VAT. See “Risk Factors—Risks Related to Doing Business in the PRC – The PRC government’s pilot plan to replace the business tax with a VAT may require us to pay more taxes.”

Cultural Development Fee

According to applicable PRC tax regulations or rules, advertising service providers are generally required to pay a cultural development fee at a rate of 3% on revenues (i) which are generated from providing advertising services and (ii) which are also subject to the business tax.

Local Surcharges

The city construction tax and education surcharge are local surcharges imposed as a certain percentage of PRC turnover taxes (i.e., business tax, value-added tax and consumption tax). The city construction tax is charged at rates of 1%, 5% or 7% (the applicable city construction tax rate depends on the location of the PRC enterprise) of the turnover tax while the education surcharge rate is currently at 3% of the turnover tax. Though in the past, foreign-invested enterprises, foreign enterprises and foreign individuals were exempted from such surcharges, these entities were required to make such payments from December 1, 2010 according to a notice issued by PRC State Council in October 2010.

In addition to the city construction tax and the education surcharge, the China Ministry of Finance issued Circular Caizong (2010) No. 98, or Circular 98, that requires all entities and individuals (including foreign invested enterprises, foreign enterprises and foreign individuals) to pay a local education surcharge, or LES, at 2% on turnover tax. Local governments are required to report their implementation measures on LES to the Ministry of Finance. LES became applicable to all entities and individuals in Beijing on January 1, 2012.

Dividends Withholding Tax

We are a Cayman Islands holding company and substantially all of our income may come from dividends we receive from our subsidiaries located in the PRC and Hong Kong. Pursuant to the EIT Law and its implementation rules, dividends generated after January 1, 2008 and distributed to our Hong Kong subsidiary by the WFOE would generally be subject to a withholding tax rate of 5%, provided that our Hong Kong subsidiary is the beneficial owner of the PRC sourced income. The WFOE has not obtained the approval for a withholding tax rate of 5% from the local tax authority and does not plan to obtain such approval in the near future as we have not achieved profitability. However, the SAT promulgated the Notice on How to Understand and Determine the Beneficial Owners in Tax Agreement on October 27, 2009, or Circular 601, which provides guidance for determining whether a resident of a contracting state is the “beneficial owner” of an item of income under China’s tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. For this purpose, a conduit company is a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits.

Regulations on Foreign Exchange

Foreign exchange activities in China are primarily governed by the following regulations:

•	Foreign Currency Administration Rules (2008), or the Exchange Rules; and

•	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Exchange Rules, if documents certifying the purposes of the conversion of RMB into foreign currency are submitted to the relevant foreign exchange conversion bank, the RMB will be convertible for current account items, including the distribution of dividends, interest and royalties payments, and trade and service-related foreign exchange transactions. Conversion of RMB for capital account items, such as direct investment, loans, securities investment and repatriation of investment, however, is subject to the approval of SAFE or its local counterpart.

Under the Administration Rules, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE or its local counterpart. Capital investments by PRC entities outside of China, after obtaining the required approvals of the relevant approval authorities, such as the Ministry of Commerce and the National Development and Reform Commission or their local counterparts, are also required to register with SAFE or its local counterpart.

In utilizing the proceeds we expect to receive from this offering in the manner described in “Use of Proceeds,” as an offshore holding company with a PRC subsidiary, we may (i) make additional capital contributions to our PRC subsidiary, (ii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, (iii) make loans to our PRC subsidiaries, or (iv) acquire offshore entities with business operations in China in offshore transactions. However, most of these uses are subject to PRC regulations and approvals. For example:

•	capital contributions to our PRC subsidiaries, whether existing or newly established ones, must be approved by the Ministry of Commerce or its local counterparts;

•	loans by us to our PRC subsidiaries, which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local branches; and

On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular No. 142. Pursuant to SAFE Circular No. 142, RMB capital resulting from the settlement of foreign currency capital of a foreign-invested enterprise must be used within the scope of business as approved by the applicable governmental authority and cannot be used for domestic equity investments, unless it is otherwise approved. Documents certifying the purposes of the settlement of foreign currency capital into RMB, including a business contract, must also be submitted for the settlement of the foreign currency. In addition, SAFE strengthened its oversight of the flow and use of RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not be used to repay RMB loans if such loans have not been used. Violations of SAFE Circular No. 142 could result in severe monetary fines or penalties. We expect that if we convert the net proceeds from this offering into RMB pursuant to SAFE Circular 142, our use of RMB funds will be within the approved scope of business of our PRC subsidiary. Such scope of business includes “technical services” which we believe permits our PRC subsidiary to purchase or lease servers and other equipment and to provide operational support to our consolidated affiliated entities. However, we may not be able to use such RMB funds to make equity investments in the PRC through our PRC subsidiary. Under PRC laws and regulations, although PRC governmental authorities are required to process such approvals and/or registrations or deny our application within a prescribed time period, the actual time taken, however, may be longer due to administrative delays. We cannot assure that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to our future plans to use the U.S. dollar proceeds we expect to receive from this offering for our expansion and operations in China. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and ability to fund and expand our business. See “Risk Factors—Risks Related to Doing Business in the PRC—PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our WFOE.”

Regulations on Dividend Distributions

The principal regulations governing dividend distributions of wholly foreign-owned enterprises include:

•	the Company Law (2005);

•	the Wholly Foreign-Owned Enterprise Law (1986), as amended in 2000; and

•	the Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended in 2001.

Under these regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, these wholly foreign-owned enterprises are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. The board of directors of a wholly foreign-owned enterprise has the discretion to allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. The WFOE has not paid any dividend to Queen’s Road Investment Management Limited.

Regulations on Offshore Investment by PRC Residents

Pursuant to the SAFE Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Offshore Special Purpose Vehicles, generally known in China as Circular 75, issued on October 21, 2005: (i) a PRC resident enterprise, or a PRC citizen residing in the PRC or non-PRC citizen primarily residing in the PRC due to his or her economic ties to the PRC, who is referred to as a PRC resident in Circular 75, shall register with the local branch of SAFE before it, he or she establishes or controls an overseas special purpose company for the purpose of overseas equity financing; (ii) when a PRC resident contributes the assets of, or its equity interests in, a domestic enterprise into an overseas special purpose company, or engages in overseas financing after contributing assets or equity interests into an special purpose company, such PRC resident shall register it, his or her interest in the special purpose company and the change thereof with the local branch of SAFE; and (iii) when the special purpose company undergoes a material event outside of China not involving inbound investments, such as a change in share capital, creation of any security interests on its assets or a merger or division, the PRC resident shall, within 30 days from the occurrence of such event, register such change with the local branch of SAFE. Failure to comply with the registration procedures set forth above may result in restrictions on a PRC subsidiary’s foreign exchange activities and its ability to distribute dividends to the overseas SPV, and penalties, including, being ordered to remit the foreign exchange illegally paid out of China back into China, as well as monetary fines. To further clarify and simplify the implementation of Circular 75, SAFE has issued a series of guidance to its local branches with respect to the operational process for SAFE registration since May 2007.

Mr. Chenchao (CC) Zhuang and Mr. Robin Yanhong Li have each obtained registration under Circular 75. Mr. Zhuang and Mr. Li are in the process of applying for amendments to their SAFE registration under Circular 75 with respect to recent changes in our share capital.

See “Risk Factors—Risks Related to Doing Business in China—We may be subject to penalties, including restriction on our ability to inject capital into our WFOE and our WFOE’s ability to distribute profits to us, if our PRC resident shareholders or beneficial owners fail to comply with relevant PRC foreign exchange rules.”

Regulations on Employee Stock Options Plans

In December 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC and non-PRC citizens) under either the current account or the capital account. In January 2007, SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions, such as a PRC citizen’s participation in employee stock ownership plans or share option plans of an overseas publicly listed company. On March 28, 2007, SAFE promulgated the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Listed Companies, or the Former Stock Option Rules. In February 2012, SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the New Stock Option Notice, to replace the Former Stock Option Rules. The Stock Option Notice simplifies the requirements and procedures for the registration of stock incentive plan participants, especially with respect to the required application documents and the absence of strict requirements on offshore and onshore custodian banks, as were stipulated in the Former

Stock Option Rules. The purpose of both the Former Stock Option Rules and the New Stock Option Notice is to regulate the foreign exchange administration of PRC resident individuals who participate in employee stock holding plans and share option plans of overseas listed companies.

Under these rules, for PRC resident individuals who participate in stock incentive plans of overseas publicly-listed companies, which includes employee stock ownership plans, stock option plans and other incentive plans permitted by relevant laws and regulations, a PRC domestic qualified agent or the PRC subsidiary of such overseas listed company must, among other things, file on behalf of such resident an application with SAFE or its local counterpart to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the stock holding or exercise of share options, as PRC residents may not directly use overseas funds to purchase shares or exercise share options. In addition, within three months after any substantial changes to any such stock incentive plan, including for example, any changes due to a merger or acquisition or changes to the domestic or overseas custodian agent, the domestic agent must update the registration with SAFE.

Under the Foreign Currency Administration Rules, as amended in 2008, the foreign exchange proceeds of domestic entities and individuals can be remitted into China or deposited abroad, subject to the terms and conditions to be issued by SAFE. However, the implementing rules with respect to depositing foreign exchange proceeds abroad have not been issued by SAFE. The foreign exchange proceeds from the sales of shares can be converted into RMB or transferred to such individuals’ foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at the PRC domestic bank. If share options are exercised in a cashless exercise, the PRC domestic individuals are required to remit the proceeds to special foreign exchange accounts.

Many issues with respect to the New Stock Option Notice require further interpretation. We and our PRC employees who have participated in an employee stock ownership plan or share option plan are subject to the New Stock Option Notice. If we or our PRC employees fail to comply with the New Stock Option Notice, we and our PRC employees may face sanctions imposed by the PRC foreign exchange authority or any other PRC government authorities, including restrictions on foreign currency conversions and additional capital contributions to our PRC subsidiary.

In addition, SAT has issued circulars concerning employee share options. Under these circulars, our employees working in China who exercise share options will be subject to PRC individual income taxes. Our PRC subsidiary has obligations to file documents related to employee share options with the relevant tax authorities and withhold individual income taxes of employees who exercise their share options.

See “Risk Factors-Risks Related to Doing Business in the PRC—Failure to comply with PRC regulations regarding the registration requirements for stock ownership plan or stock option plan may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with workplace safety training. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative liabilities. Criminal liability may arise for serious violations.

In addition, employers in China are obliged to provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds.

To comply with these laws and regulations, we have caused all of our full-time employees to enter into labor contracts and provide our employees with the proper welfare and employment benefits. If we are made subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Regulations on Overseas Listing

In August 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, as amended on June 22, 2009. The M&A Rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, the M&A Rule requires that an overseas company controlled directly or indirectly by PRC companies or citizens who hold equity interests of PRC domestic companies needs to obtain the approval of the CSRC prior to listing its securities on an overseas stock exchange.

While the application of the M&A Rule remains unclear, based on their understanding of current PRC laws, regulations, and additional procedures announced on September 21, 2006, our PRC counsel, TransAsia Lawyers, has advised us that:

•	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and

•

no provision in this regulation clearly classified contractual arrangements as a type of transaction subject to its regulation, and we are not required to submit an application to the CSRC for its approval of the listing and trading of our ADSs on the NYSE.

If, conversely, it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation into the PRC of the proceeds from this offering, restrictions on or prohibition of the payments or remittance of dividends by our China subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law, and, if required, we cannot assure you that we will be able to obtain such approval.”

Regulations on Concentration in Merger and Acquisition Transactions

In August 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, as amended on June 22, 2009. The M&A Rule established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. The M&A Rule require, among other things, that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor will take control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council on August 3, 2008 are triggered.

Complying with these requirements could affect our ability to expand our business or maintain our market share. See “Risk Factors—Risks Related to Doing Business in the PRC—PRC laws and regulations establish more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.”

Regulations on Antitrust Law

On August 30, 2007, the Standing Committee of the National People’s Congress of the PRC adopted the PRC Antitrust Law, or Antitrust Law, which took effect on August 1, 2008. Pursuant to the Antitrust Law, monopolistic conduct, including entering into monopoly agreements, abuse of dominant market position and concentration of undertakings that have the effect of eliminating or restricting competition, is prohibited. To further implement the Antitrust Law and clarify certain issues, the State Council, MOFCOM, NDRC (the National Development and Reform Commission) and SAIC, issued several regulations and rules, including, but not limited to, the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council on August 3, 2008, the Regulation on the Prohibition of Acts Involving Monopolistic Agreements issued by the SAIC on December 31, 2010, the Regulation on the Prohibition of Conduct Constituting an Abuse of a Dominant Market Position issued by the SAIC on December 31, 2010, the Regulation on the Prevention of Conduct Constituting an Abuse of Administrative Powers to Eliminate or Restrict Competition by the SAIC on December 31, 2010, the Anti-Price Monopoly Regulation issued by the NDRC on December 29, 2010, the Declaration Rules for Concentrations of Undertakings issued by the MOFCOM on November 21, 2009, the Assessment Rules for Concentration of Undertakings issued by the MOFCOM on November 24, 2009, and the Provisional Measures on the Investigation and Handling of Concentrations between Business Operators which Were Not Notified in Accordance with the Law issued by the MOFCOM on December 30, 2011.

Taken together these various laws and regulations provide for the following:

Monopoly Agreement: competing business operators shall not enter into monopoly agreements that eliminate or restrict competition, such as by boycotting transactions, fixing or changing the price of commodities, limiting the output of commodities, fixing the price of commodities for resale to third parties, among others, unless such agreement will satisfy the exemptions under the Antitrust Law, such as improving technologies or increasing the efficiency and competitiveness of small and medium-sized undertakings. Sanctions for violations include an order to cease the relevant activities, and confiscation of illegal gains and fines (from 1% to 10% of sales revenue from the previous year, or RMB500,000 if the intended monopoly agreement has not been performed).

Abuse of Dominant Market Position: a business operator with a dominant market position shall not abuse its dominant market position to conduct acts such as selling commodities at unfairly high prices or buying commodities at unfairly low prices, selling products at prices below cost without any justifiable cause, and refusing to trade with a trading party without any justifiable cause, among others. Dominant market position refers to a market position held by a business operator having the capacity to control the price, quantity or other trading conditions of commodities in the relevant market, or to hinder or affect any other business operator to enter the relevant market, which will be determined based on the market share of the relevant business operator, capacity of a business operator to control the sales market, the degree of dependence of other business operators upon the business operator in question in transactions, and the degree of difficulty for other business operators to enter into the relevant market. Sanctions for violation of the prohibition on the abuse of dominant market position include an order to cease the relevant activities, confiscation of the illegal gains and fines (from 1% to 10% of sales revenue from the previous year).

Concentration of Undertakings: Pursuant to the Antitrust Law, where a concentration of undertakings reaches the declaration threshold stipulated by the State Council, a declaration must be lodged in advance with the antitrust authority under the State Council. Otherwise, the concentration cannot be implemented. Concentration refers to (1) a merger of undertakings; (2) acquiring control over other undertakings by an undertaking through acquiring equities or assets; or (3) acquisition of control over, or the possibility of exercising decisive influence on, an undertaking by contract or by any other means. According to the Provisions on

Thresholds for Prior Notification of Concentrations of Undertakings, the thresholds for prior notification of concentration of undertakings are set as the following:

•

the combined worldwide turnover of all the undertakings concerned in the preceding financial year is more than RMB10 billion, and the nationwide turnover within China of each of at least two of the undertakings concerned in the preceding financial year is more than RMB400 million; or

•

the combined nationwide turnover within China of all the undertakings concerned in the preceding financial year is more than RMB2 billion, and the nationwide turnover within China of each of at least two of the undertakings concerned in the preceding financial year is more than RMB400 million.

If business operators fail to comply with these mandatory declaration provisions, the antitrust authority is empowered to terminate and/or unwind the transaction, dispose of relevant assets, shares or businesses within a certain periods and impose fines up to RMB500,000.

See “Risk Factors—Risks Relating to Our Business-We may become the target of antitrust legal claims.”

Regulations on Leases

Pursuant to the Law of the PRC on the Administration of Urban Real Estate, or Urban Real Estate Law, promulgated by the Standing Committee of the National People’s Congress on July 5, 1994 and amended on August 30, 2007 and on August 27, 2009, and the Measures for the Administration of Leases of Commodity Properties promulgated by the Ministry of Housing and Urban-Rural Development on December 1, 2010 and effective as of February 1, 2011, the parties to a lease of a building are required to enter into a lease contract in writing. When a lease contract is signed, amended or terminated, the parties must register the details of the lease with the local real estate administration authority. Although the failure to register the lease agreement will not affect its effectiveness, such lease agreement may be challenged by, and be held unenforceable against, a third party who leases the same property from the landlord and who has duly registered the lease with the competent real estate administration authority. Furthermore, the landlord and the tenant may be subject to administrative fines for such failure to register the lease.

We have not registered any of our lease agreements with relevant PRC governmental authorities as required by PRC law, and although failure to do so does not in itself invalidate the leases, we may not be able to defend these leases against bona fide third parties. See “Risk Factors—Risks Related to Doing Business in the PRC—We face certain risks relating to the real properties that we lease.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers as of the date of this prospectus.

Name	Age	Position/Title
Robin Yanhong Li	44	Chairman of the Board of Directors
Chenchao (CC) Zhuang	37	Co-founder, Director and Chief Executive Officer
Sam Hanhui Sun	41	Chief Financial Officer
David Yongqiang Wu	37	Chief Technology Officer
Hesong Tang	47	Director
Denny Ting Bun Lee	45	Independent Director
Richard Jin Choon Lim	56	Independent Director
Jixun Foo	45	Independent Director
Lei Zhang	40	Independent Director

Mr. Robin Yanhong Li has served as our director since June 2012 and was elected chairman of the board of directors since June 2012. Mr. Li is co-founder, chairman and chief executive officer of Baidu, Inc., and oversees its overall strategy and business operations. Mr. Li has been serving the chairman of the board of directors of Baidu since its inception in January 2000 and as the chief executive officer of Baidu since January 2004. Mr. Li served as the president of Baidu from February 2000 to December 2003. Prior to founding Baidu, Mr. Li worked as a staff engineer for Infoseek, a pioneer in the Internet search engine industry, from July 1997 to December 1999. Mr. Li was a senior consultant for IDD Information Services from May 1994 to June 1997. Mr. Li currently serves as an independent director and chairman of the compensation committee of New Oriental Education & Technology Group Inc., a NYSE-listed company that provides private educational services in China. Mr. Li also acts as the vice chairman of the Internet Society of China. Mr. Li has also been a vice chairman of All-China Federation of Industry & Commerce since December 2012. Mr. Li received a bachelor’s degree in information science from Peking University in China and a master’s degree in computer science from the State University of New York at Buffalo.

Mr. Chenchao (CC) Zhuang is our co-founder, chief executive officer and a member of the board of directors. Mr. Zhuang is responsible for our overall business strategies and operation. Prior to his appointment as our chief executive officer in June 2011, Mr. Zhuang was our President, overseeing the company’s operation. Before starting our company in 2005, Mr. Zhuang was a core member of the World Bank’s System Architecture team based in Washington DC, U.S. from 2001 to 2005. At the World Bank, Mr. Zhuang was instrumental in developing an intranet used in 130 countries in 25 languages that was awarded “Best Intranet” by the Nielsen Norman Group in 2003. Prior to moving to Washington DC, Mr. Zhuang was a co-founder and the chief technology officer of Shawei.com, a leading sports portal website in China which was acquired by the TOM Group in 2000. Mr. Zhuang received a bachelor’s degree in electrical engineering from Peking University in 1998.

Mr. Sam Hanhui Sun has been our chief financial officer since January 2010. Mr. Sun was the chief financial officer of KongZhong Corporation, a NASDAQ-listed company, from 2007 to 2009. Mr. Sun was also an independent director and audit committee member of KongZhong Corporation from July 2005 through January 2007. From 2004 to 2007, Mr. Sun served in several financial controller positions at Microsoft China R&D Group, Maersk China Co. Ltd. and SouFun.com. From 1995 to 2004, Mr. Sun worked in KPMG’s auditing practice group, including eight years at the Beijing office of KPMG where he was an audit senior manager, and two years at KPMG in Los Angeles, California. Mr. Sun currently serves as an independent director and audit committee chair of SouFun.com, an NYSE listed company. Mr. Sun received a bachelor’s degree in business administration from Beijing Institute of Technology in 1993. He is a Certified Public Accountant in China.

Mr. David Yongqiang Wu has been our chief technology officer since March 2007 and is responsible for our technology and product developments. Mr. Wu has over ten years of experience in the information technology industry. Prior to joining us, he worked as the operation head of Yahoo China from December 2005 to March 2007, during which he led the successful IT transition and integration in Alibaba’s acquisition of Yahoo China from May 2005 to December 2005, Mr. Wu was the technical operation director at eLong. Mr. Wu worked in Yahoo China from March 2001 to March 2005. Prior to joining Yahoo China in March 2001, Mr. Wu served as the engineer head of Beijing Telegraph Office from December 1998 to March 2001, and as the assistant to general manager at Savy Technology from July 1996 to December 1998. Mr. Wu received a bachelor’s degree from Beijing Institute of Technology in 1996, and an MBA degree in finance from The Chinese University of Hong Kong in 2005.

Mr. Hesong Tang has served as our director since July 2011. Mr. Tang is the General Manager of Corporate Development of Baidu and leads Baidu’s merger and acquisition and strategic investment business. Prior to joining Baidu in September 2009, Mr. Tang worked at Microsoft as the Director of Strategic Investment for the Greater China Region for more than six years from January 2003 to September 2009, during which he was in charge of strategic investments, joint ventures, and some strategic business development initiatives. Mr. Tang also worked at Cisco Systems and Applied Materials in the business development and finance departments, respectively. In addition, Mr. Tang had two years’ start-up experience in the information technology industry. Mr. Tang received a bachelor’s degree in electrical engineering and a master’s degree in management from Tsinghua University, as well as an MBA degree from the University of Chicago.

Mr. Denny Ting Bun Lee has served as our director since June 2012. Since April 2002, Mr. Lee has served as a director of NASDAQ-listed Netease.com, Inc., a leading interactive online and wireless community in China and a major provider of Chinese language content and services. He served as the chief financial officer of Netease.com from April 2002 to June 2007 and a financial controller from November 2001 to April 2002. Prior to joining Netease.com in 2001, Mr. Lee worked in the Hong Kong office of KPMG for more than ten years. Mr. Lee currently also serves as an independent director and the chairman of the audit committee of Concord Medical Services Holdings Limited, which is listed on the NYSE, as well as an independent director and a member of the audit committee of New Oriental Education & Technology Group Inc., a private educational services provider in China listed on the NYSE. Mr. Lee graduated from the Hong Kong Polytechnic University in 1990 majoring in accounting and is a member of The Hong Kong Institute of Certified Public Accountants and of The Chartered Association of Certified Accountants.

Mr. Richard Jin Choon Lim has served as our director since August 2006. Mr. Lim is a founder and managing director of GSR Ventures and a board member of Lightinthebox (NYSE: LITB). Prior to founding GSR Ventures in 2005, Mr. Lim was involved in founding three venture-backed companies in the United States. He was also an executive at Lotus Development Corporation and the National University Hospital of Singapore. Mr. Lim holds a bachelor’s degree from the National University of Singapore and an MBA degree from Stanford University.

Mr. Jixun Foo has served as our director since October 2009. Mr. Foo is a managing partner of GGV Capital based in Shanghai. Prior to joining GGV Capital in 2006, Mr. Foo was a director of DFJ ePlanet where he led investments in Asia. Prior to joining DFJ ePlanet, Mr. Foo headed up the Investment Group with the Finance & Investment Division, National Science & Technology Board of Singapore from 1996 to 2000. Before that, Mr. Foo was an R&D engineer and project group leader at Hewlett Packard from 1993 to 1995. Mr. Foo graduated from the National University of Singapore with First-Class Honors degree in Engineering in 1993 and received a master’s degree in the management of technology from the university’s Graduate School of Business in 1997.

Mr. Lei Zhang has served as our director since March 2013. Mr. Zhang is the founder and CEO of Hillhouse Capital Management, Ltd., an Asia-based investment firm. Prior to founding Hillhouse in June 2005, Mr. Zhang worked at the NYSE and a global emerging markets fund. Mr. Zhang serves on the board of directors of

Jingdong (formerly 360buy), a Chinese internet retailer, Blue Moon, a Chinese household care company, and Global Mediacom, an Indonesian media and television conglomerate. Mr. Zhang is a trustee of Renmin University, a member of the University Council at Yale University, and also a trustee of the Brookings Institution. Mr. Zhang earned his MBA and M.A. in International Relations from Yale University in 2002 and his B.A. in Economics from Renmin University of China in 1994.

The business address of each of our directors and executive officers is c/o Qunar Cayman Islands Limited, 17th Floor, Viva Plaza, Building 18, Yard 29, Suzhou Street, Haidian District, Beijing 100080, The People’s Republic of China.

Employment Agreements

We have entered into an employment agreement with each of our named executive officers. We may terminate a named executive officer’s employment with or without cause by providing the officer a one month prior written notice. A named executive officer may terminate his or her employment at any time by a one month prior written notice to our company.

Each named executive officer has agreed not to disclose, use, transfer or sell, except in the course of employment with our company and for the purpose of carrying out his or her duties as an officer of our company, any of our confidential information or proprietary data so long as such information or proprietary data remains confidential and has not been disclosed or is not otherwise in the public domain.

Board of Directors

Our board of directors currently consists of seven directors. Under our amended and restated memorandum and articles of association, which will come into effect upon the completion of this offering, our board of directors will consist of at least two directors. Our directors will be elected by an ordinary resolution of the holders of our ordinary shares, or by a resolution of our directors. In addition, our amended and restated memorandum and articles of association permit our directors to be elected by cumulative voting, whereby our board may nominate and propose more nominees for election as directors than the number of seats available to be filled. Any one or more of our shareholders holding at least 10% of our issued and outstanding shares may also propose nominees for election. At the general meeting of shareholders at which the election of directors is voted upon, each shareholder will have a number of cumulative votes (which is calculated by reference to (i) the number of votes carried by such shareholder’s shares, as a percentage of the total aggregate votes carried by all shares represented and voted at the meeting, multiplied by (ii) the number of available seats to be filled), and may cast such cumulative votes in favor of any one or more of the proposed nominees. The nominees who receive the most number of cumulative votes, up to the number of nominees required to fill the number of available seats, will be duly and validly elected as directors. There is no shareholding requirement for qualification to serve as a member of our board of directors.

Our board of directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third-party.

We believe that each of the members of our board of directors, except for Robin Yanhong Li, Hesong Tang and Chenchao (CC) Zhuang, is an “independent director” as that term is used in the NYSE corporate governance rules. We have had independent directors on our board of directors since January 2010.

Our directors are required to identify and disclose before each board meeting any conflict of interests they might have with us with respect to the subjects to be discussed, and to excuse themselves from the relevant discussions and resolutions. A director may not vote in respect of any contract or arrangement that he is interested in.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached.

Terms and Election or Appointment of Directors and Executive Officers

Each of our directors shall hold office until the expiration of his or her term and his or her successor shall have been duly elected or appointed, or until his or her office is otherwise vacated. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Pursuant to the voting agreement (as amended) in connection with the Baidu Transaction, our shareholders agreed to vote as such so that four of our directors are designated by Baidu and three of our directors are designated by the non-Baidu shareholders. Among the seven directors currently serving on our board, Robin Li, Hesong Tang, Jixun Foo and Lei Zhang are designated by Baidu, and Chenchao (CC) Zhuang, Richard Lim and Denny Lee are designated by the non-Baidu shareholders. The voting agreement will terminate upon the completion of this offering. The composition of our board at the time of the offering will not be affected by the termination of the voting agreement.

Board Committees

We established three committees under the board of directors in 2010 and 2013, namely the audit committee, the compensation committee and the nominating and corporate governance committee, and have adopted a charter for each of the committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of three directors, namely Messrs. Denny Lee, Richard Lim and Jixun Foo, and is chaired by Mr. Denny Lee. Each of Messrs. Denny Lee, Richard Lim and Jixun Foo satisfies the “independence” requirements of the NYSE Listing Rules and the Securities and Exchange Commission, or the SEC regulations. In addition, our board of directors has determined that Mr. Denny Lee is qualified as an audit committee financial expert within the meaning of SEC regulations. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all related-party transactions;

•	discussing the annual audited financial statements with management and the independent auditors;

•	discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•	reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

•	reviewing with management and the independent auditors related-party transactions and off-balance sheet transactions and structures;

•	reviewing with management and the independent auditors the effect of regulatory and accounting initiatives;

•	reviewing policies with respect to risk assessment and risk management;

•	reviewing our disclosure controls and procedures and internal control over financial reporting;

•	reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by our company;

•

establishing procedures for the receipt, retention and treatment of complaints we received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	periodically reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time; and

•	meeting separately, periodically, with management, the internal auditors and the independent auditors.

Compensation Committee

Our compensation committee consists of three directors, namely Messrs. Jixun Foo, Richard Lim and Hesong Tang, and is chaired by Mr. Jixun Foo. Each of Messrs. Jixun Foo and Richard Lim satisfies the “independence” requirements of the NYSE Listing Rules and the SEC regulations. Our compensation committee assists the board in reviewing and approving the compensation structure of our executive officers, including all forms of compensation to be provided to our executive officers. The compensation committee is responsible for, among other things:

•	reviewing and approving the compensation for our senior executives;

•	reviewing and evaluating our executive compensation and benefits policies generally;

•	reporting to our board of directors periodically;

•	evaluating its own performance and reporting to our board of directors on such evaluation;

•	periodically reviewing and assessing the adequacy of the compensation committee charter and recommending any proposed changes to our board of directors; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of three directors, namely Messrs. Denny Lee, Hesong Tang and Lei Zhang, and is chaired by Mr. Lei Zhang. Each of Messrs. Denny Lee and Lei Zhang satisfies the “independence” requirements of the NYSE Listing Rules and the SEC regulations. The nominating and corporate governance committee assists the board in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•	identifying and recommending to the board of directors qualified individuals for membership on the board of directors and its committees;

•	evaluating, at least annually, its own performance and reporting to the board of directors on such evaluation;

•	overseeing compliance with the corporate governance guidelines and code of business conduct and ethics and reporting on such compliance to the board of directors; and

•	reviewing and assessing periodically the adequacy of its charter and recommending any proposed changes to the board of directors for approval.

Compensation of Directors and Officers

For the fiscal year ended December 31, 2012, the aggregate cash compensation and benefits that we paid to our directors and executive officers was approximately RMB5.0 million (US$0.8 million). No pension, retirement or similar benefits have been set aside or accrued for our executive officers or directors. We have no service contracts with any of our directors providing for benefits upon termination of employment.

Equity Incentive Plan

On November 8, 2007, our board of directors and our shareholders approved our 2007 Share Plan to attract and retain talent, provide additional incentives to our employees, directors and consultants, and promote the success of our business. The 2007 Share Plan was amended on July 30, 2010, June 22, 2011, December 29, 2011, August 10, 2012 and September 24, 2013. The maximum number of Shares that may be issued under the amended and restated 2007 Share Plan was 36,352,134 as of September 24, 2013, and starting on January 1, 2014, shall increase annually by 1.5% of our then total outstanding shares.

Plan Administration. The 2007 Share plan is administered by our board of directors or one or more committees consisting of members of the board of directors as appointed by the board of directors.

Types of Awards. The 2007 Share Plan permits direct award of shares, grants of stock options and other equity-based awards.

Award Agreements. Each award of shares or grant of options and other awards under the 2007 Share Plan shall be evidenced by a share purchase agreement or an option agreement between the award recipient and the company.

Eligibility. Only our employees, non-employee directors and consultants are eligible to receive awards or grants under the 2007 Share Plan.

Term of Awards and Options. Awards of shares under the 2007 Share Plan shall expire within 30 days from the date on which the award was communicated to the recipient by the company. The term of options granted under the 2007 Share Plan shall not exceed ten years.

Vesting Schedule and Other Restrictions. The administrators of our 2007 Share Plan have sole discretion in determining the individual vesting schedules and other restrictions applicable to shares awarded and options granted under the 2007 Share Plan.

Termination of the 2007 Share Plan. Our 2007 Share Plan shall terminate automatically 10 years after the later of (i) the date when our board of directors adopted the plan or (ii) the date when our board of directors approved the most recent increase in the number of shares reserved for the plan that was also approved by our shareholders. Our board of directors may amend, suspend or terminate the plan at any time and for any reason; provided, however, that any amendment of the plan shall be subject to the approval of our shareholders if it (i) increases the number of shares available for issuance under the plan (except for adjustment of shares) or (ii) materially changes the class of persons who are eligible for the grant of the employee incentive stock option or is required by applicable law or our articles.

The following table summarizes, as of the date of this prospectus, options that we granted to our directors and executive officers and to other individuals as a group under our 2007 Share Plan, after giving effect to the increase in the number of outstanding share options granted before July 2011 as a result of the Baidu Transaction.

Name	Ordinary Shares Underlying Options Awarded	Exercise Price (US$/Share)	Date of Grant	Date of Expiration

Chenchao (CC) Zhuang	6,786,896	0.01 0.01 3.9559 6.5932	January 1, 2012 January 25, 2013 October 1, 2013 October 1, 2013	December 31, 2021 December 31, 2022 September 30, 2023 September 30, 2023

Sam Hanhui Sun	*	0.5630 0.01 0.01 0.01 0.01 0.01	January 5, 2010 July 1, 2011 January 1, 2012 April 1, 2012 January 25, 2013 April 1, 2013	January 4, 2020 June 30, 2021 December 31, 2021 March 31, 2022 December 31, 2022 March 31, 2023

David Yongqiang Wu	*	0.0266 0.1297 0.01 0.01 0.01	November 28, 2007 November 25, 2008 July 1, 2011 April 1, 2012 January 4, 2013	November 27, 2017 November 24, 2018 June 30, 2021 March 31, 2022 December 31, 2022

Denny Ting Bun Lee	*	0.01	July 1, 2012	June 30, 2022

Other individuals as a group	19,440,192	0.01-1.4076	November 28, 2007 – April 1, 2013	November 27, 2017 – March 31, 2023
Total	29,686,442

*	The aggregate number of ordinary shares underlying the outstanding options held by this individual is less than 1% of our total outstanding shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, as of the date of this prospectus, by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

The calculations in the shareholder table below assume that there are 303,344,804 Class A ordinary shares as of the date of this prospectus and              ordinary shares, including              Class A ordinary shares and              Class B ordinary shares outstanding immediately after this offering. The total number of ordinary shares outstanding after the completion of this offering will be              assuming the underwriters do not exercise their over-allotment option.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the ordinary shares. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering		Voting Power After This Offering
	Number	Percent	Number	Percent	Percent
Directors and Executive Officers:
Robin Yanhong Li	—	—
Chenchao (CC) Zhuang(1)	21,936,524	7.23
Sam Hanhui Sun	*	*
David Yongqiang Wu	*	*
Hesong Tang	—	—
Richard Jin Choon Lim(2)	19,026,616	6.27
Jixun Foo(3)	13,757,619	4.54
Denny Ting Bun Lee	*	*
Lei Zhang(4)	14,061,490	4.64
All directors and executive officers as a group	71,462,127	23.37

Principal Shareholders:
Baidu Holdings Limited(5)	185,202,519	61.05
Forlongwiz Holdings Limited(6)	21,739,649	7.17
GSR funds(7)	19,026,616	6.27

*	Less than 1% of our total outstanding shares.
(1)	Represents 21,739,649 Class A ordinary shares directly held by Forlongwiz Holdings Limited, a British Virgin Islands company, as described in footnote (6) below, and 196,875 Class B ordinary shares that Mr. Chenchao (CC) Zhuang has the right to acquire within 60 days through the exercise of stock options. Mr. Chenchao (CC) Zhuang is a director and beneficial owner of Forlongwiz Holdings Limited through certain trust arrangements.
(2)	Represents 18,455,826 Class A ordinary shares directly held by GSR Ventures I, L.P., a Cayman Islands exempted limited partnership, and 570,790 Class A ordinary shares directly held by GSR Principals Fund I, L.P., a Cayman Islands exempted limited partnership. The general partner of GSR Ventures I, L.P. and GSR Principals Fund I, L.P. is GSR Partners I, L.P. GSR Partners I, L.P.’s general partner is GSR Partners I, Ltd. which is owned by Mr. Richard Lim, Mr. Sonny Wu, Mr. James Jian Ding, Mr. Alexander Pan and Ms. Ryann Yap. Mr. Richard Lim and other members of GSR Partners I, L.P. disclaim beneficial ownership of the securities held by GSR Partners I, L.P. except to the extent of their pecuniary interest therein.
(3)	Represents 13,537,499 Class A ordinary shares held by Granite Global Ventures III L.P. and 220,120 Class A ordinary shares held by GGV III Entrepreneurs Fund L.P. Mr. Foo is a managing director of the general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P., and has shared voting and dispositive power over all the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Mr. Jixun Foo disclaims beneficial ownership of all these shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P., except to the extent of his pecuniary interest therein.

(4)	Represents 14,061,490 Class A ordinary shares directly held by HCM Qunar Holdings Limited, which is 100% owned by Gaoling Fund, L.P. and YHG Investment, L.P. Mr. Lei Zhang has controlling power over the general partner of each of Gaoling Fund, L.P. and YHG Investment L.P. Mr. Lei Zhang disclaims beneficial ownership of all of the shares held by HCM Qunar Holdings Limited except to the extent of his pecuniary interest therein. The address of HCM Qunar Holdings Limited is Citco B.V.I. Limited, Flemming House, Wickhams Cay, P.O. Box 662, Road Town, Tortola, VG1110, British Virgin Islands.
(5)	Represents 185,202,519 Class A ordinary shares directly held by Baidu Holdings Limited, which is 100% owned by Baidu, Inc., a company listed on the NASDAQ Global Select Market. The address of Baidu, Inc. is Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, the PRC.
(6)	Represents 21,739,649 Class A ordinary shares directly held by Forlongwiz Holdings Limited, a British Virgin Islands company, of which Mr. Chenchao (CC) Zhuang is a director and beneficial owner through certain trust arrangements.
(7)	Represents 18,455,826 Class A ordinary shares directly held by GSR Ventures I, L.P., a Cayman Islands exempted limited partnership, and 570,790 Class A ordinary shares directly held by GSR Principals Fund I, L.P., a Cayman Islands exempted limited partnership. The general partner of GSR Ventures I, L.P. and GSR Principals Fund I, L.P. is GSR Partners I, L.P. GSR Partners I, L.P.’s general partner is GSR Partners I, Ltd. which is owned by Mr. Richard Lim, Mr. Sonny Wu, Mr. James Jian Ding, Mr. Alexander Pan and Ms. Ryann Yap. The members of GSR Partners I, L.P. disclaim beneficial ownership of the securities held by GSR Partners I, L.P. except to the extent of their pecuniary interest therein. The address for both GSR Ventures I., L.P. and GSR Principals Fund I., L.P. is Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands.

As of the date of the prospectus, 22.8% of our outstanding ordinary shares are held by 11 record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

See “Description of Share Capital—History of Securities Issuances” for a description of the history of our share issuances and transfers.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our Consolidated Variable Interest Entities and Their Shareholders

PRC laws and regulations currently limit foreign ownership of companies that provide value-added telecommunications services. To comply with these restrictions, we operate our business through contractual arrangements between Beijing Qunar Software Technology Company Limited, our WFOE in China and Qunar.com Beijing Information Technology Company Limited, our consolidated VIE in China. For a description of these contractual arrangements, see “History and Corporate Structure—Our Corporate Structure—Contractual Arrangements with our VIE and its shareholders.”

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Transactions with Certain Directors, Shareholders and Affiliates and Key Management Personnel

Since 2009, we have been participating in the auction-based online marketing services offered directly or indirectly by Baidu, which became our majority shareholder in July 2011, to acquire more online traffic. We entered into an Internet Advertising Framework Contract with Baidu in February 2012 to purchase online marketing services from Baidu for a term of one year and renewed this arrangement in February 2013 for an additional year. Our total advertising expenses under the renewed Internet Advertising Framework Contract shall be no less than RMB100 million. Our total online marketing payment under the Internet Advertising Framework Contract was RMB68.0 million (US$11.1 million) and RMB33.5 million (US$5.5 million), respectively, in 2012 and the first six months of 2013.

We also entered into a business cooperation agreement with Baidu in July 2011, regarding various business cooperation arrangements. See “History and Corporate Structure—Baidu Transaction—Business Cooperation with Baidu” for more details about the business cooperation agreements.

In November 2012, we made an interest free loan in the principal amount of US$5 million to Baidu with an initial term of six months and an additional term of three months, and this loan was repaid in August 2013. We received a loan from Baidu in November 2012 in the principal amount of RMB100 million (US$16.3 million) at an annualized interest rate of 0.77%, which was primarily used for temporary cash needs and was repaid in December 2012. We received another interest free loan from Baidu in December 2012 in the principal amount of RMB50 million (US$8.1 million) with a term of three months, which was repaid in March 2013.

In April 2013, we made an interest free loan in the principal amount of US$11.2 million to Baidu with a term of three months which was repaid in August 2013. We received an interest free loan from Baidu in April 2013 in the principal amount of RMB100 million (US$16.3 million) with a term of three months, which was repaid in July 2013.

On September 27, 2013, we received a loan from Baidu in the principal amount of RMB50 million (US$8.1 million). The loan bore an annualized interest of 6.00% with a term of fifteen days, which was repaid on October 11, 2013.

Employment Agreements

See “Management—Employment Agreements” for a description of the employment agreements we have entered into with our senior executive officers.

Share Incentives

See “Management—Equity Incentive Plan” for a description of share options and stock purchase rights we have granted to our directors, officers and other individuals as a group.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, or the Companies Law, on July 31, 2006, and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law.

As of the date of this prospectus, our authorized share capital consists of US$800,000 divided into 800,000,000 ordinary shares, consisting of 303,344,804 Class A ordinary shares and 496,655,196 Class B ordinary shares, par value US$0.001 per share. As of the date of this prospectus, there are 303,344,804 Class A ordinary shares issued and outstanding.

Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. A Cayman Islands exempted company:

•	is a company that conducts its business outside the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

•	does not have to hold an annual general meeting;

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation (such undertakings usually being given for 20 years in the first instance).

Our shareholders have recently approved an amended and restated memorandum and articles of association of our company which will become effective conditional and immediately upon the completion of this offering. The following summarizes the material terms of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. This summary is not complete, and you should read the form of our amended and restated memorandum and articles of association, which have been filed as exhibits to the registration statement of which this prospectus is a part.

The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the Class B ordinary shares are held in accordance with the provisions of the deposit agreement in order to exercise directly shareholders’ rights in respect of the Class B ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of Class B ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See “Description of American Depositary Shares—Voting Rights”.

Meetings

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the NYSE Listing Rules.

An annual general meeting and any extraordinary general meeting shall be called by not less than five clear days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us or to attend and vote at such general meeting, and also to our principal external auditors. Extraordinary general meetings may be called only by (i) the chairman of our board of directors, (ii) a majority of our board of directors or (iii) a requisition of shareholders holding at the date of requisition not less than 10% in par value of the issued shares which as at that date carry the right to vote at general meetings of the Company, and may not be called by any other person.

Notwithstanding that a general meeting is called by shorter notice than that mentioned above, it will be deemed to have been duly convened, if it is so agreed (i) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; and (ii) in the case of any other general meeting, by our shareholders having a right to attend and vote at the meeting, together holding not less than 75% in par value of the shares giving that right.

One or more shareholders present in person or by proxy holding in aggregate more than one-half (50%) of the total voting power represented by issued and outstanding voting shares which carry the right to vote at general meetings of the Company will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders general meetings.

A corporation being a shareholder shall be deemed for the purpose of our amended and restated memorandum and articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “— Modification of Rights” below.

Our amended and restated memorandum and articles of association do not allow our shareholders to approve matters to be determined at shareholders general meetings by way of written resolutions without a meeting.

Voting Rights Attaching to the Shares

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote on a show of hands, and on a poll shall have one vote for each share of which such shareholder is the holder, except that each Class A ordinary share is entitled to three votes.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder at the applicable record date for that meeting and all calls or other monies then payable by such shareholder to us in respect of our shares have been paid.

If a depositary or recognized clearing house (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the depositary or recognized clearing house (or its nominee(s)) which he represents as that depositary or recognized clearing house

(or its nominee) could exercise as if such person were an individual Member of the Company holding the number and class of shares specified in such authorization, including, where a show of hands is allowed, the right to vote individually on a show of hands.

Our amended and restated memorandum and articles of association provide that our directors may be elected by cumulative voting, whereby our board may nominate and propose more nominees for election as directors than the number of seats available to be filled. Any one or more of our shareholders holding at least 10% of our issued and outstanding shares may also propose nominees for election. At the general meeting of shareholders at which the election of directors is voted upon, each shareholder will have a number of cumulative votes (which is calculated by reference to (i) the number of votes carried by such shareholder’s shares, as a percentage of the total aggregate votes carried by all shares represented and voted at the meeting, multiplied by (ii) the number of available seats to be filled), and may cast such cumulative votes in favor of any one or more of the proposed nominees. The nominees who receive the most number of cumulative votes, up to the number of nominees required to fill the number of available seats, will be duly and validly elected as directors.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands, which court may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up. Where any such petition has been presented by our shareholders, the Grand Court is permitted to make alternative orders to a winding-up order including orders regulating the conduct of our affairs in the future, requiring us to refrain from doing an act complained of by the petitioner or for the purchase of our shares by us or another shareholder.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts ordinarily would be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a representative action against, or derivative actions in the name of, our company to challenge (i) an act which is ultra vires or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-Emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the issued share capital at the commencement of the winding up, the excess shall be distributed among those shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares held by them in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise, respectively and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the issued share capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets upon which there is a liability.

Modification of Rights

Except with respect to share capital (as described in “Alteration of Capital” below) and the location of the registered office, alterations to our amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders general meeting.

If at any time our share capital is divided into different classes of shares, all or any of the special rights attached to any class (unless otherwise provided for by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a special resolution of the holders of the shares of that class, passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated memorandum and articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third of the issued shares of that class and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as we in general meeting may determine;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

•

by subdivision of our existing shares or any of them divide the whole or any part of our share capital into shares of smaller amount than is fixed by our amended and restated memorandum of association or into shares without par value;

•

cancel any shares which at the date of the passing of the ordinary resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled;

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

(a)	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

(b)	the date on which the name of any person was entered on the register as a member; and

(c)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members shall be immediately updated to reflect the issue of shares by us to Deutsche Bank Trust Company Americas as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their names.

If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or the company itself may apply to the court for an order that the register be rectified.

Transfer of Shares

Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, including, for example, the board of directors’ discretion to refuse to register a transfer of any share (not being a fully paid up share and upon which the company does not have a lien), or any share issued under the share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE or in another form that our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•

the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required);

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

•	fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the NYSE, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any year as our directors may determine.

Share Redemption, Repurchase and Surrender

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of such shares, on such terms and in such manner as may be determined before the issue of such shares by our board of directors or by special resolution of our shareholders.

We are empowered by the Companies Law and our amended and restated memorandum and articles of association to purchase our own shares, provided that the manner and terms of such repurchase have been approved by our board of directors or by an ordinary resolution of our shareholders, or are otherwise authorized by our amended and restated memorandum and articles of association. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the NYSE, the U.S. Securities and Exchange Commission, or the SEC, or by any other recognized stock exchange on which our securities are listed.

Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company will be able, immediately following such payment, to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law, no share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if our company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Any share redeemed, repurchased or surrendered may be either cancelled or held by our company as a treasury share until such time as it is cancelled or transferred.

Dividends

Our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (ii) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may deduct from any dividend or other distribution payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

Any dividend, other distribution, interest or other monies payable in cash to the holder of shares may be paid by wire transfer to the holder or check or warrant sent by mail to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other distributions, bonuses, or other monies payable in respect of the share held by them as joint holders.

Any dividend or other distribution which cannot be paid to a shareholder and/or which remains unclaimed for one year after having been declared may, in the discretion of the Directors, be paid into a separate account in our company’s name, provided that we shall not be constituted as a trustee in respect of that account and the dividend or other distribution shall remain as a debt due to the shareholder. Any dividend or other distribution which remains unclaimed after a period of six years from the date of declaration of such dividend or other distribution shall be forfeited and reverted to us.

Our directors may resolve that any dividend or other distribution be paid wholly or partly by the distribution of specific assets of any kind, and in particular by the distribution of shares, debentures or warrants of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional shares, may fix the value for distribution of such specific assets, may determine that cash payments shall be made to any of our shareholders upon the basis of the value so fixed in order to adjust the rights of all shareholders, and may vest any such specific assets in trustees as may seem expedient to our directors.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•

all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained un-cashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in third bullet point below;

•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

•

we have caused an advertisement to be published in newspapers or by electronic communication in the manner in which notices may be served by the Company by electronic means as stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the NYSE has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. The consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation must also be obtained. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

For a director who has a financial or other interest in the plan of merger or consolidation, he should declare the nature of his interest at the board meeting where the plan was considered. Following such declaration, subject to any separate requirement for Audit Committee approval under the applicable law or any applicable requirements imposed from time to time by the NYSE, the SEC, or by any other recognized stock exchange on which the securities are listed, he may vote on the plan of merger or consolidation.

A shareholder resolution is not required if a Cayman Islands incorporated parent company is seeking to merge with one or more of its Cayman Islands incorporated subsidiary companies (i.e., companies where at least ninety per cent (90%) of the issued shares of which (of one or more classes) that are entitled to vote are owned by the parent company). In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive shares, debt obligations or other securities in the surviving or consolidated company or any other corporate entity, or money or other property, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors, authorized by a resolution of the shareholders and the holders of fixed or floating security interest have given their consent, the plan of merger or consolidation is executed by each company and filed, together with certain ancillary documents, with the Registrar of Companies in the Cayman Islands.

A shareholder may dissent from a merger or consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares. Such dissent rights are unavailable in respect of shares subject to a plan of merger or consolidation for which (i) an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent and (ii) in certain other situations.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection. Such shareholders then have 20 days to give to the company their written election in the form specified by the Companies Law to dissent from the merger or consolidation.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then within 20 days thereafter, the company shall or any dissenting shareholder may file a petition with the Grand Court for a determination of the fair value of the shares of all dissenting shareholders. At the petition hearing, the Grand Court shall determine the fair value of the shares of such dissenting shareholders as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

In addition to the provisions of the Companies Law relating to mergers and consolidations, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares affected within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts ordinarily would be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a representative action against, or derivative actions in the name of, our company to challenge (i) an act which is ultra vires or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Corporate Governance. Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable NYSE Listing Rules, a director is required to disclose the nature of his interest in any contract or arrangement which he is interested in and may not vote in respect of any contract or proposed contract or arrangement in which such director is interested; however, such director may be counted in the quorum at such a meeting.

Board of Directors

We are managed by our board of directors. Our amended and restated memorandum and articles of association provide that, unless otherwise determined by our shareholders in general meeting, the number of our directors shall not be less than two. There is no maximum number of directors unless otherwise determined by our shareholders in general meeting. Any director on our board may be removed by way of an ordinary resolution of our shareholders or by a board resolution passed by a majority of the directors then in office. Any vacancies or additions to the existing board of directors can be filled either by way of an ordinary resolution of our shareholders or by a board resolution passed by a majority of the directors then in office, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. In addition, our amended and restated memorandum and articles of association permit our directors to be elected by cumulative voting, whereby our board may nominate and propose more nominees for election as directors than the number of seats available to be filled. Any one or more of our shareholders holding at least 10% of our issued and outstanding shares may also propose nominees for election. At the general meeting of shareholders at which the election of directors is voted upon, each shareholder will have a number of cumulative votes (which is calculated by reference to (i) the number of votes carried by such shareholder’s shares, as a percentage of the total aggregate votes carried by all shares represented and voted at the meeting, multiplied by (ii) the number of available seats to be filled), and may cast such cumulative votes in favor of any one or more of the proposed nominees. The nominees who receive the most number of cumulative votes, up to the number of nominees required to fill the number of available seats, will be duly and validly elected as directors. Any director appointed by our board of directors to fill a casual vacancy shall hold office until our next following general meeting of shareholders after his appointment and be subject to re-election at such meeting. Any director appointed by our board of directors as an addition to the existing board shall hold office until our next following annual general meeting and shall be eligible for re-election. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors. There is no requirement under Cayman Islands law or our amended and restated memorandum and articles of association that a majority of our directors be independent.

Meetings of our board of directors may be convened at any time deemed necessary by the secretary on request of any director or by any director. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.

A meeting of our board of directors shall be competent to make lawful and binding decisions if an absolute majority of the total number of directors holding office at the commencement of such meeting are present or represented. At any meeting of our directors, each director, be it by such director’s presence or by such director’s alternate, is entitled to one vote.

Questions arising at a meeting of our board of directors are required to be decided by simple majority of votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have an additional or casting vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Committees of the Board of Directors

Under our amended and restated memorandum and articles of association, our board of directors is required to establish and maintain an audit committee which shall (a) consist of directors meeting the independence and experience requirements of the Exchange Act and the NYSE Listing Rules and (b) be responsible for overseeing, among other things, our company’s financial, accounting and auditing matters, pursuant to a charter of such audit committee as approved and amended from time to time by our board of directors. In addition, our amended and restated memorandum and articles of association require our board of directors to establish a compensation committee and a nominating committee to be responsible for matters pursuant to the charters of such committees as approved and amended from time to time by our board. Within six months after our company ceases to be a “controlled company” (as such term is defined under the NYSE Listing Rules), our directors are required to cause each of the compensation committee and the nominating committee (a) to be comprised of a majority of “independent” directors as that term is defined in the NYSE Listing Rules and (b) to be responsible for matters pursuant to the charters of such committee as approved and amended from time to time by our board.

Our amended and restated memorandum and articles of association also empower our directors to establish other committees for managing the affairs of our company, and to appoint any person to be a member of such committees.

Issuance of Additional Ordinary Shares or Preferred Shares

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue series of preferred shares without action by our shareholders to the extent of available authorized but unissued preferred shares. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an antitakeover device without further action on the part of the shareholders. Issuance of preferred shares may dilute the voting rights of holders of ordinary shares.

Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information”.

History of Securities Issuances

The following is a summary of our securities issuance and repurchases since 2009. All share and per share data have been adjusted to reflect a 10-for-1 share split that became effective on October 28, 2009.

On February 12, 2009, we issued and sold a total of 5,818,360 Series B preferred shares, including 1,215,690 shares to Lehman Brothers Venture Partners V L.P., 335,520 shares to Lehman Brothers Venture Partners V-P L.P., 2,097,050 shares to GSR Ventures I, L.P., 64,860 shares to GSR Principals Fund I, L.P.,

1,572,790 shares to Mayfield XII, L.P., 24,320 shares to Mayfield Principals Fund XII, L.L.C., 24,320 shares to Mayfield Associates Fund XII, L.P., 58,170 shares to Michael Sui Bau Tong and 19,390 shares to G&H Partners, 146,950 shares to Joyful Dragon Group Limited, 60,300 shares to Forlongwiz Holdings Limited, 99,500 shares to Tee Keng Foo and 99,500 shares to Kerubim Capital Corporation, for an aggregate consideration of US$2,000,003.07, or at approximately US$0.34374 per share. On September 4, 2009, we issued 232,720 shares to Joyful Dragon Group Limited and 232,720 shares to Forlongwitz Holdings Limited for nominal consideration, and issued and sold 145,460 shares to Mediaway Investments Limited for a consideration of US$50,000, or at approximately US$0.34374 per share. Lehman Brothers Venture Partners V L.P. and Lehman Brothers Venture Partners V-P L.P. were later renamed to Tenaya Capital V L.P. and Tenaya Capital V-P L.P., respectively, in connection with the bankruptcy of Lehman Brothers Holdings Inc.

On October 29, 2009, we issued and sold a total of 11,505,022 Series C preferred shares, including 1,052,599 shares to Tenaya Capital V L.P., 290,506 shares to Tenaya Capital V-P L.P., 1,815,727 shares to GSR Ventures I, L.P., 56,156 shares to GSR Principals Fund I, L.P., 1,361,793 shares to Mayfield XII, L.P., 21,059 shares to Mayfield Principals Fund XII, L.L.C., 21,059 shares to Mayfield Associates Fund XII, L.P., 6,610,905 shares to Granite Global Ventures III L.P., 107,494 shares to GGV III Entrepreneurs Fund L.P., 150,935 shares to Joyful Dragon Group Limited and 16,789 shares to G & H Partners, for an aggregate consideration of US$13,699,720, or at approximately US$1.19076 per share.

On March 31, 2010, we issued and sold 245,968 Series C preferred shares to Traveltech Investment Inc., for an aggregate consideration of US$292,888.86, or at approximately US$1.19076 per share.

On July 20, 2011, we converted all issued and outstanding Series A, Series B and Series C preferred shares, and reclassified and converted certain issued and outstanding ordinary shares, into ordinary shares at various conversion ratios, as a result of which we issued 100,210,382 ordinary shares.

On July 20, 2011, we issued and sold 181,402,116 ordinary shares to Baidu Holdings Limited for an aggregate consideration of US$306 million or at approximately US$1.68686 per share.

On March 4, 2013, we issued and sold 14,061,490 ordinary shares to HCM Qunar Holdings Limited, 3,739,597 ordinary shares to Granite Global Ventures III L.P., 60,806 ordinary shares to GGV III Entrepreneurs Fund L.P., and 3,800,403 ordinary shares to Baidu Holdings Limited, for an aggregate consideration of US$57 million or at approximately US$2.6313 per share.

On July 3, 2013, we redesignated 303,344,804 issued and outstanding ordinary shares into 303,344,804 Class A ordinary shares and 496,655,196 authorized but unissued ordinary shares into 496,655,196 Class B ordinary shares.

Registration Rights

Pursuant to the Amended and Restated Investors’ Rights Agreement entered into in July 2011, and further amended on March 4, 2013, we have granted certain registration rights to holders of our registrable securities. Set forth below is a description of the registration rights granted under the Investors’ Rights Agreement.

Demand Registration Rights. At any time after six months following the completion of this offering, holders of at least 10% of our outstanding registrable securities have the right to demand that we file a registration statement covering the registration of all registrable securities which the Holders request to be registered, provided that the anticipated aggregate offering price (before deduction of underwriting discounts, commissions and expenses) is at least US$10 million. We, however, are not obligated to effect a demand registration if (1) we have effected three demand registrations, (2) during the period starting with the date 90 days prior to our good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration, unless such offering is the initial public offering of our securities, in which case, ending on a date 180 days after the effective date of such registration; provided that we are actively employing in good faith our best efforts to cause such registration statement to become effective; or (3) the initiating holders propose to dispose of shares of registrable securities that may be immediately registered on Form S-3 or Form F-3. We have the right to defer filing of a registration statement for a period of not more than 120 days after the receipt of the request of the initiating holders if our board of directors determines in good faith that filing of a registration will be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any twelve-month period and cannot register any securities during such twelve-month period (subject to certain exceptions). Further, if the registrable securities are offered by means of an underwriting and the underwriter advises the initiating holders in writing that marketing factors require a limitation of the number of securities to be underwritten, the number of shares of registrable securities that may be included in the underwriting shall be allocated among all participating holders thereof, including the initiating holders, in proportion (as nearly as practicable) to the amount of our registrable securities owned by each participating holder; provided, however, that the number of shares of registrable securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities solely for cash, subject to certain exceptions, we must offer holders of our registrable securities an opportunity to include in the registration all registrable securities that each such holder has requested to be registered.

Form F-3 Registration Rights. Holders of at least 10% of our outstanding registrable securities have the right to request that we effect registration statements on Form F-3 at any time after our initial public offering. We, however, are not obligated to effect such registration if, among other things, (1) Form F-3 is not available for such offering by the holders of registrable securities, (2) the aggregate anticipated price of such offering is less than US$2 million, or (3) during the period ending 180 days after the effective date of a registration statement subject to Piggyback Registration Rights as stated above. We have the right to defer filing of a Form F-3 registration statement for a period of not more than 120 days after the receipt of the request of relevant holders if our board of directors determines in good faith that filing of such registration will be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any twelve-month period and cannot register any other securities (subject to certain exceptions) during such 120-day period.

Expenses of Registration. We will bear all registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes incurred in connection with any demand, piggyback or F-3 registration. We are also not required to pay for any expenses of any registration proceeding begun in response to holders’ exercise of their demand registration rights if the registration request is subsequently withdrawn at the request of the holders of a majority of the registrable securities to be registered, subject to a few exceptions.

Termination of Obligations. We have no obligation to effect any demand, piggyback or Form F-3 registration after the earlier of (i) five years following the consummation of this offering, or (ii) such time as Rule 144 under the Securities Act is available for the sale of all of such holder’s shares during a three-month period without registration.

In addition, with respect to the warrants we agreed to issue to Baidu pursuant to the business cooperation framework agreement in October 2013, we agreed to cause the Class B ordinary shares issuable upon the exercise of the warrants or ADSs representing such Class B ordinary shares to be registered with the U.S. Securities and Exchange Commission upon Baidu’s request for such registration.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of              Class B ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not possible or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held or the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

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Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

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Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sales—Lock-up Agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our amended and restated memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our amended and restated memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our amended and restated memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our amended and restated memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our amended and restated memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such amended and restated memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our amended and restated memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed, or our amended and restated memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights.	Up to US$0.05 per ADS issued

• Distribution of securities other than ADSs or rights to purchase additional ADSs	A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs

• Depositary, operation, and maintenance services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest.

After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•

are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our amended and restated memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•

are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our amended and restated memorandum and articles of association or provisions of or governing deposited securities;

•

are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•

disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•

disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (vi) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•

payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•

compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) regulations it may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering and the investment by Jaguarundi in our Class B ordinary shares, we will have outstanding              ADSs representing              Class B ordinary shares, or approximately    % of our              total outstanding ordinary shares. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. All outstanding ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 and may be sold only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act such as those provided in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States in accordance with Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

Rule 144

In general, under Rule 144, a person or entity that has beneficially owned our ordinary shares, in the form of ADSs or otherwise, for at least six months and is not our “affiliate” will be entitled to sell our ordinary shares, including ADSs, subject only to the availability of current public information about us, and will be entitled to sell shares held for at least one year without any restriction. A person or entity that is our “affiliate” and has beneficially owned our ordinary shares for at least six months will be able to sell, within a rolling three month period, the number of ordinary shares that does not exceed the greater of the following:

(i)	1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately ordinary shares immediately after this offering; and

(ii)	the average weekly trading volume of our ordinary shares, in the form of ADSs or otherwise, on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Stock Options

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, directors or consultants who purchases our ordinary shares from us pursuant to a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, such as the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act covering all Class B ordinary shares which are either subject to outstanding options or may be issued upon exercise of any options or other equity awards which may be granted or issued in the future pursuant to our stock plans. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Lock-up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or shares of ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

Each of our executive officers, directors, existing shareholders and certain option holders has agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs or shares of ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any of these transactions are to be settled by delivery of our ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, and Jaguarundi has agreed that it will not sell, transfer or dispose of any Class B ordinary shares acquired in its investment, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers, existing shareholders or option holders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Registration Rights

See “Description of Share Capital—Registration Rights” elsewhere in this prospectus.

TAXATION

The following sets forth material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our Class B ordinary shares or ADSs. It is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our Class B ordinary shares or ADSs, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Maples and Calder, our special Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it is the opinion of TransAsia Lawyers, our special PRC counsel. To the extent that the discussion relates to matters of U.S. federal income tax law, it is the opinion of Davis Polk & Wardwell LLP, our U.S. counsel as to the material U.S. federal income tax consequences to the U.S. Holders described herein of an investment in the Class B ordinary shares or ADSs.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or our shareholders or ADS holders levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

PRC taxation with respect to us

The EIT Law and its implementation rules, both of which became effective on January 1, 2008, provide that any income received by a non-resident enterprise is subject to 10% withholding tax to the extent such income is sourced within the PRC and (i) such non-resident enterprise has no establishment or place of business in the PRC, or (ii) it has an establishment or place of business in the PRC, but its income sourced within the PRC has no real connection with such establishment or place of business, unless otherwise exempted or reduced by tax treaties. Under the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and other related PRC laws and regulations, the tax rate on dividends paid by a PRC resident enterprise to its immediate holding company incorporated in Hong Kong may be reduced to 5% if such Hong Kong resident enterprise owns over 25% of the equity interest of the PRC company distributing the dividends during the 12 consecutive months preceding the receipt of the dividends. As our Hong Kong subsidiary owns 100% of the WFOE, under the aforesaid arrangement, any dividends that the WFOE pays our Hong Kong subsidiary may be subject to a withholding tax at the rate of 5%, subject to approvals by competent PRC tax authorities. However, if our Hong Kong subsidiary is not considered to be the beneficial owner of such dividends under Circular 601, such dividends would be subject to the withholding tax rate of 10%.

Under the EIT Law, enterprises organized under the laws of jurisdictions outside China with “de facto management bodies” located within China may be considered PRC tax resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide taxable income. The EIT Law Implementation Regulations define the term “de facto management body” as a management body that exercises full or substantial control and management authority over the production, operation, personnel, accounts and properties of an enterprise. See “Risk Factors—Risks Related to Doing Business in the PRC—We and/or our Hong Kong subsidiary may be classified as a ‘‘PRC resident enterprise’’ for PRC enterprise income tax purposes, which could result in our global income being subject to 25% PRC enterprise income tax.”

PRC taxation of our overseas shareholders

Under the EIT Law and its implementation rules, subject to any applicable tax treaty or similar arrangement between the PRC and your jurisdiction of residence that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources payable to investors that are non-PRC resident enterprises, which do not have an establishment or place of business in the PRC, or which have an establishment or place of business in the PRC but the relevant income is not effectively connected with such establishment or place of business. Any gain realized on the transfer of American depositary shares or shares by such investors is subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC unless a treaty or similar arrangement provides otherwise. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within the PRC paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of American depositary shares or shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws. Although substantially all of our business operations are in China, it is unclear whether dividends we pay with respect to our Class B ordinary shares or ADSs, or the gain realized from the transfer of our Class B ordinary shares or ADSs, would be treated as income derived from sources within the PRC and as a result be subject to PRC income tax if we are treated as a PRC resident enterprise. If PRC income tax is imposed on gains realized through the transfer of our Class B ordinary shares or ADSs or on dividends paid to our non-resident investors, the value of your investment in our Class B ordinary shares or ADSs may be materially and adversely affected. Furthermore, our ADS holders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under such tax treaties or arrangements.

According to Circular 601, non-resident enterprises or individuals that cannot provide valid supporting documents as “beneficial owners” may not be approved to enjoy tax treaty benefits. In the event that we are treated as a PRC tax resident, dividends to be distributed by us to our shareholders and ADSs holders who are non-PRC tax residents and whose jurisdictions of incorporation or home countries have tax treaties with China providing for preferential withholding arrangements will not be entitled to the benefits under such withholding arrangements unless such holder is considered a “beneficial owner” under Circular 601.

U.S. Federal Income Tax Considerations

In the opinion of Davis Polk & Wardwell LLP, the following is a description of material U.S. federal income tax consequences to a U.S. Holder described herein of owning and disposing of Class B ordinary shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire Class B ordinary shares or ADSs. The discussion applies only to a U.S. Holder that holds Class B ordinary shares or ADSs as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant to a U.S. Holder in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities;

•

persons holding our Class B ordinary shares or ADSs as part of a straddle, wash sale, conversion transaction or integrated transaction, or persons entering into a constructive sale with respect to the Class B ordinary shares or ADSs;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” and “Roth IRAs”;

•	persons that own, or are deemed to own, Class B ordinary shares or ADSs representing ten percent or more of our voting stock; or

•	persons holding our Class B ordinary shares or ADSs in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Class B ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning Class B ordinary shares or ADSs and partners therein should consult their tax advisers regarding the particular U.S. federal income tax consequences of owning and disposing of the Class B ordinary shares or ADSs.

This discussion does not address any tax consequences associated with the “Medicare contribution tax” on “net investment income.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations and the income tax treaty between the United States and China (the “Treaty”), all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion is also based, in part, on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

U.S. Holders should consult their tax advisers regarding the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of Class B ordinary shares or ADSs in their particular circumstances.

For purposes of this discussion, a “U.S. Holder” is person that for U.S. federal income tax purposes is a beneficial owner of Class B ordinary shares or ADSs and is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying Class B ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying Class B ordinary shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before the underlying shares are delivered to the depositary (“pre-release”) or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions may also be inconsistent with the claiming of the favorable tax rates that may be applicable to certain dividends received by certain non-corporate holders, as described below. Accordingly, the creditability of any foreign taxes, and the availability of the favorable tax rates for any dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

Taxation of Distributions. Subject to the passive foreign investment company (“PFIC”) rules described below, distributions (if any) paid on Class B ordinary shares or ADSs, other than certain pro rata distributions of Class B ordinary shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt, or in the case of ADSs, the depositary’s receipt, of the dividend.

Dividends will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends (if any) paid to certain non-corporate U.S. Holders may be taxable at favorable rates. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances.

Dividends will be treated as foreign-source income and will constitute either passive or general category income for purposes of the foreign tax credit rules. As described in “Taxation—PRC Taxation,” if we were deemed to be a “resident enterprise” under PRC tax law, dividends paid by us might be subject to PRC withholding tax. For U.S. federal income tax purposes, the dividend income will include amounts withheld by us in respect of the PRC withholding tax. Subject to applicable limitations that vary depending upon the U.S. Holder’s circumstances, and in the case of ADSs subject to the discussion above regarding concerns expressed by the U.S. Treasury, PRC income taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty, as defined above, in the case of a U.S. Holder that is eligible for the benefits of the Treaty) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. PRC taxes withheld in excess of the rate applicable under the Treaty generally will not be eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Under the Treaty, the maximum tax rate on dividends is generally 10%. The rules governing foreign tax credits are complex and therefore, U.S. Holders should consult their tax advisers regarding the creditability of any PRC taxes in their particular circumstances. Instead of claiming a foreign tax credit, a U.S. Holder may elect to deduct such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in a taxable year.

Sale or Other Taxable Disposition of Class B Ordinary Shares or ADSs. Subject to the PFIC rules described below, gain or loss realized on the sale or other taxable disposition of Class B ordinary shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Class B ordinary shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Class B ordinary shares or ADSs disposed of and the amount realized on the disposition. The deductibility of capital losses is subject to limitations.

As described in “Taxation—PRC Taxation,” if we were deemed to be a “resident enterprise” under PRC tax law, gain on the sale of Class B ordinary shares or ADSs might be subject to PRC taxes. A U.S. Holder will be entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons generally are treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, because under the Treaty such capital gains may be treated as PRC source, U.S. Holders that are eligible for the benefits of the Treaty may be able to elect to treat the gains as PRC-source income for purposes of crediting such PRC taxes against the U.S. Holders’ U.S. federal income tax liability with respect to such gains. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company Rules. In general, a foreign corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (such as certain dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. If a corporation owns at least 25% (by value) of the stock of another corporation, the corporation will be treated, for purposes of the PFIC tests, as owning its proportionate share of the 25%-owned subsidiary’s assets and receiving its proportionate share of the 25%-owned subsidiary’s income.

Based upon the expected composition of our income and assets and estimates of the value of our assets, including goodwill, which are based on the expected price of our ADSs in this offering, we do not expect to be a

PFIC for our current taxable year. However, it is not entirely clear how the contractual arrangements between us and our VIE will be treated for purposes of the PFIC rules. Moreover, the determination of whether we are a PFIC is an annual test that is based on the composition of our income and assets and the value of our assets from time to time. Because the treatment of our contractual arrangements with the VIE is not entirely clear, and because the determination of whether we are a PFIC will depend on the composition of our income and assets and the value of our assets from time to time, which may be based on the market price of our ADSs, which is likely to fluctuate after this offering (and may fluctuate considerably given that market prices of Internet companies historically have been especially volatile), we cannot assure you that we will not be a PFIC for our current taxable year or any other taxable year.

If we were a PFIC for any taxable year and any of our subsidiaries or other entities (including the VIEs) in which we own or are treated as owning equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own their proportionate shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the paragraph below on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held the Lower-tier PFIC’s shares directly, even though the U.S. Holders had not received the proceeds of those distributions or dispositions.

If we were a PFIC for any taxable year during which a U.S. Holder held our Class B ordinary shares or ADSs, the U.S. Holder might be subject to adverse tax consequences. Generally, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the Class B ordinary shares or ADSs would be allocated ratably over the U.S. Holder’s holding period for the Class B ordinary shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability. Further, to the extent that any distribution received by a U.S. Holder on Class B ordinary shares or ADSs exceeds 125% of the average of the annual distributions on the Class B ordinary shares or ADSs received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner.

Alternatively, if we were a PFIC and our ADSs were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election with respect to its ADSs, which would result in tax treatment different from the general tax treatment for PFICs described above. The ADSs would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of the ADSs were traded on a qualified exchange on at least 15 days during each calendar quarter. The NYSE, where our ADSs are expected to be listed, is a qualified exchange for this purpose. U.S. Holders will not be able to make a mark-to-market election with respect to any Lower-tier PFICs. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect these income or loss amounts. In addition, if a U.S. Holder makes the mark-to-market election, any gain that the U.S. Holder recognizes on the sale or other disposition of ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

We do not intend to provide U.S. Holders with the information necessary to make qualified electing fund elections, which if available could materially affect the tax consequences of the ownership and disposition of the Class B ordinary shares or ADSs.

If we were a PFIC for any year during which a U.S. Holder held our Class B ordinary shares or ADSs, we would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder held the Class B ordinary shares or ADSs, even if we ceased to meet the threshold requirements for PFIC status. In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for any taxable year in which we paid a dividend or for the prior taxable year, the favorable tax rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns Class B ordinary shares or ADSs during any year in which we are a PFIC, the U.S. Holder may be required to file certain information reports, containing such information as the U.S. Treasury may require.

U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of owning and disposing of our Class B ordinary shares or ADSs if we were a PFIC for any taxable year

Information Reporting and Backup Withholding. Payments of dividends and proceeds from the sale of Class B ordinary shares or ADSs that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless (i) the U.S. Holder is a corporation or other “exempt recipient” or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Individual U.S. Holders (and under proposed Treasury regulations, certain entities) may be required to report on IRS Form 8938 information relating to “foreign financial assets,” including securities issued by a non-U.S. person, if their aggregate value exceeds certain thresholds (generally, $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year). This reporting obligation is subject to certain exceptions, including an exception for securities held through U.S. financial institutions. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to our Class B ordinary shares or ADSs.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C., Deutsche Bank Securities Inc. and Stifel, Nicolaus & Company, Incorporated are acting as joint book-running managers of this offering and Goldman Sachs (Asia) L.L.C. and Deutsche Bank Securities Inc. are acting as the representatives of the underwriters. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, New York 10005, United States. The address of Stifel, Nicolaus & Company, Incorporated is One Montgomery Street, 37th Floor, San Francisco, California 94104.

Underwriters	Number of ADSs
Goldman Sachs (Asia) L.L.C.
Deutsche Bank Securities Inc.
Stifel, Nicolaus & Company, Incorporated
Pacific Crest Securities LLC
China Renaissance Securities (Hong Kong) Limited

Total

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$             per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, Goldman, Sachs & Co. China Renaissance Securities (Hong Kong) Limited is not a broker-dealer registered with the SEC and therefore may not make sales of any of our ADSs in the United States or to U.S. persons. China Renaissance Securities (Hong Kong) Limited has agreed that it does not intend to and will not offer or sell any of our ADSs in the United States or to U.S. persons in connection with this offering.

The ADSs to be sold outside of the United States have not been registered under the Securities Act for their offer and sale as part of the initial distribution in the offering. These ADSs initially will be offered outside the United States in compliance with Regulation S under the Securities Act. These ADSs have, however, been registered under the Securities Act solely for purposes of their resale in the United States in transactions that require registration under the Securities Act. This prospectus may be used in connection with resales of such ADSs in the United States to the extent such transactions would not be exempt from registration under the Securities Act.

Option to Purchase Additional ADSs

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional ADSs from us at the public offering price listed on the cover of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter’s initial amount reflected in the table above.

Reserved ADSs

At our request, the underwriters have reserved up to 7% of the ADSs offered by this prospectus for sale, at the initial public offering price, through a directed share program to our directors, officers, employees and business associates. There can be no assurance that any of the reserved ADSs will be so purchased. The number of ADSs available for sale to the general public in this offering will be reduced to the extent that the reserved ADSs are purchased in the directed share program. Any reserved ADSs not purchased through the directed share program will be offered to the general public on the same basis as the other ADSs offered hereby.

Private Placement

In conjunction with, and subject to, the completion of this offering, Jaguarundi Partners, LLC, or Jaguarundi, a company incorporated in the State of Delaware and associated with David Bonderman, has agreed to purchase from us                      Class B ordinary shares at a per share price equal to the initial public offering price of our ADSs divided by the number of ordinary shares represented by each ADS, for a total purchase price of US$5.0 million. This investment is being made pursuant to an exemption from registration with the SEC under Section 4(a)(2) of the Securities Act.

Jaguarundi has agreed, subject to certain customary exceptions, not to, for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives on behalf of the underwriters, offer, sell, contract to sell, announce the intention to sell, issue, pledge, lend, grant or purchase any option, right or warrant for the sale of, or otherwise dispose of or transfer, any of our ordinary shares acquired in its investment. As a result of this private placement, Jaguarundi is expected to hold         % of our ordinary shares on a fully diluted basis upon the completion of this offering, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs.

Commissions

Total underwriting discounts and commissions to be paid to the underwriters represent         % of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per ADS	No Exercise	Full Exercise
Discounts and commissions paid by us	US$	US$	US$

We have also agreed to reimburse the underwriters for certain expenses in connection with this offering in an aggregate amount not exceeding US$            , including US$             in legal expenses. Such reimbursements are deemed underwriter compensation by FINRA.

Lock-Up Agreements

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, (i) issue, offer, pledge, sell, contract to sell, sell any option, or contract to purchase, purchase any option, or grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the ordinary shares or ADSs within the meaning of Section 16 of the Exchange Act; (iv) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (v) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

Each of our directors, executive officers, existing shareholders, certain option holders and Jaguarundi has agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs, (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, ADSs or any of our securities that are substantially similar to the ADSs or ordinary shares, or any options or warrants to purchase any of the ADSs or ordinary shares, or any securities convertible into, exchangeable for or that represent the right to receive the ADSs or ordinary shares, whether now owned or hereinafter acquired, owned directly by it or with respect to which it has beneficial ownership within the rules and regulations of the SEC, whether any of these transaction is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, sale, pledge, or disposition, or enter into any such transaction, swap, hedge, or other arrangement.

In addition, each of our directors, executive officers, existing shareholders, certain option holders and Jaguarundi has agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for or exercise any right with respect to, the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

In addition, through a letter agreement, we will instruct Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of any Class B ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we otherwise instruct the depositary with the prior written consent of the representatives. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying Class B ordinary shares. The 180-day lock-up period may be extended under the circumstances described in the paragraph immediately preceding this paragraph.

New York Stock Exchange Listing

We have applied to have our ADSs listed on the NYSE under the symbol “QUNR”.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the NYSE, the over-the-counter market or otherwise.

Electronic Distribution

A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Discretionary Sales

The underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.

(b) you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada. The ADSs may only be offered, sold or distributed, directly or indirectly, in the provinces of Ontario and Quebec, Canada or to residents thereof and not in any other province or territory of Canada or to or for the benefit of any resident of any other province or territory of Canada. Such offers or sales will be made pursuant to an exemption from the requirement to file a prospectus with the regulatory authorities in the provinces of Ontario and Quebec, and will be made only through a dealer duly registered under the applicable securities laws of the province of Ontario or Quebec, as the case may be, or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

Dubai International Finance Centre. This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of the ADSs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except Relevant Member State at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to containing the prior consent of the underwriters for any such offer; or

(d) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Israel. In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

(a) a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b) a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c) an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d) a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e) a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f) a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g) an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h) a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i) an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j) an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Japan. The underwriters will not offer or sell any of our ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Korea. The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds”, its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia. This prospectus may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore. This prospectus or any other offering material relating to our ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, the underwriters have severally represented, warranted and agreed that (a) they have not offered or sold any of our ADSs or caused our ADSs to be made the subject of an invitation for subscription or purchase and it will not offer or sell any of our ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and (b) they have not circulated or distributed, and they will not circulate or distribute, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland. The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

United Arab Emirates. The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom. This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discount, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the New York Stock Exchange listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$
Financial Industry Regulatory Authority, Inc. filing fee.
New York Stock Exchange Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Davis Polk & Wardwell LLP. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of the Class B ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by TransAsia Lawyers and for the underwriters by Haiwen & Partners. Davis Polk & Wardwell LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and TransAsia Lawyers with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Haiwen & Partners with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of December 31, 2011 and 2012 and for each of the three years in the three-year period ended December 31, 2012 appearing in this prospectus and registration statement have been audited by Ernst & Young Hua Ming LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Oriental Plaza, No. 1 East Chang An Ave, Dong Cheng District, Beijing, China, 100738.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying Class B ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

QUNAR CAYMAN ISLANDS LIMITED

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Qunar Cayman Islands Limited

We have audited the accompanying consolidated balance sheets of Qunar Cayman Islands Limited (the “Company”) as of December 31, 2011 and 2012, and the related consolidated statements of comprehensive loss, cash flows and changes in shareholders’ deficit for each of the three years in the period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Qunar Cayman Islands Limited at December 31, 2011 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

April 12, 2013

QUNAR CAYMAN ISLANDS LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”),

except for number of shares and per share data)

		As of December 31,
	Notes	2011	2012
		RMB	RMB	US$	RMB	US$
					Unaudited pro-forma (note 2)
ASSETS
Current assets:
Cash and cash equivalents		123,445	148,511	24,198
Restricted cash		121	49,047	7,991
Funds receivable		3,347	30,838	5,025
Short-term investments		98,394	521	85
Accounts receivable, net	3	37,851	45,631	7,435
Due from related parties	9	1,050	38,756	6,315
Prepayments and other current assets	4	26,338	46,174	7,523

Total current assets		290,546	359,478	58,572

Non-current assets:
Property and equipment, net	5	25,058	32,298	5,262
Other non-current assets		5,369	576	94

Total non-current assets		30,427	32,874	5,356

Total assets		320,973	392,352	63,928

QUNAR CAYMAN ISLANDS LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”),

except for number of shares and per share data)

		As of December 31,
	Notes	2011	2012
		RMB	RMB	US$	RMB	US$
					Unaudited pro-forma (note 2)
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT

Current liabilities (including current liabilities of the Affiliated PRC Entities without recourse to the Company amounting to RMB16,730 and RMB135,723 (US$22,114) as of December 31, 2011 and 2012, respectively) (note 1):

Customer advances and deposits		34,208	69,081	11,256
Due to related parties	9	—	50,200	8,179
Accounts payable		2,422	2,284	372
Salaries and welfare payable		23,861	43,669	7,115
Income tax payable	8	590	1,166	190
Accrued expenses and other current liabilities	6	57,938	148,616	24,215
Dividend payable		74,001	—	—

Total current liabilities		193,020	315,016	51,327

Non-current liabilities:
Non-current liabilities		3,138	17,594	2,867

Total non-current liabilities		3,138	17,594	2,867

Total liabilities		196,158	332,610	54,194

Commitments and contingencies	18	—	—	—
Redeemable ordinary shares (US$ 0.001 of par value per share; 100,280,392 shares issued and outstanding with a redemption value of US$1.45533 per share as of December 31, 2011 and 2012)	13	998,666	998,666	162,718	—	—

Total mezzanine equity		998,666	998,666	162,718	—	—
Shareholders’ deficit:
Ordinary shares (US$ 0.001 of par value per share; 800,000,000 shares authorized; 181,402,116 shares issued and outstanding as of December 31, 2011 and 2012)	14	1,172	1,172	191	1,272	207
Additional paid-in capital		(742,946)	(716,364)	(116,721)	282,202	45,981
Accumulated other comprehensive loss	11	(11,061)	(11,603)	(1,891)	(11,603)	(1,891)
Accumulated deficit		(121,016)	(212,129)	(34,563)	(212,129)	(34,563)

Total shareholders’ deficit		(873,851)	(938,924)	(152,984)	59,742	9,734

Total liabilities, mezzanine equity and shareholders’ deficit		320,973	392,352	63,928

The accompanying notes are an integral part of these consolidated financial statements.

QUNAR CAYMAN ISLANDS LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”),

except for number of shares and per share data)

		Years ended December 31,
	Notes	2010	2011	2012
		RMB	RMB	RMB	US$
Revenues
Pay-for-performance services	7	104,572	216,932	422,234	68,797
Display advertising services	7	15,014	33,334	46,670	7,604
Other services	7	4,296	12,161	32,821	5,348

Total revenues		123,882	262,427	501,725	81,749
Cost of revenues		(23,086)	(43,682)	(95,787)	(15,607)

Gross profit		100,796	218,745	405,938	66,142
Operating expenses:
Product developments		(28,975)	(83,110)	(187,266)	(30,512)
Sales and marketing (including amounts contributed by and paid to related parties amounting to nil, RMB1,200 and RMB6,650 (US$1,084) and nil, RMB90 and RMB74,296 (US$12,105), respectively, for the years ended December 31, 2010, 2011 and 2012, respectively)	9	(62,481)	(134,246)	(243,800)	(39,724)
General and administrative (including expenses incurred due to a related party amounting to RMB nil, RMB81 and RMB81 (US$13) for the years ended December 31, 2010, 2011 and 2012, respectively)	9	(13,418)	(43,135)	(50,574)	(8,241)

Operating loss		(4,078)	(41,746)	(75,702)	(12,335)
Interest income, net		764	1,767	832	136
Foreign exchange gain/(loss), net		430	(33)	(656)	(107)
Other income, net		2	6	363	59

Loss before income taxes		(2,882)	(40,006)	(75,163)	(12,247)
Income tax expense	8	(1,492)	(5,945)	(15,950)	(2,599)

Net loss		(4,374)	(45,951)	(91,113)	(14,846)

Deemed dividend	12	—	(31,181)	—	—

Net loss attributable to ordinary shareholders		(4,374)	(77,132)	(91,113)	(14,846)

Loss per share
Basic and diluted	15	(0.12)	(0.51)	(0.32)	(0.05)
Weighted average number of shares used in computation:
Basic and diluted	15	36,246,976	151,820,420	281,682,508	281,682,508
Other comprehensive loss, net of tax of nil
Foreign currency translation adjustments	11	(3,739)	(5,491)	(542)	(88)

Comprehensive loss attributable to ordinary shareholders		(8,113)	(51,442)	(91,655)	(14,934)

The accompanying notes are an integral part of these consolidated financial statements.

QUNAR CAYMAN ISLANDS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”))

		Years ended December 31,
	Notes	2010	2011	2012
		RMB	RMB	RMB	US$
Cash flows from operating activities:
Net loss		(4,374)	(45,951)	(91,113)	(14,846)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation expenses	5	2,073	6,691	16,876	2,750
Allowance for doubtful debts	3	74	340	1,928	314
Share-based compensation related to equity awards		4,834	20,802	16,973	2,765
Marketing services contributed by a related party	9	—	1,200	6,650	1,083
Imputed interest on loan due to a related party	9	—	—	421	69
Payment of Employee Consenting Equity Right Holder (“CERH”) Fees		—	(45,449)	—	—
Changes in assets and liabilities
Restricted cash		—	(121)	(48,926)	(7,972)
Accounts receivable		(14,257)	(15,396)	(9,708)	(1,582)
Funds receivable		—	(3,347)	(27,491)	(4,479)
Prepayments and other current assets		(9,384)	(9,603)	(19,836)	(3,232)
Due from related parties		(198)	(852)	(6,550)	(1,067)
Other non-current assets		—	(5,369)	4,793	781
Customer advances and deposits		13,279	16,314	34,873	5,682
Accounts payable		(383)	(174)	(770)	(125)
Salaries and welfare payable		5,245	13,694	19,808	3,227
Income tax payable		955	(365)	576	94
Accrued expenses and other current liabilities		6,993	45,800	90,678	14,775
Due to related parties	9	—	—	200	33
Non-current liabilities		536	2,602	14,456	2,355

Net cash provided by/(used for) operating activities		5,393	(19,184)	3,838	625

Cash flows from investing activities:
Acquisitions of property and equipment		(4,642)	(23,042)	(23,484)	(3,826)
Payments to purchase of short-term investments		(68,245)	(282,359)	(29,626)	(4,827)
Proceeds from maturity of short-term investments		45,094	209,854	127,499	20,774
Loan to related parties	9	—	—	(31,156)	(5,077)

Net cash (used for)/provided by investing activities		(27,793)	(95,547)	43,233	7,044

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	1	—	1,680,039	—	—
Proceeds from convertible preferred shares		1,999	—	—	—
Proceeds from exercise of share options		868	2,318	2,538	414
Repurchase of share options	16	—	(5,708)	—	—
Loans from related parties	9	—	—	150,000	24,440
Repayment of loan from a related party	9	—	—	(100,000)	(16,294)
Distribution	14	—	(1,529,662)	(74,256)	(12,099)

Net cash provided by/(used for) financing activities		2,867	146,987	(21,718)	(3,539)

Effect of exchange rate changes on cash and cash equivalents		(3,739)	(7,666)	(287)	(46)
Net (decrease)/increase in cash and cash equivalents		(23,272)	24,590	25,066	4,084
Cash and cash equivalents at beginning of the year		122,127	98,855	123,445	20,114

Cash and cash equivalents at end of the year		98,855	123,445	148,511	24,198

Supplemental cash flow disclosures:
Income taxes paid		—	(2,376)	(2,260)	(368)
Acquisitions of property and equipment included in accounts payable		677	1,370	632	103

The accompanying notes are an integral part of these consolidated financial statement

QUNAR CAYMAN ISLANDS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”), except for number of shares)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive loss (note 11)	Accumulated deficit	Total shareholders’ deficit
	Number of shares	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2010	36,246,976	209	32,246	(1,831)	(70,691)	(40,067)
Net loss	—	—	—	—	(4,374)	(4,374)
Other comprehensive loss	—	—	—	(3,739)	—	(3,739)
Exercise of stock options	—	—	868	—	—	868
Share-based compensation	—	—	4,834	—	—	4,834

Balance at December 31, 2010	36,246,976	209	37,948	(5,570)	(75,065)	(42,478)

Net loss	—	—	—	—	(45,951)	(45,951)
Other comprehensive loss	—	—	—	(5,491)	—	(5,491)
Deemed dividend	—	—	(31,181)	—	—	(31,181)
Conversion of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred shares to ordinary shares	63,699,680	407	201,829	—	—	202,236
Exercise of stock options	70,010	1	2,317	—	—	2,318
Share-based compensation	263,726	2	20,800	—	—	20,802
Repurchase of share options	—	—	(5,708)	—		(5,708)
Reclassification of the redeemable ordinary shares from permanent equity to mezzanine equity (note 13)	(100,280,392)	(619)	(998,047)	—	—	(998,666)
Issuance of ordinary shares (note 1)	181,402,116	1,172	1,678,867	—	—	1,680,039
Distribution and payment of CERH Fees	—	—	(1,650,971)	—	—	(1,650,971)
Marketing services contributed by a related party (note 9)	—	—	1,200	—	—	1,200

Balance at December 31, 2011	181,402,116	1,172	(742,946)	(11,061)	(121,016)	(873,851)

Net loss	—	—	—	—	(91,113)	(91,113)
Other comprehensive loss	—	—	—	(542)	—	(542)
Online marketing services contributed by a related party (note 9)			6,650			6,650
Imputed interest on loan due to related party (note 9)			421			421
Exercise of stock options	—	—	2,538	—	—	2,538
Share-based compensation	—	—	16,973	—	—	16,973

Balance at December 31, 2012	181,402,116	1,172	(716,364)	(11,603)	(212,129)	(938,924)

Balance at December 31, 2012, in US$		191	(116,721)	(1,891)	(34,563)	(152,984)

The accompanying notes are an integral part of these consolidated financial statements.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

1.	ORGANIZATION

Qunar Cayman Islands Limited (the “Company” or “Qunar”) is a limited company incorporated on July 31, 2006 and domiciled in the Cayman Islands. The Company is principally engaged in the operation of an online travel commerce platform with the provision of pay-for-performance services, display advertising services and other services in the People’s Republic of China (“PRC”).

Details of the Company’s subsidiaries and its Affiliated PRC Entities as of December 31, 2012 are as follows:

Company	Date of incorporation	Place of incorporation	Percentage of direct ownership by the Company	Principal activities
Subsidiaries of the Company:
Queen’s Road Investment Management Limited (“Queen’s Road”)	August 6, 2010	Hong Kong	100%	Display advertising services
Beijing Qunar Software Technology Company Limited (“WFOE”)	October 10, 2006	PRC	100%	Pay-for-performance services
Joyful Dragon Group Limited (“Joyful Dragon”)	July 21, 2006	British Virgin Islands	100%	Dormant
Shanghai Qianlima Network Technology Co. Ltd., a wholly owned subsidiary of the WFOE	November 16, 2012	PRC	100%	Dormant
Affiliated PRC Entities
Qunar.com Beijing Information Technology Company Limited (“VIE”)	March 17, 2006	PRC	Nil	Display advertising services
Beijing JiaXin HaoYuan Information Technology Company Ltd. (“Jiaxinhaoyuan”), a wholly owned subsidiary of the VIE	August 26, 2010	PRC	Nil	Other services
Beijing JinDuYuanYou Information Technology Company Ltd. (“Jinduyuanyou”), a wholly owned subsidiary of the VIE	December 12, 2011	PRC	Nil	Pay-for-performance services
Qingdao Yi Lu Tong Xing International Travel Co., Ltd. (“Qingdao”), a wholly owned subsidiary of the VIE	April 12, 2012	PRC	Nil	Other services

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

The VIE and its wholly-owned subsidiaries are collectively known as the “Affiliated PRC Entities.”

On March 21, 2011, the Company transferred its entire equity interest in the WFOE to Queen’s Road.

On July 20, 2011, Baidu Holdings Limited (“Baidu”) subscribed to 181,402,116 of the Company’s ordinary shares, representing 62.01% of the equity interest of the Company (60% of the equity interest of the Company on a fully diluted basis) for a total consideration of US$ 306,000 (RMB1,976,515) (the “Baidu Transaction”). 85% of the total consideration or US$260,100 (RMB 1,680,039) was remitted upon closing of the Baidu Transaction. The rest of the consideration amounting to US$45,900 was remitted to an escrow account which was released in full at the end of the escrow period in January 2013 as all the conditions related to the escrow were fulfilled.

Baidu, Inc., the parent company of Baidu, is the Company’s ultimate holding company.

In order to comply with the PRC law and regulations which prohibit foreign control of companies involved in Internet content, the Company operates its website and conducts substantially the majority of its display advertising businesses in the PRC through the Affiliated PRC Entities. The paid-in capital of the VIE was funded by the WFOE through loans extended to the VIE’s shareholders (“Nominee Shareholders”). The effective control of the VIE is held by the Company, through a series of contractual agreements (the “Contractual Agreements”) entered into in October 2006, as amended. As a result of the Contractual Agreements, the Company maintains the ability to control the VIE, is entitled to substantially all of the economic benefits from the VIE, and is obligated to absorb all of the VIE’s expected losses.

Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between the Company and the VIE through the irrevocable power of attorney agreement, whereby the Nominee Shareholders effectively assigned all of their voting rights underlying their equity interests in the VIE to the Company. In addition, through the Contractual Agreements, the Company demonstrates its ability and intention to continue to absorb substantially all of the expected losses and profits of the VIE.

With respect to the VIE, the Board of Directors of the Company approves the annual budget, financial statements and material contracts of the VIE after the review by senior management of the Company. Senior management of the Company is also generally responsible for the review and approval of sales contracts, credit approval policies, pricing policies, the display of advertisements as well as the appointments and terminations of personnel. In addition, the WFOE is mainly responsible for acquiring significant bandwidth and traffic, marketing and product developments for the VIE. Therefore, the Company directs the activities of the VIE that most significantly impact their economic performance.

As a result of the above, the Company consolidates the VIE in accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification (“ASC”) 810, Consolidation.

The following is a summary of the Contractual Agreements:

(1) Power of Attorney Agreement: Pursuant to the power of attorney agreement signed between the Nominee Shareholders and the WFOE, the Nominee Shareholders gave the WFOE an irrevocable proxy to exercise all of their voting rights as shareholders of the VIE and sign and/or stamp on behalf of the Nominee Shareholders, all related legal documents pertinent to the exercise of their rights in their capacity as the shareholders of the VIE. The WFOE is also entitled to transfer or assign its voting rights to any other person or entity at its own discretion and without giving prior notice to the Nominee Shareholders or obtaining their consent. The Nominee Shareholders have also irrevocably and permanently waived their rights to terminate this proxy. The proxy will only end when the equity interests of the VIE have been transferred to the Company, the WFOE or their designee or upon the dissolution of the VIE, whichever is earlier.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

(2) Loan Agreement: Pursuant to the loan agreement between the Nominee Shareholders and the WFOE, the WFOE granted interest free loans amounting to RMB 1,000 for the Nominee Shareholders’ contributions to the VIE. The manner and timing of the repayment is at the sole discretion of the WFOE and at the Nominee Shareholders’ option may be in the form of transferring the VIE’s equity interest to the WFOE or its designees.

(3) Equity Option Agreement: Pursuant to the equity option agreement entered into between the Nominee Shareholders, the Company and the WFOE, the Nominee Shareholders granted to the Company/ WFOE or their designees an exclusive and irrevocable option to purchase all their equity interests in the VIE. The exercise consideration should be based on the loan amount as described above or the minimum consideration permitted by the PRC laws, whichever is higher. The Company/ WFOE or their designees may exercise such option at any time until it has acquired all equity interests of the VIE. This agreement terminates when all the equity interests have been transferred or when the obligations by the Nominee Shareholders have been fully performed, whichever is later.

(4) Exclusive Technical Consulting and Services Agreement: Pursuant to the exclusive technical consulting and services agreement entered into by the WFOE and the VIE, the VIE engaged the WFOE as their exclusive provider of technical, marketing and management consulting services for an initial term of 30 years, which will be automatically extended for another 10 years upon expiration. The VIE is required to pay to the WFOE service fees determined mutually by the parties. The WFOE will exclusively own any intellectual property arising from the performance of this agreement. The agreement can be terminated mutually by the parties.

(5) Equity Interest Pledge Agreement: Pursuant to the equity interest pledge agreement entered into between the Nominee Shareholders and the WFOE, the Nominee Shareholders pledged all of their equity interests in the VIE to the WFOE as collateral to secure their obligations under the above agreements. The Nominee Shareholders may not transfer or dispose of their equity interests in the VIE until all the obligations under the agreements above have been performed and the equity interests in the VIE have been transferred to the WFOE, the Company and/or their designees. The Nominee Shareholders also cannot create any pledge or encumbrance on the equity interests in the VIE without the WFOE’s prior written consent. The WFOE is entitled to transfer or assign in full or in part the equity interests pledged. In the event of default, the WFOE as the pledgee will be entitled to dispose of the pledged equity interests at any time through transfer or assignment. The WFOE also has the right to collect dividends from the equity interests. The equity interest pledge agreement will terminate after all the obligations under these agreements have been satisfied in full and the pledged equity interests have been transferred to the WFOE, the Company and/or their designees. The equity interest pledge agreement may only be early terminated by the WFOE unilaterally. The equity pledge has also been registered with the local administration for industry and commerce and remains effective until all payments due under the exclusive technical consulting and services agreement have been fulfilled by the VIE.

In May 2012, the Contractual Agreements were supplemented by the following terms:

•

Dividends and distributions are not permitted without the prior consent of the WFOE. To the extent there is a dividend or distribution, the Nominee Shareholders will remit the amounts in full to the WFOE immediately;

•

The Nominee Shareholders agreed that the total consideration received from the transfer of any part of the equity interests or sale of assets of the VIE will first be applied to the outstanding balance under the loan and exclusive technical consulting and services agreements. After full repayment of the

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

outstanding balance, any remaining consideration will be remitted in full to the WFOE as a nonreciprocal transfer;

•

With respect to the loan agreement, the term of the loan shall continue indefinitely until all the obligations have been fulfilled. The WFOE may at its discretion determine the time and manner for the repayment and the Nominee Shareholders’ option as to the form of repayment is superseded;

•

With respect to the equity option agreement, the method of payment of the equity option shall be determined at the discretion of the WFOE. In the event of liquidation or dissolution of the VIE, all assets shall be sold to the WFOE at the lowest selling price permitted by the applicable PRC law, and any proceeds from the transfer and any residual interests in the VIE shall be remitted to the WFOE immediately. The Company also agrees to fund the WFOE if and when the VIE requires financial support from the WFOE, to the extent allowed by law, to the VIE for its operations and forego the right to seek repayment;

•

The appointment of any individuals to exercise the powers and rights assigned pursuant to the power of attorney agreement requires the approval of the Company. All the activities in relation to such powers and rights assigned are directed and approved by the Company; and

•

With respect to the exclusive technical consulting and services agreement, the service fees are determined based on a predetermined formula based on the financial performance of the VIE and can be adjusted by the WFOE unilaterally. The terms of the exclusive technical consulting and services agreement will continue to be in effect until it is terminated by the WFOE.

In October 2012, the power of attorney agreement, loan agreement, equity option agreement, and exclusive technical consulting and services agreement were also updated to reflect an additional capital contribution amounting to RMB 10,000 to the VIE by the WFOE. The supplemental terms of the Contractual Agreements entered into in May 2012 remain effective.

As a result, the power of attorney has since been effectively reassigned to the Company which has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance. The Company is also obligated to absorb the expected losses of the VIE through the financial support as described above. The Company and the WFOE, as a group of related parties, have held all of the variable interests of the VIE. The Company has been determined to be most closely associated with the VIE within the group of related parties and has replaced the WFOE as the primary beneficiary of the VIE since May 2012. As the VIE was subject to indirect control by the Company through the WFOE immediately before and direct control immediately after the Contractual Agreements were supplemented, the change of the primary beneficiary of the VIE was accounted for as a common control transaction based on the carrying amount of the net assets transferred.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

The carrying amounts and classifications of the assets and liabilities of Affiliated PRC Entities are as follows:

	As of December 31,
	2011	2012
	RMB	RMB	US$
Current assets	57,256	209,484	34,132
Non-current assets	1,359	1,441	235

Total assets	58,615	210,925	34,367

Current liabilities	48,758	203,778	33,203
Non-current liabilities	1,122	1,491	243

Total liabilities	49,880	205,269	33,446

The financial performance and cash flows of Affiliated PRC Entities are as follows:

	Years ended December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Revenues	20,555	59,589	80,344	13,091

Cost of revenues	11,161	19,950	32,743	5,335

Net income /(loss)	414	5,678	(3,254)	(530)

Net cash provided by operating activities	2,681	1,439	33,038	5,383

Net cash used in investing activities	(68)	(713)	(1,553)	(253)

Net cash provided by financing activities	—	—	60,000	9,776

As of December 31, 2011 and 2012, the current liabilities of the Affiliated PRC Entities included amounts due to WFOE and the Company of RMB32,028 and RMB68,055 (US$11,089), respectively, which were eliminated upon consolidation by the Company.

There was no pledge or collateralization of the Affiliated PRC Entities’ assets and the Company has not provided any financial support that it was not previously contractually required to provide to the Affiliated PRC Entities.

2.	Summary of significant accounting policies

Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and the Affiliated PRC Entities of which the Company or a subsidiary of the Company is the primary

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

beneficiary. All significant intercompany transactions and balances between the Company, its subsidiaries and the Affiliated PRC Entities are eliminated upon consolidation.

Unaudited pro forma shareholders’ equity

If a qualified initial public offering is completed, pursuant to the Company’s memorandum and articles of association, the ordinary shares will no longer be subject to redemption at the option of the shareholder. Unaudited pro forma shareholders’ equity as of December 31, 2012, as adjusted for the reclassification of the related ordinary shares from mezzanine equity to shareholders’ deficit, is set forth on the consolidated balance sheet.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Areas where management uses subjective judgment include, but are not limited to, estimating the useful lives of long-lived assets, identifying separate accounting units and estimating rebates related to revenue transactions, assessing the impairment of long-lived assets, determining the provision for accounts receivable, share-based compensation expenses, fair values of convertible preferred shares, realizability of deferred tax assets, unrecognized tax benefits, and loss contingencies. Management bases the estimates on historical experience and various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from these estimates.

Foreign currency translation and transactions

The functional currency of the Company, Joyful Dragon and Queen’s Road is the United States dollar (“US$”). The Company’s PRC subsidiaries, and the Affiliated PRC Entities determined their functional currency to be the Chinese Renminbi (“RMB”). The determination of the respective functional currency is based on the criteria of ASC 830, Foreign Currency Matters. The Company uses the RMB as its reporting currency. The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Translation differences are recorded in accumulated other comprehensive loss, a component of shareholders’ deficit.

Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of comprehensive loss.

Convenience translation

Amounts in U.S. dollars are presented for the convenience of the reader and are translated at the noon buying rate of RMB6.1374 per US$1.00 on June 28, 2013 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Fair value of financial instruments

Financial assets and liabilities of the Company primarily comprise of cash and cash equivalents, short-term investments, restricted cash, funds receivable, accounts receivable, other current assets, funds receivable and accounts payable. As at December 31, 2011 and 2012, the carrying values of these financial instruments approximated to their fair values due to the short-term maturity of these instruments.

Modification of convertible preferred shares

The Company assesses whether an amendment to the terms of its convertible preferred shares is an extinguishment or a modification using the fair value model. If the fair value of the convertible preferred shares immediately after the amendment changes by more than 10 percent from the fair value of the convertible preferred shares immediately before the amendment, the amendment is considered an extinguishment. An amendment that does not meet this criterion is a modification. When convertible preferred shares are extinguished, the difference between the fair value of the consideration transferred to the convertible preferred shareholders and the carrying amount of the convertible preferred shares (net of issuance costs) is treated as a deemed dividend to the convertible preferred shareholders. When convertible preferred shares are modified, the increase of the fair value immediately after the amendment is treated as a deemed dividend to the convertible preferred shareholders. Modifications that result in a decrease in the fair value of the convertible preferred shares are not recognized.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. All highly liquid investments with original stated maturity of three months or less are classified as cash equivalents.

Restricted cash

The Company acts as an intermediary between users and certain online travel agencies (“OTA”), airline and hotel customers for the reservations originated through the Company’s website or mobile platform. The use of the cash collected from users for such reservations is restricted. Such restricted cash cannot be used for the operations of the Company or any other purpose not designated by users and is subject to remittance to these customers in a short period of time.

Short-term investments

Short-term investments, as of December 31, 2011 and 2012, represented time deposits with original maturities exceeding three months held in various reputable financial institutions in the PRC.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recognized and carried at original invoiced amount less an allowance for any potential uncollectible amounts. An estimate for doubtful debts is made when the collection of the full amount is no longer probable. Bad debts are written off as incurred.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make payments on time. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s historical payment history, its current credit-worthiness and current economic trends.

Funds receivable

Funds receivable are cash due from third-party on-line payment service providers, net of service fees, for clearing transactions. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Receivable balances are written off after all collection efforts have been exhausted. As of December 31, 2011 and 2012, no allowance for doubtful accounts was provided for the funds receivable.

Property and equipment, net

Property and equipment are stated at cost and are depreciated using the straight-line method over the shorter of the estimated useful lives of the asset or the term of the related lease, as follows:

Estimated useful life
Office furniture and equipment	3 or 5 years
Office computer equipment	3 years
Servers and network equipment	3 years
Software	3 years
Leasehold improvements	Over the shorter of the lease term or the estimated useful lives of the assets, which range from 0.67 to 3 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment is capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive loss.

Change in estimate

During the year ended December 31, 2011, the Company revised the useful lives of computers and servers from five years to three years. The change in the useful lives resulted in additional depreciation expense of RMB1,557 and an increase in operating loss, net loss and loss per share for the year ended December 31, 2011 amounting to RMB1,557, RMB1,557 and RMB0.01 per share, respectively.

Impairment of long-lived assets

The Company evaluates its long-lived assets or asset group with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

future use of the assets) indicate that the carrying amount of its long-lived assets or asset group may not be fully recoverable. When these events occur, the Company evaluates the impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the long lived assets or asset group over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets or asset group when the market prices are not readily available for the long-lived assets or asset group. No impairment charge was recognized for any of the years presented.

Revenue recognition

The Company’s revenue is primarily derived from pay-for-performance, display advertising services and other services. Revenue is recognized only when the persuasive evidence of an arrangement exists, the service has been performed, the price is fixed or determinable, and the collectability of the related fee is reasonably assured in accordance with ASC 605, Revenue Recognition (“ASC 605”). Specifically, contracts are signed to establish significant terms such as the price and specific services to be provided. The Company assesses the creditworthiness of its customers prior to signing the contracts to ensure collectability is reasonably assured. Non-refundable payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer advances and deposits.

When pay-for-performance service and display advertising service arrangements with a customer involve multiple elements as defined in ASC 605, the total arrangement consideration is allocated to the separate deliverables on the basis of their relative selling price. Relative selling price is based on vendor specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available or management’s best estimate of selling price (“BESP”) if neither VSOE nor TPE are available. In determining its BESP for each deliverable, the Company considers its overall pricing model and objectives, as well as market or competitive conditions that may impact the price at which the Company would transact if the deliverables were sold regularly on a standalone basis. In addition, the consideration allocated to the delivered element is limited to the amount that is not contingent upon the delivery of additional deliverables or meeting other specified performance conditions. The Company monitors the conditions that affect its determination of selling price for each deliverable and reassesses such estimates periodically. The Company has not entered into multiple contracts with the same counterparty that should be combined and accounted for as a single arrangement.

Pay-for-performance services

The Company’s pay-for-performance platform enables customers including OTAs, airlines and hotels to place their links and related description on the Company’s search results list or next to the search results list provided to users of the Company’s website or mobile platform.

Cost-per-click. Revenue is recognized when the user clicks on the customer-sponsored links accessible on the Company’s website or through the Company’s mobile platform, and is directed to the customer’s online booking webpage and other revenue recognition criteria have been met.

The Company issues award credits to its customers based on the customers’ monthly spending on cost-per-click services in accordance with the service contracts. These award credits can only be used for future cost-per-click services and are not redeemable for cash. The Company accounts for these award credits granted

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

to the customers in conjunction with a current sale of services analogous to a multiple-element arrangement in accordance with ASC 605-25. The monthly spending by the customer relating to cost-per-click services is allocated to the clicks sold and the award credits earned based on their relative-selling-prices, which is proportionate to the cost-per click services delivered and future cost-per click services to be delivered from the award credits applied. Therefore, revenue is recognized proportionately as services including those in connection to award credits are delivered to the customer. Deferred revenue as of December 31, 2011 and 2012 amounted to RMB4,280 and RMB5,554 (US$905), respectively, which is recognized as the services are delivered within an estimated one month-period after the respective year-end.

Cost-per-sale. The Company receives fees from OTAs, airlines, and hotels for reservations and sales facilitated through the Company’s website or mobile platform. Fees from air travel facilitating services including aviation insurance policies are recognized as revenue, where applicable, net of estimated cancellations upon the issuance of the air ticket by OTAs or airlines. The Company has a sufficient homogenous volume of transactions from its customers, and the evaluation of this historical data enables the Company to reasonably estimate cancellations. Estimated cancellations are recorded as a reduction of revenue in the same period revenue is recognized. Estimated cancellations were insignificant for the years ended December 31, 2010, 2011 and 2012. Fees from hotel reservation facilitating services are recognized upon the reservation of the hotel rooms or after confirmation with the hotel that the end user has completed his or her stay depending on the terms and conditions of the underlying contract. When the Company’s contracts with the hotel state that the Company earns the fees regardless of whether the end user completes his or her stay at the hotel, fees are recognized upon the reservation of the hotel room. The Company considers such arrangements in accordance with ASC 605 and has concluded that it acts as an agent. Therefore, the Company presents revenues from such transactions on a net basis in the consolidated statements of comprehensive loss.

Display advertising services

The majority of the Company’s display advertising service arrangements involves multiple deliverables such as banner advertisements, logos and other media insertions that are delivered over the same period or different periods of time. The Company, as an industry practice in the PRC, regularly provides display advertising services at a discount to its standard rates. These discounts are in the form of free advertising elements, of which the duration and other terms of services are specified as part of the revenue contract. The banner advertisements, logos, other media insertions and free elements are each considered to be a separate deliverable in the multiple element arrangements.

Revenue is recognized ratably when the deliverables are published over the stated display period. The amount recognized is limited to the amount that is not contingent upon the delivery of additional deliverables or meeting other specified performance conditions.

Rebates provided to customers of display advertising services

The Company provides cash incentives in the form of rebates to certain advertising agencies based on the cumulative advertising volume during each fiscal year. Such rebates are recorded as a reduction of revenue in the period revenue is recognized in the Company’s consolidated financial statements in accordance with ASC 605. Rebates to advertising agencies amounted to RMB1,945, RMB5,371 and RMB7,251 (US$1,181) for the years ended December 31, 2010, 2011 and 2012, respectively.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Other services

The other services primarily represent the travel related group-buying services and service fees from third-party online payment platforms.

Group-buying services

The Company generates commission revenues from selling group-buying vouchers for the offerings of products and services by its merchants, at discounted prices to its users. The Company devotes substantial resources in selecting qualifying merchants, thereby ensuring the quality of products and services sold by its merchants through the Company’s website. Once a merchant is selected, the Company contracts with the selected merchant for the specified product or service group-buying vouchers to be offered on the Company’s website or mobile platform, along with the timing of the offer, the voucher price and the price at which the Company will pay the merchant, shipping terms and conditions, if applicable, and the minimum threshold of vouchers for the specified product or service to be sold in order to validate the group-buying voucher offer.

The Company acts as an agent rather than as the principal in the delivery of the goods or services underlying the vouchers as it does not assume the risks and rewards of ownership of goods nor is it responsible for fulfillment, both of these are the responsibility of the merchant. The Company presents revenue on a net basis (representing the amount billed to users less the amount paid/payable to merchants) in accordance with ASC 605.

The Company’s users have the ability to hold the vouchers for full refund, and therefore, the underlying sale from which the Company earns the related commission revenue as an agent is not culminated until its users actually redeem their vouchers. Revenue recognition is deferred until the redemption of the group-buying vouchers by the users for the delivery of products or consumption of the services, at which time the underlying sale from which the Company earns its commission has been culminated and the Company has completed its service obligations to its merchants. The Company has no remaining obligations to its merchants after voucher redemption by its users.

Commissions from third-party online payment platforms

The Company receives commissions from third-party online payment platforms for payments originating from user online bookings through the Company’s website or mobile platform. The commission is based on a contracted percentage of the total payments processed. Revenue is recognized, on a net basis, when the four revenue recognition criteria in accordance with ASC 605 as shown above have been met.

Cost of revenues

Cost of revenues consists primarily of sales taxes (including business tax and output value-added tax) and surcharges, travel related data acquisition costs, bandwidth and server hosting costs, depreciation, payroll and related costs of operations.

The Company incurs sales taxes and surcharges in connection with the provision of pay-for-performance services, display advertising service and other services in the PRC. According to ASC 605, the Company includes such taxes incurred in cost of revenues which amounted to RMB7,081, RMB16,041 and RMB40,258 (US$6,559) for the years ended December 31, 2010, 2011 and 2012, respectively.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Advertising expenses

Advertising expenses, primarily the online marketing expenses and brand marketing expenses through various other forms of media, are included in sales and marketing expenses in the consolidated statements of comprehensive loss. Specifically, online marketing expenses include search engine fees, link placement fees and contextual advertising placement fees for the acquisition of traffic to the Company’s website when incurred. Advertising expenses for the years ended December 31, 2010, 2011 and 2012 were RMB43,326, RMB70,063 and RMB138,864 (US$22,626), respectively. Online marketing expenses for the years ended December 31, 2010, 2011 and 2012 were RMB 39,583, RMB 56,281 and RMB130,069 (US$21,193), respectively.

Product developments

Product development expenses primarily consist of salaries and related compensations for product development personnel who are responsible for developing, improving as well as maintaining the Company’s website and mobile platforms. Product development expenses are recognized as incurred. The Company recognizes website and software development costs in accordance with ASC 350, Intangibles-Goodwill and Other. The Company expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites or the development of software for internal use and website contents. The Company capitalizes software development costs that fulfill the capitalization criteria. Website and software development costs subject to capitalization have been insignificant.

Leases

Leases are classified as either capital or operating leases at the inception date. Leases that transfer substantially all the benefits and risks incidental to the ownership of assets are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases and such rental payments are expensed on a straight-line basis over the periods of their respective lease terms. The Company leases office space and server racks under operating lease agreements. Certain of the lease agreements contain rent holidays. Rent holidays are considered in determining the straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease.

The Company had no capital leases as of December 31, 2011 and 2012.

Comprehensive loss

Comprehensive loss is defined as the changes in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive loss be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Company’s comprehensive loss includes net loss and foreign currency translation adjustments and is presented in the consolidated statement of comprehensive loss. The Company early adopted ASU No. 2011-05 (“ASU 2011-05”), Comprehensive Income (Topic 220), Presentation of

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Comprehensive Income, in the year ended December 31, 2010 by presenting items of net loss and other comprehensive loss in the consolidated statements of comprehensive loss.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

In accordance with the provisions of ASC 740, Income taxes, the Company recognizes in its financial statements the benefit of a tax position if the tax position is more likely than not to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Company estimates its liability for unrecognized tax benefits which may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each tax audit is concluded, adjustments, if any, are recorded in the Company’s financial statements. Additionally, in future periods, changes in facts, circumstances and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. The Company records unrecognized tax benefits, if any, in the accrued expenses and other current liabilities or non-current liabilities in the consolidated balance sheets. The Company has elected to classify interest and penalties related to unrecognized tax benefits in the consolidated statements of comprehensive loss as income tax expense.

Share-based compensation

Options granted to employees

The Company applies ASC 718, Compensation – Stock Compensation (“ASC 718”) to account for its employee share-based payments.

In accordance with ASC 718, the Company determines whether an award should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees classified as equity awards are recognized in the financial statements based on their grant date fair values. Specifically, the grant date fair value of share options are calculated using an option pricing model. The Company has elected to recognize compensation expense using the straight-line method for all employee equity awards granted with graded vesting based on service conditions provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested at that date. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards are reversed. ASC 718 requires

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates.

Forfeiture rates are estimated based on historical and future expectations of employee turnover rates and are adjusted to reflect future changes in circumstances and facts, if any. Share-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those share-based awards that are expected to vest. To the extent the Company revises these estimates in the future, the share-based payments could be materially impacted in the period of revision, as well as in following periods. The Company, with the assistance of an independent third party valuation firm, determined the fair value of the stock options granted to employees. The Black-Scholes-Merton option pricing model was applied in determining the estimated fair value of the options granted to employees.

A cash settlement of a share-based payment award classified as an equity instrument is accounted for as the repurchase of an equity instrument at its fair value. Any excess of the amount paid by to settle such an award over the settlement-date fair value of the award is recognized as additional compensation cost. Further, if the settled award was not fully vested, the settlement would effectively accelerate vesting and require the recognition of any unrecognized compensation cost associated with the award.

The fair value of liabilities incurred in share-based payment transactions with employees are remeasured at the end of each reporting period through settlement. Changes in the fair value of a liability incurred under a share-based payment arrangement that occur during the requisite service period are recognized as compensation costs over that period.

Options granted to non-employees

The Company has accounted for equity instruments issued to non-employees in accordance with the provisions of ASC 718 and ASC 505, Equity. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed as there is no associated performance commitment.

Modification on stock options

A change in any of the terms or conditions of the stock options is accounted for as a modification of the plan. Incremental compensation cost is measured as the excess, if any, of the fair value of the modified option over the fair value of the original option immediately before its terms are modified, measured based on the fair value of the ordinary shares and other pertinent factors at the modification date. For vested stock options, the Company recognizes incremental compensation cost in the period the modification occurs. For unvested stock options, the Company recognizes over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date. If the fair value of the modified option is lower than the fair value of the original option immediately before modification, the minimum compensation cost the Company recognizes is the cost of the original award.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Loss per share

Loss per share is computed in accordance with ASC 260, Earnings per Share. The two-class method is used for computing earnings per share in the event the Company has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s convertible preferred shares are participating securities because they have contractual rights to share in the profits of the Company. Share entitlements are not considered participating securities because they do not have contractual rights and obligations to share in the profits or losses of the Company. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Company is in a net loss position.

Basic loss per ordinary share is computed by dividing loss attributable to holders of ordinary shares by the weighted-average number of ordinary shares outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the Company’s convertible preferred shares using the if-converted method, and ordinary shares issuable upon the conversion of the share options, using the treasury stock method. Ordinary share equivalents are excluded from the computation of diluted per share if their effects would be anti-dilutive. Basic and diluted loss per ordinary share is presented in the Company’s consolidated statements of comprehensive loss.

Segment reporting

In accordance with ASC 280, Segment Reporting, the Company’s chief operating decision maker, the Chief Executive Officer, reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the PRC and substantially all the Company’s revenues are derived from within the PRC, Therefore, no geographical segments are presented.

Concentration of risks

Concentration of credit risk

Financial instruments that are potentially subject to credit risk consist of cash and cash equivalents, short-term investments, restricted cash, accounts receivable, funds receivable and other receivables. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk. The deposits placed with financial institutions are not protected by statutory or commercial insurance. In the event of bankruptcy of one of these financial institutions, the Company may be unlikely to claim its deposits back in full. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

Accounts receivable are typically unsecured and are derived from revenue earned from customers. The risk is mitigated by credit evaluations the Company performs on its customers’ financial conditions and ongoing monitoring process of outstanding balances. The Company maintains reserves for estimated credit losses and these losses have generally been within expectations. No customer individually represented greater than 10% of the total accounts receivable as of December 31, 2011 and 2012.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Business, customer, political, social and economic risks

The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: changes in the overall demand for services and products; competitive pressures due to new entrants; advances and new trends in new technologies and industry standards; changes in bandwidth suppliers; changes in certain strategic relationships or customer relationships; regulatory considerations; copyright regulations; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth.

The Company’s operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Internet and advertising related businesses are subject to significant restrictions under current PRC laws and regulations. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any Internet content provider business. In addition, PRC regulations require any foreign entities that invest in the advertising services industry to have at least a two-year track record with a principal business in the advertising industry outside of the PRC.

Currently, the Company conducts its operations in the PRC through Contractual Agreements entered between the Company, the WFOE and the VIE. Based on the opinion of TransAsia Lawyers, the Company’s PRC legal counsel, the corporate structure and Contractual Agreements of the VIE and the PRC subsidiaries are in compliance with all existing PRC laws and regulations. Therefore, in the opinion of management, (i) the ownership structure of the Company and the VIE is in compliance with existing PRC laws and regulations; (ii) the Contractual Agreements with the VIE and its Nominee Shareholders are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Company’s business operations are in compliance with existing PRC law and regulations in all material respects. However, the legal system in PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit the Company’s ability to enforce these Contractual Agreements. In addition, the relevant regulatory authorities may find the current Contractual Agreements and businesses to be in violation of any existing or future PRC laws or regulations. If the Company or any of its current or future Affiliated PRC Entities are found in violation of any existing or future laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including revoking the business licenses or operating licenses of the WFOE, and Affiliated PRC Entities, shutting down the Company’s servers or blocking the Company’s websites, discontinuing or placing restrictions or onerous conditions on the Company’s operations.

The Affiliated PRC Entities contributed 16.6%, 22.7% and 13.4% of the Company’s consolidated revenues for the years ended December 31, 2010, 2011 and 2012, respectively.

Currency convertibility risk

A majority of the Company’s sales and expenses and a significant portion of the Company’s assets and liabilities are denominated in RMB. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

Foreign currency exchange rate risk

From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against US$ was approximately 3.31%, 4.64% and 1.01% in the years ended December 31, 2010, 2011 and 2012, respectively. While the international reaction to the RMB appreciation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Recently issued accounting pronouncements

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“AOCI”) (“ASU 2013-02”) to improve the reporting of reclassifications out of AOCI. This ASU sets requirements for presentation for significant items reclassified to net income in their entirety during the period and for items not reclassified to net income in their entirety during the period. It requires companies to present information about reclassifications out of AOCI in one place and to present reclassifications by component when reporting changes in AOCI balances. The modifications to ASC Topic 220 resulting from the issuance of ASU 2013-02 are effective for fiscal years beginning after December 15, 2012 and interim periods within those years. Early adoption is permitted. The adoption of ASU 2013-02 on January 1, 2013 is not expected to have a material impact on the Company’s consolidated financial statements.

3.	Accounts receivable, net

	As of December 31,
	2011	2012
	RMB	RMB	US$
Accounts receivable	38,297	47,653	7,764
Less: allowance for doubtful accounts	(446)	(2,022)	(329)

	37,851	45,631	7,435

As of December 31, 2011 and 2012, all accounts receivable were due from third party customers.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

The movements in the allowance for doubtful accounts were as follows:

	As of December 31,
	2011	2012
	RMB	RMB	US$
Balance at beginning of the year	106	446	72
Additions	340	1,928	314
Write-offs	—	(352)	(57)

Balance at end of the year	446	2,022	329

The Company recognized additions to allowance for doubtful accounts amounting to RMB74, RMB340 and RMB1,928 (US$314) within general and administrative expenses, for the years ended December 31, 2010, 2011 and 2012, respectively.

4.	Prepayments and other current assets

	As of December 31,
	2011	2012
	RMB	RMB	US$
Prepaid travel related data acquisition costs	11,946	19,914	3,245
Deposits	5,070	12,248	1,995
Prepaid expenses	6,311	10,950	1,784
Other receivables	3,011	3,062	499

Total	26,338	46,174	7,523

5.	Property and equipment, net

	As of December 31,
	2011	2012
	RMB	RMB	US$
Office furniture and equipment	3,766	5,939	968
Office computer equipment	9,375	12,534	2,042
Servers and network equipment	15,408	24,993	4,072
Software	2,876	6,667	1,086
Leasehold improvements	5,457	9,221	1,502

Total	36,882	59,354	9,670
Accumulated depreciation	(11,824)	(27,056)	(4,408)

Property and equipment, net	25,058	32,298	5,262

Depreciation expenses for the years ended December 31, 2010, 2011 and 2012 were RMB2,073, RMB6,691, and RMB16,876 (US$2,750), respectively.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

6.	Accrued expenses and other current liabilities

	As of December 31,
	2011	2012
	RMB	RMB	US$
Funds collected on behalf of travel service providers	28,077	104,743	17,066
Accrued operating expenses	15,203	34,509	5,623
Other tax payable	8,796	2,708	441
Accrued sales rebates	5,862	6,656	1,085

Total	57,938	148,616	24,215

7.	Revenues

	Years ended December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Pay-for-performance services
Cost-per-click	97,699	186,013	335,632	54,686
Cost-per-sale	6,873	30,919	86,602	14,111

	104,572	216,932	422,234	68,797
Display advertising services	15,014	33,334	46,670	7,604
Other services
Group-buying services	—	10,396	24,316	3,962
Others	4,296	1,765	8,505	1,386

	4,296	12,161	32,821	5,348

Total	123,882	262,427	501,725	81,749

Revenue from pay-for-performance services are comprised of the following travel service categories:

	Years ended December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Flights and flight related	77,826	170,577	307,708	50,137
Hotels	26,524	45,530	108,144	17,620
Others	222	825	6,382	1,040

Total	104,572	216,932	422,234	68,797

8.	Income taxes

Cayman Islands, British Virgin Islands and Hong Kong

The Company is incorporated in the Cayman Islands, and Joyful Dragon is incorporated in the British Virgin Islands (“BVI”). Under the current laws of the Cayman Islands and BVI, the Company and Joyful Dragon are not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company and Joyful Dragon to their respective shareholders, no Cayman Islands and BVI withholding tax

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

will be imposed, respectively. Queen’s Road is incorporated in Hong Kong and is subject to Hong Kong profits tax rate of 16.5% for the years ended December 31, 2010, 2011 and 2012.

PRC

The Company’s PRC subsidiaries and Affiliated PRC Entities are subject to the statutory rate of 25% for the year ended December 31, 2010, 2011 and 2012 in accordance with the Enterprise Income Tax law (the “EIT Law”), which was effective since January 1, 2008. Under the EIT Law, domestic enterprises and Foreign Investment Enterprises are subject to a unified 25% enterprise income tax rate, except for certain entities that enjoyed the tax holidays.

Both the WFOE and the VIE, were recognized as qualified “High and New Technology Enterprises” (“HNTE”) in December 2009 making them eligible for a 15% preferential tax rate effective from 2010 to 2011. If the WFOE and the VIE continue to meet the HNTE requirements, the preferential tax status may be renewed for an additional three years through an administrative renewal process. The WFOE and VIE met the HNTE requirements in December 2012, qualifying them for a 15% preferential tax rate for an additional three years (2012 to 2014).

The WFOE’s subsidiary and the VIE’s subsidiaries were subject to EIT at a rate of 25% for the years ended December 31, 2010 2011, and 2012.

Under the EIT Law, dividends paid by PRC enterprises out of profits earned post-2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain jurisdictions.

The EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC are considered PRC tax resident enterprises and subject to PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management” refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties and other aspects of an enterprise. As of December 31, 2012, no detailed interpretation or guidance has been issued to define “place of effective management”. Furthermore, as of December 31, 2012, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. If the Company or Queen’s Road is deemed as a PRC tax resident, it would be subject to PRC tax under the EIT Law. The Company has analyzed the applicability of this law and will continue to monitor the related development and application.

Loss before income taxes consists of:

	Years ended December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Non-PRC	(4,635)	(31,434)	(21,688)	(3,534)
PRC	1,753	(8,572)	(53,475)	(8,713)

	(2,882)	(40,006)	(75,163)	(12,247)

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

The income tax expense is comprised of:

	Years ended December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Current	1,492	5,945	15,950	2,599
Deferred	—	—	—	—

	1,492	5,945	15,950	2,599

A reconciliation of the differences between the statutory tax rate and the effective tax rate for enterprise income tax is as follows:

	Note	Years ended December 31,
		2010	2011	2012
		RMB	RMB	RMB	US$
Loss before income tax		(2,882)	(40,006)	(75,163)	(12,247)
Expected taxation at PRC EIT statutory rate of 25%		(720)	(10,002)	(18,790)	(3,062)
Effect of different tax rates in different jurisdictions		1,174	8,010	5,749	937
Tax incentives related to product developments		—	(5,882)	(11,210)	(1,827)
Effect of lower tax rate applicable to HNTE		(302)	1,444	(10,705)	(1,744)
Changes in uncertain tax positions and late payment interest		191	1,619	556	91
Deemed revenue	(i)	—	3,574	46,485	7,574
Non-deductible expenses		94	607	4,339	707
Changes in valuation allowance		1,055	6,575	(474)	(77)

Income tax expense		1,492	5,945	15,950	2,599

(i)	The Company acts as an agent for its air travel facilitating services including aviation insurance policies (the “Aviation Insurance Arrangements”) in accordance with ASC 605 and therefore, the Company presents revenues from such transactions on a net basis in the consolidated statements of comprehensive loss. Under the current PRC tax laws and regulations, the Company’s existing business arrangement more likely than not will subject the Company to income taxes on a gross basis for the Aviation Insurance Arrangements. The difference between the net revenue and the gross revenue is recognized as deemed revenue for additional income taxes. The associated income tax expense is calculated by applying the applicable tax rate to the deemed revenue amount and includes the late payment interest based on the applicable tax rules. The majority of the liabilities for unrecognized tax benefits represent tax positions taken with respect to deemed revenue. The unrecognized tax benefits are recorded in non-current liabilities in the consolidated balance sheets.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

The significant components of deferred taxes are as follows:

	Years ended December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Deferred tax assets, current portion:
Bad debt expense	16	67	198	32
Deferred revenue	160	739	393	64
Expense cut-off	282	176	—	—
Accrued expenses	1,172	1,931	2,430	396
Accrued salaries and welfare payable	1,520	3,572	6,494	1,058
Tax loss carry forward	72	—	—	—
Less: valuation allowance	(3,222)	(6,485)	(9,515)	(1,550)

Current deferred tax assets	—	—	—	—

Deferred tax assets, non-current portion:
Advertising expenses	2,366	5,528	1,394	227
Depreciation expenses	18	41	129	21
Tax loss carry forward	—	127	669	109
Less: valuation allowance	(2,384)	(5,696)	(2,192)	(357)

Non-current deferred tax assets	—	—	—	—

Valuation allowances have been provided on the deferred tax assets where, based on all available evidence, it was considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company recorded a full valuation allowance against deferred tax assets of the WFOE and an affiliated PRC entity that were in a cumulative loss position, respectively, as of December 31, 2011 and 2012.

As of December 31, 2012, the Company had net operating losses of approximately RMB101,052 (US$16,465), which can be carried forward to offset taxable income. The net operating loss will start to expire in 2016 if not utilized.

Unrecognized tax benefits

For the years ended December 31, 2010, 2011, and 2012, the Company recorded RMB536, RMB5,502 and RMB32,782 (US$5,341) of unrecognized tax benefits, which primarily represent the estimated income tax expenses the Company would pay should its income tax return have been prepared in accordance with the current PRC tax laws and regulations. The increase in unrecognized tax benefits for the year ended December 31, 2011 was primarily related to the timing differences associated with certain accrued expenses, the transfer of WFOE’s entire equity interest from the Company to Queen’s Road in March 2011 and deemed revenue for tax purposes of a subsidiary. The increase in unrecognized tax benefits for the year ended December 31, 2012 was primarily related to the increase in the deemed revenue for tax purposes of a subsidiary, corporate income taxes related to intercompany transactions, and temporary differences associated with certain accrued expenses. It is possible that the amount accrued will change in the next 12 months; however, an estimate of the range of the possible change cannot be made at this time.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

As of December 31, 2011 and 2012, unrecognized tax benefits of RMB3,271 and RMB14,031 (US$2,286), respectively, if ultimately recognized will impact the effective tax rate.

The unrecognized tax benefit is as follows:

	As of December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Balance at January 1	—	536	5,502	897
Additions based on tax positions related to the current year	536	4,966	28,646	4,667
Additions for tax positions of prior years	—	—	—	—
Reductions for tax positions of prior years	—	—	—	—
Settlement	—	—	(1,366)	(223)

Balance at December 31	536	5,502	32,782	5,341

During the years ended December 31, 2010, 2011 and 2012, the Company recognized late payment interest expense of nil, RMB 252 and RMB 556 (US$91), and penalties of nil, nil and nil, respectively, as part of income tax expense. The Company had accrued approximately nil, RMB 252, and RMB 808 (US$132) for the late payment of interest as of December 31, 2010, 2011 and 2012, respectively.

As of December 31, 2012, the tax years ended December 31, 2008 through 2012 for the Company’s PRC subsidiary and the Affiliated PRC Entities remain subject to examination by the PRC tax authorities.

9.	Related party transactions

a)	Related parties

Name of related parties	Relationship with the Company
Baidu, Inc.*	Ultimate holding company
Baidu*	Majority shareholder of the Company
Baidu (China) Co., Ltd. * (“Baidu China”)	An entity controlled by Baidu
Baidu Online Network Technology (Beijing) Co., Ltd.* (“Baidu Online”)	An entity controlled by Baidu
Beijing Baidu Netcom Science Technology Co., Ltd.* (“Baidu Netcom”)	An entity controlled by Baidu
Frederick Demopoulos	A shareholder of the Company

*	These entities are considered related parties of the Company following the completion of the Baidu Transaction.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

b)	The Company had the following related party transactions for the years ended December 31, 2010, 2011 and 2012:

		Years ended December 31,
	Note	2010	2011	2012
		RMB	RMB	RMB	US$
Online marketing services from Baidu Netcom	(i)	—	—	74,296	12,105
Online marketing services from Baidu China			90	—	—
Online marketing services contributed by Baidu, Inc.	(ii)	—	1,200	6,650	1,084
Loan from Baidu Online	(iii)	—	—	100,000	16,294
Loan from Baidu Netcom	(iv)	—	—	50,000	8,147
Repayment of loan from Baidu Online	(iii)	—	—	100,000	16,294
Loan to Baidu	(v)	—	—	31,127	5,072
Imputed interest				421	69
Consulting services from Frederick Demopoulos		—	81	81	13

(i)	During the year ended December 31, 2012, Baidu Netcom provides online marketing services amounting to RMB74,296 (US$12,105) to the Company. As one of the largest online marketing service providers in the PRC, Baidu Netcom typically requires upfront payments from its customers. As of December 31, 2011 and 2012, such payments amounted to nil and RMB 7,600 (US$1,238), respectively. The related services are expected to be delivered within the next 12 months.

(ii)	In connection with the Baidu Transaction, the Company and Baidu, Inc. entered into a business cooperation agreement, whereby Baidu, Inc. provides free online marketing services and directs user traffic to the Company’s website. The Company recorded sales and marketing expenses based on the Company’s estimate of the expenses that would have been incurred if the Company had operated as an unaffiliated entity with a corresponding credit to additional paid in capital. The term of the business cooperation agreement is for an initial term of three years (the “Initial Term”); provided, however that notwithstanding Baidu, Inc.’s non-compete obligations to the Company survive until the later of (i) the expiration of the Initial Term and (ii) the date on which Baidu, Inc. and its controlled affiliates hold less than 50% of the voting power attaching to the outstanding shares of the Company (on a fully-diluted basis).

(iii)	On November 9, 2012, the Company was granted a loan amounting to RMB100,000 (US$16,294) from Baidu Online. The loan bore an interest at 0.77% with a repayment term of six months. There were no penalties for early repayment. The Company repaid the loan in full on December 11, 2012. The Company recorded imputed interest expense amounting to RMB 421 (US$69) relating to this loan based on the market interest rate.

(iv)	On December 28, 2012, the Company was granted an interest free loan amounting to RMB50,000 (US$8,147) from Baidu Netcom with a repayment term of three months. Imputed interest associated with the loan based on the prevailing market lending rate from December 28, 2012 through December 31, 2012 was immaterial.

(v)	On November 1, 2012, the Company granted an interest free loan amounting to US$5,000 to Baidu with a term of six months.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

The Company had the following related party balances outstanding as of December 31, 2011 and 2012:

	As of December 31
	2011	2012
	RMB	RMB	US$
Current assets
Due from related parties:
Due from Baidu	—	31,156	5,077
Due from Baidu China	1,050	—	—
Due from Baidu Netcom	—	7,600	1,238

Total due from related parties	1,050	38,756	6,315

Current liabilities
Due to related parties:
Due to Baidu Online	—	50,000	8,147
Due to Baidu Netcom	—	200	32

Total due to related parties	—	50,200	8,179

Except as disclosed above, balances with related parties are unsecured, interest-free and repayable upon demand.

10.	Employee defined contribution plan

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries and Affiliated PRC Entities of the Company make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB7,037, RMB20,197 and RMB50,246 (US$8,187) for the years ended December 31, 2010, 2011 and 2012, respectively.

11.	Accumulated other comprehensive loss

The movement of accumulated other comprehensive loss is as follows:

Foreign currency translation adjustments
Balance as of January 1, 2010	(1,831)
Other comprehensive loss	(3,739)

Balance as of December 31, 2010	(5,570)
Other comprehensive loss	(5,491)

Balance as of December 31, 2011	(11,061)
Other comprehensive loss	(542)
Balance as of December 31, 2012	(11,603)

Balance as of December 31, 2012, in US$	(1,891)

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

12.	Convertible preferred shares

	Series A Preferred Shares	Series B Preferred Shares	Series C Preferred Shares
	RMB	RMB	RMB
Balance at December 31, 2010	15,958	59,549	95,548
Deemed dividend	4,936	26,245	—
Conversion of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred shares to ordinary shares	(20,894)	(85,794)	(95,548)

Balance at December 31, 2011 and 2012	—	—	—

On October 30, 2006, the Company issued 26,513,257 series A preferred shares with a total consideration amounting to US$2,513 (the “Series A Preferred Shares”). On November 8, 2007, subsequent to the issuance of Series A Preferred Shares, the Company repurchased 1,154,441 Series A Preferred Shares from one preferred shareholder at fair value on repurchase date which was determined with the assistance of an independent appraiser. On November 13, 2007, February 12, 2009, and September 4, 2009, the Company issued a total of 23,655,035 series B preferred shares with a total consideration amounting to US$8,325 (the “Series B Preferred Shares”). On October 29, 2009 and February 24, 2010, the Company issued a total of 14,685,829 series C preferred shares with a total consideration amounting to a US$13,993 (the “Series C Preferred Shares”).

The details of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares (collectively, the “Convertible Preferred Shares”) are as follows:

Voting rights

The holder of each class of Convertible Preferred Shares (the “Preferred Shareholder”) is entitled to voting rights equal to the ordinary shareholders on an as converted basis. The Preferred Shareholder is entitled to vote on any matter subject to ordinary shareholder voting.

Dividends

The Preferred Shareholder is entitled to dividends prior and in preference to any declaration or payment of any dividend on the ordinary shares. Such dividends are payable only when, as, and if declared by the Board of Directors and are non-cumulative. No dividends or other distributions shall be declared, paid or distributed (whether in cash or otherwise) on any ordinary shares or any other classes of shares unless and until a dividend in the like amount and kind has first been declared on the Convertible Preferred Shares on an as-if-converted basis and has been paid in full to the Preferred Shareholders.

Liquidation preference

In the event of any voluntary or involuntary liquidation, winding up or cessation of business of the Company, or (A) a sale of all or substantially all of the assets of the Company; (B) a merger, reorganization, transfer of voting control or other business combination or transaction in which the shareholders owning a majority of the voting securities of the Company prior to such transaction do not own such a majority of the surviving entity; or (C) a sale, transfer or a grant of an exclusive, irrevocable license of all or substantially all of the proprietary rights or intellectual property owned, or controlled by ownership, contractual rights or otherwise, any entity of the Company to a third party (the “Liquidation Transaction”), the Preferred

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Shareholders shall be entitled to receive in the order of Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares, prior and in preference to any distribution of any of the assets of the Company to the ordinary shareholders, the amount of purchase price of their individual shares, plus all declared but unpaid dividends. Upon the completion of the distribution required above, the remaining assets and funds shall be distributed ratably amongst the ordinary shareholders.

Conversion

Each class of Convertible Preferred Shares is convertible, at the option of the holder, at any time into ordinary shares as determined by the quotient of the stated original issuance price and the conversion price. The initial conversion price and conversion ratio is the stated issuance price of each class of Convertible Preferred Shares and on a one-for-one basis, respectively. The above conversion prices are subject to adjustments in the event that the Company issues additional ordinary shares or additional deemed ordinary shares through options or convertible instruments for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) less than the original respective conversion prices, as the case may be, in effect on the date of and immediately prior to such issue. In such event, the respective conversion price is reduced, concurrently with such issue, to a price as adjusted according to an agreed-upon formula. The above conversion prices are also subject to adjustments on a proportional basis upon other dilution events.

Each Convertible Preferred Share is automatically convertible into ordinary shares upon (i) the closing of the Company’s qualified initial public offering (the “Qualified IPO”); or (ii) the date specified by written consent or agreement of the holders of at least a majority of the Preferred Shareholders.

Registration rights

The Convertible Preferred Shares also contain registration rights which: (1) allow the holders to demand the Company to file a registration statement covering the offer and sale of the Convertible Preferred Shares after a Qualified IPO; (2) require the Company to offer Preferred Shareholders an opportunity to include in a registration if the Company proposes to file a registration statement for a public offering of other securities; (3) allow the Preferred Shareholders to request the Company to file a registration statement on Form F-3 when the Company is eligible to use Form F-3. The Company is required to use its best efforts to effects the registration if requested by the Preferred Shareholders, but there is no requirement to pay any monetary or non-monetary consideration for non-performance.

Redemption

At any time after the respective Series C Preferred Share issuance date but no later than December 31, 2013, all the outstanding Series C Preferred Shares may be redeemable at the written request to the Company made by the holders of no less than 65% of the Series C Preferred Shares, at a redemption price equal to the stated issuance price, plus all declared but unpaid dividends, proportionally adjusted for any recapitalizations, share combinations, share dividends, share splits. There are no redemption rights in the Series A Preferred Share and Series B Preferred Share agreements other than in the event of a Liquidation Transaction.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Drag-along sale

At any time prior to a Qualified IPO, if holders of a majority of the Convertible Preferred Shares vote to enter into a Liquidation Transaction, then each Preferred Shareholder shall sell, transfer, convey or assign the Convertible Preferred Shares pursuant to, and so as to give effect to, such offer to purchase, merger or consolidation, sale or transfer.

Accounting for Series A, Series B and Series C Preferred Shares

The Series A Preferred Shares and Series B Preferred Shares have been classified as mezzanine equity as these preferred shares are redeemable contingent upon the occurrence of a conditional event (i.e. a Liquidation Transaction). The holders of the Series A Preferred Shares and Series B Preferred Shares have a liquidation preference and will not receive the same form of consideration upon the occurrence of the conditional event as ordinary shareholders would. The Series C Preferred Shares have been classified as mezzanine equity as they may be redeemed at the option of the holders on or after an agreed upon date outside the sole control of the Company.

The initial carrying amount of the Convertible Preferred Shares is the respective issue price at the date of issuance net of issuance costs. Series A Preferred Shares and Series B Preferred Shares are not redeemable until the occurrence of a Liquidation Transaction. No subsequent accretion to the respective redemption values is necessary until it is probable a Liquidation Transaction is to occur. The Series C Preferred Shares were initially recorded at issue price net of issuance costs; and the Company recognized an accretion charge of RMB 1,031 during the year ended December 31, 2009 to adjust the carrying amount of the instrument to equal the redemption value.

The Preferred Shareholders have the ability to convert the instrument into the Company’s ordinary shares. The Company evaluated the embedded conversion option in these convertible preferred shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features.

The conversion options and the contingent redemption options of the Convertible Preferred Shares do not qualify for bifurcation accounting because the underlying ordinary shares are not publicly traded nor are they readily convertible into cash. There are no other embedded derivatives that are required to be bifurcated.

Beneficial conversion features (“BCF”) exist when the conversion price of the Convertible Preferred Shares is lower than the fair value of the ordinary share at the commitment date. Since the Convertible Preferred Shares are convertible from inception but contain conversion terms that change upon the occurrence of a future event, the contingent beneficial conversion feature is measured at the commitment date but not recognized until the contingency is resolved. The Company determined the fair value of the ordinary share with the assistance from an independent third party valuation firm. The Company is ultimately responsible for the determination of such fair value. On the respective issuance dates of the Convertible Preferred Shares (the respective commitment dates), the most favorable conversion price is greater than the fair value per ordinary share. Therefore, no BCF was recognized.

Modification and conversion of Convertible Preferred Shares

On June 22, 2011, 1,632,965 Convertible Preferred Shares were converted into the same number of ordinary shares.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

To facilitate a closing condition of the Baidu Transaction, the Company modified the Convertible Preferred Shares by adjusting the conversion ratio and distributing fixed cash payments per ordinary share to effect Baidu’s 60% equity interest on a fully diluted basis (note 1).

On July 20, 2011, the closing date of the Baidu Transaction, the then existing 61,297,314 Convertible Preferred Shares were converted into 3,615,818 ordinary shares, 991,348 Class A, 49,971,749 Class B and 6,718,399 Class C ordinary shares, respectively. In addition, the Company declared dividends of US$3.4074, US$1.6113, US$3.5475 and US$2.3655 for each ordinary share, Class A, Class B and Class C ordinary share, respectively. The dividend amounts for each class of ordinary shares reflected the dilution of the equity interest of each class of ordinary shares after the closing of the Baidu Transaction. The total dividends declared to the Preferred Shareholders amounted to RMB1,337,604 (Note 14). Simultaneously, each Class A, Class B and Class C ordinary share was converted into 1.77606, 0.93950 and 1.45001 ordinary share, respectively. There were no other modifications to the terms and conditions of the Convertible Preferred Shares.

As a result of the above, all the Convertible Preferred Shares were converted into 63,699,680 ordinary shares in total. The dividends were accounted for as distribution (note 14) and were included in “Distribution and payment of CERH fees” in the consolidated statements of changes in shareholders’ deficit.

The Company considers that a change in fair value exceeding 10% immediately after the change of the terms to be substantive and thus triggers extinguishment. A change in fair value not exceeding 10% immediately after the change of the terms is considered non-substantive and thus is subject to modification accounting. The Company assessed the total fair value of the Convertible Preferred Shares immediately before and after the change of the terms with the assistance from an independent third-party appraiser. The Company is ultimately responsible for the determination of such fair value. The total fair value of the Series C Preferred Shares decreased immediately after the change of the terms, and therefore, there was no accounting impact. The total fair value of the Series A Preferred Shares and Series B Preferred Shares increased by RMB4,936 and RMB26,245 or 0.6% and 3.5% immediately after the change of the terms, respectively. None of the modification of the terms of the Convertible Preferred Shares was considered substantive and therefore, did not trigger any extinguishment. Thus, such change was accounted for as a modification and the amount was treated as a deemed dividend to the Preferred Shareholders which increased the net loss attributable to ordinary shareholders.

13.	Redeemable ordinary shares

On the closing date of the Baidu Transaction, July 20, 2011, the Company amended and restated its memorandum and articles of association to include (i) a redemption clause of the ordinary shares (“Ordinary Share Redemption Request”), which states that any ordinary shareholder at any time may request the Company to redeem all of the ordinary shares held by such holder at the redemption price of US$1.45533 per ordinary share; and (ii) a redemption clause by a shareholder with 80% ownership of the Company’s outstanding shares (“80% Shareholder”), which states that the 80% Shareholder may request in writing that the Company redeem 100% of the Company’s outstanding shares (the “80% Shareholder Redemption Request”). The Ordinary Share Redemption Request will be nullified upon the listing of the Company’s ordinary shares for trading on any major stock exchange (the “IPO”). The 80% Shareholder Redemption Request will be nullified upon the earlier of (i) an IPO; or (ii) the redemption of all then outstanding ordinary shares (other than those held by the 80% Shareholder or its affiliates or associates). As of December 31, 2012, there were no shareholders with 80% ownership of the Company.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Baidu has unconditionally and irrevocably waived its redemption right as part of the Baidu Transaction (note 14).

As the ordinary shares held by other shareholders are currently redeemable at the option of such shareholders outside the sole control of the Company, all ordinary shares except those held by Baidu have been reclassified as mezzanine equity. The Company accounted for the reclassification by analogy to ASC 815-40-35-9, whereby the difference between the fair value of the redeemable ordinary shares on the date of the reclassification and the previous carrying value recorded in shareholders’ deficit was accounted for as an adjustment to additional paid-in capital. The fair value of US$1.58 per share was estimated with the assistance from an independent third-party appraiser. The Company is ultimately responsible for the determination of all amounts recorded in the financial statements. As the fair value exceeded the redemption value of US$1.45533 per share, there was no downward accretion to the redemption value under ASC 480-10-S99-3A.

The Baidu Transaction agreements also stipulate that, upon the redemption of redeemable ordinary shares held by any shareholder, Baidu is obligated to subscribe to the same number of ordinary shares at the same consideration provided that (i) the Company gives Baidu at least fifteen business days advance written notice of the date of the redemption and the redemption price; and (ii) such ordinary shares, when issued and sold to Baidu in will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than those specified in the agreements.

14.	Ordinary shares

On July 20, 2011, in connection with the closing of the Baidu Transaction, the Convertible Preferred Shares were modified and converted into 63,699,680 ordinary shares in total with a distribution of RMB1,337,604 (note 12). The Company also declared dividends of US$1.6113 and US$3.4074 for 11,495,000 and 17,721,821 ordinary shares, respectively. The total dividends declared to the ordinary shareholders amounted to RMB509,810. In addition, former employees and non-employees with vested share entitlements who had exercised their awards were entitled to a payment of US$3.4074 per unit (the “Non-employee CERH Fees”), amounting to RMB41,435. The Non-employee CERH Fees were considered distribution as such former employees and non-employees received the same amount consistent with that for ordinary shareholders under their rights as shareholders.

Such payments less the 15% escrowed amount were released upon the closing of the Baidu Transaction (note 1). The 15% escrowed amount would be held for 18 months from the closing date of the Baidu Transaction and would be released net of any allowed deductions. The Company’s obligations with respect to the payment of the portion of the extraordinary dividends and the Non-employee CERH Fees represented by the escrowed amount were fully discharged upon remittance by Baidu to the designated escrow account on July 20, 2011.

The total distribution paid for the years ended December 31, 2011 and 2012 amounted to RMB1,529,662 and RMB74,256 (US$12,099), respectively.

The ordinary shares represent the equity interests held by Baidu which do not carry redemption rights (note 13). Other than the redemption rights, the redeemable ordinary shares and ordinary shares have the same rights including dividend rights and voting rights.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

15.	Loss per share

Basic and diluted loss per share for each of the years presented are calculated as follows:

	Years ended December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Numerator:
Net loss	(4,374)	(45,951)	(91,113)	(14,846)
Deemed dividend (note 12)	—	(31,181)	—	—

Net loss attributable to ordinary shareholders for computing basic and diluted loss per ordinary share	(4,374)	(77,132)	(91,113)	(14,846)
Denominator:
Weighted average number of ordinary shares outstanding for computing basic and diluted loss per ordinary share	36,246,976	151,820,420	281,682,508	281,682,508
Basic and diluted loss per share	(0.12)	(0.51)	(0.32)	(0.05)

The ordinary shares subject to redemption at the option of the shareholders recorded in mezzanine equity were included in the weighted average number of ordinary shares outstanding because such ordinary shareholders have the same contractual rights and obligations to share in the profits and losses of the Company as ordinary shareholders without redemption rights. As there has been no adjustment to the carrying value of the redeemable ordinary shares, the loss per share is the same for both redeemable and non-redeemable ordinary shares for all periods presented. Share entitlements are not considered participating securities because they do not have contractual rights and obligations to share in the profits or losses of the Company.

The Company’s Convertible Preferred Shares were participating securities because they had contractual rights to share in the profits but not losses of the Company. For the years ended December 31, 2010, 2011 and 2012, the computation of basic loss per share using the two-class method was not applicable as the Company was in a net loss position.

The effects of all outstanding share options (note 16) have been excluded from the computation of diluted loss per share for the years ended December 31, 2010, 2011 and 2012 as their effects would be anti-dilutive. Convertible Preferred Shares have also been excluded from the computation of diluted loss per share for the years ended December 31, 2010 and 2011 as their effects would be anti-dilutive.

Subsequent to year end, the Company issued an additional 21,662,296 ordinary shares (note 19). Assuming that such ordinary shares were issued at the beginning of the year ended December 31, 2012, the basic and diluted loss per share would have been RMB0.30 (US$0.05) per share.

16.	Share-based compensation

In November 2007, the Company’s shareholders approved the 2007 Share Incentive Plan (the “Plan”), which is administered by the Board of Directors or any of its committees. Under the Plan, the Board of Directors may grant options to its employees, directors and consultants to purchase an aggregate of no more than 9,600,140 ordinary shares of the Company. These options granted have a contractual term of ten years and generally vest over a four year period, with 25% of the awards vesting one year after the date of grant

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

and 1/16 of the remaining grants vesting on a quarterly basis thereafter. On July 30, 2010 the Board of Directors approved the increase of the number of shares available for issuance under the Plan from 9,600,140 to 11,807,000 shares. On June 22, 2011, in connection with the Baidu Transaction, the Board of Directors approved the increase of the number of shares available for issuance under the Plan from 11,807,000 to 20,724,362 shares. On December 29, 2011, the Board of Directors approved the increase of the number of shares available for issuance under the Plan from 20,724,362 to 26,060,000 shares. On August 10, 2012, the Board of Directors approved that starting from January 1, 2013, the number of shares available for issuance under the Plan would increase annually by 1.5% of the total outstanding ordinary and redeemable ordinary shares as of January 1 of that respective calendar year.

The fair value of each award was estimated on the grant date using the Black-Scholes-Merton option-pricing model by the Company, with the assistance from an independent third-party appraiser. The Company is ultimately responsible for the determination of all amounts related to share-based compensation recorded in the financial statements.

Employee options

Under the Plan, the Company granted 5,155,700, 3,769,464 and 4,765,068 share options to employees during the years ended December 31, 2010, 2011 and 2012, respectively.

Included in the grants above, on April 1, 2012 and October 1, 2012, the Company granted 278,000 and 11,000 share options under the Plan with immediate vesting to senior management and recognized compensation costs in aggregate amounting to RMB3,620 (US$590) representing the fair value of the share options on the respective grant dates.

Included in the grants above, on March 6, 2012, the Company granted a total of 500,000 options under the Plan with an exercise price of US$0.01 per option to its executive officers. These options granted have a contractual term of ten years. The performance conditions related to the year ended December 31, 2012 were as follows:

a)	at least 90% of the total consolidated revenue target of RMB 530,000;

b)	at least 90% of the total revenue target from hotels for reservations and sales facilitated through the Company’s website or mobile platform of RMB 150,000; and

c)	the Company recorded a consolidated net income.

If the performance conditions are met, the options will vest over a four year period, with 25% of the awards vesting on an annual basis starting from January 1, 2013. There was no share-based compensation expense recognized during the year ended December 31, 2012 associated with these options granted above as the performance conditions were not met.

Non-employee options

Under the Plan, for services provided by non-employee consultants, the Company granted 200,000, nil and nil share options to non-employees for the years ended December 31, 2010, 2011 and 2012, respectively. All vested share options were exercised before the closing of the Baidu Transaction. Such grantees ceased rendering services upon the closing of the Baidu Transaction and thus the unvested share options were forfeited accordingly.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Repurchase of share options

On June 15, 2011, the Company repurchased 178,187 share options from two directors with a total consideration of RMB5,708. The unrecognized compensation cost measured on grant date amounting to RMB654 was immediately recognized as of the date of repurchase. The excess of the repurchase price over the fair value of such share options repurchased amounting to RMB336 was also recognized as additional compensation costs immediately.

Early exercise of share options on December 31, 2010 and January 2, 2012

On December 31, 2010 and January 2, 2012, the Board of Directors approved the immediate early exercise of all share options granted before December 31, 2010, and the share options granted from January 1, 2011 through January 2, 2012, respectively, to achieve a more favorable tax position for the option holders under PRC individual income tax regulations. Upon exercise, all the option holders received share entitlements, which entitle the holder to receive ordinary shares upon the occurrence of an initial public offering.

The share entitlements are subject to a lock-up period and are pledged to the Company during the lock-up period. The lock-up period would be unlocked in parallel with the original vesting schedule. In addition, the share entitlements would be forfeited if the employees resign before fulfilling the vesting requirements under the original vesting schedule; and the forfeited share entitlements subject to lock-up would then be repurchased by the Company at the original exercise price.

The Company also provided interest-free non-recourse loans to all employees with the exception of senior management and non-employees for them to exercise the outstanding share options. The non-recourse loans are collateralized by the underlying share entitlements.

The Company considered the rights and obligations of the awards and concluded that the early exercise of the share options was not considered substantive in accordance with ASC 718. The repayment term of the non-recourse loans was the longer of three years or the original vesting period, and was shorter than the expected terms immediately before the modification which ranged from seven to ten years. There were no other changes which had an impact to the fair value of the share options. Therefore, the fair value of the share options immediately after the modification was lower than that immediately before the modification and the Company did not recognize any incremental compensation costs related to such modification.

Modification of the Plan on June 22, 2011

On June 22, 2011, the terms of the Plan were amended in connection with Baidu Transaction as follows:

Upon the closing of a 80% Shareholder Redemption Request (note 13), the share options and share entitlements issued before the closing of the Baidu Transaction will be subject to automatic cancellation in consideration for a cash payment based on the excess of (a) the pro rata share of the redemption proceeds, over (b) the exercise price payable or paid for the share options and share entitlements, minus any allowed deductions; whereas the share options issued after the closing of the Baidu Transaction will expire and terminate immediately without the payment of any consideration.

All vested and unvested share options and share entitlements held by employees were converted into share entitlements to purchase 1.77606 share entitlements at a proportionately adjusted exercise price. In addition, such employees were entitled to receive a cash payment amounting to US$1.6113 per unit held (the “Employee CERH Fee”) by such employees upon the closing of the Baidu Transaction. The cash payment related to vested share options and share entitlements as of the date of the closing of the Baidu Transaction

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

less the 15% escrowed amount, was released upon the closing of the Baidu Transaction (note 1). The payment related to unvested share options and share entitlements as of the date of closing of the Baidu Transaction would be released based on the employees’ original vesting schedule less the escrowed amount. The escrowed amount would be held for 18 months from the closing date of the Baidu Transaction and would be released net of any allowed deductions. The Company’s obligations with respect to the payment of the portion of the Employee CERH Fees represented by the escrowed amount were fully discharged upon remittance by Baidu to the escrow account on July 20, 2011.

As a result of the dilution effect associated with the issuance of ordinary shares to Baidu, the fair value of the modified awards immediately after the modification, including both the new options and the cash payment of US$1.6113 per unit, was lower than the fair value of the awards immediately before the modification. Therefore, there was no incremental compensation cost recognized.

The Company considered the accounting impact for vested and unvested awards separately. As the Employee CERH Fee for vested awards was fixed and not indexed to the Company’s shares and was not subject to any future services, the Company concluded that the cash payment represented a settlement. As disclosed above, there was no incremental fair value of the modified awards over the original awards due to the modification and thus the settlement did not result in any additional compensation cost. The Employee CERH Fee for vested awards was accounted for as a repurchase of the equity instrument in accordance with ASC 718-20-55-97 and the cash payment was included in “Distribution and payment of CERH fees” in the consolidated statements of changes in shareholders’ deficit.

As the Employee CERH Fee related to unvested awards requires future services by the grantee, the Company considered the guidance in ASC 718-20-55-144 and concluded that such Employee CERH Fee represented a modification that changed the classification from equity to liability. According to ASC 718-20-55-124, the liability is recorded at the fair value of the award multiplied by the proportion of the service period that has elapsed for unvested awards. To the extent that the liability exceeds the amount recognized in equity for the original award, the excess is recognized as compensation cost. The remaining portion of the liability component is recognized as compensation expense over the remaining vesting period as the Employee CERH Fee is fixed.

ASC 718-20-35-3 states that a modification of the terms or conditions of an equity award is treated as an exchange of the original award for a new award and, in substance, the Company repurchased the original award by issuing a new award with liability and equity components. Hence, the determination of the extent to which the liability portion exceeded the corresponding amount recognized in equity for the original award is based on the relative allocation of the fair value of the entire award at the modification date, between the equity and the liability components. The difference between the fair value of the liability portion of the modified award and the grant date fair value of that same portion represented the remeasurement adjustment for the unvested options. Such adjustment is charged to expense at the modification date and throughout the remaining requisite service period. The portion of the remeasurement adjustment for the service period that had elapsed up to modification date over the total requisite service period amounting to RMB9,472 was immediately recognized as an expense at the modification date. The remaining portion of the remeasurement adjustment is to be recognized over the remaining requisite service period.

The compensation cost for the liability portion subsequently will not be remeasured because the amount of the Employee CERH Fee is fixed at US$1.6113 per unit. During the year ended December 31, 2010, 2011 and 2012, the share-based liabilities paid amounted to nil, RMB 4,661 and RMB 11,034 (US$1,798), respectively.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

To the extent that the award is exercised, the grantees upon exercise will only receive an entitlement to a future issuance of ordinary shares, and will not actually receive ordinary shares until the ordinary shares are listed for trading on an established securities market and other contingencies have been satisfied. Grantees have no dividend or voting rights until they receive ordinary shares.

The ordinary shares issued under the Plan are subject to the first right of refusal by the Company upon any proposed transfer by any shareholder. The first right of refusal terminates when the ordinary shares are readily tradable on an established securities market.

The Company considers that it is not probable the 80% Shareholder Redemption Request will be triggered. In addition, the Company has never exercised the first right of refusal and such an exercise is not considered probable. Therefore, these features did not result in liability accounting for the share-based compensation awards.

Other awards granted

On April 28, 2011, the Company granted 263,726 ordinary shares to certain senior executives without any vesting conditions. Therefore, the Company recognized compensation costs amounting to RMB5,416 representing the fair value of the ordinary shares on grant date.

The following table summarizes the option activity for the years ended December 31, 2012:

	Number of Options	Weighted Average Exercise Price (US$)	Weighted Average Grant Date Fair Value (US$)	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (US$)
Outstanding at January 1, 2012	16,367,657	0.25	0.57	7.51	23,260
Granted	4,765,068	0.01	1.99
Exercised*	(2,431,365)	0.14	0.58
Forfeited	(1,414,104)	0.10	1.76
Expired	(1,297)	0.02	1.57

Outstanding at December 31, 2012	17,285,959	0.21	0.87	7.14	33,322
Vested at December 31, 2012 and expected to vest at December 31, 2012	16,815,944	0.20		7.06	32,961
Exercisable at December 31, 2012	10,709,144	0.21		6.03	20,842

*	Represents share options exercised for which corresponding ordinary shares have not been issued

The aggregate intrinsic value in the table above represents the difference between the fair value of Company’s ordinary share as at the balance sheet date and the exercise price. Total intrinsic value of options exercised for the three years ended December 31, 2010, 2011 and 2012 was RMB4,548, RMB12,104 and RMB31,112 (US$5,069), respectively.

The total weighted average grant-date fair value of the equity awards granted during the years ended December 31, 2010, 2011 and 2012 were RMB3.22, RMB10.33 and RMB12.54 (US$2.04) per option, respectively. The total fair value of the equity awards vested during the years ended December 31, 2010, 2011 and 2012 were RMB2,524, RMB8,529 and RMB23,780 (US$3,875), respectively.

As of December 31, 2012, there were RMB63,414 (US$10,332) of unrecognized share-based compensation costs, net of estimated forfeitures, related to equity awards that are expected to be recognized over a

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

weighted-average vesting period of 2.70 years. Total unrecognized compensation costs may be adjusted for future changes in estimated forfeitures.

As of December 31, 2012, the total estimated unrecognized compensation costs related to the CERH fee arrangements amounted to RMB5,291 (US$862) and is expected to be recognized over a weighted-average period of 1.96 years.

The following table presents the assumptions used to estimate the fair values of the share options granted in the years presented:

	Years ended December 31,
	2010	2011	2012
Risk-free interest rate	2.54%~3.86%	2.01%~3.57%	1.70%~2.28%
Expected volatility range	57.32%~58.99%	52.51%~54.37%	48.03%~49.84%
Expected term (years)	10	10	10
Expected dividend yield	0%	0%	0%

The risk-free interest rate for periods within the contractual life of the share option is based on the U.S. Treasury yield curve in effect at the time of grant for a term consistent with the expected term of the awards. The expected term of stock options granted is developed giving consideration to the vesting period and contractual term. The Company did not expect to declare any dividends on its ordinary shares on the respective grant dates. Expected volatility is estimated based on the historical volatility ordinary shares of several comparable companies in the same industry.

The following table summarizes total compensation cost recognized:

	Years ended December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Product developments	2,356	13,546	15,241	2,483
Sales and marketing	1,152	5,471	6,573	1,071
General and administrative	1,326	9,437	5,392	879

	4,834	28,454	27,206	4,433

17.	Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC subsidiaries and Affiliated PRC Entities. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries and Affiliated PRC Entities.

In accordance with the PRC Regulations on Enterprises with Foreign Investment and its articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

accounts. Appropriation to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the Board of Directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Company’s PRC subsidiaries were established as foreign invested enterprises and therefore, is subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the company law of the PRC, a domestic enterprise is required to provide statutory reserves of at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide discretionary surplus reserve, at the discretion of the Board of Directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Affiliated PRC Entities were established as domestic invested enterprises and therefore are subject to the above mentioned restrictions on distributable profits.

During the years ended December 31, 2010, 2011 and 2012, appropriations to statutory reserves amounted to nil, nil, and RMB36 (US$6), respectively.

As a result of these PRC laws and regulations subject to the limit discussed above that require annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends as general reserve fund, the Company’s PRC subsidiaries and the Affiliated PRC Entities are restricted in their ability to transfer a portion of their net assets to the Company.

Foreign exchange and other regulation in the PRC may further restrict the Company’s PRC subsidiaries and the Affiliated PRC Entities from transferring funds to the Company in the form of dividends, loans and advances. As of December 31, 2011 and 2012, amounts restricted are the net assets of the Company’s PRC subsidiaries and the Affiliated PRC Entities, which amounted to RMB21,381 and RMB108,333 (US$17,651), respectively.

18.	Commitments and contingencies

Operating lease commitments

The Company leases office facilities and server racks under non-cancelable operating leases expiring on different dates. Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases, and the terms of the leases do not contain rent escalation, contingent rent, renewal, or purchase options. There are no restrictions placed upon the Company by entering into these leases. Total expenses under these operating leases were RMB6,317, RMB20,289 and RMB34,363 (US$5,599) for the years ended December 31, 2010, 2011 and 2012, respectively.

Future minimum payments under non-cancelable operating leases consist of the following as of December 31, 2012:

Years ended December 31,	RMB	US$
2013	16,106	2,624
2014	1,592	259
2015	427	70

	18,125	2,953

Loss contingencies

With respect to display advertising services, the Company, as an industry practice in the PRC, regularly provides such services at a discount to its standard rates. These discounts are in the form of free advertising

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

elements, of which the duration and other terms of services are specified as part of the revenue contract. The value-added tax pilot program replaced the business tax rules for advertising services in Beijing effective from September 1, 2012. There are uncertainties under the current value-added tax rules as to whether these free elements should constitute deemed services in addition to the chargeable elements rather than discounts to the overall revenue arrangements for tax purposes and thus be subject to value-added tax at the standard rates of services. The Company currently considers that such free elements do not give rise to deemed services for value-added tax purposes and the value-added tax for a revenue contract is calculated based on the total consideration for the overall arrangements. The rules related to the value-added tax pilot program are still evolving and the timing of the promulgation of the final tax rules or related interpretation is uncertain. The maximum estimated amount for this reasonably possible contingency up to December 31, 2012 was RMB2,800 (US$456).

19.	Subsequent events

On January 13, 2013, the Board of Directors approved a long-term incentive plan (the “Long-term Incentive Plan”), which is administered by the Board of Directors or any of its committees. Under the Long-term Incentive Plan, the Board of Directors may grant options to its employees to purchase an aggregate of no more than 10,800,000 ordinary shares of the Company. The options will be granted at an exercise price of US$0.01 if the employees meet certain long-term performance conditions. Upon grant, the options have a vesting term of three months.

On March 4, 2013, the Company entered into a share purchase agreement with HCM Qunar Holdings Limited, Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., and Baidu (collectively, the “Investors”). According to the agreement, the Investors subscribed for an aggregate number of 21,662,296 ordinary shares (the “Purchased Shares”) at a per share issue price of US$2.6313 for a total consideration of US$57,000. The Purchased Shares represent 7.14% of total common shares of Company after the closing of the transaction. Upon the closing of this transaction, Baidu’s equity interest ownership of the Company decreased to 61.05% (55.51% on a fully diluted basis).

20.	Events (unaudited) subsequent to the date of the report of the independent registered public accounting firm

On April 22, 2013, the Company was granted an interest free loan amounting to RMB100,000 (US$16,294) from Baidu Online with a repayment term of three months to supplement the Company’s RMB working capital needs and to provide RMB funding for establishing a new entity in the PRC. In order to secure such loan, on the same day, the Company also granted an interest free loan amounting to US$11,174 to Baidu with the same three month repayment term, and extended the repayment term of the November 1, 2012 interest free loan amounting to US$5,000 (Note 9) by three months. Both the loans granted by the Company to Baidu were to reciprocate the interest free loan from Baidu Online. On July 22, 2013, the Company repaid the RMB100,000 loan to Baidu in full. On August 6, 2013, Baidu also repaid both the US$11,174 and US$5,000 loan, respectively to the Company in full.

On July 3, 2013, the Board of Directors and the shareholders of the Company amended and restated its memorandum and articles of association to redesignate 203,064,412 issued ordinary shares and 100,280,392 issued redeemable ordinary shares as Class A ordinary shares; and to redesignate 496,655,196 of the Company’s authorized but unissued ordinary shares as Class B ordinary shares.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

On August 1, 2013, the Company launched a RMB20,000 employee interest-free housing loan program. Employees other than executive officers and senior management personnel who meet certain requirements may apply for such loans subject to approval by the Company. Each loan to each employee has a cap of RMB500 and is repayable within three to five years.

On September 6, 2013, the Company early terminated an agreement with one of its travel service providers (“TSP”) due to the TSP’s failure to make its international hotel inventories available on the Company’s platform within the agreed time period. The original term of the agreement was from May 13, 2013 to June 30, 2016 and the Company agreed to provide for a minimum of 450,000 quarterly room bookings from both domestic and international hotel inventories from July 2013, subject to an annual adjustment effective from 2014 in exchange for commission fees on a cost-per-sale basis. The agreement also required the Company, in the event of its failure to achieve the contracted minimum quarterly room bookings, to compensate the TSP at a rate of RMB27 per room night. The TSP has been continuously using the Company’s pay-for-performance services charged on a cost-per-click basis under a separate contract and has not disputed that contract with the Company. In October 2013, the Company received a summons for a civil suit against the Company by the TSP in connection with the aforementioned agreement, whereby the TSP alleged breach of contract by the Company and sought (i) damages in the amount of approximately RMB4.5 million to compensate for the TSP’s alleged losses through September 2013 and (ii) specific performance of the aforementioned agreement from October 1, 2013 onwards. The Company plans to answer this lawsuit and defend its rights under the aforementioned agreement. The Company cannot predict the outcome of this lawsuit, and a judgment against the Company, whether in whole or in part, may result in a loss, if any, and an estimate for the reasonably possible loss or a range of reasonably possible losses cannot be made at this time.

On September 22, 2013, the Board of Directors approved to issue two option grants to Chenchao (CC) Zhuang, the CEO and director of the Company. The first option grant has 3,033,448 options with an exercise price of US$3.9559. The second option grant has 3,033,448 options with an exercise price of US$6.5932. Both option grants have a contractual term of ten years and will vest over a period from grant date to December 31, 2016, with 25% of the awards vesting on December 31, 2013 and the remaining awards vesting 1/16 on a quarterly basis thereafter. On the same date, the Board of Directors approved an increase in the number of shares available for issuance under the 2007 Share Incentive Plan by 6,066,896 shares.

On September 27, 2013, the Company was granted a loan amounting to RMB50,000 (US$8,147) from Baidu Online with an annual interest rate of 6% and a repayment term of fifteen days to supplement the Company’s RMB working capital needs. The loan was repaid in full on October 11, 2013.

On October 1, 2013, the Company and Baidu, Inc. entered into a business cooperation framework agreement (the “Cooperation Agreement”) for an initial term starting from the earlier of January 1, 2014 or the 15th day after the consummation of the initial public offering (the “Effective Date”), until December 31, 2016, subject to an automatic renewal for seven years unless agreed otherwise by both parties. Under the Cooperation Agreement, Baidu, Inc. will grant the Company the exclusive right to operate the travel-related “Zhixin” platform and “Intermediate Page” platform (the “Cooperation Platform”) to be launched by Baidu, Inc. before December 31, 2013 in relation to airline tickets, hotels and certain commercial package tour products provided through the PC Internet until December 31, 2016. Baidu, Inc. has agreed to guarantee the minimum page views generated from users of the Cooperation Platform to be at least 2,190 million page views per year for the year ending December 31, 2014 and 2015, and at least 2,196 million page views for the year ending December 31, 2016, respectively. The Company will operate the Cooperation Platform

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

provided by Baidu, Inc. and use best business efforts to achieve benchmark revenue in the aggregate amount of RMB1,910,000 during the initial term of the agreement, and Baidu, Inc. will be entitled to 76% of the revenues in excess of such benchmark revenue.

The Company will issue warrants (the “Baidu Warrants”) to Baidu, Inc. on the Effective Date. The total number of Class B ordinary shares underlying the Baidu Warrants is derived by dividing US$229,000 with the initial public offering price, or the fair market price of the Company’s Class B ordinary share on the Effective Date if the Company fails to complete the initial public offering before January 1, 2014 (the “Reference Price”), subject to adjustment based on the actual traffic provided by Baidu, Inc. and the revenues of the Company generated on or derived from the Cooperation Platform. The Baidu Warrants are exercisable with 25% from January 15, 2015, 35% from January 15, 2016 and 40% from January 15, 2017 and will expire on December 31, 2019. As long as Baidu’s non-competition undertaking is not terminated, the holder of Baidu Warrants has the option to settle all or part of the Baidu Warrants by the Company’s Class B ordinary shares at the exercise price of zero, or by cash for a total price calculated based on the number of underlying Class B ordinary shares issuable under the Baidu Warrants and the public offering price of the Company’s Class B ordinary shares in the initial public offering or, if the Company fails to complete the initial public offering before the January 1, 2014, the fair market price of the Company’s Class B ordinary shares on the Effective Date. Otherwise, the holder of Baidu Warrants can only choose to settle a portion of Baidu Warrants by shares at the exercise price of zero to enable Baidu, Inc. to hold up to 49.9% of the Company’s voting power and the remaining Baidu Warrants must be settled by cash based on higher of (i) the Reference Price per Class B ordinary share, and (ii) the then prevailing fair market price, times the number of the Class B ordinary shares underlying the rest of the Baidu Warrants exercised by Baidu, Inc. that are not allowed to be settled by shares. The Class B ordinary shares issuable upon the exercise of the warrants are freely transferable.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

21.	Condensed financial information of the parent company

Balance Sheets

	As of December 31,
	2011	2012
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	96,307	17,124	2,790
Short-term investments	88,894	—	—
Account receivable, net	2,901	2,630	429
Prepayments and other current assets	141	9,099	1,483
Amount due from related parties	—	31,156	5,076
Amounts due from subsidiaries	2,809	12,676	2,065

Total current assets	191,052	72,685	11,843

Investments in subsidiaries	13,631	—	—

Total non-current assets	13,631	—	—

Total assets	204,683	72,685	11,843

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses and other current liabilities	5,677	12,531	2,042
Dividend payable	74,001	—	—

Total current liabilities	79,678	12,531	2,042
Non-current liabilities:
Non-current liabilities	190	412	67

Total non-current liabilities	190	412	67

Total liabilities	79,868	12,943	2,109

Mezzanine equity:
Redeemable ordinary shares (US$ 0.001 of par value per share; 100,280,392 shares issued and outstanding with a redemption value of US$1.45533 per share as of December 31, 2011 and 2012)	998,666	998,666	162,718

Total mezzanine equity	998,666	998,666	162,718
Shareholders’ deficit:
Ordinary shares (US$ 0.001 of par value per share; 800,000,000 shares authorized; 181,402,116 shares issued and outstanding as of December 31, 2011 and 2012)	1,172	1,172	191
Additional paid-in capital	(742,946)	(716,364)	(116,721)
Accumulated other comprehensive loss	(11,061)	(11,603)	(1,891)
Accumulated deficit	(121,016)	(212,129)	(34,563)

Total shareholders’ deficit	(873,851)	(938,924)	(152,984)

Total liabilities, mezzanine equity and shareholders’ deficit	204,683	72,685	11,843

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Statements of Comprehensive Loss

	Years ended December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Revenues
Pay-for-performance services	—	—	—	—
Display advertising services	619	2,290	5,388	878

Total revenues	619	2,290	5,388	878
Cost of revenues	(60)	(158)	(774)	(126)

Gross profit	559	2,132	4,614	752
Operating expenses
General and administrative expenses	(1,146)	(13,298)	(2,051)	(334)

Operating (loss)/ income	(587)	(11,166)	2,563	418
Equity in profit and loss of subsidiaries	(4,327)	(34,669)	(93,998)	(15,316)
Interest income	540	1,445	549	89

Loss before income taxes	(4,374)	(44,390)	(90,886)	(14,809)
Income tax expense	—	(1,561)	(227)	(37)

Net loss	(4,374)	(45,951)	(91,113)	(14,846)

Deemed dividend	—	(31,181)	—	—

Net loss attributable to ordinary shareholders	(4,374)	(77,132)	(91,113)	(14,846)

Other comprehensive loss, net of tax of nil
Foreign currency translation adjustments	(3,739)	(5,491)	(542)	(88)

Comprehensive loss attributable to ordinary shareholders	(8,113)	(51,442)	(91,655)	(14,934)

Statements of Cash Flows

	Years ended December 31,
	2010	2011	2012
	RMB	RMB	RMB	US$
Net cash used for operating activities	(11,097)	(50,435)	(141,738)	(23,094)
Net cash (used for)/provided by investing activities	(4,544)	(75,005)	89,538	14,589
Net cash provided by / (used for) financing activities	2,867	146,987	(21,718)	(3,539)
Effect of exchange rate changes on cash and cash equivalents	(5,938)	(13,042)	(5,265)	(858)

Net (decrease)/increase in cash and cash equivalents	(18,712)	8,505	(79,183)	(12,902)
Cash and cash equivalents at beginning of the year	106,514	87,802	96,307	15,692

Cash and cash equivalents at end of the year	87,802	96,307	17,124	2,790

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

Basis of presentation

For the presentation of the parent company only condensed financial information, the Company records its investments in subsidiaries, VIE and subsidiaries of the VIE under the equity method of accounting as prescribed in ASC 323, Investments – Equity Method and Joint Ventures. Such investments are presented on the balance sheet as “Investments in subsidiaries” and the investees’ profit or loss as “Equity in profit and loss of subsidiaries” on the statement of comprehensive loss. The equity in loss of the Company’s subsidiaries in excess of the Company’s “Investments in subsidiaries” have been offset against the balances in “Amounts due from subsidiaries”. The subsidiaries did not pay any dividends to the Company for the periods presented. The Company does not have significant commitments or long-term obligations as of the period end other than those presented. The parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

QUNAR CAYMAN ISLANDS LIMITED

AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2012 AND

UNAUDITED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares and per share data)

		As of
	Notes	December 31, 2012	June 30, 2013	June 30, 2013	June 30, 2013	June 30, 2013
		RMB (Audited)	RMB (Unaudited)	US$ (Unaudited)	RMB (Unaudited pro-forma)	US$ (Unaudited pro-forma)
ASSETS
Current assets
Cash and cash equivalents		148,511	285,579	46,531
Restricted cash		49,047	94,608	15,415
Funds receivable		30,838	117,045	19,071
Short-term investments		521	185,343	30,199
Accounts receivable (net of allowance for doubtful accounts of RMB2,022 and RMB3,655 (US$595) as of December 31, 2012 and June 30, 2013, respectively)	3	45,631	72,618	11,832
Due from related parties	8	38,756	109,590	17,856
Prepayments and other current assets		46,174	62,011	10,104

Total current assets		359,478	926,794	151,008

Non-current assets
Property and equipment, net	4	32,298	34,918	5,689
Other non-current assets		576	8,549	1,393

Total non-current assets		32,874	43,467	7,082

TOTAL ASSETS		392,352	970,261	158,090

QUNAR CAYMAN ISLANDS LIMITED

AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2012 AND

UNAUDITED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2013 (CONTINUED)

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares and per share data)

		As of
	Notes	December 31, 2012	June 30, 2013	June 30, 2013	June 30, 2013	June 30, 2013
		RMB (Audited)	RMB (Unaudited)	US$ (Unaudited)	RMB (Unaudited pro-forma)	US$ (Unaudited pro-forma)
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT

Current liabilities (including current liabilities of the Affiliated PRC Entities without recourse to the Company amounting to RMB135,723 and RMB210,021 (US$34,220) as of December 31, 2012 and June 30, 2013, respectively) (note 1)

Customer advances and deposits		69,081	102,643	16,724
Due to related parties	8	50,200	100,000	16,294
Accounts payable		2,284	3,853	628
Salaries and welfare payable		43,669	36,678	5,976
Income tax payable		1,166	999	163
Accrued expenses and other current liabilities	5	148,616	296,653	48,335

Total current liabilities		315,016	540,826	88,120

Non-current liabilities
Non-current liabilities		17,594	18,470	3,009

Total non-current liabilities		17,594	18,470	3,009

Total liabilities		332,610	559,296	91,129

Commitments and contingencies		—	—	—
Mezzanine equity
Redeemable ordinary shares (US$ 0.001 of par value per share; 100,280,392 shares issued and outstanding with a redemption value of US$1.45533 per share as of December 31, 2012 and June 30, 2013)		998,666	998,666	162,718	—	—

Total mezzanine equity		998,666	998,666	162,718	—	—

Shareholders’ deficit
Ordinary shares (US$ 0.001 par value of per share; 800,000,000 shares authorized; 181,402,116 and 203,064,412 shares issued and outstanding as of December 31, 2012 and June 30, 2013)	10	1,172	1,306	213	1,406	229
Additional paid-in capital		(716,364)	(342,757)	(55,847)	655,809	106,855
Accumulated other comprehensive loss	9	(11,603)	(17,196)	(2,802)	(17,196)	(2,802)
Accumulated deficit		(212,129)	(229,054)	(37,321)	(229,054)	(37,321)

Total shareholders’ deficit		(938,924)	(587,701)	(95,757)	410,965	66,961

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT		392,352	970,261	158,090

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

QUNAR CAYMAN ISLANDS LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except for number of shares and per share data)

		Six months ended
	Notes	June 30, 2012	June 30, 2013	June 30, 2013
		RMB	RMB	US$
		(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Pay-for-performance services	6	170,054	316,157	51,513
Display advertising services	6	18,689	25,812	4,206
Other services	6	15,821	16,838	2,743

Total revenues		204,564	358,807	58,462
Cost of revenues		(40,174)	(72,890)	(11,876)

Gross profit		164,390	285,917	46,586
Operating expenses
Product developments		(81,475)	(120,416)	(19,620)
Sales and marketing (including amounts contributed by and paid to a related party amounting to RMB3,325 and RMB2,960 (US$482) and RMB26,646 and RMB32,697 (US$5,328), for the six months ended June 30, 2012 and 2013, respectively)		(111,189)	(140,984)	(22,972)
General and administrative (including expenses incurred due to a related party amounting to RMB81 and nil for the six months ended June 30, 2012 and 2013, respectively)		(24,964)	(40,908)	(6,665)

Operating loss		(53,238)	(16,391)	(2,671)

Interest income, net		857	215	35
Foreign exchange loss, net		(20)	(438)	(71)
Other income, net		187	522	85

Loss before income taxes		(52,214)	(16,092)	(2,622)

Income tax expense	7	(11,883)	(833)	(136)

Net loss attributable to ordinary shareholders		(64,097)	(16,925)	(2,758)

Basic and diluted net loss per ordinary share	11	(0.23)	(0.06)	(0.01)
Other comprehensive income/(loss), net of tax of nil
Foreign currency translation adjustments		507	(5,593)	(911)

Comprehensive loss attributable to ordinary shareholders		(63,590)	(22,518)	(3,669)

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

QUNAR CAYMAN ISLANDS LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”))

		Six months ended
	Notes	June 30, 2012	June 30, 2013	June 30, 2013
		RMB	RMB	US$
		(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss		(64,097)	(16,925)	(2,758)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation expenses		7,078	10,719	1,747
Allowance for doubtful debts		724	1,633	266
Share-based compensation related to equity awards		10,361	11,056	1,802
Marketing services contributed by a related party		3,325	2,960	482
Imputed interest on loan due to a related party	8	—	1,733	282
Payment of Employee Consenting Equity Right Holder (“CERH”) Fees		—	(9,982)	(1,626)
Changes in assets and liabilities
Restricted cash		(8,490)	(45,561)	(7,423)
Accounts receivable		(6,764)	(28,620)	(4,663)
Funds receivable		(2,188)	(86,207)	(14,046)
Prepayments and other current assets		(12,043)	(15,837)	(2,581)
Due from related parties		(6,550)	(2,722)	(444)
Other non-current assets		3,068	(7,973)	(1,299)
Customer advances and deposits		21,090	33,562	5,468
Accounts payable		2,012	2,332	380
Salaries and welfare payable		(3,777)	(6,991)	(1,139)
Income tax payable		(590)	(167)	(27)
Accrued expenses and other current liabilities		31,933	148,037	24,120
Due to related parties		—	(200)	(33)
Non-current liabilities		11,892	876	143

Net cash used for operating activities		(13,016)	(8,277)	(1,349)

Cash flows from investing activities
Acquisitions of property and equipment		(13,051)	(14,102)	(2,298)
Payments to purchase short-term investments		(29,606)	(186,403)	(30,371)
Proceeds from maturity of short-term investments		66,727	—

Net cash provided by/(used for) investing activities		24,070	(200,505)	(32,669)

Cash flows from financing activities
Proceeds from issuance of ordinary shares		—	354,586	57,775
Proceeds from issuance of ordinary shares previously subject to escrow		—	17,298	2,818
Proceeds from exercise of share options		527	728	119
Loan from a related party		—	100,000	16,294
Loan to a related party		—	(68,581)	(11,174)
Repayment of loan from a related party		—	(50,000)	(8,147)
Distribution		(74,256)	(4,638)	(756)

Net cash (used for)/ provided by financing activities		(73,729)	349,393	56,929

Effect of exchange rate changes on cash and cash equivalents		765	(3,543)	(578)
Net (decrease)/increase in cash and cash equivalents		(61,910)	137,068	22,333
Cash and cash equivalents at beginning of the period		123,445	148,511	24,198

Cash and cash equivalents at end of the period		61,535	285,579	46,531

Supplemental cash flow disclosures
Income taxes paid		819	5,114	833

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

1.	Organization

These unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information using accounting policies that are consistent with those used in the preparation of the Company’s audited consolidated financial statements for the year ended December 31, 2012. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements.

In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the six months ended June 30, 2013 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2013. The condensed consolidated balance sheet as of December 31, 2012 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for annual financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2012.

The Company’s business is affected by seasonality. The Company generally generates more revenue from its pay-for-performance services in the first and third quarters of each year due to the increase in leisure travel bookings. During the first quarter, many people travel to reunite with their families for the Chinese New Year holidays, and during the third quarter, many leisure travels are made in summer break for students and advance travel bookings are made for the National Day holidays in October. In addition, the Company generally generates less revenue from display advertising services during national holidays in China, in particular the Chinese New Year holidays in the first quarter of each year.

The carrying amounts and classifications of the assets and liabilities of Affiliated PRC Entities are as follows:

	As of
	December 31, 2012	June 30, 2013	June 30, 2013
	RMB (Audited)	RMB (Unaudited)	US$ (Unaudited)
Current assets	209,484	373,953	60,930
Non-current assets	1,441	1,493	243

Total assets	210,925	375,446	61,173

Current liabilities	203,778	365,099	59,488
Non-current liabilities	1,491	1,485	242

Total liabilities	205,269	366,584	59,730

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

The financial performance and cash flows of Affiliated PRC Entities are as follows:

	Six months ended
	June 30, 2012	June 30, 2013
	RMB (Unaudited)	RMB (Unaudited)	US$ (Unaudited)
Revenues	24,776	33,790	5,506
Cost of revenues	16,140	13,092	2,133
Net loss	(21,615)	(18,010)	(2,934)
Net cash (used in)/provided by operating activities	(10,030)	40,096	6,533
Net cash used in investing activities	(1,347)	(602)	(98)
Net cash provided by/(used in) financing activities	10,000	(50,000)	(8,147)

As of December 31, 2012 and June 30, 2013, the current liabilities of the VIE included amounts due to WFOE and the Company of RMB68,055 and RMB155,078 (US$25,268), respectively, which were eliminated upon consolidation by the Company.

There was no pledge or collateralization of the Affiliated PRC Entities’ assets and the Company has not provided any financial support that it was not previously contractually required to provide to the Affiliated PRC Entities.

The Affiliated PRC Entities contributed 12.1% and 9.4% of the Company’s consolidated revenues for the six-month period ended June 30, 2012 and 2013, respectively.

2.	Summary of significant accounting policies

Basis of presentation

The unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Principles of consolidation

The unaudited interim consolidated financial statements include the financial statements of the Company, its subsidiaries and the Affiliated PRC Entities of which the Company or a subsidiary of the Company is the primary beneficiary. All significant intercompany transactions and balances between the Company, its subsidiaries and the Affiliated PRC Entities are eliminated upon consolidation.

Unaudited pro forma shareholders’ equity

If a qualified initial public offering is completed, pursuant to the Company’s memorandum and articles of association, the ordinary shares will no longer be subject to redemption at the option of the shareholder. Unaudited pro forma shareholders’ equity as of June 30, 2013, as adjusted for the reclassification of the related ordinary shares from mezzanine equity to shareholders’ deficit, is set forth on the consolidated balance sheet.

Convenience translation

Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of RMB 6.1374 to US$1.00 on June 28, 2013 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Comprehensive loss

Comprehensive loss is defined as the changes in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive loss be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Company’s comprehensive loss includes net loss and foreign currency translation adjustments and is presented in the consolidated statement of comprehensive loss. The Company also adopted ASU No. 2013-02, Comprehensive Income (Topic 220) (“ASU 2013-02”) in January 2013. There was no material impact to the Company’s consolidated financial statements upon adoption because there were no reclassifications out of accumulated other comprehensive loss to net loss for the periods presented.

Deferred initial public offering costs

Direct costs incurred by the Company attributable to its proposed initial public offering (“IPO”) of ordinary shares in the United States have been deferred and recorded in prepayments and other assets and will be charged against the gross proceeds received from such offering.

Coupon program for hotel reservation facilitating services

Revenue from hotel reservation facilitating services is recognized after confirmation with the hotel that the end users have completed their stay. In January 2013, the Company launched a coupon program, through which the Company offers coupons to end users who make reservations with certain of its hotel customers through the Company’s website or mobile platform.

End users may convert their coupons for end user credits by submitting an online application within 30 days after the end user has completed his or her stay in the selected hotel. End users may redeem these credits (i) as cash that will be transferred by the Company to the end user’s bank account; or (ii) as credits in the end user’s account for future flight or hotel reservations with the Company’s customers on the Company’s website or mobile platform.

Since the funding of the credits by the Company is paid in cash or provided as credits in the end user’s account as part of a revenue arrangement with its customer, the hotel, such payments by the Company is within the scope of ASC 605-50, Revenue Recognition: Customer Payments and Incentives in accordance with ASC 605-50-15-2. As the Company does not receive an identifiable benefit in return for the consideration (i.e. funding of the credits) that is sufficiently separable from the hotels’ purchase of reservation facilitating services from the Company, the funding of the credits to the end user, is recognized as a reduction of revenue simultaneously as the corresponding revenue is recognized in accordance with ASC 605-50-45-2. End user credits are reversed only if they are unredeemed upon expiration, which is after 30 days.

Credits to end users amounted to RMB10,493 (US$1,710) for the six months period ended June 30, 2013.

Recently issued accounting pronouncements

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740) (“ASU 2013-11”) to provide guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. This ASU requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with certain exceptions. The modifications to ASC Topic 740 resulting from the issuance of ASU 2013-11 are effective for fiscal years beginning after December 15, 2013 and interim periods within those years. Early adoption is permitted. The Company will adopt ASU 2013-11 on January 1, 2014. Starting January 1, 2014, the Company will present unrecognized tax benefit or a portion of an unrecognized tax benefit as deduction of deferred tax assets if applicable.

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

3.	Accounts receivable, net

	As of
	December 31, 2012	June 30, 2013	June 30, 2013
	RMB (Audited)	RMB (Unaudited)	US$ (Unaudited)
Accounts receivable	47,653	76,273	12,427
Less: allowance for doubtful accounts	(2,022)	(3,655)	(595)

	45,631	72,618	11,832

As of December 31, 2012 and June 30, 2013, all accounts receivable were due from third party customers.

The Company recognized additions to allowance for doubtful accounts amounting to RMB724 and RMB1,633 (US$266) within general and administrative expenses, for the six months ended June 30, 2012 and 2013, respectively.

4.	Property and equipment, net

	As of
	December 31, 2012	June 30, 2013	June 30, 2013
	RMB (Audited)	RMB (Unaudited)	US$ (Unaudited)
Office furniture and equipment	5,939	6,576	1,071
Office computer equipment	12,534	15,293	2,492
Servers and network equipment	24,993	31,731	5,170
Software	6,667	8,348	1,360
Leasehold improvements	9,221	10,309	1,680

Total	59,354	72,257	11,773
Accumulated depreciation	(27,056)	(37,339)	(6,084)

Property and equipment, net	32,298	34,918	5,689

Fixed asset depreciation expense for the six months ended June 30, 2012 and 2013, was RMB7,078, and RMB10,719 (US$1,747), respectively.

5.	Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following:

	As of
	December 31, 2012	June 30, 2013	June 30, 2013
	RMB	RMB	US$
	(Audited)	(Unaudited)	(Unaudited)
Funds collected on behalf of travel service providers	104,743	219,492	35,763
Accrued operating expenses	34,509	63,451	10,338
Other tax payable	2,708	3,978	648
Accrued sales rebates	6,656	9,732	1,586

Total	148,616	296,653	48,335

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

6.	Revenues

	Six months ended
	June 30, 2012	June 30, 2013
	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Pay-for-performance services	170,054	316,157	51,513
Display advertising services	18,689	25,812	4,206
Other services
Group-buying services	12,344	11,618	1,893
Others	3,477	5,220	850

	15,821	16,838	2,743

	204,564	358,807	58,462

The Company issues award credits to its customers based on the customers’ monthly spending on cost-per-click services in accordance with the service contracts. These award credits can only be used for future cost-per-click services and are not redeemable for cash. The Company accounts for these award credits granted to the customers in conjunction with a current sale of services analogous to a multiple-element arrangement in accordance with ASC 605-25. The monthly spending by the customer relating to cost-per-click services is allocated to the clicks sold and the award credits earned based on their relative-selling-prices, which is proportionate to the cost-per click services delivered and future cost-per click services to be delivered from the award credits applied. Therefore, revenue is recognized proportionately as services including those in connection to award credits are delivered to the customer. Deferred revenue as of December 31, 2012 and June 30, 2013 amounted to RMB5,554 and RMB1,320 (US$215), respectively, which is recognized as the services are delivered within an estimated one month-period after the respective period-end.

Revenue from pay-for-performance services are comprised of the following travel service categories:

	Six months ended
	June 30, 2012	June 30, 2013
	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Flights and flight related	128,345	238,574	38,872
Hotels	39,527	68,864	11,220
Others	2,182	8,719	1,421

Total	170,054	316,157	51,513

7.	Income taxes

The Company has estimated that it would be in a net loss position for the year ending December 31, 2013.

As part of its ordinary recurring operations, the Company acts as an agent for its air travel facilitating services including aviation insurance policies (the “Aviation Insurance Arrangements”) in accordance with ASC 605 and therefore, the Company presents revenues from such transactions on a net basis in the consolidated statements of comprehensive loss. The Aviation Insurance Arrangements allow the end users to easily purchase aviation insurance policies as value-added services offered by the Company while the end users purchase air tickets using the Company’s platform. Such air travel facilitating services enhance user experience, which helps attract a larger end user base to the Company’s platform which will in turn help generate revenues through pay-for-performance, display advertising and other services. Under the current PRC tax laws and regulations, the Company’s existing business arrangement will more likely than not

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

subject the Company to income taxes on a gross basis for the Aviation Insurance Arrangements. The difference between the net revenue and the gross revenue is recognized as deemed revenue. The majority of the liabilities for unrecognized tax benefits represent tax positions taken with respect to deemed revenue.

Due to the above unrecognized tax benefit, the Company estimated that it would record an annual income tax expense despite forecasting a loss before income taxes for the year ending December 31, 2013. This resulted in a negative estimated effective tax rate for the year ending December 31, 2013. Based on ASC 740-270-25-2, the Company applied the negative estimated effective tax rate to the interim loss before tax (excluding the loss of Qunar Cayman Islands Limited, as it is not subject to income tax) and recorded an income tax expense amounting to RMB833 (US$136) for the six months ended June 30, 2013.

The Company’s effective tax rates are (22.8%) and (5.2%) for the six months ended June 30, 2012 and 2013, respectively. The change in the effective tax rate is mainly due to the decrease in the operating entities’ losses as a percentage of the Company’s total loss before tax.

The Company has unrecognized tax benefits arising mainly from deemed revenue. It is possible that the amount accrued will change in the next 12 months; however, an estimate of the range of the possible change cannot be made at this time. All of the unrecognized tax benefits, if ultimately recognized, will impact the effective tax rate. The unrecognized tax benefits are recorded in non-current liabilities in the consolidated balance sheets.

8.	Related party transactions

a)	Related parties

Name of related parties	Relationship with the Company
Baidu, Inc.	Ultimate holding company
Baidu	Majority shareholder of the Company
Baidu Online	An entity controlled by Baidu
Baidu Netcom	An entity controlled by Baidu
Frederick Demopoulos	A shareholder of the Company

b)	The Company had the following related party transactions for the six months ended June 30, 2012 and 2013:

		Six months ended
		June 30, 2012	June 30, 2013
		RMB	RMB	US$
		(Unaudited)	(Unaudited)	(Unaudited)
Online marketing services from Baidu Netcom		26,646	32,697	5,328
Online marketing services contributed by Baidu, Inc.		3,325	2,960	482
Repayment of loan from Baidu Netcom	(i)	—	50,000	8,147
Loan from Baidu Online	(ii)	—	100,000	16,294
Loan, and extension of loan to Baidu	(ii)	—	99,268	16,174
Imputed interest		—	1,733	282
Consulting services from Frederick Demopoulos		81	—	—

(i)	On December 28, 2012, the Company was granted an interest free loan amounting to RMB50,000 (US$8,147) from Baidu Netcom with a repayment term of six months. The Company repaid the loan in

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

full on March 27, 2013. The Company recorded imputed interest expense amounting to RMB674 (US$110) for the six months ended June 30, 2013 relating to this loan based on the market interest rate of 5.6%.

(ii)	On April 22, 2013, the Company was granted an interest free loan amounting to RMB100,000 (US$16,294) from Baidu Online with a repayment term of three months to supplement the Company’s RMB working capital needs and to provide RMB funding for establishing a new entity in the PRC. In order to secure such loan, on the same day, the Company also granted an interest free loan amounting to US$11,174 to Baidu with the same three month repayment term, and extended the repayment term of the November 1, 2012 interest free loan amounting to US$5,000 by three months. Both the loans granted by the Company to Baidu were to reciprocate the interest free loan from Baidu Online. On July 22, 2013, the Company repaid the RMB100,000 loan to Baidu in full. The Company recorded imputed interest expense amounting to RMB1,059 (US$172) relating to this loan based on the market interest rate of 5.6%. On August 6, 2013, Baidu also repaid both the US$11,174 and US$5,000 loan, respectively to the Company in full.

c)	The Company had the following related party balances outstanding as of December 31, 2012 and June 30, 2013:

	As of
	December 31, 2012	June 30, 2013	June 30, 2013
	RMB	RMB	US$
	(Audited)	(Unaudited)	(Unaudited)
Current assets
Due from related parties:
Due from Baidu	31,156	99,268	16,174
Due from Baidu Netcom	7,600	10,322	1,682

Total due from related parties	38,756	109,590	17,856

Current liabilities
Due to related parties:
Due to Baidu Online	50,000	100,000	16,294
Due to Baidu Netcom	200	—	—

Total due to related parties	50,200	100,000	16,294

Except as disclosed above, balances with related parties are unsecured, interest-free and repayable upon demand.

9.	Accumulated other comprehensive loss

The movement of accumulated other comprehensive loss is as follows:

Foreign currency translation adjustments
Balance as of December 31, 2012 (audited)	(11,603)
Other comprehensive loss (unaudited)	(5,593)

Balance as of June 30, 2013 (unaudited)	(17,196)

Balance as of June 30, 2013, in US$	(2,802)

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

10.	Ordinary Shares

On the closing date of the Baidu Transaction, July 20, 2011, the Company amended and restated its memorandum and articles of association to include (i) a redemption clause of the ordinary shares (“Ordinary Share Redemption Request”), which states that any ordinary shareholder at any time may request the Company to redeem all of the ordinary shares held by such holder at the redemption price of US$1.45533 per ordinary share; and (ii) a redemption clause by a shareholder with 80% ownership of the Company’s outstanding shares (“80% Shareholder”), which states that the 80% Shareholder may request in writing that the Company redeem 100% of the Company’s outstanding shares (the “80% Shareholder Redemption Request”). The Ordinary Share Redemption Request will be nullified upon the listing of the Company’s ordinary shares for trading on any major stock exchange (the “IPO”). The 80% Shareholder Redemption Request will be nullified upon the earlier of (i) an IPO; or (ii) the redemption of all then outstanding ordinary shares (other than those held by the 80% Shareholder or its affiliates or associates).

On March 4, 2013, the Company entered into a share purchase agreement with certain investors and Baidu (collectively, the “Investors”). According to the agreement, the Investors subscribed for an aggregate number of 21,662,296 ordinary shares (the “Purchased Shares”) at a per share issue price of US$2.6313 for a total consideration of US$57,000. The Purchased Shares represent 7.14% of total common shares of the Company after the closing of the transaction. Upon the closing of this transaction, Baidu’s equity interest ownership of the Company decreased to 61.05% (55.51% on a fully diluted basis).

The Investors have unconditionally and irrevocably waived their rights to request the Company at any time to redeem all of the ordinary shares held by such holder at the redemption price of US$1.45533 per ordinary share. Furthermore, if the 80% Shareholder Redemption Request is exercised by an Investor (the “Redeeming Investor”), then the Redeeming Investor is required to cause the Company to, within three business days following such 80% Shareholder Redemption Request, reissue to each other Investor such number of shares which represents, as of immediately after such reissuance, the same shareholding percentage that was represented, as of immediately prior to the 80% Shareholder Redemption Request, by the shares held by such Investor and redeemed for an aggregate amount of issuance consideration equal to the redemption consideration actually received by such Investor.

As of June 30, 2013, there were no shareholders with 80% ownership of the Company. Under the

Company’s memorandum of association, any issuance of new shares and transfer of existing shares is subject to approval by the Company and is within the sole control of the Company.

11.	Loss per share

Basic and diluted loss per share for each of the periods presented are calculated as follows:

	Six months ended
	June 30, 2012	June 30, 2013
	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Numerator:
Net loss attributable to ordinary shareholders for computing basic and diluted loss per ordinary share	(64,097)	(16,925)	(2,758)
Denominator:
Weighted average number of ordinary shares outstanding for computing basic and diluted net loss per ordinary share	281,682,508	295,804,889	295,804,889
Basic and diluted net loss per ordinary share	(0.23)	(0.06)	(0.01)

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

The ordinary shares subject to redemption at the option of the shareholders recorded in mezzanine equity were included in the weighted average number of ordinary shares outstanding because such ordinary shareholders have contractual rights and obligations to share in the profits and losses of the Company. Share entitlements are not considered participating securities because they do not have contractual rights and obligations to share in the profits or losses of the Company.

The effects of all outstanding share options have been excluded from the computation of diluted net loss per share for the six-month periods ended June 30, 2012 and 2013 as their effects would be anti-dilutive.

12.	Share-based compensation

On January 13, 2013, the Board of Directors approved a long-term incentive plan (the “Long-term Incentive Plan”), which is administered by the Board of Directors or any of its committees. Under the Long-term Incentive Plan, the Board of Directors may grant options to its employees to purchase an aggregate of no more than 10,800,000 ordinary shares of the Company. The options will be granted at an exercise price of US$0.01 if the employees meet certain long-term performance conditions. Upon grant, the options have a vesting term of six months. There have been no such grants up to June 30, 2013.

Modification

On January 25, 2013, the Board of Directors waived the performance conditions in relation to the performance based options granted on March 6, 2012 and approved that 450,000 options, representing 90% of the options previously granted would commence vesting based on the original vesting schedule. In accordance with ASC 718, the Company accounted for the waiver of the performance conditions as a modification. As the original vesting conditions were not satisfied, the grant-date fair value of the original award was ignored and the fair value of the award measured at the modification date is recognized starting from the modification date. The share-based compensation expense recognized for the modified award for the six months ended June 30, 2013 was RMB748 (US$122)

The fair value of each award was estimated using the Black-Scholes-Merton option-pricing model by the Company, with the assistance from an independent third-party appraiser. The Company is ultimately responsible for the determination of all amounts related to share-based compensation recorded in the consolidated financial statements.

The following table summarized the option activity for the six-month period ended June 30, 2013:

	Number of options	Weighted average exercise price (US$)	Weighted average grant- date fair value (US$)	Weighted average remaining contractual life (Years)	Aggregate intrinsic value (US$)
Outstanding, January 1, 2013	17,285,959	0.21	0.87	7.14	33,322
Granted	2,130,458	0.01	2.37
Exercised*	(728,795)	0.26	0.84
Forfeited/Cancelled	(896,465)	0.12	1.83
Outstanding, June 30, 2013	17,791,157	0.18	1.00	6.91	39,052
Vested and expected to vest at June 30, 2013	15,737,387	0.20		6.64	34,895
Exercisable at June 30, 2013	10,914,396	0.22		5.72	23,940

*	Represents share options exercised for which corresponding ordinary shares have not been issued

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

As of June 30, 2013, there was RMB73,098 (US11,910) of unrecognized share-based compensation costs, net of estimated forfeitures, related to equity awards that are expected to be recognized over a weighted-average vesting period of 2.56 years. Total unrecognized compensation costs may be adjusted for future changes in estimated forfeitures.

As of June 30, 2013, the total estimated unrecognized compensation costs related to the CERH fee arrangements amounted to RMB2,707 (US$441) and is expected to be recognized over a weighted-average period of 1.90 years.

The following table presents the assumptions used to estimate the fair values of the share options granted in the periods presented:

	Six months ended
	June 30, 2012	June 30, 2013
Risk-free interest rate	1.96%	1.91%
Expected volatility range	49.84%	47.28%
Expected term (years)	10	10
Expected dividend yield	0%	0%

The risk-free interest rate for periods within the contractual life of the share option is based on the U.S. Treasury yield curve in effect at the time of grant for a term consistent with the expected term of the awards. The expected term of stock options granted is developed giving consideration to vesting period and contractual term. The Company did not expect to declare any dividends on its ordinary shares on the respective grant dates. Expected volatility is estimated based on the historical volatility ordinary shares of several comparable companies in the same industry.

The following table summarizes total compensation cost recognized:

	Six months ended
	June 30, 2012	June 30, 2013
	RMB	RMB	US$
Product developments	7,835	7,699	1,255
Sales and marketing	4,178	1,910	311
General and administrative	2,602	4,738	772

	14,615	14,347	2,338

13.	Restricted net assets

As a result of PRC laws and regulations, the Company’s PRC subsidiaries and PRC Affiliated Entities are restricted in its ability to transfer a portion of its net assets to the Company. As of June 30, 2013, the net assets subject to restriction amounted to RMB116,831 (US$19,036).

14.	Commitments and contingencies

Operating lease commitments

The Company leases office facilities, server racks and other facilities under non-cancelable operating leases expiring on different dates. Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases, and the terms of the leases do not contain rent escalation, contingent rent,

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

renewal, or purchase options. There are no restrictions placed upon the Company by entering into these leases. Total expenses under these operating leases were RMB12,452 and RMB14,939 (US$2,434) for the six months ended June 30, 2012 and 2013, respectively.

Future minimum payments under non-cancelable operating leases consist of the following as of June 30, 2013:

	RMB	US$
Six months ended December 31, 2013	19,840	3,233
Year ended December 31, 2014	34,367	5,600
Year ended December 31, 2015	13,354	2,176

	67,561	11,009

Loss contingencies

With respect to display advertising services, the Company, as an industry practice in the PRC, regularly provides such services at a discount to its standard rates. These discounts are in the form of free advertising elements, of which the duration and other terms of services are specified as part of the revenue contract. The value-added tax pilot program replaced the business tax rules for advertising services in Beijing effective from September 1, 2012. There are uncertainties under the current value-added tax rules as to whether these free elements should constitute deemed services in addition to the chargeable elements rather than discounts to the overall revenue arrangements for tax purposes and thus be subject to value-added tax at the standard rates of services. The Company currently considers that such free elements do not give rise to deemed services for value-added tax purposes and the value-add tax for a revenue contract is calculated based on the total consideration for the overall arrangements. The rules related to the value-added tax pilot program are still evolving and the timing of the promulgation of the final tax rules or related interpretation is uncertain. The maximum estimated amount for this reasonably possible contingency up to June 30, 2013 was RMB6,239 (US$1,017).

15.	Subsequent events

On July 3, 2013, the Board of Directors and the shareholders of the Company amended and restated its memorandum and articles of association to redesignate 203,064,412 issued ordinary shares and 100,280,392 issued redeemable ordinary shares as Class A ordinary shares; and to redesignate 496,655,196 of the Company’s authorized but unissued ordinary shares as Class B ordinary shares.

On August 1, 2013, the Company launched a RMB20,000 employee interest-free housing loan program. Employees other than executive officers and senior management personnel who meet certain requirements may apply for such loans subject to approval by the Company. Each loan to each employee has a cap of RMB500 and is repayable within three to five years.

On September 6, 2013, the Company early terminated an agreement with one of its travel service providers (“TSP”) due to the TSP’s failure to make its international hotel inventories available on the Company’s platform within the agreed time period. The original term of the agreement was from May 13, 2013 to June 30, 2016 and the Company agreed to provide for a minimum of 450,000 quarterly room bookings from both domestic and international hotel inventories from July 2013, subject to an annual adjustment effective from 2014 in exchange for commission fees on a cost-per-sale basis. The agreement also required the

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

Company, in the event of its failure to achieve the contracted minimum quarterly room bookings, to compensate the TSP at a rate of RMB27 per room night. The TSP has been continuously using the Company’s pay-for-performance services charged on a cost-per-click basis under a separate contract and has not disputed that contract with the Company. In October 2013, the Company received a summons for a civil suit against the Company by the TSP in connection with the aforementioned agreement, whereby the TSP alleged breach of contract by the Company and sought (i) damages in the amount of approximately RMB4.5 million to compensate for the TSP’s alleged losses through September 2013 and (ii) specific performance of the aforementioned agreement from October 1, 2013 onwards. The Company plans to answer this lawsuit and defend its rights under the aforementioned agreement. The Company cannot predict the outcome of this lawsuit, and a judgment against the Company, whether in whole or in part, may result in a loss, if any, and an estimate for the reasonably possible loss or a range of reasonably possible losses cannot be made at this time.

On September 22, 2013, the Board of Directors approved to issue two option grants to Chenchao (CC) Zhuang, the CEO and director of the Company. The first option grant has 3,033,448 options with an exercise price of US$3.9559. The second option grant has 3,033,448 options with an exercise price of US$6.5932. Both option grants have a contractual term of ten years and will vest over a period from grant date to December 31, 2016, with 25% of the awards vesting on December 31, 2013 and the remaining awards vesting 1/16 on a quarterly basis thereafter. On the same date, the Board of Directors approved an increase in the number of shares available for issuance under the 2007 Share Incentive Plan by 6,066,896 shares.

On September 27, 2013, the Company was granted a loan amounting to RMB50,000 (US$8,147) from Baidu Online with an annual interest rate of 6% and a repayment term of fifteen days to supplement the Company’s RMB working capital needs. The loan was repaid in full on October 11, 2013.

On October 1, 2013, the Company and Baidu, Inc. entered into a business cooperation framework agreement (the “Cooperation Agreement”) for an initial term starting from the earlier of January 1, 2014 or the 15th day after the consummation of the initial public offering (the “Effective Date”), until December 31, 2016, subject to an automatic renewal for seven years unless agreed otherwise by both parties. Under the Cooperation Agreement, Baidu, Inc. will grant the Company the exclusive right to operate the travel-related “Zhixin” platform and “Intermediate Page” platform (the “Cooperation Platform”) to be launched by Baidu, Inc. before December 31, 2013 in relation to airline tickets, hotels and certain commercial package tour products provided through the PC Internet until December 31, 2016. Baidu, Inc. has agreed to guarantee the minimum page views generated from users of the Cooperation Platform to be at least 2,190 million page views per year for the year ending December 31, 2014 and 2015, and at least 2,196 million page views for the year ending December 31, 2016, respectively. The Company will operate the Cooperation Platform provided by Baidu, Inc. and use best business efforts to achieve benchmark revenue in the aggregate amount of RMB1,910,000 during the initial term of the agreement, and Baidu, Inc. will be entitled to 76% of the revenues in excess of such benchmark revenue.

The Company will issue warrants (the “Baidu Warrants”) to Baidu, Inc. on the Effective Date. The total number of Class B ordinary shares underlying the Baidu Warrants is derived by dividing US$229,000 with the initial public offering price, or the fair market price of the Company’s Class B ordinary share on the Effective Date if the Company fails to complete the initial public offering before January 1, 2014 (the “Reference Price”), subject to adjustment based on the actual traffic provided by Baidu, Inc. and the revenues of the Company generated on or derived from the Cooperation Platform. The Baidu Warrants are exercisable with 25% from January 15, 2015, 35% from January 15, 2016 and 40% from January 15, 2017

QUNAR CAYMAN ISLANDS LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2013

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”), except for number of shares)

and will expire on December 31, 2019. As long as Baidu’s non-competition undertaking is not terminated, the holder of Baidu Warrants has the option to settle all or part of the Baidu Warrants by the Company’s Class B ordinary shares at the exercise price of zero, or by cash for a total price calculated based on the number of underlying Class B ordinary shares issuable under the Baidu Warrants and the public offering price of the Company’s Class B ordinary shares in the initial public offering or, if the Company fails to complete the initial public offering before the January 1, 2014, the fair market price of the Company’s Class B ordinary shares on the Effective Date. Otherwise, the holder of Baidu Warrants can only choose to settle a portion of Baidu Warrants by shares at the exercise price of zero to enable Baidu, Inc. to hold up to 49.9% of the Company’s voting power and the remaining Baidu Warrants must be settled by cash based on higher of (i) the Reference Price per Class B ordinary share, and (ii) the then prevailing fair market price, times the number of the Class B ordinary shares underlying the rest of the Baidu Warrants exercised by Baidu, Inc. that are not allowed to be settled by shares. The Class B ordinary shares issuable upon the exercise of the warrants are freely transferable.

                     American Depositary Shares

Qunar Cayman Islands Limited

Representing                      Class B Ordinary Shares

Goldman Sachs (Asia) L.L.C.	Deutsche Bank Securities

Stifel
Pacific Crest Securities	China Renaissance Securities (Hong Kong) Limited

Until                     , 2013 (the 25th day after the date of this prospectus), all dealers that effect transactions in our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association, which will become effective upon the closing of this offering, will provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, actual fraud or willful default.

Under the form of indemnification agreements filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7 RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the securities listed below without registering the securities under the Securities Act.

History of Securities Issuances

The following is a summary of our securities issuance and repurchases since 2009. All share and per share data have been adjusted to reflect a 10-for-1 share split that became effective on October 28, 2009.

On February 12, 2009, we issued and sold a total of 5,818,360 Series B preferred shares, including 1,215,690 shares to Lehman Brothers Venture Partners V L.P., 335,520 shares to Lehman Brothers Venture Partners V-P L.P., 2,097,050 shares to GSR Ventures I, L.P., 64,860 shares to GSR Principals Fund I, L.P., 1,572,790 shares to Mayfield XII, L.P., 24,320 shares to Mayfield Principals Fund XII, L.L.C., 24,320 shares to Mayfield Associates Fund XII, L.P., 58,170 shares to Michael Sui Bau Tong and 19,390 shares to G&H Partners, 146,950 shares to Joyful Dragon Group Limited, 60,300 shares to Forlongwiz Holdings Limited, 99,500 shares to Tee Keng Foo and 99,500 shares to Kerubim Capital Corporation, for an aggregate consideration of US$2,000,003.07, or at approximately US$0.34374 per share. On September 4, 2009, we issued 232,720 shares to Joyful Dragon Group Limited and 232,720 shares to Forlongwitz Holdings Limited for nominal consideration, and issued and sold 145,460 shares to Mediaway Investments Limited for a consideration of US$50,000, or at approximately US$0.34374 per share. Lehman Brothers Venture Partners V L.P. and Lehman Brothers Venture Partners V-P L.P. were later renamed to Tenaya Capital V L.P. and Tenaya Capital V-P L.P., respectively, in connection with the bankruptcy of Lehman Brothers Holdings Inc.

On October 29, 2009, we issued and sold a total of 11,505,022 Series C preferred shares, including 1,052,599 shares to Tenaya Capital V L.P., 290,506 shares to Tenaya Capital V-P L.P., 1,815,727 shares to GSR Ventures I, L.P., 56,156 shares to GSR Principals Fund I, L.P., 1,361,793 shares to Mayfield XII, L.P., 21,059 shares to Mayfield Principals Fund XII, L.L.C., 21,059 shares to Mayfield Associates Fund XII, L.P., 6,610,905 shares to Granite Global Ventures III L.P., 107,494 shares to GGV III Entrepreneurs Fund L.P., 150,935 shares to Joyful Dragon Group Limited and 16,789 shares to G & H Partners, for an aggregate consideration of US$13,699,720, or at approximately US$1.19076 per share.

On March 31, 2010, we issued and sold 245,968 Series C preferred shares to Traveltech Investment Inc., for an aggregate consideration of US$292,888.86, or at approximately US$1.19076 per share.

On July 20, 2011, we converted all issued and outstanding Series A, Series B and Series C preferred shares, and reclassified and converted certain issued and outstanding ordinary shares, into ordinary shares at various conversion ratios, as a result of which we issued 100,210,382 ordinary shares.

On July 20, 2011, we issued and sold 181,402,116 ordinary shares to Baidu Holdings Limited for an aggregate consideration of US$306 million or at approximately US$1.68686 per share.

On March 4, 2013, we issued and sold 14,061,490 ordinary shares to HCM Qunar Holdings Limited, 3,739,597 ordinary shares to Granite Global Ventures III L.P., 60,806 ordinary shares to GGV III Entrepreneurs Fund L.P., and 3,800,403 ordinary shares to Baidu Holdings Limited, for an aggregate consideration of US$57 million or at approximately US$2.6313 per share.

We believe that these issuances of our ordinary shares were exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Based on our 2007 Share Plan, we granted options to purchase our ordinary shares to certain of our former or current directors, executive officers, consultants and employees from time to time since 2007. See “Management—Equity Incentive Plan.”

We believe that our issuances of options to purchase our ordinary shares were exempt from registration under the Securities Act in reliance on Rule 701, which allows an issuer that is not at the time of grant subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is not an investment company to make option grants pursuant to a written share incentive plan.

ITEM 8 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9 UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability under the Securities Act of 1933, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on October 15, 2013.

Qunar Cayman Islands Limited

By:	/s/ CHENCHAO (CC) ZHUANG
	Name:	Chenchao (CC) Zhuang
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on October 15, 2013.

Signature	Title

/s/ CHENCHAO (CC) ZHUANG Name: Chenchao (CC) Zhuang	Chief Executive Officer, Director

/s/ SAM HANHUI SUN Name: Sam Hanhui Sun	Chief Financial Officer (principal financial and accounting officer)

* Name: Robin Yanhong Li	Director

* Name: Hesong Tang	Director

* Name: Denny Ting Bun Lee	Independent Director

* Name: Richard Jin Choon Lim	Independent Director

* Name: Jixun Foo	Independent Director

* Name: Lei Zhang	Independent Director

*By:	/s/ Chenchao (CC) Zhuang
Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Qunar Cayman Islands Limited, has signed this registration statement or amendment thereto in New York, on October 15, 2013.

Authorized U.S. Representative

By:	/s/ AMY SEGLER
Name:Amy Segler
Title:Service of Process Officer Law Debenture Corporate Services Inc.

Qunar Cayman Islands Limited

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1†	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement, among the Registrant, the Depositary and holders of the American Depositary Receipts

4.4†	Amended and Restated Investors’ Rights Agreement among the Registrant and other parties thereto dated July 20, 2011, as amended on March 4, 2013

4.5†	Transfer of Shares Agreement among the Registrant and other parties thereto dated July 20, 2011

4.6†	Amended and Restated Voting Agreement among the Registrant and other parties thereto dated July 20, 2011, as amended on September 29, 2011

4.7†	Ordinary Shares Purchase Agreement between the Registrant and Baidu Holdings Limited dated June 24, 2011

5.1*	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	Form of opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters

8.2*	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1†	Amended and Restated 2007 Share Plan dated June 22, 2011, as amended on September 24, 2013

10.2†	Form of Indemnification Agreement entered into among the Registrant and its directors and officers

10.3†	Form of Employment Agreement entered into between the Registrant and an Executive Officer of the Registrant

10.4†	Restated Exclusive Technical Consulting and Services Agreement between Qunar.com Beijing Information Technology Company Limited# and Beijing Qunar Software Technology Company Limited dated October 10, 2012

10.5†	Restated Loan Agreement among Beijing Qunar Software Technology Company Limited and shareholders of Qunar.com Beijing Information Technology Company Limited dated October 10, 2012

10.6†	Restated Equity Option Agreement among Qunar Cayman Islands Limited, Beijing Qunar Software Technology Company Limited, Qunar.com Beijing Information Technology Company Limited and shareholders of Qunar.com Beijing Information Technology Company Limited dated October 10, 2012

#	Formerly translated as Beijing Qu Na Information Technology Company Limited.

Exhibit Number	Description of Document

10.7†	Equity Interest Pledge Agreement between Beijing Qunar Software Technology Company Limited and shareholders of Qunar.com Beijing Information Technology Company Limited dated October 10, 2012

10.8†	Power of Attorney by shareholders of Qunar.com Beijing Information Technology Company Limited dated April 12, 2013

10.9†	Supplementary Agreement among Qunar Cayman Islands Limited, Beijing Qunar Software Technology Company Limited, Qunar.com Beijing Information Technology Company Limited shareholders of Qunar.com Beijing Information Technology Company Limited dated April 2, 2013

10.10†	Business Cooperation Agreement between the Registrant and Baidu, Inc. dated July 20, 2011, as amended by the Amendment to Business Cooperation Agreement dated June 27, 2013

10.11†	Subscription Agreement by and between the Registrant and Jaguarundi Partners, LLC dated September 26, 2013

10.12†	Business Cooperation Framework Agreement between the Registrant and Baidu, Inc. dated October 1, 2013

16.1†	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company regarding change of accountant dated September 30, 2013

21.1†	List of significant subsidiaries of the Registrant

23.1	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

23.3*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1)

23.4†	Consent of TransAsia Lawyers (included in Exhibit 99.2)

24.1†	Powers of Attorney

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of TransAsia Lawyers regarding certain PRC law matters

†	Previously filed
*	To be filed by amendment.